                                               Filed Pursuant to Rule 424(b)(4)
                                               Registration No. 333-91517


       [MetLife SNOOPY LOGO]
                               202,000,000 SHARES

                                 [METLIFE LOGO]

                                  COMMON STOCK
                            ------------------------

     This is an initial public offering of shares of common stock of MetLife, Inc. The offering is being made in connection with the reorganization of Metropolitan Life Insurance Company from a mutual life insurance company to a stock life insurance company in a process known as a demutualization.

     26,850,000 shares of common stock are initially being offered outside the United States and Canada by the international underwriters and 175,150,000 shares are initially being concurrently offered in the United States and Canada by the U.S. underwriters. The offering price and underwriting discount for both offerings are identical.

     In addition to these shares, in connection with the demutualization we will issue 493,903,472 shares of our common stock to a trust for the benefit of eligible policyholders of Metropolitan Life Insurance Company. In addition, we will issue concurrently with the closing of this offering an aggregate of 60,000,000 shares of our common stock to Banco Santander Central Hispano, S.A. and Credit Suisse Group or their respective affiliates in private placements at a price per share equal to the initial public offering price.

     Prior to this offering, there has been no public market for our common stock. Our common stock has been approved for listing on the New York Stock Exchange under the symbol "MET", subject to official notice of issuance.

     Concurrently with this offering, we and a trust we own are offering 17,500,000 8.00% equity security units for a gross offering of $875,000,000, plus up to an additional $131,250,000 if the underwriters' options to purchase additional units are exercised in full, by means of a separate prospectus. Each unit consists of (a) a contract to purchase shares of our common stock and (b) an 8.00% capital security of MetLife Capital Trust I, a Delaware business trust wholly-owned by us.

     INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 19.

                                                              PER SHARE        TOTAL
                                                              ---------        -----
Initial public offering price...............................   $14.25      $2,878,500,000
Underwriting discount.......................................   $ 0.64      $  129,280,000
Proceeds, before expenses, to MetLife, Inc. ................   $13.61      $2,749,220,000

     To the extent that the underwriters sell more than 202,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 30,300,000 shares from us at the initial public offering price less the underwriting discount.

     Delivery of the shares of common stock will be made on or about April 7, 2000.

     None of the Securities and Exchange Commission, any state securities commission, the New York Superintendent of Insurance or any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               Joint Bookrunners

CREDIT SUISSE FIRST BOSTON                           GOLDMAN SACHS INTERNATIONAL

BANK OF AMERICA INTERNATIONAL LIMITED
         DONALDSON, LUFKIN & JENRETTE
                    LEHMAN BROTHERS
                              MERRILL LYNCH INTERNATIONAL
                                       MORGAN STANLEY DEAN WITTER
                                              SALOMON SMITH BARNEY INTERNATIONAL

CREDIT LYONNAIS SECURITIES                              J.P. MORGAN SECURITIES LTD.
                                      FOX-PITT, KELTON
SANTANDER CENTRAL HISPANO INVESTMENT                        WARBURG DILLON READ

                        Prospectus dated April 4, 2000.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    3
Risk Factors................................................   19
Use of Proceeds.............................................   33
Dividend Policy.............................................   34
Capitalization..............................................   35
Selected Financial Information..............................   36
Pro Forma Consolidated Financial Information................   43
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   51
The Demutualization.........................................   88
Business....................................................  100
Management..................................................  177
Ownership of Common Stock...................................  193
Common Stock Eligible for Future Sale.......................  195
Description of the Equity Security Units....................  197
Description of Capital Stock................................  200
Underwriting................................................  207
Notice to Canadian Residents................................  214
Validity of Common Stock....................................  216
Experts.....................................................  216
Additional Information......................................  216
Glossary....................................................  G-1
Index to Financial Statements...............................  F-1
Opinion of Consulting Actuary...............................  A-1

                           -------------------------

     Some statements contained in this prospectus, including those containing the words "believes", "expects", "intends", "estimates", "assumes" and "anticipates", are forward looking. Actual results may differ materially from those suggested by the forward looking statements for various reasons, including those discussed under "Risk Factors".

     You should rely only on the information contained or referred to in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of the date of this document.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

     Until April 29, 2000 (25 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. As a result, it does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" section and the consolidated financial statements and the notes to those statements. Unless otherwise stated or the context otherwise requires, references in this prospectus to "we", "our", "us" or "MetLife" refer to MetLife, Inc., together with Metropolitan Life Insurance Company, and their respective direct and indirect subsidiaries. All financial information contained in this prospectus, unless otherwise indicated, has been derived from the consolidated financial statements of Metropolitan Life Insurance Company and its subsidiaries and is presented in conformity with generally accepted accounting principles ("GAAP"). The Glossary beginning on page G-1 of this prospectus includes definitions of certain insurance terms. Each term defined in the Glossary is printed in boldface the first time it appears in this prospectus. Information regarding the number of shares of MetLife, Inc. common stock to be outstanding after the initial public offering, the private placements and the concurrent offering of equity security units does not include shares of common stock issuable upon the settlement of the purchase contracts that are a part of the units.

     We are a leading provider of insurance and financial services to a broad spectrum of individual and institutional customers. We currently provide individual insurance, ANNUITIES and investment products to approximately nine million households, or one of every eleven households in the U.S. We also provide group insurance and retirement and savings products and services to approximately 64,000 corporations and other institutions, including 86 of the FORTUNE 100 largest companies. Our institutional clients have approximately 33 million employees and members.

     We are a leader in each of our major U.S. businesses. We are:

     - the largest life insurer, with approximately $1.7 trillion of life insurance IN FORCE at December 31, 1999;

     - the largest individual life insurer, with $11.5 billion in individual life insurance and annuity PREMIUMS and deposits in 1999;

     - the largest group life insurer, with $5.3 billion of premiums in 1999;

     - a leading group non-medical health insurer, including the second largest group disability insurer, the second largest commercial dental insurer and the largest group long-term care insurer;

     - a leading issuer of individual variable life insurance and variable annuities; and

     - a leading asset manager, with $373.6 billion of total assets under management at December 31, 1999.

     We believe that our unparalleled franchises and brand names uniquely position us to be the preeminent provider of insurance and financial services in the U.S. businesses in which we compete.

     We are one of the largest and best capitalized insurance and financial services companies in the U.S. Our revenues for 1999 were $25.4 billion and our net income was $617 million. We had total consolidated assets of $225.2 billion and equity of $13.7 billion at December 31, 1999.

     We are organized into five major business segments: Individual Business, Institutional Business, Asset Management, Auto & Home and International.

          INDIVIDUAL BUSINESS. Individual Business offers a wide variety of protection and asset accumulation products for individuals, including life insurance and annuities. Individual Business also distributes products provided by our other business segments, including mutual funds and auto and homeowners insurance. Reflecting overall trends in the insurance industry, sales of our traditional life insurance products have declined in recent years, while FIRST-YEAR PREMIUMS AND DEPOSITS from variable life insurance products have grown at a compound annual rate of 33.1% for the five years ended 1999 and represented 67.4% of our total life insurance sales for Individual Business in 1999. Our principal distribution channels are the MetLife career agency and the New England Financial general agency distribution systems and, after our recent acquisition of GenAmerica Corporation, GenAmerica's independent general agency system. We also have dedicated sales forces that market to non-profit organizations and banks and their customers. In total, we had approximately 11,000 active sales representatives in 1999. In addition to these distribution channels, we are increasing the distribution of our products through independent insurance agents and registered representatives. We believe our ability to effectively manage these multiple distribution channels represents a significant competitive advantage. Individual Business had $11.1 billion of revenues, or 43.5% of our total revenues, and $565 million of operating income in 1999.

          INSTITUTIONAL BUSINESS. Institutional Business offers a broad range of group insurance and retirement and savings products and services. Our group insurance products and services include group life insurance and non-medical health insurance such as short- and long-term disability, long-term care and dental insurance, as well as other related products and services. Our group insurance premiums, fees and other income, which totaled $5.9 billion in 1999, have grown at a compound annual rate of 10.0% for the three years ended 1999. Our retirement and savings products and services include administrative services sold to sponsors of 401(k) and other defined contribution plans, guaranteed interest products and separate account products. We distribute our Institutional Business products through a sales force of approximately 300 MetLife employees that is organized by both customer size and product. In total, we have approximately 64,000 institutional customers, including 86 of the FORTUNE 100 largest companies. Institutional Business had $10.4 billion of revenues, or 40.8% of our total revenues, and $585 million of operating income in 1999.

          ASSET MANAGEMENT. Through our wholly-owned subsidiary, State Street Research & Management Company, and our controlling interest in Nvest Companies, L.P. and its affiliates, Asset Management provides a broad variety of asset management products and services primarily to third-party institutions and individuals. Our Asset Management segment managed $189.8 billion of our total assets under management at December 31, 1999, including $54.9 billion of assets in mutual funds and in SEPARATE ACCOUNTS supporting individual variable life and annuity products. For the five years ended 1999, this segment's assets under management grew at a compound annual rate of 14.2%. We distribute our asset management products through several distribution channels, including State Street Research's and Nvest's dedicated sales forces, and also through our Individual Business and Institutional Business distribution channels. Asset Management had $0.9 billion of revenues, or 3.5% of our total revenues, and $51 million of operating income in 1999.

          AUTO & HOME. Auto & Home offers auto insurance, homeowners insurance and other personal property and casualty insurance products. We sell these products directly to employees through employer-sponsored programs, as well as through a variety of retail distribution channels. These channels include the MetLife career agency system, approximately 6,000 independent agents and brokers, which includes those of The St. Paul Companies acquired in 1999, and approximately 385 Auto & Home specialists. We are the leading provider of personal auto and homeowners insurance through employer-sponsored programs in the U.S. Net premiums earned from products sold through employer-sponsored programs have grown at a 14.3% compound annual rate for the five years ended 1999. On September 30, 1999, our Auto & Home segment acquired the standard personal lines property and casualty insurance operations of The St. Paul Companies, which had in-force premiums of approximately $1.1 billion, substantially increasing the size of this segment's business, making us the eleventh largest personal property and casualty insurer in the U.S.

     based on 1998 net premiums written. See "Business -- Auto & Home". Auto & Home had $1.9 billion of revenues, or 7.4% of our total revenues, and $54 million of operating income in 1999.

          INTERNATIONAL. We have international insurance operations in ten countries, with a focus on the Asia/Pacific region, Latin America and selected European countries. Our International segment offers life insurance, accident and health insurance, annuities and retirement and savings products and services to both individuals and groups, and auto and homeowners coverage to individuals. Assets of our International segment, as adjusted for the recent divestitures of a substantial portion of our U.K. and Canadian operations, have grown at a compound annual rate of 21.4% for the five years ended 1999. International had $0.8 billion of revenues, or 3.1% of our total revenues, and $18 million of operating income in 1999.

     On January 6, 2000, we acquired GenAmerica Corporation for $1.2 billion in cash. GenAmerica is a leading provider of life insurance, life reinsurance and other financial services to affluent individuals, businesses, insurers and financial institutions. GenAmerica's products and services include individual life insurance and annuities, life reinsurance, institutional asset management, group life and health insurance and administration, pension benefits administration and software products and technology services for the life insurance industry. GenAmerica distributes its products through approximately 625 agents in its independent general agency system and approximately 1,575 active independent insurance agents and brokers.

     GenAmerica is a holding company which owns General American Life Insurance Company. GenAmerica's subsidiaries also include Reinsurance Group of America, Inc., one of the largest life reinsurers in the United States, and Conning Corporation, a manager of investments for General American Life and other insurance company and pension clients. Upon completion of the acquisition of GenAmerica, we owned approximately 58% and 61% of the outstanding common stock of Reinsurance Group of America (also known as RGA) and Conning, respectively. Both RGA and Conning are publicly-traded. On March 9, 2000, we announced that we had agreed to acquire all of the outstanding shares of Conning common stock not already owned by us for $12.50 per share in cash, or approximately $65 million. The Conning acquisition is subject to customary terms and conditions, including regulatory approvals.

     Subsequent to January 6, 2000, the date on which we acquired GenAmerica, GenAmerica's businesses will be incorporated into our business segments as applicable, except for RGA, which will be separately designated as our Reinsurance segment.

STRATEGY

     As we become a public company, we are committed to providing superior stockholder value through the following growth strategies:

- INCREASING OUR REVENUES AND ASSETS UNDER MANAGEMENT BY:

          Building on widely recognized brand names. We believe that the MetLife name is one of the most well-known brand names in the U.S. and one of our most valuable assets. We have also been successful in utilizing additional brand names, such as New England Financial, Security First Group and State Street Research, for specific market segments. We believe our recent acquisition of GenAmerica and RGA further strengthens our brand portfolio.

          Capitalizing on large customer base. We intend to enhance our relationships with our existing individual customers by offering a broad array of products, improving the training of our agents and developing direct marketing programs in partnership with our agency sales force and increasing sales to our institutional customers by expanding the offering of voluntary, or employee-paid, products.

          Expanding multiple distribution channels. We believe that our development and successful management of multiple distribution channels represent a significant competitive advantage. We intend to both grow our core distribution channels and to continue to build complementary distribution channels for sales of our products.

          Continuing to introduce innovative and competitive products. We intend to be at the forefront of the insurance and financial services industries in offering innovative and competitive products to our customers. Recent initiatives include new or revised products covering a substantial portion of our individual product offerings and new voluntary institutional products.

          Increasing focus on asset accumulation products. We intend to expand our assets under management in both our insurance operations and our Asset Management segment by increasing our focus on sales of asset accumulation products, such as variable life and annuity products, mutual funds and 401(k) products.

          Focusing international operations on growing markets. We have established insurance operations in selected international markets that are experiencing significant growth in demand for insurance products and where we believe we can gain significant market share.

- GROWING OUR EARNINGS AND OPERATING RETURN ON EQUITY BY:

          Reducing operating expenses. We are committed to improving profitability by reducing operating expenses through employee reductions, increased integration of operations and enhanced use of technology.

          Strengthening performance-oriented culture. We have implemented a number of initiatives to significantly enhance the performance of our employees, including establishing a new compensation program, selectively hiring experienced new employees, expanding our training efforts and implementing a new performance measurement and review program.

          Continuing to optimize returns from investment portfolio. The return on our invested assets has contributed significantly to our earnings growth. We believe that the expertise of our investment department will enable us to continue to optimize the operating returns on our invested assets in the future.

          Enhancing capital efficiency of our operations. We seek to maximize our operating return on equity by enhancing the capital efficiency of our operations. We have recently implemented a new internal capital allocation system and, consistent with a more disciplined approach to capital allocation, have divested operations that did not meet targeted rates of return or growth.

THE DEMUTUALIZATION

     We are conducting the offerings in connection with the reorganization of Metropolitan Life Insurance Company from a mutual life insurance company to a stock life insurance company in a process commonly known as a demutualization. On the date the plan of reorganization becomes effective, which will be the date of the closing of the initial public offering, the private placements and the offering of the units described below, Metropolitan Life Insurance Company will become a wholly-owned subsidiary of MetLife, Inc. These closings are currently expected to occur on April 7, 2000. In the demutualization, in exchange for their membership interests, policyholders who are eligible to receive consideration under the plan of reorganization will be entitled to receive consideration in the form of shares of our common stock or, in some cases, cash or an adjustment to their policy values, referred to as "policy credits".

     The shares of our common stock allocated to policyholders who do not receive cash or policy credits under the plan will be held through the MetLife Policyholder Trust on behalf of these policyholders. We have established the trust to help us efficiently manage the administration of accounts and the costs associated with the approximately nine million eligible policyholders that we estimate will become beneficiaries of the trust. Subject to certain limitations, trust beneficiaries will be permitted, after specified periods, to instruct the trustee to withdraw their allocated shares of our common stock from the trust for sale or to purchase additional shares commission-free through a purchase and sale program established and administered by a program agent. Trust beneficiaries allocated more than 25,000 shares of our common stock may be limited in their ability to sell shares under the purchase and sale program for the first 300 days after the plan effective date. Beginning on the first anniversary of the closing of the initial public offering, trust beneficiaries may also withdraw all, but not less than all, their allocated shares of our common stock held in the trust in order to hold or sell such shares of our common stock on their own.

     We will account for the demutualization using the historical carrying values of our assets and liabilities.

     The board of directors of Metropolitan Life Insurance Company adopted the plan of reorganization on September 28, 1999, and subsequently adopted amendments to the plan. As required by law, the plan was approved by more than two-thirds of the eligible policyholders who voted in voting completed on February 7, 2000. On April 4, 2000, the New York Superintendent of Insurance approved the plan after a public hearing. At the public hearing, which was held on January 24, 2000, some policyholders and others raised objections to certain aspects of the plan. Six lawsuits have been filed challenging the fairness of the plan of reorganization and the adequacy and accuracy of Metropolitan Life Insurance Company's disclosures to policyholders regarding the plan. The first of these lawsuits was filed in the Supreme Court of the State of New York for Kings County on January 14, 2000. It was brought on behalf of a putative class consisting of all policyholders of Metropolitan Life Insurance Company who should have membership benefits in Metropolitan Life Insurance Company and were and are eligible to receive notice, vote and receive consideration in the demutualization. The complaint seeks to enjoin or rescind the plan, as well as other relief. The defendants named in the complaint are Metropolitan Life Insurance Company, the individual members of its board of directors and MetLife, Inc. Discovery is underway in this case. The five other lawsuits were filed between March 10, 2000 and March 29, 2000 in the Supreme Court of the State of New York for New York County. The same defendants are named in these five cases as in the Kings County case, with the addition of the New York Superintendent of Insurance. All five of the New York County cases are brought on behalf of a putative class consisting of the eligible policyholders of Metropolitan Life Insurance Company as of September 28, 1999, the adoption date of the plan. The claims in these five additional cases are substantially similar to those in the Kings County case, as is the relief sought. Metropolitan Life Insurance Company has entered into a stipulation with the plaintiffs in the five New York County cases in which it does not oppose consolidation of the cases, agrees that the plaintiffs have until April 30, 2000 to file a consolidated amended complaint, and agrees that the defendants' time to answer, move or otherwise respond to the consolidated amended complaint will be thirty days after service of the consolidated amended complaint. Metropolitan Life Insurance Company has agreed to provide certain information to the plaintiffs in three of the New York County cases. Metropolitan Life Insurance Company, MetLife, Inc. and the individual defendants believe they have meritorious defenses to the plaintiffs' claims and intend vigorously to contest all of the plaintiffs' claims in these six lawsuits. See "Risk Factors -- A challenge to the New York Superintendent of Insurance's approval may adversely affect the terms of the demutualization and the market price of our common stock".

PRIVATE PLACEMENTS

     Banco Santander Central Hispano, S.A. and Credit Suisse Group have agreed that they or their respective affiliates will purchase from us, at a price per share equal to the initial public offering price, in the aggregate 60,000,000 shares of our common stock (or 30,000,000 shares each) in private placements that will close concurrently with the initial public offering and the offering of equity security units described below. The number of shares that each investor, individually, and the investors, in the aggregate, will purchase in the private placements represents approximately 4% and 8%, respectively, of the total number of shares of our common stock to be outstanding upon consummation of the initial public offering and the private placements. Each of these purchasers has entered into an agreement with us that provides that any shares purchased by it will be restricted from sale or transfer for a period of one year after the initial public offering, except for sales to affiliates or pursuant to a tender or exchange offer recommended by our board of directors. In addition, each purchaser has agreed that it will not, without our consent, increase its ownership of voting securities beyond 4.9% of the outstanding shares (or 5.0% with the New York Superintendent of Insurance's approval), except for any increase resulting from transactions in the ordinary course of the business of the purchaser as underwriter, broker/dealer, investment manager or investment adviser or from ordinary trading activities, unless such transactions were made with the purpose of changing or influencing the control of MetLife, seek to obtain board representation, solicit proxies in opposition to management or take certain other actions for five years. Although these investors will receive common stock which has not been registered under the Securities Act, they will also receive registration rights with respect to such stock, which rights are not exercisable until one year after the closing of the initial public offering. Pursuant to these registration rights, the purchasers will be able to have their shares of common stock registered for resale under the Securities Act, beginning after the first anniversary of the closing, on not more than one occasion for each purchaser each year, or not more than five occasions for each purchaser in total (known as a "demand" registration right). In addition, we have agreed to use our reasonable efforts to register the shares for resale on a shelf registration statement on Form S-3 as soon as practicable after the first anniversary of the closing. If the shares are registered on a Form S-3, each purchaser will be allowed to make not more than two offerings under the registration statement each year, subject to a minimum offering size of $50,000,000 per offering, although underwritten offerings will be subject to the limitations on the number of demand registrations described above. The purchasers will also be able to participate, subject to specified limitations, in registrations effected by us for our own account or others.

OFFERING OF EQUITY SECURITY UNITS

     Concurrently with this offering, we and a trust we own are offering 17,500,000 8.00% equity security units for a gross offering of $875,000,000, plus up to an additional $131,250,000 if the underwriters' options to purchase additional units are exercised in full, by means of a separate prospectus. Each unit initially consists of (a) a contract to purchase shares of our common stock and (b) an 8.00% capital security of MetLife Capital Trust I, a Delaware business trust wholly-owned by us.

     The purchase contract underlying a unit obligates holders to purchase, and us to sell, for $50, on May 15, 2003, a number of newly issued shares of our common stock equal to a settlement rate based on the average trading price of the common stock at that time.

     The capital securities represent undivided beneficial ownership interests in the assets of the trust, consisting solely of debentures issued by us to the trust. The debentures have an interest rate and principal amount that are the same as the distribution rate and stated liquidation amount of the capital securities.

     The capital securities will initially be held as components of the units and be pledged to secure the holders' obligations under the related purchase contracts. The holders will initially receive from each unit distributions on the capital securities at the rate of 8.00% of $50 per year, paid quarterly, subject to the deferral provisions described under "Description of the Equity Security Units", below. During any period in which payments are deferred, in general we cannot declare or pay any dividend or distribution on our capital stock or take specified other actions. The distribution rate will be reset, and the capital securities remarketed, as described under "Description of the Equity Security Units".

     MetLife, Inc. will, on a senior and unsecured basis, irrevocably guarantee payments on the capital securities to the extent of available trust funds.

     The financial statements of MetLife Capital Trust I will be consolidated in our consolidated financial statements, with the capital securities shown on our consolidated balance sheets under the caption "Company-obligated mandatorily redeemable securities of subsidiary trust holding solely debentures of Parent". The notes to our consolidated financial statements will disclose that the sole asset of the trust will be the debentures issued by MetLife, Inc. to the trust. Distributions on the capital securities will be reported as a charge to minority interest in our consolidated statements of income, whether paid or accrued.

     Before the issuance of shares of our common stock upon settlement of the purchase contracts, the units will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating earnings per share for any period is deemed to be increased by the excess, if any, of the number of our shares issuable upon settlement of the purchase contracts over the number of shares that could be purchased by us in the market, at the average market price during that period, using the proceeds receivable upon settlement. Consequently, there will be no dilutive effect on our earnings per share, except during periods when the average market price of our common stock is above $16.82 per share.

     The closings of the initial public offering, the private placements and the offering of the equity security units are each conditioned on the concurrent closings of the others.
                           -------------------------

     Our principal executive offices are located at One Madison Avenue, New York, New York 10010-3690. Our telephone number is (212) 578-2211.

                                  THE OFFERING

Common stock offered..........   202,000,000 shares

Shares to be outstanding after
the
  offering....................   755,903,472 shares

New York Stock Exchange
  symbol......................   MET

Use of proceeds...............   We estimate that we will receive net proceeds
                                 from the initial public offering of $2,735 million, or $3,145 million if the underwriters' options to purchase additional shares as described under "Underwriting" are exercised in full.

                                 As required by the plan of reorganization, we will use the net proceeds from the initial public offering, together with an estimated $855 million of proceeds from the private placements and an estimated $840 million of net proceeds, or $966 million if the underwriters' options to purchase additional units are exercised in full, from the offering of equity security units, as follows:

                                 - an estimated $408 million to reimburse
                                   Metropolitan Life Insurance Company for the crediting of policy credits to certain policyholders in the demutualization;

                                 - an estimated $2,550 million to reimburse
                                   Metropolitan Life Insurance Company for the payment of cash to certain policyholders in the demutualization;

                                 - an estimated $321 million to reimburse
                                   Metropolitan Life Insurance Company for cash payments to be made by its Canadian branch to certain holders of policies included in its Canadian business sold to Clarica Life Insurance Company in 1998;

                                 - an estimated $361 million to reimburse
                                   Metropolitan Life Insurance Company for the payment of the fees and expenses incurred in connection with the demutualization; and

                                 - up to $340 million to be retained by MetLife,
                                   Inc. and used for working capital, payment of dividends and other general corporate purposes, including payments on the debentures issued by MetLife, Inc. to MetLife Capital Trust I in connection with the offering of the units, and to pay the fees and expenses of the trustee and custodian of the MetLife Policyholder Trust.

                                 We will contribute any remaining proceeds to Metropolitan Life Insurance Company for its general corporate purposes and to repay up to $450 million of short-term debt that Metropolitan Life Insurance Company incurred in connection with the acquisition of GenAmerica Corporation. In connection with the contribution of the net proceeds from the initial public offering, the private placements and the offering of equity security units to Metropolitan Life Insurance Company as described above, Metropolitan Life Insurance Company expects to issue to MetLife, Inc. its $875 million 8.00% mandatorily convertible capital note due 2005 having the principal terms described under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- MetLife, Inc."

Dividend policy...............   Our board of directors intends to declare an
                                 annual dividend on our common stock of $0.20 per share. For more information on dividends and potential limitations on our ability to pay dividends, see "Dividend Policy".

Risk factors..................   For a discussion of certain risks you should
                                 consider before investing in our securities, see "Risk Factors".

                         SUMMARY FINANCIAL INFORMATION

     The following table sets forth summary consolidated financial information for MetLife. We have derived the consolidated financial information for the years ended December 31, 1999, 1998 and 1997 and at December 31, 1999 and 1998 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the consolidated financial information for the years ended December 31, 1996 and 1995 and at December 31, 1997, 1996 and 1995 from our audited consolidated financial statements not included elsewhere in this prospectus. We have prepared the following consolidated statements of income and consolidated balance sheet data, other than the statutory data, in conformity with generally accepted accounting principles. We have derived the statutory data from Metropolitan Life Insurance Company's ANNUAL STATEMENTS filed with insurance regulatory authorities and we have prepared the statutory data in accordance with STATUTORY ACCOUNTING PRACTICES. You should read the following information in conjunction with the information and consolidated financial statements appearing elsewhere in this prospectus.

                                                                      FOR THE YEARS ENDED DECEMBER 31,
                                                               -----------------------------------------------
                                                                1999      1998      1997      1996      1995
                                                                ----      ----      ----      ----      ----
                                                                            (DOLLARS IN MILLIONS)
STATEMENTS OF INCOME DATA
Revenues:
Premiums(1).................................................   $12,088   $11,503   $11,278   $11,345   $11,178
Universal life and investment-type product policy fees......     1,438     1,360     1,418     1,243     1,177
Net investment income(1)(2)(3)..............................     9,816    10,228     9,491     8,978     8,837
Other revenues(1)...........................................     2,154     1,994     1,491     1,246       834
Net realized investment gains (losses)(4)...................       (70)    2,021       787       231      (157)
                                                               -------   -------   -------   -------   -------
                                                                25,426    27,106    24,465    23,043    21,869
Total expenses(1)(3)(5).....................................    23,991    25,019    22,794    21,637    21,125
                                                               -------   -------   -------   -------   -------
Income before provision for income taxes, discontinued
  operations and extraordinary item.........................     1,435     2,087     1,671     1,406       744
Provision for income taxes(6)...............................       593       740       468       482       407
                                                               -------   -------   -------   -------   -------
Income before discontinued operations and extraordinary
  item......................................................       842     1,347     1,203       924       337
(Loss) gain from discontinued operations(7).................        --        --        --       (71)      362
                                                               -------   -------   -------   -------   -------
Income before extraordinary item............................       842     1,347     1,203       853       699
Extraordinary item -- demutualization expense, net of income
  tax of $35 and $2, respectively...........................       225         4        --        --        --
                                                               -------   -------   -------   -------   -------
Net income..................................................   $   617   $ 1,343   $ 1,203   $   853   $   699
                                                               =======   =======   =======   =======   =======

                                                                     AT OR FOR THE YEARS ENDED DECEMBER 31,
                                                              -----------------------------------------------------
                                                                1999        1998       1997       1996       1995
                                                                ----        ----       ----       ----       ----
                                                                              (DOLLARS IN MILLIONS)
BALANCE SHEET DATA
  General account assets(3).................................  $160,291    $157,278   $154,444   $145,877   $144,277
  Separate account assets...................................    64,941      58,068     48,338     43,399     38,861
                                                              --------    --------   --------   --------   --------
  Total assets..............................................  $225,232    $215,346   $202,782   $189,276   $183,138
  Policyholder liabilities(8)...............................  $124,955    $124,203   $127,358   $122,895   $122,220
  Long-term debt............................................  $  2,514    $  2,903   $  2,884   $  1,946   $  2,345
  Retained earnings.........................................  $ 14,100    $ 13,483   $ 12,140   $ 10,937   $ 10,084
  Accumulated other comprehensive income (loss).............      (410)      1,384      1,867      1,046      1,670
                                                              --------    --------   --------   --------   --------
  Total equity..............................................  $ 13,690    $ 14,867   $ 14,007   $ 11,983   $ 11,754
OTHER DATA
  Operating income(4)(9)....................................  $    990    $     23   $    617   $    818   $    504
  Adjusted operating income(4)(10)..........................  $  1,307    $  1,226   $    807   $    921   $    613
  Operating return on equity(11)............................       7.2%        0.2%       5.3%       7.8%       5.2%
  Adjusted operating return on equity(12)...................       9.5%        9.6%       7.0%       8.8%       6.3%
  Return on equity(13)......................................       4.5%       10.5%      10.4%       8.1%       7.2%
  Operating cash flows......................................  $  3,865    $    842   $  2,872   $  3,688   $  4,823
  Total assets under management(14).........................  $373,646    $360,703   $338,731   $297,570   $288,000
STATUTORY DATA(15)
  Premiums and deposits.....................................  $ 24,643    $ 22,722   $ 20,569   $ 20,611   $ 21,651
  Net income (loss).........................................  $    790    $    875   $    589   $    460   $   (672)
  Policyholder surplus......................................  $  7,630    $  7,388   $  7,378   $  7,151   $  6,785
  Asset valuation reserve...................................  $  3,109    $  3,323   $  3,814   $  2,635   $  2,038

---------------
 (1) Includes the following combined financial statement data of MetLife Capital Holdings, Inc., which we sold in 1998, and our Canadian operations and U.K. insurance operations, substantially all of which we sold in 1998 and 1997, respectively:

                                                                      FOR THE YEARS ENDED DECEMBER 31,
                                                                     ----------------------------------
                                                                     1998     1997      1996      1995
                                                                     ----     ----      ----      ----
                                                                           (DOLLARS IN MILLIONS)
       Revenues:
         Premiums..................................................  $204    $  463    $  456    $  439
         Net investment income.....................................   495       914       877       637
         Other revenues............................................    33       225       164       192
                                                                     ----    ------    ------    ------
                                                                     $732    $1,602    $1,497    $1,268
                                                                     ====    ======    ======    ======
       Expenses:
         Policyholder benefits and claims..........................  $240    $  495    $  459    $  492
         Other expenses............................................   418       861       606       831
                                                                     ----    ------    ------    ------
                                                                     $658    $1,356    $1,065    $1,323
                                                                     ====    ======    ======    ======

      As a result of these sales, we recorded net realized investment gains of $520 million and $139 million for the years ended December 31, 1998 and 1997, respectively.

      In July 1998, Metropolitan Life Insurance Company sold a substantial portion of its Canadian operations to Clarica Life Insurance Company. As part of that sale, we transferred a large block of policies in effect with Metropolitan Life Insurance Company in Canada to Clarica Life, and the holders of the transferred Canadian policies became policyholders of Clarica Life. Those transferred policyholders are no longer policyholders of Metropolitan Life Insurance Company and, therefore, are not entitled to compensation under the plan of reorganization. However, as a result of a commitment made in connection with obtaining Canadian regulatory approval of that sale, if Metropolitan Life Insurance Company demutualizes, its Canadian branch will make cash payments to those who are, or are deemed to be, holders of these transferred Canadian policies. The payments, which will be recorded in other expenses in the same period as the effective date of the plan, will be determined in a manner that is consistent with the treatment of, and fair and equitable to, eligible policyholders of Metropolitan Life Insurance Company. Based on actuarial calculations we have made regarding these payments, we estimate that the aggregate payments will be $321 million.

 (2) During 1997, we changed to the retrospective interest method of accounting for investment income on structured notes in accordance with Emerging Issues Task Force Consensus 96-12, Recognition of Interest Income and Balance Sheet Classification of Structured Notes. As a result, net investment income increased by $175 million. The cumulative effect of this accounting change on prior years' income was immaterial.

 (3) In 1998, we adopted the provisions of Statement of Financial Accounting Standards 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to our securities lending program. Adoption of the provisions had the effect of increasing assets and liabilities by $3,769 million at December 31, 1998 and increasing revenues and expenses by $266 million for the year ended December 31, 1998.

 (4) Realized investment gains and losses are presented net of related policyholder amounts. The amounts netted against realized investment gains and losses are the following:

                                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                                     ----------------------------------------
                                                                     1999     1998     1997     1996    1995
                                                                     -----   ------   ------   ------   -----
                                                                              (DOLLARS IN MILLIONS)
       Gross realized investment gains (losses)....................  $(137)  $2,629   $1,018   $  458   $  73
                                                                     -----   ------   ------   ------   -----
       Less amounts allocable to:
         Future policy benefit loss recognition....................     --     (272)    (126)    (203)   (152)
         Deferred policy acquisition costs.........................     46     (240)     (70)      (4)    (78)
         Participating pension contracts...........................     21      (96)     (35)     (20)     --
                                                                     -----   ------   ------   ------   -----
         Total.....................................................     67     (608)    (231)    (227)   (230)
                                                                     -----   ------   ------   ------   -----
       Net realized investment gains (losses)......................  $ (70)  $2,021   $  787   $  231   $(157)
                                                                     =====   ======   ======   ======   =====

     Realized investment gains (losses) have been reduced by (1) deferred policy acquisition amortization to the extent that such amortization results from realized investment gains and losses, (2) additions to future policy benefits resulting from the need to establish additional liabilities due to the recognition of investment gains, and (3) additions to participating contractholder accounts when amounts equal to such investment gains and losses are credited to the contractholders' accounts. This presentation may not be comparable to presentations made by other insurers. This presentation affected operating income and adjusted operating income. See note 9 below.

 (5) Total expenses exclude $(67) million, $608 million, $231 million, $227 million and $230 million for the years ended December 31, 1999, 1998, 1997, 1996 and 1995, respectively, of deferred policy acquisition costs, future policy benefit loss recognition and credits to participating pension contracts that have been charged against realized investment gains and losses as these amounts are directly related to the realized investment gains and losses. This presentation may not be comparable to presentations made by other insurers.

 (6) Includes $125 million, $18 million, $(40) million, $38 million and $67 million for surplus tax paid (received) by Metropolitan Life Insurance Company for the years ended December 31, 1999, 1998, 1997, 1996 and 1995, respectively. As a stock life insurance company, we will no longer be subject to the surplus tax after the effective date of the demutualization. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

 (7) The gain (loss) from discontinued operations was primarily attributable to the disposition of our group medical insurance business.

 (8) Policyholder liabilities include future policy benefits, policyholder account balances, other policyholder funds and policyholder dividends.

 (9) The following provides a reconciliation of net income to operating income:

                                                                          FOR THE YEARS ENDED DECEMBER 31,
                                                                     ------------------------------------------
                                                                      1999     1998      1997     1996    1995
                                                                     ------   -------   -------   -----   -----
                                                                               (DOLLARS IN MILLIONS)
       Net income..................................................  $  617   $ 1,343   $ 1,203   $ 853   $ 699
                                                                     ------   -------   -------   -----   -----
       Adjustments to reconcile net income to operating income:
         Gross realized investment (gains) losses..................     137    (2,629)   (1,018)   (458)    (73)
         Income tax on gross realized investment gains and
           losses..................................................     (92)      883       312     173      26
                                                                     ------   -------   -------   -----   -----
           Realized investment (gains) losses, net of income tax...      45    (1,746)     (706)   (285)    (47)
                                                                     ------   -------   -------   -----   -----
         Amounts allocated to investment gains and losses (see note
           4)......................................................     (67)      608       231     227     230
         Income tax on amounts allocated to investment gains and
           losses..................................................      45      (204)      (71)    (86)    (83)
                                                                     ------   -------   -------   -----   -----
           Amounts allocated to investment gains and losses, net of
             income tax (benefit) expense..........................     (22)      404       160     141     147
                                                                     ------   -------   -------   -----   -----
         Loss (gain) from discontinued operations..................      --        --        --      71    (362)
                                                                     ------   -------   -------   -----   -----
         Surplus tax...............................................     125        18       (40)     38      67
                                                                     ------   -------   -------   -----   -----
         Extraordinary item -- demutualization expense, net of
           income tax of $35 and $2, respectively..................     225         4        --      --      --
                                                                     ------   -------   -------   -----   -----
       Operating income............................................  $  990   $    23   $   617   $ 818   $ 504
                                                                     ======   =======   =======   =====   =====

      We believe the supplemental operating information presented above allows for a more complete analysis of results of operations. We have excluded realized investment gains and losses due to their volatility between periods and because such data are often excluded when evaluating the overall financial performance of insurers. You should not consider operating income as a substitute for any GAAP measure of performance. Our method of calculating operating income may be different from the method used by other companies and therefore comparability may be limited.

(10) The following provides a reconciliation of operating income to adjusted operating income:

                                                                          FOR THE YEARS ENDED DECEMBER 31,
                                                                     ------------------------------------------
                                                                      1999     1998      1997     1996    1995
                                                                     ------   -------   -------   -----   -----
                                                                               (DOLLARS IN MILLIONS)
       Operating income............................................  $  990   $    23   $   617   $ 818   $ 504
       Adjustment for charges for sales practices claims and for
         personal injuries caused by exposure to
         asbestos-containing products, net of income tax...........     317     1,203       190     103     109
                                                                     ------   -------   -------   -----   -----
       Adjusted operating income...................................  $1,307   $ 1,226   $   807   $ 921   $ 613
                                                                     ======   =======   =======   =====   =====

      The charge for the year ended December 31, 1999 was principally related to the settlement of a multidistrict litigation proceeding involving alleged improper sales practices, accruals for sales practices claims not covered by the settlement and other legal costs. The amount reported for the year ended December 31, 1998 includes charges for sales practices claims and claims for personal injuries caused by exposure to asbestos or asbestos-containing products. See Note 9 of Notes to Consolidated Financial Statements. We believe that supplemental adjusted operating income data provide information useful in measuring operating trends by excluding the unusual amounts of expenses associated with sales practices and asbestos-related claims. These expenses are not related to our ongoing operations. Adjusted operating income should not be considered as a substitute for any GAAP measure of performance.

(11) Operating return on equity is defined as operating income divided by average total equity, excluding accumulated other comprehensive income
     (loss). We believe the operating return on equity information presented supplementally allows for a more complete analysis of results of operations. Accumulated other comprehensive income (loss) has been excluded due to its volatility between periods and because such data are often excluded when evaluating the overall financial performance of insurers. Operating return on equity should not be considered as a substitute for any GAAP measure of performance or liquidity. Our method of calculation of operating return on equity may be different from the calculation used by other companies and, therefore, comparability may be limited. Operating return on equity is only presented for annual periods.

(12) Adjusted operating return on equity is defined as adjusted operating income divided by average total equity, excluding accumulated other comprehensive income (loss). We believe that supplemental adjusted operating return on equity data provide information useful in measuring operating trends by excluding the unusual amounts of expenses associated with sales practices and asbestos-related claims. Adjusted operating return on equity should not be considered as a substitute for any GAAP measure of performance. Adjusted operating return on equity is only presented for annual periods.

(13) Return on equity is defined as net income divided by average total equity, excluding accumulated other comprehensive income (loss).

(14) Includes MetLife's general account and separate account assets and assets managed on behalf of third parties.

(15) Metropolitan Life Insurance Company statutory data only.

                    SUMMARY PRO FORMA FINANCIAL INFORMATION

     The following summary pro forma financial information is derived from the pro forma financial information and the notes thereto included elsewhere in this prospectus. This information gives effect to the demutualization, the establishment of the closed block, the concurrent private placements of 60,000,000 shares at $14.25 per share, the concurrent offering of 17,500,000 equity security units at $50.00 per unit and the sale of 202,000,000 shares of common stock in the initial public offering at $14.25 per share, as if they each had occurred at December 31, 1999 for purposes of the consolidated balance sheet information and at January 1, 1999 for purposes of the consolidated statement of income information for the year ended December 31, 1999. This information has been prepared based on the terms of the plan of reorganization and the assumptions described in "Pro Forma Consolidated Financial Information". This information assumes, among other things, (a) a total of 701,520,307 shares of common stock is allocated to eligible policyholders under the plan of reorganization and (b) the underwriters' options to purchase additional shares of common stock and units in the offerings are not exercised. We have based the pro forma information on available information and on assumptions management believes are reasonable and that reflect the effects of these transactions. We have provided this information for informational purposes only. This information does not necessarily indicate our consolidated financial position or results of operations had the demutualization, the establishment of the closed block, the offering of equity security units, the initial public offering and the private placements been consummated on the dates assumed. It also does not project or forecast our consolidated financial position or results of operations for any future date or period.

     The data set forth below give effect to gross proceeds of $2,879 million from the issuance of common stock in the initial public offering less an underwriting discount and estimated initial public offering expenses aggregating $144 million, or net proceeds from the initial public offering of $2,735 million. The data also gives effect to proceeds of $855 million from the private placements and gross proceeds of $875 million from the issuance of the units, less an underwriting discount and offering expenses aggregating $35 million, or net proceeds from the offering of $840 million.

     Under the plan of reorganization, policyholders eligible to receive consideration in the demutualization will receive interests in the MetLife Policyholder Trust, cash or policy credits. The trust will hold the shares of common stock allocated under the plan to those eligible policyholders receiving trust interests. The information in the table below assumes that an estimated $408 million of the net proceeds will be used to reimburse Metropolitan Life Insurance Company for policy credits made in lieu of 28,660,022 allocated shares, an estimated $2,550 million of the net proceeds will be used to reimburse Metropolitan Life Insurance Company for cash payments made in lieu of 178,956,813 allocated shares and an estimated $321 million will be used to reimburse Metropolitan Life Insurance Company for cash payments to be made by its Canadian branch to certain holders of policies included in its Canadian business sold to Clarica Life Insurance Company in 1998. We will account for the payments to the transferred Canadian policyholders in other expenses in the same period as the effective date of the plan. The consideration an eligible policyholder receives under the plan of reorganization will be based on the number of shares of common stock allocated to the eligible policyholder pursuant to the terms of the plan. For those policyholders receiving policy credits or for those non-electing eligible policyholders who must receive cash in the demutualization, we will translate the share allocations into dollar amounts based on the initial public offering price per share. The pro forma information reflects $408 million of policy credits and $167 million of cash payments that will be distributed to non-electing eligible policyholders that must receive cash in the demutualization. The pro forma information also reflects elections to receive cash made by eligible policyholders representing estimated cash payments of $2,383 million. See "The Demutualization -- Payment of Consideration to Eligible Policyholders". The pro forma consolidated statement of income also reflects the elimination of the surplus tax on earnings and the inclusion of the minority interest related to the units and is presented before the extraordinary item for demutualization expense. The pro forma consolidated statement of income does not give effect to any pro forma earnings resulting from the use of the net proceeds from the offerings and the private placements or the charge related to the payments to be made to certain transferred Canadian policyholders described above.

Share Data:
  Shares allocated to eligible policyholders................  701,520,307
  Less shares allocated to eligible policyholders who
     receive cash or policy credits.........................  207,616,835
                                                              -----------
  Shares issued to the MetLife Policyholder Trust...........  493,903,472
  Shares issued in the initial public offering..............  202,000,000
  Shares issued in the private placements...................   60,000,000
                                                              -----------
          Total shares of common stock outstanding..........  755,903,472
                                                              ===========
Percentage Ownership:
  MetLife Policyholder Trust................................         65.3%
  Purchasers in the initial public offering.................         26.7%
  Purchasers in the private placements......................          8.0%

                                                          (DOLLARS IN MILLIONS,
                                                            EXCEPT PER SHARE
                                                                AMOUNTS)
For the year ended December 31, 1999
  Pro forma income before extraordinary item............         $   918
  Pro forma income before extraordinary item per
     share -- basic and diluted.........................         $  1.21
  Pro forma equity......................................         $13,873
  Pro forma book value per share -- basic...............         $ 18.35
  Pro forma tangible book value per share -- basic(1)...         $ 17.54

---------------
(1) Excludes goodwill.

                                  RISK FACTORS

CHANGES IN INTEREST RATES MAY SIGNIFICANTLY AFFECT OUR PROFITABILITY

     In periods of increasing interest rates, policy loans and surrenders and withdrawals may tend to increase as policyholders seek investments with higher perceived returns. This process may result in cash outflows requiring that we sell invested assets at a time when the prices of those assets are adversely affected by the increase in market interest rates, which may result in realized investment losses. Conversely, during periods of declining interest rates, life insurance and annuity products may be relatively more attractive investments, resulting in increased premium payments on products with flexible premium features, repayment of policy loans and increased PERSISTENCY during a period when our new investments carry lower returns. In addition, borrowers may prepay or redeem mortgages and bonds in our investment portfolio as they seek to borrow at lower market rates, and we might have to reinvest those funds in lower interest-bearing investments. Accordingly, during periods of declining interest rates, a decrease in the spread between interest and dividend rates to policyholders and returns on our investment portfolio may adversely affect our profitability. Additionally, customers for whom we provide asset management services may terminate their relationship with us or reduce the amount of their assets under management with us in response to changes in interest rates.

DECLINE IN SECURITIES MARKETS MAY ADVERSELY AFFECT OUR ASSET MANAGEMENT BUSINESS AND SALES OF OUR INVESTMENT PRODUCTS

     Fluctuations in the securities markets may affect our asset management business, as well as sales of our mutual funds, variable life insurance and variable annuity products. Favorable performance by the U.S. securities markets over the last five years has attracted a substantial increase in the investments in these markets and has benefited our asset management business and increased our assets under management. A decline in the securities markets, failure of the securities markets to sustain their recent levels of growth, or short-term volatility in the securities markets could result in investors withdrawing from the markets or decreasing their rate of investment, either of which could adversely affect our asset management business and sales of our investment products. In addition, because the revenues of our asset management business are, to a large extent, based on the value of assets under management, a decline in the value of these assets would adversely affect our revenues.

COMPETITIVE FACTORS MAY ADVERSELY AFFECT OUR MARKET SHARE

     We believe that competition in our business segments is based on service, product features, price, commission structure, financial strength, claims paying ability ratings and name recognition. We compete with a large number of other insurers, as well as non-insurance financial services companies, such as banks, broker-dealers and asset managers, for individual customers, employer and other group customers and agents and other distributors of insurance and investment products. Some of these companies offer a broader array of products, have more competitive pricing or, with respect to other insurers, have higher claims paying ability ratings. Some may also have greater financial resources with which to compete. National banks, with their pre-existing customer bases for financial services products, may increasingly compete with insurers, as a result of court cases that permit national banks to sell annuity products of life insurers in some circumstances and recently-enacted legislation removing restrictions on bank affiliations with insurers. This legislation, the Gramm-Leach-Bliley Act of 1999, permits mergers that combine commercial banks, insurers and securities firms under one holding company. Until passage of the Gramm-Leach-Bliley Act, the Glass-Steagall Act of 1933, as amended, had limited the ability of banks to engage in securities-related businesses, and the Bank Holding Company Act of 1956, as amended, had restricted banks from being affiliated with insurers. With the passage of the Gramm-Leach-Bliley Act, among other things, bank holding companies may acquire insurers, and insurance holding companies may acquire banks. The ability of banks to affiliate with insurers may materially adversely affect all of our product lines by substantially increasing the number, size and financial strength of potential competitors. Additionally, proposed health care reforms could cause medical health insurance providers to enter some of the non-medical health insurance markets in which we do business, thereby increasing competition.

     Many of our insurance products, particularly those offered by our Institutional Business segment, are UNDERWRITTEN yearly, and, accordingly, group purchasers may be able to obtain more favorable terms from competitors rather than renewing coverage with us. The effect of competition may, as a result, adversely affect the persistency of these and other products, as well as our ability to sell products in the future.

     The investment management and securities brokerage businesses have relatively few barriers to entry and continually attract new entrants. Many of these competitors offer a broader array of investment products and services and are better known as sellers of annuities and other investment products.

WE MAY BE UNABLE TO ATTRACT AND RETAIN SALES REPRESENTATIVES FOR OUR PRODUCTS

     We must attract and retain productive sales representatives to sell our insurance, annuities and investment products. Strong competition exists among insurers for sales representatives with demonstrated ability. We compete with other insurers for sales representatives primarily on the basis of our financial position, support services and compensation and product features. From 1994 to 1998, the number of agents in the MetLife career agency system declined, from 9,521 to 6,853. We believe that this decline was principally the result of the adverse impact of sales practices litigation brought against us beginning in the early 1990s, the establishment of more stringent company-wide criteria for recruiting and retaining agents and a consolidation of sales offices and changes in compensation practices for our sales force during this period. We have undertaken several initiatives to grow our career agency force in the future. At December 31, 1999, the number of agents in the MetLife career agency system was 6,866. We cannot provide assurance that these initiatives will succeed in attracting and retaining new agents. Sales of individual insurance, annuities and investment products and our business, results of operations and financial condition could be materially adversely affected if we are unsuccessful in attracting and retaining agents.

DIFFERENCES BETWEEN ACTUAL CLAIMS EXPERIENCE AND UNDERWRITING AND RESERVING ASSUMPTIONS MAY REQUIRE US TO INCREASE LIABILITIES

     Our earnings significantly depend upon the extent to which our actual claims experience is consistent with the assumptions used in setting the prices for our products and establishing the liabilities for our obligations for future policy benefits and claims. To the extent that actual claims experience is less favorable than our underlying assumptions used in establishing such liabilities, we could be required to increase our liabilities. Such an increase could have a material adverse effect on our business, results of operations and financial condition.

     Due to the nature of the underlying risks and the high degree of uncertainty associated with the determination of the liabilities for unpaid policy benefits and claims, we cannot determine precisely the amounts which we will ultimately pay to settle these liabilities. Such amounts may vary from the estimated amounts, particularly when those payments may not occur until well into the future. We evaluate our liabilities periodically, based on changes in the assumptions used to establish the liabilities, as well as our actual policy benefits and claims experience. We charge or credit changes in our liabilities to expenses in the period the liabilities are established or re-estimated. If the liabilities originally established for future policy benefits prove inadequate, we must increase our liabilities, which may have a material adverse effect on our business, results of operations and financial condition.

CATASTROPHES MAY ADVERSELY IMPACT LIABILITIES FOR PROPERTY AND CASUALTY POLICYHOLDER CLAIMS AND REINSURANCE AVAILABILITY

     Our Auto & Home segment has experienced, and will likely in the future experience, CATASTROPHE losses that may have an adverse impact on the business, results of operations and financial condition of this segment. Catastrophes can be caused by various events, including hurricanes, windstorms, earthquakes, hail, tornados, explosions, severe winter weather (including snow, freezing water, ice storms and blizzards) and fires. Due to their nature, we cannot predict the incidence and severity of catastrophes. Historically, substantially all of our catastrophe-related claims have related to homeowners coverages. However, catastrophes may also affect other Auto & Home coverages. For us, areas of major hurricane exposure include coastal sections of the northeastern U.S. (including Long Island and the Connecticut, Rhode Island and Massachusetts shorelines) and Florida. We also have some earthquake exposure, primarily along the New Madrid fault line in the central U.S. Losses incurred by us from catastrophes, net of REINSURANCE but before taxes, were $29.3 million, $56.7 million, $18.0 million, $69.0 million and $38.1 million in 1999, 1998, 1997, 1996 and 1995, respectively.

     Consistent with industry practices, we establish liabilities for claims arising from a catastrophe only after assessing the exposure and damages arising from the event. We cannot be certain that the liabilities we have established will be adequate to cover actual claims. Furthermore, we cannot assure that the reinsurance we purchased will be adequate to protect us against material catastrophe losses or that such reinsurance will continue to be available to us in the future at commercially reasonable rates. States have from time to time passed legislation that has the effect of limiting the ability of insurers to manage risk, such as legislation restricting an insurer's ability to withdraw from catastrophe-prone areas. While we attempt to limit our exposure to acceptable levels, subject to restrictions imposed by insurance regulatory authorities, a catastrophic event or multiple catastrophic events might have a material adverse effect on our business, results of operations and financial condition.

A DOWNGRADE IN OUR RATINGS MAY INCREASE POLICY SURRENDERS AND WITHDRAWALS, ADVERSELY AFFECT RELATIONSHIPS WITH DISTRIBUTORS AND NEGATIVELY IMPACT NEW SALES

     Claims paying ability and financial strength ratings are a factor in establishing the competitive position of insurers. A rating downgrade (or the potential for such a downgrade) of Metropolitan Life Insurance Company or any of its insurance subsidiaries could, among other things, materially increase the number of policy surrenders and withdrawals by policyholders of CASH VALUES from their policies, adversely affect relationships with broker-dealers, banks, agents, wholesalers and other distributors of Metropolitan Life Insurance Company's and its subsidiaries' products and services, negatively impact new sales, adversely affect its ability to compete and thereby have a material adverse effect on our business, results of operations and financial condition. The current claims paying ability and financial strength ratings of Metropolitan Life Insurance Company are listed in the table below:

              RATING AGENCY                     RATING                  RATING STRUCTURE
Standard & Poor's Ratings Services                AA         Second highest of nine ratings
                                            ("Very Strong")  categories and mid-range within the
                                                             category based on modifiers (e.g., AA+,
                                                             AA and AA- are "Very Strong")
Moody's Investors Service, Inc.                   Aa2        Second highest of nine ratings
                                             ("Excellent")   categories and mid-range within the
                                                             category based on modifiers (e.g., Aa1,
                                                             Aa2 and Aa3 are "Excellent")

              RATING AGENCY                     RATING                  RATING STRUCTURE
A.M. Best Company, Inc.                           A+         Highest of nine ratings categories and
                                             ("Superior")    second highest within the category
                                                             based on modifiers (e.g., A++ and A+
                                                             are "Superior" while A and A- are
                                                             "Excellent")
Duff & Phelps Credit Rating Co.                   AA+        Second highest of eight ratings
                                             ("Very High")   categories and highest within the
                                                             category based on modifiers (e.g., AA+,
                                                             AA and AA- are "Very High")

     The foregoing ratings reflect each rating agency's opinion of Metropolitan Life Insurance Company's financial strength, operating performance and ability to meet its obligations to policyholders and are not evaluations directed toward the protection of holders of our common stock or the units.

CHANGES IN STATE AND FEDERAL REGULATION MAY AFFECT OUR PROFITABILITY

     Our insurance business is subject to comprehensive state regulation and supervision throughout the U.S. The primary purpose of such regulation is to protect policyholders, not stockholders. The laws of the various states establish insurance departments with broad powers with respect to such things as licensing companies to transact business, licensing agents, admitting statutory assets, mandating certain insurance benefits, regulating premium rates, approving policy forms, regulating unfair trade and claims practices, establishing statutory reserve requirements and solvency standards, fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values, restricting certain transactions between affiliates and regulating the types, amounts and statutory valuation of investments.

     State insurance regulators and the NATIONAL ASSOCIATION OF INSURANCE COMMISSIONERS ("NAIC") continually reexamine existing laws and regulations, and may impose changes in the future that materially adversely affect our business, results of operations and financial condition.

     The U.S. federal government does not directly regulate the insurance business. However, federal legislation and administrative policies in certain areas can significantly and adversely affect the insurance industry generally and MetLife in particular. These areas include employee benefit plan regulation, financial services regulation and federal taxation and securities laws. Additionally, interpretation of existing laws may change and the passage from time to time of new legislation may adversely affect our claims exposure on our policies.

     Metropolitan Life Insurance Company, some of its subsidiaries and certain policies and contracts offered by them are subject to various levels of regulation under the federal securities laws administered by the Securities and Exchange Commission. These laws and regulations are primarily intended to protect investors in the securities markets, and generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the conduct of business for failure to comply with such laws and regulations. We may also be subject to similar laws and regulations in the states and foreign countries in which we provide investment advisory services, offer products or conduct other securities-related activities.

     We cannot predict the impact of future state or federal laws or regulations on our business. Future laws and regulations, or the interpretation thereof, may materially adversely affect our business, results of operations and financial condition.

DEMUTUALIZATION RISKS

  OUR BOARD OF DIRECTORS WILL CONTROL THE OUTCOME OF STOCKHOLDER VOTES ON MANY MATTERS DUE TO THE VOTING PROVISIONS OF THE METLIFE POLICYHOLDER TRUST

     Under the plan of reorganization, we established the MetLife Policyholder Trust to hold the shares of MetLife, Inc. common stock allocated to eligible policyholders not receiving cash or policy credits under the plan. An estimated 493,903,472 shares of our common stock, or 65.3% of the total number of shares to be outstanding immediately after this offering, will be issued to the trust on the effective date of the plan, to be held on behalf of approximately nine million eligible policyholders. Because of the number of shares held by the trust and the voting provisions of the trust, the trust may affect the outcome of matters brought to a stockholder vote.

     Except on votes regarding certain fundamental corporate actions described below, the trustee will vote all of the shares of common stock held in the trust in accordance with the recommendations given by our board of directors to our stockholders or, if the board gives no such recommendation, as directed by the board. As a result of the voting provisions of the trust, the board of directors will effectively be able to control votes on all matters submitted to a vote of stockholders, excluding those fundamental corporate actions, so long as the trust holds a substantial number of shares of common stock.

     If the vote relates to fundamental corporate actions specified in the trust, the trustee will solicit instructions from the trust beneficiaries and vote all shares held in the trust in proportion to the instructions it receives. These actions include:

     - an election or removal of directors in which a stockholder has properly nominated one or more candidates in opposition to a nominee or nominees of our board of directors or a vote on a stockholder's proposal to oppose a board nominee for director, remove a director for cause or fill a vacancy caused by the removal of a director by stockholders, subject to certain conditions;

     - a merger or consolidation, a sale, lease or exchange of all or substantially all of the assets, or a recapitalization or dissolution, of MetLife, Inc., in each case requiring a vote of our stockholders under applicable Delaware law;

     - any transaction that would result in an exchange or conversion of shares of common stock held by the trust for cash, securities or other property;

     - issuances of our common stock during the first year after the effective date of the plan at a price materially less than the then prevailing market price of our common stock, if a vote of our stockholders is required to approve the issuance under Delaware law, other than issuances in an underwritten public offering or pursuant to an employee benefit plan;

     - for the first year after the effective date of the plan, any matter that requires a supermajority vote of our outstanding stock entitled to vote thereon under Delaware law or our certificate of incorporation or by-laws, and any amendment to our certificate of incorporation or by-laws that is submitted for approval to our stockholders; and

     - any proposal requiring our board of directors to amend or redeem the rights under our stockholder rights plan, other than a proposal with respect to which we have received advice of nationally-recognized legal counsel to the effect that the proposal is not a proper subject for stockholder action under Delaware law.

If a vote concerns any of these fundamental corporate actions, the trustee will vote all of the shares of common stock held by the trust in proportion to the instructions it receives, which will give disproportionate weight to the instructions actually given by trust beneficiaries.

  WE MAY NEED TO FUND DEFICIENCIES IN OUR CLOSED BLOCK; ASSETS ALLOCATED TO THE CLOSED BLOCK BENEFIT ONLY THE HOLDERS OF CLOSED BLOCK POLICIES

     The plan of reorganization requires that Metropolitan Life Insurance Company establish and operate an accounting mechanism, known as a closed block, to ensure that the reasonable dividend expectations of policyholders who own certain individual insurance policies of Metropolitan Life Insurance Company are met. We will allocate assets to the closed block in an amount that will produce cash flows which, together with anticipated revenue from the policies included in the closed block, are reasonably expected to be sufficient to support obligations and liabilities relating to these policies, including, but not limited to, provisions for the payment of claims and certain expenses and taxes, and to provide for the continuation of the policyholder DIVIDEND SCALES in effect for 1999, if the experience underlying such scales continues, and for appropriate adjustments in such scales if the experience changes. We cannot assure that the closed block assets, the cash flows generated by the closed block assets and the anticipated revenue from the policies included in the closed block will be sufficient to provide for the benefits guaranteed under these policies. If they are not sufficient, we must fund the shortfall. Even if they are sufficient, we may choose, for competitive reasons, to support policyholder dividend payments with our general account funds. See "The Demutualization" for a description of the closed block.

     The closed block assets, the cash flows generated by the closed block assets and the anticipated revenue from the policies in the closed block will benefit only the holders of those policies. In addition, to the extent that these amounts are greater than the amounts estimated at the time we fund the closed block, dividends payable in respect of the policies included in the closed block may be greater than they would be in the absence of a closed block. Any excess earnings will be available for distribution over time to closed block policyholders but will not be available to our stockholders.

  A CHALLENGE TO THE PLAN OF REORGANIZATION OR TO THE NEW YORK SUPERINTENDENT OF INSURANCE'S APPROVAL MAY ADVERSELY AFFECT THE TERMS OF THE DEMUTUALIZATION AND THE MARKET PRICE OF OUR COMMON STOCK AND THE EQUITY SECURITY UNITS

     The plan of reorganization will not become effective unless, after conducting a public hearing on the plan, the New York Superintendent of Insurance approves it based on a finding, among other things, that the plan is fair and equitable to policyholders. The New York Superintendent's order approving the plan was issued on April 4, 2000. The New York Superintendent's order approving the plan does not address the fairness of the plan to purchasers of common stock in the initial public offering or purchasers of equity security units in the offering of units.

     Section 7312 of the New York Insurance Law provides that any lawsuit challenging the validity of or arising out of acts taken or proposed to be taken under the demutualization statute in connection with the demutualization must be commenced within one year after a copy of the plan of reorganization, with the New York Superintendent's approval endorsed thereon, is filed in the office of the New York Superintendent or six months from the effective date of the plan of reorganization, whichever is later, or if the plan is withdrawn, within six months of such withdrawal. Although Section 326 of the New York Insurance Law provides that orders of the New York Superintendent are subject to judicial review in a proceeding under Article 78 of New York's Civil Practice Law and Rules, the law is not clear whether a lawsuit challenging an order of the New York Superintendent under Section 7312 would have to be commenced within four months after the order became final and binding, as is generally the case for an
Article 78 proceeding, or within the time period specified in Section 7312, if later.

     A successful challenge to the order of the New York Superintendent of Insurance could result in injunctive relief, monetary damages, a modification of the plan of reorganization or the New York Superintendent's approval of the plan being set aside. In order to challenge successfully the New York Superintendent's approval of the plan, a challenging party would have to sustain the burden of showing that approval was arbitrary and capricious, an abuse of discretion, made in violation of lawful procedures or affected by an error of law. In addition, Section 7312 provides that an insurer may require a challenging party to give security for the insurer's reasonable expenses, including attorneys' fees, which may be incurred or for which the insurer may become liable, to which security the insurer will have recourse in such amount as the court shall determine upon the termination of the action.

     The New York Superintendent held a public hearing on the plan on January 24, 2000. At the public hearing, some policyholders and others raised objections to certain aspects of the plan. These objections alleged, among other things, that the plan was not fair and equitable to policyholders of Metropolitan Life Insurance Company. Six lawsuits have been filed challenging the fairness of the plan of reorganization and the adequacy and accuracy of Metropolitan Life Insurance Company's disclosures to policyholders regarding the plan. The first of these lawsuits was filed in the Supreme Court of the State of New York for Kings County on January 14, 2000. It was brought on behalf of a putative class consisting of all policyholders of Metropolitan Life Insurance Company who should have membership benefits in Metropolitan Life Insurance Company and were and are eligible to receive notice, vote and receive consideration in the demutualization. The complaint seeks to enjoin or rescind the plan, as well as other relief. The defendants named in the complaint are Metropolitan Life Insurance Company, the individual members of its board of directors and MetLife, Inc. Discovery is underway in this case. The five other lawsuits were filed between March 10, 2000 and March 29, 2000 in the Supreme Court of the State of New York for New York County. The same defendants are named in these five cases as in the Kings County case, with the addition of the New York Superintendent of Insurance. All five of the New York County cases are brought on behalf of a putative class consisting of the eligible policyholders of Metropolitan Life Insurance Company as of September 28, 1999, the adoption date of the plan. The claims in these five additional cases are substantially similar to those in the Kings County case, as is the relief sought. Metropolitan Life Insurance Company has entered into a stipulation with the plaintiffs in the five New York County cases in which it does not oppose consolidation of the cases, agrees that the plaintiffs have until April 30, 2000 to file a consolidated amended complaint, and agrees that the defendants' time to answer, move or otherwise respond to the consolidated amended complaint will be thirty days after service of the consolidated amended complaint. Metropolitan Life Insurance Company has agreed to provide certain information to the plaintiffs in three of the New York County cases. Metropolitan Life Insurance Company, MetLife, Inc. and the individual defendants believe they have meritorious defenses to the plaintiffs' claims and intend vigorously to contest all of the plaintiffs' claims in these six lawsuits.

     We are not aware of any other lawsuits challenging the plan or the approval thereof. However, there can be no assurance that we are aware of all lawsuits that have been commenced or that additional lawsuits will not be commenced in the future. An injunction or other court order delaying consummation of the plan would likely result in substantial uncertainty relating to the terms and effectiveness of the plan, and a substantial period of time might be required to finally resolve these matters. A successful challenge to the plan or its approval would be materially adverse to purchasers of common stock and equity security units and would have a material adverse effect on our business, results of operations and financial condition.

LITIGATION AND REGULATORY INVESTIGATIONS MAY ADVERSELY AFFECT OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     We face significant risks of litigation and regulatory investigations and actions in connection with our activities as an insurer, employer, investment advisor, investor and taxpayer. These types of lawsuits and regulatory actions may be difficult to assess or quantify, may seek recovery of very large and/or indeterminate amounts, including punitive and treble damages, and their existence and magnitude may remain unknown for substantial periods of time. A substantial legal liability or a significant regulatory action against us could have a material adverse effect on our business, results of operations and financial condition.

     Metropolitan Life Insurance Company and its affiliates are currently defendants in approximately 500 lawsuits raising allegations of improper marketing and sales of individual life insurance policies or annuities. These lawsuits are generally referred to as "sales practices claims."

     On December 28, 1999, after a fairness hearing, the United States District Court for the Western District of Pennsylvania approved a class action settlement resolving a multidistrict litigation proceeding involving alleged sales practices claims. The settlement class includes most of the owners of permanent life insurance policies and annuity contracts or certificates issued pursuant to individual sales in the United States by Metropolitan Life Insurance Company, Metropolitan Insurance and Annuity Company or Metropolitan Tower Life Insurance Company between January 1, 1982 and December 31, 1997. This class includes owners of approximately six million in-force or terminated insurance policies and approximately one million in-force or terminated annuity contracts or certificates.

     In addition to dismissing the consolidated class actions, the District Court's order also bars sales practices claims by class members for sales by the defendant insurers during the class period, effectively resolving all pending class actions against these insurers. The defendants are in the process of having these claims dismissed.

     Under the terms of the order, only those class members who excluded themselves from the settlement may continue an existing, or start a new, sales practices lawsuit against Metropolitan Life Insurance Company, Metropolitan Insurance and Annuity Company or Metropolitan Tower Life Insurance Company for sales that occurred during the class period. Approximately 20,000 class members elected to exclude themselves from the settlement. Over 400 of the approximately 500 lawsuits noted above are brought by individuals who elected to exclude themselves from the settlement.

     We expect that the total cost to us of the settlement will be approximately $957 million. This amount is equal to the amount of the increase in liabilities for the death benefits and policy adjustments and the present value of expected cash payments to be provided to included class members, as well as attorneys' fees and expenses and estimated other administrative costs, but does not include the cost of litigation with policyholders who are excluded from the settlement. We believe that the cost to us of the settlement will be substantially covered by available reinsurance and the provisions made in our consolidated financial statements, and thus will not have a material adverse effect on our business, results of operations or financial position. We have not yet made a claim under those reinsurance agreements and, although there is a risk that the carriers will refuse coverage for all or part of the claim, we believe this is very unlikely to occur. We believe we have made adequate provision in our consolidated financial statements for all probable losses for sales practices claims, including litigation costs involving policyholders who are excluded from the settlement.

     The class action settlement does not resolve nine purported or certified class actions currently pending against New England Mutual Life Insurance Company with which we merged in 1996, three putative sales practices class actions lawsuits which have been brought against General American Life Insurance Company, two putative class actions involving sales practices claims filed against Metropolitan Life Insurance Company in Canada, or a certified class action with conditionally certified subclasses against Metropolitan Life Insurance Company, Metropolitan Insurance and Annuity Company, Metropolitan Tower Life Insurance Company and various individual defendants alleging improper sales abroad.

     Metropolitan Life Insurance Company is also a defendant in numerous lawsuits seeking compensatory and punitive damages for personal injuries allegedly caused by exposure to asbestos or asbestos-containing products. Additional litigation relating to these matters may be commenced in the future.

     While it is not feasible to predict or determine the ultimate outcome of all pending investigations and legal proceedings or to provide reasonable ranges of potential losses, it is the opinion of our management that their outcomes, after consideration of available insurance and reinsurance and the provisions made in our consolidated financial statements, are not likely to have a material adverse effect on our consolidated financial condition. However, given the large and/or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our operating results or cash flows in particular quarterly or annual periods. See "Business -- Legal Proceedings" and Note 9 of Notes to Consolidated Financial Statements for a discussion of the material legal matters in which we are currently involved.

INVESTMENT PORTFOLIO RISKS

  DEFAULTS ON OUR FIXED MATURITY PORTFOLIO MAY ADVERSELY AFFECT OUR
PROFITABILITY

     We are subject to the risk that the issuers of the fixed maturity securities we own may default on principal and interest payments due thereon, particularly if a major economic downturn occurs. At December 31, 1999, fixed maturities that we classify as either "Problem" or "Potential Problem" totaled 0.5% of our fixed maturity investments. In recent years we have increased the percentage of our investments in non-investment grade fixed maturity securities. At December 31, 1999, such securities constituted 9.0% of our total fixed maturities. Our fixed maturity securities of $97.0 billion represented 69.9% of our total cash and invested assets at December 31, 1999. An increase in defaults on these securities could have a material adverse effect on our business, results of operations and financial condition.

  DEFAULTS ON OUR MORTGAGE LOANS MAY ADVERSELY AFFECT OUR PROFITABILITY

     Our mortgage loans face default risk. At December 31, 1999, our mortgage loans of $19.7 billion represented 14.2% of our total cash and invested assets. At December 31, 1999, loans that were either delinquent or in process of foreclosure totaled 0.2% of our mortgage loan investments, compared with the industry average of 0.3%, as reported by the American Council of Life Insurance at December 31, 1999. The performance of our mortgage loan investments, however, may fluctuate in the future. In addition, substantially all of our mortgage loans have balloon payment maturities. An increase in the default rate of our mortgage loans could have a material adverse effect on our business, results of operations and financial condition.

  SOME OF OUR INVESTMENTS ARE RELATIVELY ILLIQUID

     Our investments in private placement fixed maturities, mortgage loans, equity real estate, including real estate joint ventures and other limited partnership interests are relatively illiquid. If we require significant amounts of cash on short notice in excess of our normal cash requirements, we may have difficulty selling these investments at attractive prices, in a timely manner, or both.

  DERIVATIVES MAY NOT BE HONORED BY COUNTERPARTIES

     We use derivative instruments to hedge market risk. Our derivative strategy employs a variety of instruments including financial futures, foreign exchange forwards, foreign currency swaps, interest rate swaps, interest rate caps and options. A failure by a counterparty to honor the terms of its derivatives contracts with us could have a material adverse effect on our business, results of operations and financial condition.

DIVIDENDS AND PAYMENTS ON OUR INDEBTEDNESS MAY BE AFFECTED BY LIMITATIONS IMPOSED ON METROPOLITAN LIFE INSURANCE COMPANY AND OUR OTHER SUBSIDIARIES

     After the effective date of the plan, MetLife, Inc. will be an insurance holding company. The assets of MetLife, Inc. will consist primarily of all of the outstanding shares of common stock of Metropolitan Life Insurance Company. Our ongoing ability to pay dividends to our stockholders and meet our obligations, including paying operating expenses, making payments on the debentures issued to MetLife Capital Trust I and any other debt service, primarily depends upon the receipt of dividends from Metropolitan Life Insurance Company and the interest received from Metropolitan Life Insurance Company under its $875 million 8.00% mandatorily convertible capital note due 2005 issued to MetLife, Inc. Any inability of Metropolitan Life Insurance Company to pay dividends or interest on the capital note to us in the future in an amount sufficient for us to pay dividends to our stockholders and meet our other obligations could have a material adverse effect on our business, results of operations and financial condition.

     The payment of dividends by Metropolitan Life Insurance Company is regulated under state insurance law. Under the New York Insurance Law, Metropolitan Life Insurance Company may pay a stockholder dividend to MetLife, Inc. only if it files notice of its intention to declare such a dividend and the amount thereof with the New York Superintendent of Insurance, and the New York Superintendent does not disapprove the dividend. Under the New York Insurance Law, the New York Superintendent has broad discretion in determining whether the financial condition of a stock life insurer would support the payment of dividends to stockholders. The New York Insurance Department has established informal guidelines for the New York Superintendent's determinations that focus on, among other things, an insurer's overall financial condition and profitability under statutory accounting practices. We cannot assure that Metropolitan Life Insurance Company will have statutory earnings to support the payment of dividends to MetLife, Inc. in an amount sufficient to fund our cash requirements and pay cash dividends or that the New York Superintendent will not disapprove any dividends that Metropolitan Life Insurance Company may seek to pay. Our other insurance subsidiaries are also subject to restrictions on the payment of dividends. In addition, from time to time, the NAIC and various state insurance regulators have considered, and may in the future consider and adopt, proposals to further restrict the making of dividend payments by an insurer without regulatory approval. Such proposals, if enacted, could further restrict the ability of Metropolitan Life Insurance Company and its subsidiaries to pay dividends.

     In connection with the contribution of the net proceeds from the initial public offering, the private placements and the offering of equity security units to Metropolitan Life Insurance Company as described above, Metropolitan Life Insurance Company expects to issue to MetLife, Inc. its $875 million 8.00% mandatorily convertible capital note due 2005 having the same interest and interest payment terms (including reset and deferral provisions) as set forth in the debentures of MetLife, Inc. issued to the MetLife Capital Trust I. The principal amount of the capital note is mandatorily convertible into common stock of Metropolitan Life Insurance Company upon maturity or acceleration of the capital note and without any further action by MetLife, Inc. or Metropolitan Life Insurance Company. As required by the New York Insurance Law, the terms of the capital note must be approved by the New York Superintendent of Insurance as not adverse to the interests of Metropolitan Life Insurance Company's policyholders. The New York Superintendent approved the issuance of the capital note on April 4, 2000. In addition, the capital note will provide that Metropolitan Life Insurance Company may not make any payment of the interest on or the principal of the capital note so long as specified payment restrictions exist and have not been waived by the New York Superintendent. Payment restrictions would exist if the level of Metropolitan Life Insurance Company's statutory total adjusted capital falls below certain thresholds relative to the level of its statutory risk-based capital or the amount of its outstanding capital notes, surplus notes or similar obligations. As of the date hereof, Metropolitan Life Insurance Company's statutory total adjusted capital significantly exceeds these limitations. If the payment of interest is prevented by application of the payment restrictions described above, the interest on the capital note will not be available as a source of liquidity for MetLife, Inc.

FAILURE TO ACHIEVE YEAR 2000 COMPLIANCE MAY ADVERSELY IMPACT SYSTEMS OPERATIONS

     We have modified or replaced portions of our information technology and non-information technology systems to address Year 2000 compliance issues. As of the date of this prospectus, we are not aware of any material Year 2000-related problems experienced by these systems. We have not been informed by any other companies, governmental agencies or entities on which we rely that any such persons experienced any material Year 2000-related problems. However, we cannot guarantee that we or the other companies, governmental agencies or other entities on which we rely will not experience any Year 2000-related problems in the future. If such problems do occur, we cannot assure you that they will not have any material adverse effect on our business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Readiness".

CHANGES IN FEDERAL INCOME TAXATION COULD ADVERSELY IMPACT SALES OF OUR INSURANCE, ANNUITIES AND INVESTMENT PRODUCTS

     Current federal income tax laws generally permit the tax-deferred accumulation of earnings on the premiums paid by the holders of annuities and life insurance products. Taxes, if any, are payable on the accumulated tax-deferred earnings when earnings are actually paid. Congress has, from time to time, considered possible legislation that would eliminate the deferral of taxation on the accretion of value within certain annuities and life insurance products. The 1994 U.S. Supreme Court ruling in NationsBank of North Carolina v. Variable Annuity Life Insurance Company that annuities are not insurance for purposes of the National Bank Act may cause Congress to consider legislation that would eliminate tax deferral at least for certain annuities. Enactment of other possible legislation, including a simplified "flat tax" income structure with an exemption from taxation for investment income, could also adversely affect purchases of life insurance. We cannot foresee whether Congress will enact legislation or, whether such legislation, if enacted, will contain provisions with possible adverse effects on our life insurance and annuity products.

     In 1998, the federal income tax rate on capital gains was reduced. Consequently, some of our annuities and investment products that feature tax deferral of earnings appear relatively less attractive in comparison with alternative accumulation products that feature long-term capital gains treatment, particularly if the tax rates on ordinary income that are ultimately applied to such tax-deferred earnings substantially exceed the reduced rate on long-term capital gains.

SALES OF SHARES MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

     The MetLife Policyholder Trust will hold 493,903,472 shares of MetLife, Inc. common stock on behalf of approximately nine million eligible policyholders, and their permitted assigns, who will become beneficiaries of the trust. The trust agreement provides that a beneficiary may sell the beneficiary's allocated shares of our common stock through the purchase and sale program that we have established. Sales may be made at any time after the later of (1) termination of any stabilization arrangements and trading restrictions in connection with the initial public offering or (2) the closing of all underwriters' over-allotment options that have been exercised and the expiration of all unexercised options in connection with the initial public offering. Generally, sales will be processed on the first or second trading day after sale instructions are received. However, for the first 300 days after the plan effective date, if sales on the open market on behalf of trust beneficiaries holding more than 25,000 trust interests exceed the lesser of (i) 1/20th of 1% of the number of shares of common stock outstanding and (ii) 25% of the average daily trading volume for the 20 trading days (or such shorter period, if fewer than 20 trading days have elapsed since the plan effective date) preceding the trade, sales of such excess shares for those beneficiaries may be deferred to the next trading day (which will then be subject to the same volume limitations on that day) or sold by a nationally-recognized brokerage firm that will sell the shares as agent at market clearing prices or as principal in a block trade. We expect that these sales may begin within approximately 30 days after the plan effective date. In addition, subject to certain limitations, a trust beneficiary may withdraw his or her allocated shares beginning one year after the effective date of the plan. Counsel has advised us that those beneficiaries who are not "affiliates" of MetLife, Inc. within the meaning of Rule 144 under the Securities Act may resell their shares in the purchase and sale program or otherwise without registration under the Securities Act and without compliance with the time, volume, manner of sale and other limitations set forth in Rule 144. Substantially all of the shares allocated in the demutualization will be allocated to non-affiliates of MetLife, Inc. Accordingly, most trust beneficiaries may freely transfer such shares, without limitations, through the purchase and sale program. In addition to the shares issued in the demutualization, the shares of our common stock issued in the initial public offering and the shares issued upon settlement of the equity security units will be freely transferable without restriction in the public market, except to the extent that those shares are acquired by affiliates of MetLife, Inc. and are therefore subject to restrictions under Rule 144.

     Banco Santander Central Hispano, S.A. and Credit Suisse Group have agreed that they or their respective affiliates will purchase from us, at a price per share equal to the initial public offering price, an aggregate of 60,000,000 shares of our common stock (or 30,000,000 shares each) in private placements that will close concurrently with the initial public offering and the offering of equity security units described below. The number of shares that each investor, individually, and the investors, in the aggregate, will purchase in the private placements represents approximately 4% and 8%, respectively, of the total number of shares of our common stock to be outstanding upon consummation of the initial public offering and the private placements. Each of these purchasers has entered into an agreement with us that provides that any shares purchased by it will be restricted from sale or transfer for a period of one year after the initial public offering, except for sales to affiliates or pursuant to a tender or exchange offer recommended by our board of directors. In addition, each purchaser has agreed that it will not, without our consent, increase its ownership of voting securities above 4.9% of the outstanding shares (or 5.0% with the New York Superintendent's approval), except for any increase resulting from transactions in the ordinary course of the business of purchaser as underwriter, broker/ dealer, investment manager or investment adviser or from ordinary trading activities, unless such transactions were made with the purpose of changing or influencing the control of MetLife, seek to obtain board representation, solicit proxies in opposition to management or take certain other actions for five years. Although these investors will receive common stock which has not been registered under the Securities Act, they will also receive registration rights with respect to such stock, which rights are not exercisable until one year after the closing of the initial public offering. Pursuant to these registration rights, the purchasers will be able to have their shares of common stock registered for resale under the Securities Act, beginning after the first anniversary of the closing, on not more than one occasion for each purchaser each year, or not more than five occasions for each purchaser in total (known as a "demand" registration right). In addition, we have agreed to use our reasonable efforts to register the shares for resale on a shelf registration statement on Form S-3 as soon as practicable after the first anniversary of the closing. If the shares are registered on a Form S-3, each purchaser will be allowed to make not more than two offerings under the registration statement each year, subject to a minimum offering size of $50,000,000 per offering, although underwritten offerings will be subject to the limitations on the number of demand registrations described above. The purchasers will also be able to participate, subject to specified limitations, in registrations effected by us for our own account or others.

     Sales of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock.

THE INITIAL PUBLIC OFFERING PRICE OF OUR COMMON STOCK MAY NOT BE INDICATIVE OF THE MARKET PRICE OF OUR STOCK AFTER THE OFFERING

     The initial public offering price of our common stock was determined by negotiations among MetLife, Inc., Metropolitan Life Insurance Company and the representatives of the underwriters. In addition, the final terms of the initial public offering, including the initial public offering price, was approved by the New York Superintendent of Insurance. The initial public offering price of our common stock was based on numerous factors and may not be indicative of the market price for our common stock after the initial public offering. Factors such as variations in actual or anticipated operating results, changes in or failure to meet earnings estimates of securities analysts, market conditions in the financial services and insurance industries, regulatory actions and general economic and stock market conditions, among others, may have a significant effect on the market price of our common stock. Accordingly, the market price of our common stock may decline below the initial public offering price.

STATE LAWS AND OUR CERTIFICATE OF INCORPORATION AND BY-LAWS MAY DELAY, DETER OR PREVENT TAKEOVERS AND BUSINESS COMBINATIONS THAT STOCKHOLDERS MIGHT CONSIDER IN THEIR BEST INTERESTS

     State laws and our certificate of incorporation and by-laws may delay, deter or prevent a takeover attempt that stockholders might consider in their best interests. For instance, they may prevent stockholders from receiving the benefit from any premium over the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

     The insurance laws and regulations of New York, the jurisdiction in which our principal insurance subsidiary, Metropolitan Life Insurance Company, is organized, may delay or impede a business combination involving us. Under the New York Insurance Law, for a period of five years following the effective date of the demutualization, no person may acquire beneficial ownership of 5% or more of the outstanding shares of our common stock without the prior approval of the New York Superintendent of Insurance. In addition, the New York Insurance Law prohibits any person from acquiring control of us and thus indirect control of Metropolitan Life Insurance Company, without the prior approval of the New York Superintendent. That law presumes that control exists where any person, directly or indirectly, owns, controls, holds the power to vote or holds proxies representing 10% or more of our outstanding voting stock, unless the New York Superintendent, upon application, determines otherwise. Even persons who do not acquire beneficial ownership of more than 10% of the outstanding shares of our common stock may be deemed to have acquired such control, if the New York Superintendent determines that such persons, directly or indirectly, exercise a controlling influence over our management or our policies. Therefore, any person seeking to acquire a controlling interest in us would face regulatory obstacles which may delay, deter or prevent an acquisition that stockholders might consider in their best interests.

     In addition, Section 203 of the Delaware General Corporation Law may affect the ability of an "interested stockholder" to engage in certain business combinations, including mergers, consolidations or acquisitions of additional shares, for a period of three years following the time that the stockholder becomes an "interested stockholder". An "interested stockholder" is defined to include persons owning directly or indirectly 15% or more of the outstanding voting stock of a corporation.

     The stockholder rights plan adopted by our board of directors may also have antitakeover effects. The stockholder rights plan is designed to protect our stockholders in the event of unsolicited offers to acquire MetLife, Inc. and other coercive takeover tactics which, in the opinion of our board of directors, could impair its ability to represent stockholder interests. The provisions of the stockholder rights plan may render an unsolicited takeover more difficult or less likely to occur or might prevent such a takeover, even though such takeover may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price and may be favored by a majority of our stockholders.

RISKS RELATING TO THE ACQUISITION OF GENAMERICA

  WE MAY BE EXPOSED TO ADDITIONAL LITIGATION

     General American Life is a defendant in three putative class action lawsuits involving sales practices claims. These lawsuits would not be covered either by our recent class action settlement pertaining to sales practices claims or by our excess of loss reinsurance agreements covering some of our sales practices claims. We are not indemnified under the stock purchase agreement relating to our acquisition of GenAmerica for any losses relating to such claims against GenAmerica. While it is not feasible to predict or determine the ultimate outcome of these matters, we believe that their outcomes will not have a material adverse effect on our business or financial condition, although it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our operating results or cash flows in any particular period.

     We or General American Life may also become subject to claims brought by policyholders of General American Life or shareholders of its publicly held subsidiaries in connection with events leading up to the execution of the stock purchase agreement, as well as the acquisition itself. Some transactions leading up to the acquisition and the acquisition itself might be susceptible to challenge if any of the entities involved is placed in liquidation or bankruptcy. No claims arising out of these events have yet been made. However, we cannot assure that claims will not be made in the future. We are indemnified under the terms of the stock purchase agreement for some of those matters. We have a first priority perfected security interest in the purchase price proceeds under the stock purchase agreement to cover losses that we incur for which General American Mutual Holding Company has indemnified us under the stock purchase agreement. Such indemnified losses include breaches of representations and warranties, legal proceedings brought within three years after the date of closing, alleged breaches of General American Life's funding agreements and GUARANTEED INTEREST CONTRACTS ("GICS") and the acceleration of payments under certain compensation arrangements and benefit plans. However, we cannot assure that the purchase price proceeds which may be available for indemnified losses will adequately protect us from liabilities if any claims are brought.

  WE MAY BE UNABLE TO RESTORE THE ONGOING BUSINESS OF GENAMERICA IN A TIMELY MANNER

     After General American Life was placed under the supervision of the Missouri Department of Insurance, sales of new insurance policies and annuity contracts by GenAmerica declined significantly and surrender levels for existing policyholders and annuity owners increased. Although we intend to quickly integrate GenAmerica into our existing operations following the acquisition, we cannot guarantee that we will be able to do so or that sales by GenAmerica of new insurance policies and annuity contracts and surrender rates for existing policies and contracts will return to pre-supervision levels. GenAmerica incurred a net loss in 1999, principally due to losses from the sale of invested assets to meet funding agreement and other policy obligations and the write-down of other assets to their current market value. There can be no assurance that future profitability of GenAmerica will not be adversely affected.

                                USE OF PROCEEDS

     Our net proceeds from the initial public offering are estimated to be $2,735 million, or $3,145 million if the underwriters' options to purchase additional shares of common stock as described under "Underwriting" are exercised in full, and after deducting an assumed underwriting discount and estimated offering expenses payable by us. Our proceeds from the private placements will be $855 million. Our net proceeds from the offering of equity security units are estimated to be $840 million, or $966 million if the underwriters' options to purchase additional units are exercised in full, after deducting an assumed underwriting discount and estimated offering expenses payable by us.

     As required by the plan of reorganization, we will use the net proceeds from the offerings as follows:

     - an estimated $408 million to reimburse Metropolitan Life Insurance Company for the crediting of policy credits to certain policyholders in the demutualization;

     - an estimated $2,550 million to reimburse Metropolitan Life Insurance Company for the payment of cash to certain policyholders in the demutualization;

     - an estimated $321 million to reimburse Metropolitan Life Insurance Company for cash payments to be made by its Canadian branch to certain holders of policies included in its Canadian business sold to Clarica Life Insurance Company in 1998;

     - an estimated $361 million to reimburse Metropolitan Life Insurance Company for the payment of the fees and expenses incurred in connection with the demutualization; and

     - MetLife, Inc. will retain up to $340 million for working capital, payment of dividends and other general corporate purposes, including payments on the debentures issued by MetLife, Inc. to MetLife Capital Trust I in connection with the offering of the units, and to pay the fees and expenses of the trustee and custodian of the MetLife Policyholder Trust.

     We will contribute any remaining proceeds to Metropolitan Life Insurance Company for its general corporate purposes and to repay up to $450 million of short-term debt that Metropolitan Life Insurance Company incurred in connection with the acquisition of GenAmerica Corporation. In connection with the contribution of the net proceeds from the initial public offering, the private placements and the offering of equity security units to Metropolitan Life Insurance Company as described above, Metropolitan Life Insurance Company expects to issue to MetLife, Inc. its $875 million 8.00% mandatorily convertible capital note due 2005 having the principal terms described under "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources -- MetLife, Inc."

     We will not receive any proceeds from the issuance of our common stock to the MetLife Policyholder Trust in exchange for policyholders' membership interests.

                                DIVIDEND POLICY

     Our board of directors intends to declare an annual dividend on our common stock of $0.20 per share. The declaration and payment of dividends is subject to the discretion of our board of directors, and will depend on our financial condition, results of operations, cash requirements, future prospects, regulatory restrictions on the payment of dividends by Metropolitan Life Insurance Company and our other insurance subsidiaries and other factors deemed relevant by the board. There is no requirement or assurance that we will declare and pay any dividends. In addition, the indenture governing the terms of our debentures issued to MetLife Capital Trust I in connection with the offering of units prohibits the payment of dividends on our common stock during a deferral of interest payments on the debentures or an event of default under the indenture or the related guarantee. For a discussion of our cash sources and needs, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- MetLife, Inc."

     Following the effective date of the plan, we will be an insurance holding company. Our assets will consist primarily of all of the outstanding shares of common stock of Metropolitan Life Insurance Company. Our ongoing ability to pay dividends to our stockholders and to meet our obligations, including paying our operating expenses, making payments on the debentures issued to MetLife Capital Trust I and any other debt service, depends primarily upon the receipt of dividends from Metropolitan Life Insurance Company and the interest received from Metropolitan Life Insurance Company under its $875 million 8.00% mandatorily convertible capital note due 2005 issued to MetLife, Inc. The payment of dividends by Metropolitan Life Insurance Company is regulated under the New York Insurance Law. See "Risk Factors -- Dividends and payments on our indebtedness may be affected by limitations imposed on Metropolitan Life Insurance Company" and "Business -- Regulation -- Insurance regulation -- Holding company regulation".

                                 CAPITALIZATION

     The information in the following table is derived from and should be read in conjunction with the Consolidated Financial Statements and the related Notes and with the Pro Forma Consolidated Financial Information and Notes thereto included elsewhere in this prospectus. The table presents our consolidated capitalization at December 31, 1999 and after giving effect to (1) the demutualization as if it had occurred at December 31, 1999, (2) the initial public offering of 202,000,000 shares of our common stock, (3) the private placements of 60,000,000 shares of common stock, (4) the offering of 17,500,000 equity security units in the offering to be conducted concurrently with the initial public offering and (5) the application of the proceeds from the initial public offering of our common stock, the private placements and the offering of equity security units as described in "Use of Proceeds".

     The data set forth below assumes that the underwriters' options to purchase additional shares of common stock and units in the offerings are not exercised. See "The Demutualization -- Payment of Consideration to Eligible Policyholders".

                                                                  AT DECEMBER 31, 1999
                                           ------------------------------------------------------------------
                                                                          THE INITIAL      THE
                                                              THE           PUBLIC       PRIVATE     THE UNIT     PRO
                                           HISTORICAL   DEMUTUALIZATION    OFFERING     PLACEMENTS   OFFERING    FORMA
                                           ----------   ---------------   -----------   ----------   --------   -------
                                                                 (DOLLARS IN MILLIONS)
DEBT:
Short-term debt..........................   $ 4,208        $     --         $   --         $ --        $ --     $ 4,208
                                            -------        --------         ------         ----        ----     -------
Long-term debt
  Surplus notes and other................     1,666              --             --           --          --       1,666
  Investment-related debt................       369              --             --           --          --         369
  Non-insurance subsidiary debt..........       479              --             --           --          --         479
                                            -------        --------         ------         ----        ----     -------
         Total long-term debt............     2,514              --             --           --          --       2,514
                                            -------        --------         ------         ----        ----     -------
COMPANY-OBLIGATED MANDATORILY REDEEMABLE
  SECURITIES OF SUBSIDIARY TRUST HOLDING
  SOLELY DEBENTURES OF PARENT............        --              --             --           --         836         836
                                            -------        --------         ------         ----        ----     -------
EQUITY:
Preferred stock, par value $.01 per
  share; 200,000,000 shares authorized;
  none issued............................        --              --             --           --          --          --
Series A Junior Participating Preferred
  Stock; 10,000,000 shares authorized,
  none issued............................        --              --             --           --          --          --
Common stock, par value $.01 per share;
  3,000,000,000 shares authorized; pro
  forma 493,903,472 shares for the
  demutualization, 202,000,000 shares for
  the initial public offering and
  60,000,000 shares for the private
  placements; total pro forma 755,903,472
  shares issued and outstanding..........        --               5              2            1          --           8
Additional paid-in capital...............        --          10,684          2,733          854           4      14,275
Retained earnings........................    14,100         (14,100)            --           --          --          --
Accumulated other comprehensive loss.....      (410)             --             --           --          --        (410)
                                            -------        --------         ------         ----        ----     -------
         Total equity....................    13,690          (3,411)         2,735          855           4      13,873
                                            -------        --------         ------         ----        ----     -------
         TOTAL CAPITALIZATION............   $16,204        $ (3,411)        $2,735         $855        $840     $17,223
                                            =======        ========         ======         ====        ====     =======

                         SELECTED FINANCIAL INFORMATION

     The following table sets forth selected consolidated financial information for MetLife. The consolidated financial information for the years ended December 31, 1999, 1998 and 1997 and at December 31, 1999 and 1998 has been derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated financial information for the years ended December 31, 1996 and 1995 and at December 31, 1997, 1996 and 1995 has been derived from our audited consolidated financial statements not included elsewhere in this prospectus. The following consolidated statements of income and consolidated balance sheet data, other than the statutory data, have been prepared in conformity with generally accepted accounting principles. The statutory data have been derived from Metropolitan Life Insurance Company's Annual Statements filed with insurance regulatory authorities and have been prepared in accordance with statutory accounting practices. The following information should be read in conjunction with and is qualified in its entirety by the information and consolidated financial statements appearing elsewhere in this prospectus.

                                                                       FOR THE YEARS ENDED DECEMBER 31,
                                                              ---------------------------------------------------
                                                               1999       1998       1997       1996       1995
                                                              -------     ----       ----       ----       ----
                                                                             (DOLLARS IN MILLIONS)
STATEMENTS OF INCOME DATA
Revenues:
  Premiums(1)...............................................  $12,088   $ 11,503   $ 11,278   $ 11,345   $ 11,178
  Universal life and investment-type product policy fees....    1,438      1,360      1,418      1,243      1,177
  Net investment income(1)(2)(3)............................    9,816     10,228      9,491      8,978      8,837
  Other revenues(1).........................................    2,154      1,994      1,491      1,246        834
  Net realized investment gains (losses)(4).................      (70)     2,021        787        231       (157)
                                                              -------   --------   --------   --------   --------
                                                               25,426     27,106     24,465     23,043     21,869
                                                              -------   --------   --------   --------   --------
Expenses:
  Policyholder benefits and claims(1)(5)....................   13,105     12,638     12,403     12,432     12,043
  Interest credited to policyholder account balances........    2,441      2,711      2,878      2,868      3,143
  Policyholder dividends....................................    1,690      1,651      1,742      1,728      1,786
  Other expenses(1)(3)(6)...................................    6,755      8,019      5,771      4,609      4,153
                                                              -------   --------   --------   --------   --------
                                                               23,991     25,019     22,794     21,637     21,125
                                                              -------   --------   --------   --------   --------
Income before provision for income taxes, discontinued
  operations and extraordinary item.........................    1,435      2,087      1,671      1,406        744
Provision for income taxes(7)...............................      593        740        468        482        407
                                                              -------   --------   --------   --------   --------
Income before discontinued operations and extraordinary
  item......................................................      842      1,347      1,203        924        337
(Loss) gain from discontinued operations(8).................       --         --         --        (71)       362
                                                              -------   --------   --------   --------   --------
Income before extraordinary item............................      842      1,347      1,203        853        699
Extraordinary item -- demutualization expense, net of income
  tax of $35 and $2, respectively...........................      225          4         --         --         --
                                                              -------   --------   --------   --------   --------
Net income..................................................  $   617   $  1,343   $  1,203   $    853   $    699
                                                              =======   ========   ========   ========   ========

                                                                              AT DECEMBER 31,
                                                            ----------------------------------------------------
                                                              1999       1998       1997       1996       1995
                                                              ----       ----       ----       ----       ----
                                                                           (DOLLARS IN MILLIONS)
BALANCE SHEET DATA
  General account assets(3)...............................  $160,291   $157,278   $154,444   $145,877   $144,277
  Separate account assets.................................    64,941     58,068     48,338     43,399     38,861
                                                            --------   --------   --------   --------   --------
  Total assets............................................  $225,232   $215,346   $202,782   $189,276   $183,138
                                                            ========   ========   ========   ========   ========
  Liabilities:
    Life and health policyholder liabilities(9)...........  $122,637   $122,726   $125,849   $121,333   $120,782
    Property and casualty policyholder liabilities(9).....     2,318      1,477      1,509      1,562      1,438
    Short-term debt.......................................     4,208      3,585      4,587      3,311      3,235
    Long-term debt........................................     2,514      2,903      2,884      1,946      2,345
    Separate account liabilities..........................    64,941     58,068     48,338     43,399     38,861
    Other liabilities(3)..................................    14,924     11,720      5,608      5,742      4,723
                                                            --------   --------   --------   --------   --------
  Total liabilities.......................................   211,542    200,479    188,775    177,293    171,384
                                                            --------   --------   --------   --------   --------
  Retained earnings.......................................    14,100     13,483     12,140     10,937     10,084
  Accumulated other comprehensive income (loss)...........      (410)     1,384      1,867      1,046      1,670
                                                            --------   --------   --------   --------   --------
  Total equity............................................    13,690     14,867     14,007     11,983     11,754
                                                            --------   --------   --------   --------   --------
  Total liabilities and equity............................  $225,232   $215,346   $202,782   $189,276   $183,138
                                                            ========   ========   ========   ========   ========

                                                                   AT OR FOR THE YEARS ENDED DECEMBER 31,
                                                            ----------------------------------------------------
                                                              1999       1998       1997       1996       1995
                                                              ----       ----       ----       ----       ----
                                                                           (DOLLARS IN MILLIONS)
OTHER DATA
  Operating income(4)(10).................................  $    990   $     23   $    617   $    818   $    504
  Adjusted operating income(4)(11)........................  $  1,307   $  1,226   $    807   $    921   $    613
  Operating return on equity(12)..........................       7.2%       0.2%       5.3%       7.8%       5.2%
  Adjusted operating return on equity(13).................       9.5%       9.6%       7.0%       8.8%       6.3%
  Return on equity(14)....................................       4.5%      10.5%      10.4%       8.1%       7.2%
  Operating cash flows....................................  $  3,865   $    842   $  2,872   $  3,688   $  4,823
  Total assets under management(15).......................  $373,646   $360,703   $338,731   $297,570   $288,000
STATUTORY DATA(16)
  Premiums and deposits...................................  $ 24,643   $ 22,722   $ 20,569   $ 20,611   $ 21,651
  Net income (loss).......................................  $    790   $    875   $    589   $    460   $   (672)
  Policyholder surplus....................................  $  7,630   $  7,388   $  7,378   $  7,151   $  6,785
  Asset valuation reserve.................................  $  3,109   $  3,323   $  3,814   $  2,635   $  2,038

                                                                AT OR FOR THE YEARS ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                                ----       ----       ----
                                                                  (DOLLARS IN MILLIONS)
OPERATING DATA(21)
  INDIVIDUAL BUSINESS
    Total revenues..........................................  $ 11,067   $ 11,753   $ 10,630
    Operating income(10)....................................  $    565   $    631   $    325
    Net income..............................................  $    555   $  1,069   $    599
    Total assets............................................  $109,401   $103,614   $ 95,323
    Policyholder liabilities(9).............................  $ 72,956   $ 71,571   $ 70,686
    Separate account liabilities............................  $ 28,828   $ 23,013   $ 17,345
  INSTITUTIONAL BUSINESS
    Total revenues..........................................  $ 10,380   $ 10,651   $  9,271
    Operating income(10)....................................  $    585   $    482   $    310
    Net income..............................................  $    567   $    846   $    339
    Total assets............................................  $ 88,127   $ 88,741   $ 83,473
    Policyholder liabilities(9).............................  $ 47,781   $ 49,406   $ 49,547
    Separate account liabilities............................  $ 35,236   $ 35,029   $ 30,473
  AUTO & HOME
    Total revenues..........................................  $  1,876   $  1,642   $  1,459
    Operating income(10)....................................  $     54   $     81   $     69
    Net income..............................................  $     56   $    161   $     74
    Total assets............................................  $  4,443   $  2,763   $  2,542
    Combined ratio..........................................     103.7%     100.8%      99.9%

                                                                AT OR FOR THE YEARS ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                                ----       ----       ----
                                                                  (DOLLARS IN MILLIONS)
  ASSET MANAGEMENT
    Total revenues..........................................  $    883   $    892   $    760
    Operating income(10)....................................  $     51   $     46   $     45
    Net income..............................................  $     51   $     49   $     45
    Assets under management(17).............................  $189,800   $191,000   $175,100
  INTERNATIONAL OPERATIONS
    Total revenues(18)......................................  $    790   $  1,179   $  1,745
    Operating income (loss).................................  $     18   $    (35)  $      6
    Net income..............................................  $     21   $     56   $    126
    Total assets............................................  $  4,381   $  3,432   $  7,412
    Separate account liabilities............................  $    877   $     26   $    520
  CORPORATE(19)
    Total revenues(20)......................................  $    623   $  1,472   $  1,045
    Total expenses..........................................  $  1,031   $  2,591   $    966
    Net income (loss).......................................  $   (583)  $   (695)  $    163

---------------
 (1) Includes the following combined financial statement data of MetLife Capital Holdings, Inc., which was sold in 1998, and our Canadian operations and U.K. insurance operations, substantially all of which were sold in 1998 and 1997, respectively:

                                                                      FOR THE YEARS ENDED DECEMBER 31,
                                                                     ----------------------------------
                                                                     1998     1997      1996      1995
                                                                     ----     ----      ----      ----
                                                                           (DOLLARS IN MILLIONS)
       Revenues:
       Premiums....................................................  $204    $  463    $  456    $  439
       Net Investment Income.......................................   495       914       877       637
       Other revenues..............................................    33       225       164       192
                                                                     ----    ------    ------    ------
                                                                     $732    $1,602    $1,497    $1,268
                                                                     ====    ======    ======    ======
       Expenses:
       Policyholder benefits and claims............................  $240    $  495    $  459    $  492
       Other expenses..............................................   418       861       606       831
                                                                     ----    ------    ------    ------
                                                                     $658    $1,356    $1,065    $1,323
                                                                     ====    ======    ======    ======

      As a result of these sales, we recorded net realized investment gains of $520 million and $139 million for the years ended December 31, 1998 and 1997, respectively.

      In July 1998, Metropolitan Life Insurance Company sold a substantial portion of its Canadian operations to Clarica Life Insurance Company. As part of that sale, a large block of policies in effect with Metropolitan Life Insurance Company in Canada were transferred to Clarica Life, and the holders of the transferred Canadian policies became policyholders of Clarica Life. Those transferred policyholders are no longer policyholders of Metropolitan Life Insurance Company and, therefore, are not entitled to compensation under the plan of reorganization. However, as a result of a commitment made in connection with obtaining Canadian regulatory approval of that sale, if Metropolitan Life Insurance Company demutualizes, its Canadian branch will make cash payments to those who are, or are deemed to be, holders of these transferred Canadian policies. The payments, which will be recorded in other expenses in the same period as the effective date of the plan, will be determined in a manner that is consistent with the treatment of, and fair and equitable to, eligible policyholders of Metropolitan Life Insurance Company. Based on actuarial calculations we have made regarding these payments, we estimate that the aggregate payments will be $321 million.

 (2) During 1997, we changed to the retrospective interest method of accounting for investment income on structured notes in accordance with Emerging Issues Task Force Consensus 96-12, Recognition of Interest Income and Balance Sheet Classification of Structured Notes. As a result, net investment income increased by $175 million. The cumulative effect of this accounting change on prior years' income was immaterial.

 (3) In 1998, we adopted the provisions of Statement of Financial Accounting Standards 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to our securities lending program. Adoption of the provisions had the effect of increasing assets and liabilities by $3,769 million at December 31, 1998, and increasing revenues and expenses by $266 million for the year ended December 31, 1998.

 (4) Realized investment gains and losses are presented net of related policyholder amounts. The amounts netted against realized investment gains and losses are the following:

                                                                          FOR THE YEARS ENDED DECEMBER 31,
                                                                     -------------------------------------------
                                                                     1999      1998      1997     1996     1995
                                                                     ----      ----      ----     ----     ----
                                                                                (DOLLARS IN MILLIONS)
       Gross realized investment gains (losses)....................  $(137)   $2,629    $1,018    $ 458    $  73
                                                                     -----    ------    ------    -----    -----
       Less amounts allocable to:
         Future policy benefit loss recognition....................     --      (272)     (126)    (203)    (152)
         Deferred policy acquisition costs.........................     46      (240)      (70)      (4)     (78)
         Participating pension contracts...........................     21       (96)      (35)     (20)      --
                                                                     -----    ------    ------    -----    -----
         Total.....................................................     67      (608)     (231)    (227)    (230)
                                                                     -----    ------    ------    -----    -----
       Net realized investment gains (losses)......................  $ (70)   $2,021    $  787    $ 231    $(157)
                                                                     =====    ======    ======    =====    =====

     Realized investment gains (losses) have been reduced by (1) deferred policy acquisition amortization to the extent that such amortization results from realized investment gains and losses, (2) additions to future policy benefits resulting from the need to establish additional liabilities due to the recognition of investment gains, and (3) additions to participating contractholder accounts when amounts equal to such investment gains and losses are credited to the contractholders' accounts. This presentation may not be comparable to presentations made by other insurers. This presentation affected operating income and adjusted operating income. See note 10 below.

 (5) Policyholder benefits and claims exclude $(21) million, $368 million, $161 million, $223 million and $152 million for the years ended December 31, 1999, 1998, 1997, 1996 and 1995, respectively, of future policy benefit loss recognition and credits to participating pension contracts that have been charged against net realized investment gains and losses as such amounts are directly related to such gains and losses. This presentation may not be comparable to presentations made by other insurers.

 (6) Other expenses exclude $(46) million, $240 million, $70 million, $4 million and $78 million for the years ended December 31, 1999, 1998, 1997, 1996 and 1995, respectively, of amortization of deferred policy acquisition costs that have been charged against net realized investment gains and losses as such amounts are directly related to such gains and losses. This presentation may not be comparable to presentations made by other insurers.

 (7) Includes $125 million, $18 million, $(40) million, $38 million and $67 million for surplus tax paid (received) by Metropolitan Life Insurance Company for the years ended December 31, 1999, 1998, 1997, 1996 and 1995, respectively. As a stock life insurance company, we will no longer be subject to the surplus tax after the effective date of the demutualization. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

 (8) The gain (loss) from discontinued operations was primarily attributable to the disposition of our group medical insurance business.

 (9) Policyholder liabilities include future policy benefits, policyholder account balances, other policyholder funds and policyholder dividends.

(10) The following provides a reconciliation of net income to operating income on a consolidated basis:

                                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                                     ----------------------------------------
                                                                     1999    1998      1997     1996    1995
                                                                     ----   -------   -------   -----   -----
                                                                              (DOLLARS IN MILLIONS)
       Net income..................................................  $617   $ 1,343   $ 1,203   $ 853   $ 699
                                                                     ----   -------   -------   -----   -----
       Adjustments to reconcile net income to operating income:
         Gross realized investment (gains) losses..................   137    (2,629)   (1,018)   (458)    (73)
         Income tax on gross realized investment gains and
           losses..................................................   (92)      883       312     173      26
                                                                     ----   -------   -------   -----   -----
           Realized investment (gains) losses, net of income tax...    45    (1,746)     (706)   (285)    (47)
                                                                     ----   -------   -------   -----   -----
         Amounts allocated to investment gains and losses (see note
           4)......................................................   (67)      608       231     227     230
         Income tax on amounts allocated to investment gains and
           losses..................................................    45      (204)      (71)    (86)    (83)
                                                                     ----   -------   -------   -----   -----
           Amount allocated to investment gains and losses, net of
             income tax............................................   (22)      404       160     141     147
                                                                     ----   -------   -------   -----   -----
         Loss (gain) from discontinued operations..................    --        --        --      71    (362)
                                                                     ----   -------   -------   -----   -----
         Surplus tax...............................................   125        18       (40)     38      67
                                                                     ----   -------   -------   -----   -----
         Extraordinary item -- demutualization expense, net of
           income tax of $35 and $2, respectively..................   225         4        --      --      --
                                                                     ----   -------   -------   -----   -----
       Operating income............................................  $990   $    23   $   617   $ 818   $ 504
                                                                     ====   =======   =======   =====   =====

     The following provides a reconciliation of net income to operating income for our Individual Business segment:

                                                                         FOR THE YEARS ENDED
                                                                            DECEMBER 31,
                                                                       -----------------------
                                                                       1999     1998     1997
                                                                       ----     ----     ----
                                                                        (DOLLARS IN MILLIONS)
       Net income..................................................    $555    $1,069    $ 599
                                                                       ----    ------    -----
       Adjustments to reconcile net income to operating income:
         Gross realized investment (gains) losses..................      60      (914)    (433)
         Income tax on gross realized investment gains and
           losses..................................................     (14)      306      100
                                                                       ----    ------    -----
           Realized investment (gains) losses, net of income tax...      46      (608)    (333)
                                                                       ----    ------    -----
       Amounts allocated to investment gains and losses (see note
         4)........................................................     (46)      255       77
       Income tax on amounts allocated to investment gains and
         losses....................................................      10       (85)     (18)
                                                                       ----    ------    -----
         Amount allocated to investment gains and losses, net of
           income tax..............................................     (36)      170       59
                                                                       ----    ------    -----
       Operating income............................................    $565    $  631    $ 325
                                                                       ====    ======    =====

     The following provides a reconciliation of net income to operating income for our Institutional Business segment:

                                                                        FOR THE YEARS ENDED
                                                                            DECEMBER 31,
                                                                       ----------------------
                                                                       1999    1998     1997
                                                                       ----    ----     ----
                                                                       (DOLLARS IN MILLIONS)
       Net income..................................................    $567    $ 846    $ 339
                                                                       ----    -----    -----
       Adjustments to reconcile net income to operating income:
         Gross realized investment (gains) losses..................      53     (943)    (181)
         Income tax on gross realized investment gains and
           losses..................................................     (22)     324       64
                                                                       ----    -----    -----
           Realized investment (gains) losses, net of income tax...      31     (619)    (117)
                                                                       ----    -----    -----
         Amounts allocated to investment gains and losses (see note
           4)......................................................     (22)     386      136
         Income tax on amounts allocated to investment gains and
           losses..................................................       9     (131)     (48)
                                                                       ----    -----    -----
           Amount allocated to investment gains and losses, net of
             income tax............................................     (13)     255       88
                                                                       ----    -----    -----
       Operating income............................................    $585    $ 482    $ 310
                                                                       ====    =====    =====

     The following provides a reconciliation of net income to operating income for our Auto & Home segment:

                                                                      FOR THE YEARS ENDED
                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                     1999    1998     1997
                                                                     ----    ----     ----
                                                                     (DOLLARS IN MILLIONS)
       Net income..................................................  $56     $ 161    $74
                                                                     ---     -----    ---
       Adjustments to reconcile net income to operating income:
         Gross realized investment gains...........................   (2)     (122)    (9)
         Income tax on gross realized investment gains.............   --        42      4
                                                                     ---     -----    ---
           Realized investment gains, net of income tax............   (2)      (80)    (5)
                                                                     ---     -----    ---
       Operating income............................................  $54     $  81    $69
                                                                     ===     =====    ===

     The following provides a reconciliation of net income to operating income
(loss) for our International segment:

                                                                      FOR THE YEARS ENDED
                                                                          DECEMBER 31,
                                                                     ----------------------
                                                                     1999    1998     1997
                                                                     ----    ----     ----
                                                                     (DOLLARS IN MILLIONS)
       Net income..................................................  $21     $  56    $ 126
                                                                     ---     -----    -----
       Adjustments to reconcile net income to operating income
         (loss):
         Gross realized investments gains..........................   (1)     (117)    (160)
         Income tax on gross realized investment gains.............   (2)       26       24
                                                                     ---     -----    -----
           Realized investment gains, net of income tax............   (3)      (91)    (136)
                                                                     ---     -----    -----
         Amounts allocated to investment gains (see note 4)........   --        --       18
         Income tax on amounts allocated to investment gains.......   --        --       (2)
                                                                     ---     -----    -----
           Amount allocated to investment gains, net of income
             tax...................................................   --        --       16
                                                                     ---     -----    -----
       Operating income (loss).....................................  $18     $ (35)   $   6
                                                                     ===     =====    =====

    We believe the supplemental operating information presented above allows for a more complete analysis of results of operations. Realized investment gains and losses have been excluded due to their volatility between periods and because such data are often excluded when evaluating the overall financial performance of insurers. Operating income should not be considered as a substitute for any GAAP measure of performance. Our method of calculating operating income may be different from the method used by other companies and therefore comparability may be limited.

(11) The following provides a reconciliation of operating income to adjusted operating income:

                                                                       FOR THE YEARS ENDED DECEMBER 31,
                                                                     ------------------------------------
                                                                      1999     1998    1997   1996   1995
                                                                     ------   ------   ----   ----   ----
                                                                            (DOLLARS IN MILLIONS)
       Operating income............................................  $  990   $   23   $617   $818   $504
       Adjustment for charges for sales practices claims and for
         personal injury claims caused by exposure to asbestos or
         asbestos-containing products, net of income tax...........     317    1,203    190    103    109
                                                                     ------   ------   ----   ----   ----
       Adjusted operating income...................................  $1,307   $1,226   $807   $921   $613
                                                                     ======   ======   ====   ====   ====

    The charge for the year ended December 31, 1999 was principally related to the settlement of a multidistrict litigation proceeding involving alleged improper sales practices, accruals for sales practices claims not covered by the settlement and other legal costs. The amount reported for the year ended December 31, 1998 includes charges for sales practices claims and claims for personal injuries caused by exposure to asbestos or asbestos-containing products. See Note 9 of Notes to Consolidated Financial Statements. We believe that supplemental adjusted operating income data provide information useful in measuring operating trends by excluding the unusual amounts of expenses associated with sales practices and asbestos-related claims. These expenses are not related to our ongoing operations. Adjusted operating income should not be considered as a substitute for any GAAP measure of performance.

(12) Operating return on equity is defined as operating income divided by average total equity excluding accumulated other comprehensive income
     (loss). We believe the operating return on equity information presented supplementally allows for a more complete analysis of results of operations. Accumulated other comprehensive income (loss) has been excluded due to its volatility between periods and because such data are often excluded when evaluating the overall financial performance of insurers. Operating return on equity should not be considered as a substitute for any GAAP measure of performance. Our method of calculation of operating return on equity may be different from the calculation used by other companies and, therefore, comparability may be limited. Operating return on equity is only presented for annual periods.

(13) Adjusted operating return on equity is defined as adjusted operating income divided by average total equity, excluding accumulated other comprehensive income (loss). We believe that supplemental adjusted operating return on equity data provide information useful in measuring operating trends by excluding the unusual amounts of expenses associated with sales practices and asbestos-related claims. Adjusted operating return on equity should not be considered as a substitute for any GAAP measure of performance. Adjusted operating return on equity is only presented for annual periods.

(14) Return on equity is defined as net income divided by average total equity, excluding accumulated other comprehensive income (loss).

(15) Includes MetLife's general account and separate account assets and assets managed on behalf of third parties.

(16) Metropolitan Life Insurance Company statutory data only.

(17) Includes $0.2 billion, $4.2 billion and $5.6 billion of MetLife's general account assets managed by our Asset Management segment at December 31, 1999, 1998 and 1997, respectively, as well as assets managed on behalf of third parties.

(18) Includes our Canadian operations and U.K. insurance operations, substantially all of which were sold in 1998 and 1997, respectively. Total revenues for these entities were $469 million, $1,060 million, $1,001 million and $998 million for the years ended December 31, 1998, 1997, 1996 and 1995, respectively.

(19) We maintain a Corporate segment through which we report items that are not directly allocable to any of our business segments, including unallocated capital, revenues and expenses.

(20) Includes MetLife Capital Holdings, Inc., which was sold in 1998. Total revenues for this entity were $263 million, $542 million, $496 million and $270 million for the years ended December 31, 1998, 1997, 1996 and 1995, respectively.

(21) Segment data does not include consolidation and elimination entries related to intersegment amounts. See Note 15 of Notes to Consolidated Financial Statements.

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The pro forma consolidated financial information presented below gives effect to:

     - the demutualization, including the issuance of an estimated 493,903,472 shares of our common stock to the MetLife Policyholder Trust in connection therewith;

     - the establishment of the closed block;

     - the sale of 202,000,000 shares of our common stock in the initial public offering at $14.25 per share;

     - the concurrent private placements of 60,000,000 shares of common stock in the aggregate at $14.25 per share; and

     - the concurrent offering of 17,500,000 equity security units at $50.00 per unit;

as if they each had occurred at December 31, 1999, for the purposes of the pro forma consolidated balance sheet, and at January 1, 1999 for the purposes of the pro forma consolidated statement of income for the year ended December 31, 1999. The pro forma financial information excludes the effects of various acquisitions, including the acquisition of GenAmerica Corporation, and dispositions because they are not significant. This pro forma information is presented to depict only the effects of the demutualization, the establishment of the closed block, the offering of the units, the private placements and the initial public offering. Metropolitan Life Insurance Company incurred $900 million of short-term debt in connection with the acquisition of GenAmerica Corporation. We intend to repay up to $450 million of this short-term debt with proceeds from the offerings and the private placements in excess of those amounts required under the plan of reorganization.

     The pro forma information reflects gross and estimated net proceeds from the initial public offering of $2,879 million and $2,735 million, respectively, assuming an initial public offering price per share of $14.25 and the use of proceeds set forth elsewhere in this prospectus. The data also gives effect to proceeds of $855 million from the private placements and gross proceeds of $875 million from the issuance of the units, less an assumed underwriting discount and offering expenses aggregating $35 million, or net proceeds from the offering of $840 million. We expect to use an estimated $408 million of the aggregate net proceeds of these offerings and the private placements to reimburse Metropolitan Life Insurance Company for policy credits made to certain policyholders in lieu of 28,660,022 allocated shares of our common stock, an estimated $2,550 million of the aggregate net proceeds to reimburse Metropolitan Life Insurance Company for cash payments made to certain policyholders in lieu of 178,956,813 allocated shares of our common stock and an estimated $321 million to reimburse Metropolitan Life Insurance Company for cash payments to be made by its Canadian branch to certain holders of policies included in its Canadian business sold to Clarica Life Insurance Company in 1998. We will account for the payments to the transferred Canadian policyholders in other expenses in the same period as the effective date of the plan. The consideration an eligible policyholder receives under the plan of reorganization will be based on the number of shares of our common stock allocated to the eligible policyholder pursuant to the terms of the plan. For those policyholders receiving policy credits or for those non-electing eligible policyholders who must receive cash in the demutualization, we will translate the share allocations into dollar amounts based on the initial public offering price per share. The cash payments made in lieu of allocated shares consist of $167 million of cash payments that will be distributed to non-electing eligible policyholders that must receive cash in the demutualization and $2,383 million in cash payments to eligible policyholders who elected to receive cash. See "The Demutualization -- Payment of Consideration to Eligible Policyholders". The pro forma consolidated statement of income also reflects the elimination of the surplus tax on earnings and the inclusion of the minority interest related to the units and is presented before the extraordinary item for demutualization expense. The pro forma consolidated statement of income does not give effect to any pro forma earnings resulting from the use of the net proceeds from the offerings or the charge related to the payments to be made to certain transferred Canadian policyholders described above.

     We will account for the demutualization using the historical carrying values of our assets and liabilities.

     We have based the pro forma information on available information and on assumptions management believes are reasonable and that reflect the effects of these transactions. We have provided this information for informational purposes only. This information does not necessarily indicate our consolidated financial position or results of operations had the demutualization, the establishment of the closed block, the offering of units, the initial public offering and the private placements been consummated on the dates assumed. It also does not project or forecast our consolidated financial position or results of operations for any future date or period. You should read the pro forma information in conjunction with our historical consolidated financial statements included elsewhere in this prospectus and with the information set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations", "The Demutualization" and "Business".

                                 METLIFE, INC.

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                                                        AS ADJUSTED
                                                   ESTABLISHMENT                      FOR THE CLOSED      THE
                                                      OF THE              THE          BLOCK AND THE      UNIT
                                     HISTORICAL   CLOSED BLOCK(1)   DEMUTUALIZATION   DEMUTUALIZATION   OFFERING    PRO FORMA
                                     ----------   ---------------   ---------------   ---------------   --------    ---------
                                                          (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
REVENUES
  Premiums.........................   $12,088         $(3,924)           $  --            $ 8,164         $ --         $ 8,164
  Universal life and
    investment-type product policy
    fees...........................     1,438              --               --              1,438           --           1,438
  Net investment income............     9,816          (2,177)              --              7,639           --           7,639
  Other revenues...................     2,154              --               --              2,154           --           2,154
  Net realized investment losses
    (net of amounts allocable to
    other accounts of $67).........       (70)              6               --                (64)          --            (64)
  Contribution from the closed
    block..........................        --             (87)              --                (87)          --            (87)
                                      -------         -------            -----            -------         ----     -----------
                                       25,426          (6,182)              --             19,244           --          19,244
                                      -------         -------            -----            -------         ----     -----------
EXPENSES
  Policyholder benefits and claims
    (excludes amounts directly
    related to net realized
    investment losses of $21)......    13,105          (4,002)              --              9,103           --           9,103
  Interest credited to policyholder
    account balances...............     2,441              --               --              2,441           --           2,441
  Policyholder dividends...........     1,690          (1,456)              --                234           --             234
  Other expenses (excludes amounts
    directly related to net
    realized investment losses of
    $46)...........................     6,755            (724)              --              6,031           78(7)        6,109
                                      -------         -------            -----            -------         ----     -----------
                                       23,991          (6,182)              --             17,809           78          17,887
                                      -------         -------            -----            -------         ----     -----------
Income (loss) before provision
  (benefit) for income taxes and
  extraordinary item...............     1,435              --               --              1,435          (78)          1,357
Provision (benefit) for income
  taxes............................       593              --             (125)(9)            468          (28)(7)         440
                                      -------         -------            -----            -------         ----     -----------
Income before extraordinary item...   $   842         $    --            $ 125            $   967         $(49)         $  918
                                      =======         =======            =====            =======         ====     ===========
Per share data:
  Income before extraordinary item
    per share -- basic and
    diluted........................                                                                                    $  1.21
                                                                                                                   ===========
  Number of shares used in
    calculation of per share data--
    basic and diluted..............                                                                                755,903,472(2)(3)
                                                                                                                   ===========

              The accompanying Notes are an integral part of this
                  Pro Forma Consolidated Statement of Income.

                                 METLIFE, INC.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 1999

                                                                                   AS ADJUSTED FOR
                                               ESTABLISHMENT                         THE CLOSED
                                               OF THE CLOSED         THE            BLOCK AND THE
                                  HISTORICAL     BLOCK(1)      DEMUTUALIZATION     DEMUTUALIZATION
                                  ----------   -------------   ---------------     ---------------
                                                       (DOLLARS IN MILLIONS)
ASSETS
  Investments:
    Fixed maturities available-
      for-sale, at fair value...   $ 96,981      $(21,729)        $     --            $ 75,252
    Equity securities, at fair
      value.....................      2,006            --               --               2,006
    Mortgage loans on real
      estate....................     19,739        (4,785)              --              14,954
    Real estate and real estate
      joint ventures............      5,649            --               --               5,649
    Policy loans................      5,598        (3,747)              --               1,851
    Other limited partnership
      interests.................      1,331            --               --               1,331
    Short-term investments......      3,055            (8)              --               3,047
    Other invested assets.......      1,501          (404)              --               1,097
                                   --------      --------         --------            --------
                                    135,860       (30,673)              --             105,187
  Cash and cash equivalents.....      2,789          (251)          (2,871)(2)            (333)
  Accrued investment income.....      1,725          (223)              --               1,502
  Premiums and other
    receivables.................      6,681          (129)              --               6,552
  Deferred policy acquisition
    costs.......................      8,492        (4,076)              --               4,416
  Deferred income taxes.........        603            36               --                 639
  Other.........................      4,141            --               --               4,141
  Closed block assets...........         --        35,316               --              35,316
  Separate account assets.......     64,941            --               --              64,941
                                   --------      --------         --------            --------
                                   $225,232      $     --         $ (2,871)           $222,361
                                   ========      ========         ========            ========
LIABILITIES AND EQUITY
LIABILITIES:
  Future policy benefits........   $ 73,582      $(38,576)        $    408(2)         $ 35,414
  Policyholder account
    balances....................     45,901            (4)              --              45,897
  Other policyholder funds......      4,498          (308)              --               4,190
  Policyholder dividends
    payable.....................        974          (712)              --                 262
  Short-term debt...............      4,208            --               --               4,208
  Long-term debt................      2,514            --               --               2,514
  Current income taxes
    payable.....................        548           (14)             (46)(4)             488
  Other.........................     14,376           (13)             178(4)           14,541
  Closed block liabilities......         --        39,627               --              39,627
  Separate account
    liabilities.................     64,941            --               --              64,941
                                   --------      --------         --------            --------
                                    211,542            --              540             212,082
                                   --------      --------         --------            --------
Company-obligated mandatorily
  redeemable securities of
  subsidiary trust holding
  solely debentures of Parent...         --            --               --                  --
                                   --------      --------         --------            --------
EQUITY:
  Preferred stock...............         --            --               --                  --
  Common stock..................         --            --                5(2)(8)             5
  Additional paid-in capital....         --            --           10,684(2)(8)        10,684
  Retained earnings.............     14,100            --          (14,100)(8)              --
  Accumulated other comprehen-
    sive loss...................       (410)           --               --                (410)
                                   --------      --------         --------            --------
                                     13,690            --           (3,411)             10,279
                                   --------      --------         --------            --------
                                   $225,232      $     --         $ (2,871)           $222,361
                                   ========      ========         ========            ========

                                    THE
                                  INITIAL       THE         THE
                                   PUBLIC     PRIVATE       UNIT
                                  OFFERING   PLACEMENTS   OFFERING   PRO FORMA
                                  --------   ----------   --------   ---------
                                       (DOLLARS IN MILLIONS)
ASSETS
  Investments:
    Fixed maturities available-
      for-sale, at fair value...   $   --       $ --        $ --     $ 75,252
    Equity securities, at fair
      value.....................       --         --          --        2,006
    Mortgage loans on real
      estate....................       --         --          --       14,954
    Real estate and real estate
      joint ventures............       --         --          --        5,649
    Policy loans................       --         --          --        1,851
    Other limited partnership
      interests.................       --         --          --        1,331
    Short-term investments......       --         --          --        3,047
    Other invested assets.......       --         --          --        1,097
                                   ------       ----        ----     --------
                                       --         --          --      105,187
  Cash and cash equivalents.....    2,735(5)     855(6)      840(7)     4,097
  Accrued investment income.....       --         --          --        1,502
  Premiums and other
    receivables.................       --         --          --        6,552
  Deferred policy acquisition
    costs.......................       --         --          --        4,416
  Deferred income taxes.........       --         --          --          639
  Other.........................       --         --          --        4,141
  Closed block assets...........       --         --          --       35,316
  Separate account assets.......       --         --          --       64,941
                                   ------       ----        ----     --------
                                   $2,735       $855        $840     $226,791
                                   ======       ====        ====     ========
LIABILITIES AND EQUITY
LIABILITIES:
  Future policy benefits........   $   --       $ --        $ --     $ 35,414
  Policyholder account
    balances....................       --         --          --       45,897
  Other policyholder funds......       --         --          --        4,190
  Policyholder dividends
    payable.....................       --         --          --          262
  Short-term debt...............       --         --          --        4,208
  Long-term debt................       --         --          --        2,514
  Current income taxes
    payable.....................       --         --          --          488
  Other.........................       --         --          --       14,541
  Closed block liabilities......       --         --          --       39,627
  Separate account
    liabilities.................       --         --          --       64,941
                                   ------       ----        ----     --------
                                       --         --          --      212,082
                                   ------       ----        ----     --------
Company-obligated mandatorily
  redeemable securities of
  subsidiary trust holding
  solely debentures of Parent...       --         --         836(7)       836
                                   ------       ----        ----     --------
EQUITY:
  Preferred stock...............       --         --          --           --
  Common stock..................        2(5)       1(6)       --            8
  Additional paid-in capital....    2,733(5)     854(6)        4(7)    14,275
  Retained earnings.............       --         --          --           --
  Accumulated other comprehen-
    sive loss...................       --         --          --         (410)
                                   ------       ----        ----     --------
                                    2,735        855           4       13,873
                                   ------       ----        ----     --------
                                   $2,735       $855        $840     $226,791
                                   ======       ====        ====     ========

              The accompanying Notes are an integral part of this
                     Pro Forma Consolidated Balance Sheet.

             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     (1) The pro forma consolidated balance sheet and pro forma consolidated statement of income reflect the assets which have been set aside to establish the closed block, and the related liabilities, revenues and expenses, in each case based on provisions in the plan of reorganization. Closed block assets and liabilities on the pro forma consolidated balance sheet are reflected at their historical carrying values. See "The Demutualization -- Establishment and Operation of the Closed Block". We have established bookkeeping records to specifically segregate the assets, liabilities, revenues and expenses in the pro forma closed block, as if the closed block had been formed on January 1, 1999. These amounts include any new individual participating policies issued during 1999 and the revenues and expenses associated with individual participating policies eligible to be included in the closed block. The closed block will actually be formed on the effective date of the plan and, accordingly, the actual assets and liabilities ultimately assigned to the closed block and their carrying values will not be final until that date. In management's opinion, the assets and liabilities of the closed block as of the effective date of the plan are not expected to differ materially from the assets and liabilities reflected in the pro forma consolidated balance sheet.

     The pro forma consolidated statement of income reflects actual revenues and expenses related to the segregated assets and liabilities of the closed block and certain estimates that management believes are reasonable. We have determined the closed block amounts in the pro forma consolidated statement of income using the underlying policyholder administrative records supporting this business. Actual revenues and expenses related to the segregated closed block liabilities and closed block assets were used to derive the pro forma consolidated statement of income for the year ended December 31, 1999. Net investment income and realized investment gains and losses for the year ended December 31, 1999 reflect the actual income from assets set aside for assignment to the closed block. In management's opinion, the revenues and expenses of the individual participating policies to be included in the closed block as of the effective date of the plan are not expected to differ materially from the pro forma consolidated statement of income.

     The closed block amounts in the pro forma consolidated statement of income for the year ended December 31, 1999 reflect new individual participating policies issued during such period, which will ultimately be included in the closed block if such policies remain in force as of the effective date of the plan. Closed block amounts were determined as follows: (1) premiums and benefits related to the policies to be included within the closed block were used; (2) net investment income for the year ended December 31, 1999 reflects the actual income from assets set aside for assignment to the closed block; (3) policyholder dividends were based on dividend scales of policies to be included within the closed block; (4) maintenance expenses were based on per policy charges provided in the plan of reorganization; and (5) realized investment gains and losses of the closed block for the year ended December 31, 1999 reflect the actual gains and losses from the assets set aside for assignment to the closed block.

     Deferred policy acquisition costs on business included in the closed block has been reported as an asset of the closed block in the pro forma consolidated balance sheet. Amortization of closed block deferred policy acquisition costs, other than amounts arising from realized investment gains and losses on assets not allocated to the closed block, has been included in other expenses in the closed block.

     The pre-tax contribution from the closed block will include only those revenues, benefit payments, dividends, premium taxes, administrative expenses and investment expenses considered in funding the closed block. See "The Demutualization -- Establishment and Operation of the Closed Block". We will report the pre-tax contribution from the closed block as a single line item of total revenues. We will reflect income tax expense applicable to the closed block, which the closed block will pay, as a component of income tax expense. The excess of closed block liabilities over closed block assets at the effective date of the demutualization will represent the estimated maximum future contribution from the closed block expected to result from operations attributed to the closed block after income taxes. The contribution from the closed block will be recognized in income over the period the policies and contracts in the closed block remain in force. Management believes that over time the actual cumulative contributions from the closed block will approximately equal the expected cumulative contributions, due to the effect of dividend changes. If, over the period the closed block remains in existence, the actual cumulative contribution from the closed block is greater than the expected cumulative contribution from the closed block, only such expected contribution will be recognized in income with the excess recorded as a policyholder dividend obligation, because the excess of the actual cumulative contribution from the closed block over such expected cumulative contribution will be paid to closed block policyholders as additional policyholder dividends unless offset by future unfavorable experience of the closed block. If over such period, the actual cumulative contribution from the closed block is less than the expected cumulative contribution from the closed block, only such actual contribution will be recognized in income. However, we may change dividends in the future, which would be intended to increase future actual contributions until the actual cumulative contributions equal the expected cumulative contributions.

     Pursuant to the plan of reorganization, Metropolitan Life Insurance Company has set aside assets for assignment to the closed block in an amount that produces cash flows which, together with anticipated revenue from the individual life insurance policies included in the closed block, are reasonably expected to be sufficient to support obligations and liabilities relating to these policies, and to provide for the continuation of policyholder dividend scales in effect for 1999, if the experience underlying such dividend scales continues, and for appropriate adjustments in such scales if the experience changes. The excess of closed block liabilities over closed block assets at the effective date of the demutualization equals the estimated maximum future after tax contribution from the closed block. As noted above, we will recognize in income the contribution from the closed block over the period the policies and contracts in the closed block remain in force.

     As a result of the establishment of the closed block, certain line items in our consolidated financial statements subsequent to the establishment of the closed block will reflect material reductions in reported amounts, compared with periods prior to the establishment of the closed block. These changes will have no effect on net income. We will reflect the results of the closed block business as a single line item in our consolidated statement of income entitled, "Contribution from the closed block". Prior to the establishment of the closed block, the results from the underlying business were reported in various line items in our consolidated statement of income, including premiums, net investment income, policyholder benefits and claims and other expenses. In addition, all assets and liabilities allocated to the closed block will be reported in our consolidated balance sheet separately under the captions, "Closed block assets" and "Closed block liabilities," respectively.

     (2) The number of shares of our common stock used in the calculation of pro forma income before extraordinary item per share -- basic and diluted is as follows:

Shares allocated to eligible policyholders..................  701,520,307
Less shares allocated to eligible policyholders who receive
  cash or policy credits....................................  207,616,835
                                                              -----------
Shares issued to the MetLife Policyholder Trust.............  493,903,472
Shares issued in the initial public offering................  202,000,000
Shares issued in the private placements.....................   60,000,000
                                                              -----------
Total shares of common stock outstanding....................  755,903,472
                                                              ===========

     We expect to contribute $4,090 million of the aggregate net proceeds from the offerings and the private placements to Metropolitan Life Insurance Company, of which:

     - an estimated $408 million will be used to reimburse Metropolitan Life Insurance Company for the crediting of policy credits to certain policyholders in the demutualization in lieu of 28,660,022 allocated shares of our common stock;

     - an estimated $2,550 million will be used to reimburse Metropolitan Life Insurance Company for cash payments to certain policyholders in the demutualization in lieu of 178,956,813 allocated shares of our common stock;

     - an estimated $321 million will be used to reimburse Metropolitan Life Insurance Company for cash payments to be made by its Canadian branch to certain holders of policies included in its Canadian business sold to Clarica Life Insurance Company in 1998. See "The
       Demutualization -- Transferred Canadian Policies";

     - an estimated $361 million to reimburse Metropolitan Life Insurance Company for the payment of fees and expenses incurred in connection with the demutualization; and

     - an estimated $450 million will be used for general corporate purposes and to repay up to $450 million of short-term debt incurred in connection with our acquisition of GenAmerica.

     We have reflected the amounts expected to be used to fund those policy credits referred to above as an increase in future policy benefits and a reduction of retained earnings in the pro forma consolidated balance sheet. We have reflected the amounts we expect to use to make the cash payments referred to above as a reduction in retained earnings in the pro forma consolidated balance sheet.

     In connection with the contribution of the net proceeds from the initial public offering, the private placements and the offering of equity security units to Metropolitan Life Insurance Company as described above, Metropolitan Life Insurance Company expects to issue to MetLife, Inc. its $875 million 8.00% mandatorily convertible capital note due 2005 having the principal terms described under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- MetLife, Inc."

     (3) Each unit in the unit offering consists of (a) a contract to purchase shares of our common stock and (b) an 8.00% capital security of MetLife Capital Trust I. Before the issuance of shares of our common stock upon settlement of the purchase contracts, the units will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating earnings per share for any period is deemed to be increased by the excess, if any, of the number of shares issuable upon settlement of the purchase contracts over the number of shares that could be purchased by us in the market, at the average market price during that period, using the proceeds receivable upon settlement. Consequently, there will be no dilutive effect on our earnings per share except during periods when the average market price of our common stock is above $16.82 per share.

     (4) The pro forma consolidated balance sheet reflects estimated additional nonrecurring expenses of $132 million (net of income taxes of $46 million) related to the demutualization assumed to be incurred at the date of the pro forma consolidated balance sheet. The pro forma consolidated statement of income does not reflect such nonrecurring expenses since they will be reported as an extraordinary item.

     (5) Represents gross proceeds of $2,879 million from the issuance of 202,000,000 shares of our common stock, less an underwriting discount and estimated offering expenses aggregating $144 million, in the initial public offering.

     (6) Represents proceeds of $855 million from the issuance of 60,000,000 shares of our common stock at an initial public offering price of $14.25 in the private placements.

     (7) Represents gross proceeds of $875 million from the issuance of the equity security units, less an assumed underwriting discount and estimated offering expenses aggregating $35 million. The financial statements of the trust will be consolidated in our consolidated financial statements, with the capital securities shown on our consolidated balance sheet under the caption "Company-obligated mandatorily redeemable securities of subsidiary trust holding solely debentures of Parent". The proceeds from the units will be allocated to the underlying purchase contracts and capital securities based on their relative fair values at the offering date. For purposes of the pro forma consolidated balance sheet, the fair value of the underlying purchase contracts and capital securities was assumed to be $4 million and $836 million, respectively. The forward contracts will be reported in additional paid-in capital and subsequent changes in fair value will not be recognized. The notes to our consolidated financial statements will disclose that the sole assets of the trust will be the debentures. Distributions on the capital securities will be reported as a charge to minority interest in our consolidated statements of income, whether paid or accrued. The charge to other expenses in the pro forma consolidated statement of income reflects distributions on the capital securities at the rate of 8.00% ($70 million) and the accretion of the discount ($8 million) on the carrying value of the Company-obligated mandatorily redeemable securities of subsidiary trust holding solely debentures of Parent. The income tax benefit related to such charges is $28 million.

     (8) Represents the reclassification of the retained earnings of Metropolitan Life Insurance Company to reflect the demutualization as follows:

                                                          (DOLLARS IN MILLIONS)
                                                          ---------------------
Historical retained earnings.............................        $14,100
Less proceeds of offerings used to fund policy credits
  and cash payments to certain eligible policyholders....          2,958
Less cash payments made by Metropolitan Life Insurance
  Company's Canadian branch to certain holders of
  policies included in its Canadian business sold to
  Clarica Life Insurance Company. We will account for the
  payments to the transferred Canadian policyholders in
  other expenses in the same period as the effective date
  of the plan of reorganization..........................            321
Less additional demutualization expenses (net of income
  taxes of $46 million)..................................            132
                                                                 -------
Retained earnings related to eligible policyholders
  receiving common stock.................................        $10,689
                                                                 =======

     (9) Represents the elimination of the surplus tax. As a stock life insurance company, we will no longer be subject to the surplus tax after the effective date of the plan.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following analysis of the consolidated financial condition and results of operations of MetLife should be read in conjunction with "Selected Financial Information", the consolidated financial statements and notes thereto and "Pro Forma Consolidated Financial Information" included elsewhere in this prospectus.

BACKGROUND

     We are a leading provider of insurance and financial services to a broad spectrum of individual and institutional customers. We offer insurance, annuity and investment products to individuals and group insurance and retirement and savings products and services to corporations and other institutions. We derive our revenues principally from:

     - premiums from individual and group insurance, including those annuities that have a death benefit component;

     - fees from universal and variable life insurance products, annuity, investment products and administrative services contracts;

     - premiums from property and casualty insurance;

     - asset management fees; and

     - net investment income and realized investment gains or losses on general account assets.

     Our operating expenses consist of insurance benefits, increases in liabilities, interest credited on general account liabilities, marketing and administrative costs relating to products we sell, including commissions to our sales representatives, net of deferrals, and general business expenses. Our profitability depends largely on the adequacy of our product pricing, underwriting and methodology for the establishment of liabilities for future policyholder benefits, our ability to earn appropriate spreads between earned investment rates on general account assets and dividend and interest credited rates to customers, the amount of assets under management and our ability to manage our expenses.

     We are organized into five major business segments: Individual Business, Institutional Business, Asset Management, Auto & Home and International. Subsequent to January 6, 2000, the date on which we acquired GenAmerica, GenAmerica's businesses will be incorporated into our business segments as applicable, except for RGA, which will be separately designated as our Reinsurance segment. We also maintain a Corporate segment through which we report items that are not directly allocable to any of our business segments, including unallocated capital, income and expenses. We manage and allocate our general account assets among our business segments through distinct portfolios for each product group. Capital is allocated among each of our business segments based on a percentage of the "risk-based capital" levels of the assets allocated to the segments. RISK-BASED CAPITAL ("RBC") is a regulatory measure designed to aid in the evaluation of the statutory capital and surplus of life and health insurers. We also allocate net investment income to each business segment based upon the assets allocated to the segment.

     Sales of our insurance, annuity and investment products have been affected by overall trends in the insurance industry generally, as Americans have begun to rely less on traditional life insurance, defined benefit retirement plans, social security and other government programs, and the "baby-boom" generation has begun to enter its prime savings years. Reflecting these trends, as well as the impact of a strong equities market in recent years, sales of our traditional insurance products have declined in recent years, while sales of variable life and annuities, mutual funds and other savings products have increased. During the five years ended 1999, the separate account liabilities related to our individual variable annuity products grew at a 38.2% compound annual rate, and totaled $20.7 billion and $15.8 billion at December 31, 1999 and 1998, respectively. During the five years ended 1999, first-year premiums and deposits from variable life insurance products grew at a compound annual rate of 33.1% and were $389 million and $371 million for the years ended December 31, 1999 and 1998, respectively.

     In addition, as the U.S. employment market has become more competitive, employers are seeking to enhance their ability to hire and retain employees by providing attractive benefit plans. Current trends in the work environment also reflect increasing concern of employees about the future of government-funded retirement and "safety-net" programs, an increasingly mobile workforce and the desire of employers to share the market risk from the investment of pension assets with employees. We believe these trends are facilitating the introduction of new benefits such as long-term care and auto and homeowners insurance, and are leading more employers to adopt defined contribution pension arrangements and 401(k) plans. A related trend has been the increased offering of voluntary products, which provide valued benefits to employees at little or no cost to the employer. These benefits, while paid for by employees, appeal to them because they are generally priced at group rates and are usually paid for by payroll deduction, making them convenient to purchase and maintain.

     We enter into reinsurance agreements to spread the risk and minimize the effect of losses. The amount of each risk retained by us depends on our evaluation of the specific risk, subject, in certain circumstances, to maximum limits based on characteristics of coverages. In recent periods, in response to the reduced cost of reinsurance coverage, we have increased the amount of MORTALITY risk coverage purchased from third party reinsurers. Since 1996, we have continually entered into reinsurance agreements that CEDED substantially all of the mortality risk on term insurance policies issued during 1996 and subsequent years, and on whole life and survivorship whole life insurance policies issued in 1997 and subsequent years. In 1998, we reinsured substantially all of the mortality risk on universal life policies we issued since 1983. We are continuing to reinsure substantially all of the mortality risk on our universal life policies as well as insurance face amounts which are above our retention limits. Generally, as a result of these transactions, we now reinsure up to 90% of the mortality risk for all new individual insurance policies that we write.

     We also maintain and manage a significant amount of mortality risk, including through our ownership of RGA, which retains mortality risk from many insurers, including MetLife. Furthermore, many of our individual life products, as well as some of our group insurance and annuity products, include elements of mortality risk.

     Our reinsurance agreements generally provide for payments to the reinsurers for the risks transferred to them, reduced by reimbursements to us of our policy issuance costs. The amounts presented in our consolidated statements of income for revenues and policyholder benefits are net of amounts ceded to the reinsurers. We report amounts reimbursed related to administrative costs for maintaining policies covered under reinsurance agreements in other revenues.

     Over the past three years, we have repositioned our investment portfolio in order to provide a higher operating rate of return on our invested assets. In connection with this strategy, we have reduced our investments in treasury securities, corporate equities and equity real estate and increased our investments in fixed maturities with a higher current operating yield.

     We have selectively acquired and disposed of businesses during the past several years as part of our business strategies and to enhance our overall returns. We expanded the distribution channels of Individual Business in the bank and broker-dealer distribution channels through the acquisitions of Security First Group in 1997 and of Nathan & Lewis in 1998. We became a leading provider of administrative services in the 401(k) market through the acquisitions of Benefit Services Corporation and the defined contribution record-keeping and participant services business formerly owned by Bankers Trust Corporation. We sold our commercial finance subsidiary in 1998 because it was not part of our core business strategy and disposed of a substantial portion of our insurance operations in the U.K. and Canada to exit mature markets with little opportunity for growth. We expect to continue to make selective acquisitions and dispositions that augment our business strategies.

     On January 6, 2000, we acquired GenAmerica Corporation for $1.2 billion in cash. In connection with our acquisition of the stock of GenAmerica, we incurred $900 million of short-term debt, consisting primarily of commercial paper. We intend to repay up to $450 million of that debt with proceeds from the offerings and the private placements in excess of those amounts required under the plan. In addition, we incurred approximately $3.2 billion of short-term debt, consisting primarily of commercial paper, in connection with our exchange offer to holders of General American Life funding agreements. On September 29, 1999, MetLife Funding, Inc. and Metropolitan Life Insurance Company obtained an additional committed credit facility for $5 billion, which serves as back-up for this commercial paper. For a description of the acquisition and related transactions, see "Business -- Acquisition of GenAmerica".

     On September 30, 1999, our Auto & Home segment acquired the standard personal lines property and casualty insurance operations of The St. Paul Companies, which had in-force premiums of approximately $1.1 billion and approximately 3,000 independent agencies and brokers. We funded this acquisition, plus an additional investment in the business, with available cash and the issuance of commercial paper. This acquisition substantially increased the size of this segment's business, making us the eleventh largest personal property and casualty insurer in the U.S. based on 1998 net premiums written.

     In recent years, we have implemented programs to reduce operating expenses and enhance the efficiency of our operations. For the year ended December 31, 1999, we reduced the number of non-sales positions by 1,856, or 7%. These reductions are in addition to the elimination of 2,267, or 11%, of the non-sales positions in 1998. In 1999, we began an internal reorganization to integrate the operations of New England Financial, which since its merger with MetLife had been operated as a separate division, with the individual insurance operations of MetLife. The objective of this internal reorganization is to identify opportunities to eliminate redundant processes and costs, while maintaining the brand identities of our distribution channels and products.

THE DEMUTUALIZATION

     Pursuant to the New York Insurance Law, the board of directors of Metropolitan Life Insurance Company adopted the plan of reorganization on September 28, 1999, and subsequently adopted amendments to the plan. On the date the plan becomes effective, Metropolitan Life Insurance Company will convert from a mutual life insurance company to a stock life insurance company and become a wholly-owned subsidiary of MetLife, Inc. This process is commonly known as a demutualization. We estimate that costs relating to the demutualization, excluding costs relating to the offerings and the private placements, will total $361 million, net of income taxes of $83 million. We have recorded demutualization costs of $229 million, net of income taxes of $37 million, through December 31, 1999. Demutualization expenses consist of our cost of printing and mailing materials to policyholders and our aggregate cost of engaging independent accounting, actuarial, compensation, financial, investment banking and legal advisors and other consultants to advise us in the demutualization process and related matters, as well as other administrative costs. The New York Superintendent of Insurance has also engaged experts to provide actuarial, investment banking, legal and auditing advice. Pursuant to the New York Insurance Law, we must pay the fees and expenses of such consultants, which fees and expenses are included in the above amounts. We have also agreed to indemnify certain of our consultants and consultants to the New York Superintendent against liabilities arising out of their engagements in connection with the demutualization.

     In addition, if Metropolitan Life Insurance Company demutualizes, we will incur costs related to payments to certain holders of Canadian policies included in the Canadian business sold by

Metropolitan Life Insurance Company to Clarica Life Insurance Company in 1998. See "The Demutualization -- Transferred Canadian Policies". These costs will be charged to other expenses in the same period as the effective date of the plan. The payments will be determined in a manner that is consistent with the treatment of, and fair and equitable to, eligible policyholders of Metropolitan Life Insurance Company. Based on actuarial calculations we have made regarding these payments, we estimate that the aggregate payments will be $321 million.

     The plan of reorganization requires us to complete an initial public offering of our common stock on the effective date of the plan. The plan also permits us to complete one or more private placements and other specified capital raising transactions on the effective date of the plan. Concurrently with this offering, we have agreed to sell an aggregate of 60,000,000 shares of our common stock (or 30,000,000 shares each) at a price per share equal to the initial public offering price, to Banco Santander Central Hispano, S.A. and Credit Suisse Group or their respective affiliates in private placements. In addition, we and a trust we own are offering 17,500,000 equity security units for an aggregate offering of $875 million, plus up to an additional $131,250,000 if the underwriters' options to purchase additional units are exercised in full. Each unit consists of (a) a contract to purchase shares of our common stock and
(b) a capital security of MetLife Capital Trust I, a Delaware business trust wholly-owned by us. For a description of the units see "Description of the Equity Security Units". We cannot proceed with any offering relating to the units and the private placements without the approval of the New York Superintendent. The final terms of the initial public offering, the offering of units and the private placements must be approved by the New York Superintendent. The New York Superintendent has approved the final terms of the offerings and the private placements. We will be required to use the net proceeds from the initial public offering, as well as the net proceeds from the offering of units and the private placements, in the manner set forth under the caption "Use of Proceeds" above.

     The plan of reorganization requires that Metropolitan Life Insurance Company establish and operate a closed block for the benefit of holders of certain individual life insurance policies of Metropolitan Life Insurance Company. We will allocate assets to the closed block in an amount that produces cash flows which, together with anticipated revenue from the policies included in the closed block, are reasonably expected to be sufficient to support obligations and liabilities relating to these policies, including, but not limited to, provisions for the payment of claims and certain expenses and taxes, and to provide for the continuation of policyholder dividend scales in effect for 1999, if the experience underlying such dividend scales continues, and for appropriate adjustments in such scales if the experience changes. The closed block assets, the cash flows generated by the closed block assets and the anticipated revenue from the policies in the closed block will benefit only the holders of the policies in the closed block. To the extent that, over time, cash flows from the assets allocated to the closed block and claims and other experience relating to the closed block are, in the aggregate, more or less favorable than assumed in establishing the closed block, total dividends paid to closed block policyholders in the future may be greater than or less than the total dividends that would have been paid to these policyholders if the policyholder dividend scales in effect for 1999 had been continued. Any cash flows in excess of amounts assumed will be available for distribution over time to closed block policyholders and will not be available to our stockholders. The closed block will continue in effect as long as any policy in the closed block remains in force. Its expected life is over 100 years.

     We do not expect the closed block will affect our net income or our liquidity after its establishment. We will use the same accounting principles to account for the PARTICIPATING POLICIES included in the closed block as we used prior to the date of demutualization. However, we will establish a policyholder dividend obligation for earnings that will be paid to policyholders as additional dividends in the amounts described below, unless these earnings are offset by future unfavorable experience of the closed block. The excess of closed block liabilities over closed block assets at the effective date of the demutualization represents the estimated maximum future contributions from the closed block expected to result from operations attributed to the closed block after income taxes. We will recognize the contributions from the closed block in income over the period the policies and contracts in the closed block remain in force. Management believes that over time the actual cumulative contributions from the closed block will approximately equal the expected cumulative contributions, due to the effect of dividend changes. If, over the period the closed block remains in existence, the actual cumulative contribution from the closed block is greater than the expected cumulative contribution from the closed block, we will recognize only the expected cumulative contribution in income with the excess recorded as a policyholder dividend obligation, because we will pay the excess of the actual cumulative contribution from the closed block over the expected cumulative contribution to closed block policyholders as additional policyholder dividends unless offset by future unfavorable experience of the closed block. If over such period, the actual cumulative contribution from the closed block is less than the expected cumulative contribution from the closed block, we will recognize only the actual contribution in income. However, we may change dividends in the future, which would be intended to increase future actual contributions until the actual cumulative contributions equal the expected cumulative contributions.

     As required by law, the plan was approved by more than two-thirds of eligible policyholders who voted in voting completed on February 7, 2000. The plan of reorganization will not become effective unless, after conducting a public hearing on the plan, the New York Superintendent of Insurance approves it based on a finding, among other things, that the plan is fair and equitable to policyholders. The New York Superintendent held a public hearing on the plan on January 24, 2000 and issued an order approving the plan on April 4, 2000.

RESULTS OF OPERATIONS

     The following table presents summary consolidated financial information for the periods indicated:

                                                                   FOR THE YEARS ENDED
                                                                      DECEMBER 31,
                                                              -----------------------------
                                                               1999       1998       1997
                                                               ----       ----       ----
                                                                  (DOLLARS IN MILLIONS)
REVENUES
Premiums....................................................  $12,088    $11,503    $11,278
Universal life and investment-type product policy fees......    1,438      1,360      1,418
Net investment income.......................................    9,816     10,228      9,491
Other revenues..............................................    2,154      1,994      1,491
Net realized investment gains (losses) (net of amounts
  allocable to other accounts of $(67), $608 and $231,
  respectively).............................................      (70)     2,021        787
                                                              -------    -------    -------
                                                               25,426     27,106     24,465
                                                              -------    -------    -------
EXPENSES
Policyholder benefits and claims (excludes amounts directly
  related to net realized investment gains and losses of
  $(21), $368 and $161, respectively).......................   13,105     12,638     12,403
Interest credited to policyholder account balances..........    2,441      2,711      2,878
Policyholder dividends......................................    1,690      1,651      1,742
Other expenses (excludes amounts directly related to net
  realized investment gains and losses of $(46), $240 and
  $70, respectively)........................................    6,755(1)   8,019(1)   5,771
                                                              -------    -------    -------
                                                               23,991     25,019     22,794
                                                              -------    -------    -------
Income before provision for income taxes and extraordinary
  item......................................................    1,435      2,087      1,671
Provision for income taxes..................................      593        740        468
                                                              -------    -------    -------
Income before extraordinary item............................      842      1,347      1,203
Extraordinary item -- demutualization expense, net of income
  tax of $35 and $2, respectively...........................      225          4         --
                                                              -------    -------    -------
Net income..................................................  $   617    $ 1,343    $ 1,203
                                                              =======    =======    =======

---------------

(1) Other expenses in 1999 includes a pre-tax charge of $499 million principally related to the settlement of a multidistrict litigation proceeding involving alleged improper sales practices, accruals for sales practices claims not covered by the settlement and other legal costs. During 1998, we obtained certain excess of loss reinsurance and excess insurance policies and agreements providing coverage for risks associated primarily with sales practices claims and claims for personal injuries caused by exposure to asbestos or asbestos-containing products. In 1998, we recorded a pre-tax charge of $1,895 million, included in other expenses, for related insurance and reinsurance premiums and for potential liabilities related to certain of these claims. See "Business -- Legal Proceedings".

YEAR ENDED DECEMBER 31, 1999 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1998

     Premiums increased by 5% to $12,088 million in 1999 from $11,503 million in 1998. This increase was attributable to strong growth in Institutional Business of $366 million, or 7%, and Auto & Home of $348 million, or 25%. These increases were partially offset by decreases in International of $95 million, or 15%, and in Individual Business of $34 million, or 1%. Institutional Business' growth was primarily driven by an increase in non-medical health premiums due to increased sales and improved policyholder retention in our dental and disability businesses. Auto & Home's premium increase was primarily due to the acquisition of the standard personal lines property and casualty insurance operations of The St. Paul Companies, representing $262 million of the premiums, as well as growth in both standard and non-standard auto insurance businesses. International's premium decrease was primarily due to the disposition of a substantial portion of our Canadian operations in July 1998. The Individual Business decrease was primarily attributable to the decline in sales of traditional life insurance policies, which reflected a continued shift in customers' investment preferences from those policies to variable life products as well as decreased sales of supplementary contracts with life contingencies.

     Universal life and investment-type product policy fees increased by 6% to $1,438 million in 1999 from $1,360 million in 1998. This increase was attributable to increases of $71 million, or 9%, in Individual Business and $27 million, or 6%, in Institutional. These increases were partially offset by a decrease in International of $20 million, or 29%. The Individual Business policy fee increase was primarily due to the continued growth in deposits for investment products as well as stock market appreciation. The $27 million increase in Institutional Business' policy fees was primarily due to continued growth in sales of products used in executive and corporate-owned benefit plans. The majority of International's policy fee decrease resulted from the sale of a substantial portion of our Canadian operations.

     Net investment income decreased by 4% to $9,816 million in 1999 from $10,228 million in 1998. This decrease was primarily due to reductions in (i) investment income related to mortgage loans on real estate of $93 million, or 6%, (ii) investment income on other invested assets of $340 million, or 40%,
(iii) equity securities income of $38 million, or 49%, (iv) policy loan income of $47 million, or 12% and (v) real estate and real estate joint ventures income, after investment expenses and depreciation, of $106 million, or 15%. These reductions in net investment income were partially offset by higher income from fixed maturities of $203 million, or 3%. The reduction in investment income from mortgage loans on real estate to $1,479 million in 1999 from $1,572 million in 1998 was due to a reduction in principal balances in MetLife Capital Holdings, Inc. and a substantial portion of our Canadian operations, which were sold in 1998, the proceeds from which were reinvested in fixed maturities. Likewise, the increase in fixed maturity investment income to $6,766 million in 1999 from $6,563 million in 1998 was primarily attributable to increased average principal balances due, in part, to the reinvestment of proceeds from the sale of MetLife Capital Holdings, as well as from sales of equity securities, the dispositions of which were part of our 1998 year-end asset repositioning program. The reduction in investment income from other invested assets to $501 million in 1999 from $841 million in 1998 was due to a reduction in leveraged lease balances as a result of the sale of MetLife Capital Holdings and lower fees received from bond prepayments, calls and tenders. The reduction in real estate and real estate joint ventures income was primarily attributable to the timing of sales of investments held by our real estate joint ventures.

     Other revenues, which are primarily comprised of expense reimbursements from reinsurers and fees related to investment management and administrative services and securities lending activities, increased by 8% to $2,154 million in 1999 from $1,994 million in 1998. This increase was primarily attributable to growth of $84 million, or 18%, in Individual Business and $54 million, or 9%, in Institutional Business. The Individual Business increase is primarily due to a full year of activity from our acquisition of Nathan & Lewis, which was acquired in April 1998. The increase in Institutional Business is due to increases in our non-medical health and retirement and savings businesses, partially offset by a decrease in our group life business. Our non-medical health business increased $61 million primarily due to growth in our dental administrative service business. The increase in our retirement and savings business of $44 million reflected higher administrative fees derived from separate accounts and our defined contribution record-keeping services. The decrease in the group life business of $51 million was primarily due to lower income in 1999 related to funds used to seed separate accounts.

     Our realized investment gains and losses are net of related policyholder amounts. The amounts netted against realized investment gains and losses are (i) amortization of deferred policy acquisition costs attributable to the increase or decrease in product gross margins or profits resulting from realized investment gains and losses, (ii) additional policyholder liabilities, which are required when investment gains are realized and we reinvest the proceeds in lower yielding assets ("loss recognition"), and
(iii) liabilities for those participating contracts in which the policyholders' accounts are increased or decreased by the related investment gains or losses.

     Net realized investment gains (losses) decreased by 103% to $(70) million in 1999 from $2,021 million in 1998. This decrease reflected total gross realized investment losses of $(137) million, a decrease of 105%, from total gross realized investment gains of $2,629 million in 1998, before the offsets for the amortization of deferred policy acquisition costs of $46 million and $(240) million, loss recognition of $0 million and $(272) million and credits to participating contracts of $21 million and $(96) million related to assets sold in 1999 and 1998, respectively. A significant portion of our net realized investment gains in 1998 was attributable to a sales program initiated in the fourth quarter of 1998, which we conducted as part of our strategy to reposition our investment portfolio in order to provide a higher operating rate of return on our invested assets. In connection with this repositioning, we reduced our investments in treasury securities and corporate equities and increased our investments in fixed maturities with a higher current yield. Net realized investment losses in 1999 reflect the continuation of our strategy to reposition our investment portfolio in order to provide a higher operating rate of return on our invested assets.

     We believe the policy of netting related policyholder amounts against realized investment gains and losses provides important information in evaluating our operating performance. Realized investment gains and losses are often excluded by investors when evaluating the overall financial performance of insurers. We believe our presentation enables readers of our consolidated statements of income to easily exclude realized investment gains and losses and the related effects on the consolidated statements of income when evaluating our operating performance. Our presentation of realized investment gains and losses net of related policyholder amounts may be different from the presentation used by other insurance companies and, therefore, amounts in our consolidated statements of income may not be comparable with amounts reported by other insurers.

     Policyholder benefits and claims increased by 4% to $13,105 million in 1999 from $12,638 million in 1998. This increase reflected total gross policyholder benefits and claims of $13,084 million, an increase of $78 million from $13,006 million in 1998, before the offsets for loss recognition of $272 million in 1998 period (there were no offsets for loss recognition in 1999) and (reductions) in or additions to participating contractholder accounts of $(21) million and $96 million directly related to net realized investment gains and losses for the years ended December 31, 1999 and 1998, respectively. This increase was primarily attributable to increases of $296 million, or 5%, in Institutional Business and $272 million, or 26%, in Auto & Home, partially offset by a decrease of $134 million, or 22%, in International. The Institutional Business increase was primarily due to overall premium growth within our group dental and disability businesses. The increase in Auto & Home was primarily due to the St. Paul acquisition of $195 million, a 6% increase in the number of policies in force and $23 million of unfavorable claims development due to lower than expected savings resulting from the implementation of a new technology platform. The decrease in International was attributable to the sale of a substantial portion of our Canadian operations.

     Interest credited to policyholder account balances decreased by 10% to $2,441 million in 1999 from $2,711 million in 1998. This decrease was attributable to reductions of $169 million, or 14%, in Institutional Business, $64 million, or 4%, in Individual Business and $37 million, or 42%, in International. Group Insurance in Institutional Business decreased $63 million, or 14%, primarily due to cancellations in the leveraged corporate-owned life insurance business attributable to a change in the federal income tax treatment for those products. In addition, retirement and savings products declined by $106 million, or 14%, which reflected a shift in policyholders' investment preferences from guaranteed interest products to separate account alternatives. The decrease in Individual Business was due to a 1998 annuity reinsurance transaction, as well as a shift in policyholders' preferences to separate account alternatives. The International decrease was due to the sale of a substantial portion of our Canadian operations.

     Policyholder dividends increased by 2% to $1,690 million in 1999 from $1,651 million in 1998. This increase was attributable to increases of $64 million, or 4%, in Individual Business and $17 million, or 12%, in Institutional Business, which were somewhat offset by a $42 million, or 66%, decrease in International. The increase in Individual Business was primarily due to growth in cash values of policies associated with our large block of traditional life insurance business combined with a dividend scale increase on certain mature policies in 1999. Policyholder dividends within Institutional Business vary from period to period based on participating group insurance contract experience. The International decrease was due to the sale of a substantial portion of our Canadian operations.

     Other expenses decreased by 16% to $6,755 million in 1999 from $8,019 million in 1998. This decrease reflected total gross other expenses of $6,709 million, a decrease of 19%, from $8,259 million in 1998, before the offset for amortization of deferred policy acquisition costs directly attributable to net realized investment gains and losses of $(46) million and $240 million for the years ended December 31, 1999 and 1998, respectively. Excluding the effect of the pay down of debt with proceeds from the sale of MetLife Capital Holdings, Inc. in 1998, other expenses decreased by $1,372 million. This decrease was attributable to a $1,570 million, or 60%, decrease in Corporate. The decrease in Corporate was primarily due to a $1,895 million charge in 1998 for sales practices claims and claims for personal injuries caused by exposure to asbestos or asbestos-containing products, compared with a $499 million charge in 1999. The 1999 charge was principally related to the settlement of a multidistrict litigation proceeding involving alleged improper sale practices, accruals for sales practices claims not covered by the settlement and other legal costs. The 1998 charge of $1,895 million was comprised of $925 million and $970 million for sales practices claims and asbestos-related claims, respectively. We recorded the accrual for sales practices claims based on preliminary settlement discussions and the settlement history of other insurers.

     Prior to the fourth quarter of 1998, we established a liability for asbestos-related claims based on settlement costs for claims that we had settled, estimates of settlement costs for claims pending against us and an estimate of settlement costs for unasserted claims. The amount for unasserted claims was based on management's estimate of unasserted claims that would be probable of assertion. A liability is not established for claims which we believe are only reasonably possible of assertion. Based on this process, our accrual for asbestos-related claims at December 31, 1997 was $386 million. Our potential liabilities for asbestos-related claims are not easily quantified, due to the nature of the allegations against us, which are not related to the business of manufacturing, producing, distributing or selling asbestos or asbestos-containing products, adding to the uncertainty in the number of claims brought against us.

     During 1998, we decided to pursue the purchase of insurance to limit our exposure to asbestos-related claims. In connection with our negotiations with the casualty insurers to obtain this insurance, we obtained information that caused us to reassess our accruals for asbestos-related claims. This information included:

     - Information from the insurers regarding the asbestos-related claims experience of other insureds, which indicated that the number of claims that were probable of assertion against us in the future was significantly greater than we had assumed in our accruals. The number of claims brought against us is generally a reflection of the number of asbestos-related claims brought against asbestos defendants generally and the percentage of those claims in which we are included as a defendant. The information provided to us relating to other insureds indicated that we had been included as defendants for a significant percentage of total asbestos-related claims and that we may be included in a larger percentage of claims in the future, because of greater awareness of asbestos litigation generally by potential plaintiffs and plaintiffs' lawyers and because of the bankruptcy and reorganization or the exhaustion of insurance coverage of other asbestos defendants; and that, although volatile, there was an upward trend in the number of total claims brought against asbestos defendants.

     - Information derived from actuarial calculations we made in the fourth quarter of 1998 in connection with these negotiations, which helped us to frame, define and quantify this liability. These calculations were made using, among other things, current information regarding our claims and settlement experience (which reflected our decision to resolve an increased number of these claims by settlement), recent and historic claims and settlement experience of selected other companies and information obtained from the insurers.

     Based on this information, we concluded that certain claims that previously were considered as only reasonably possible of assertion were now probable of assertion, increasing the number of assumed claims to approximately three times the number assumed in prior periods. As a result of this reassessment, we increased our liability for asbestos-related claims to $1,278 million at December 31, 1998.

     During 1998, we paid $1,407 million of premiums for excess of loss reinsurance and insurance policies and agreements, consisting of $529 million for the excess of loss reinsurance agreements for sales practices claims and excess mortality losses and $878 million for the excess insurance policies for asbestos-related claims. The excess insurance policies for asbestos-related claims provide for recovery of losses of up to $1,500 million, while the excess of loss reinsurance policies provide for recovery of sales practices losses of up to $550 million and for certain mortality losses with a maximum aggregate limit of $650 million. We may recover amounts under the policies annually, with respect to claims paid during the prior calendar year. The policies contain self-insured retentions and, with respect to asbestos-related claims, annual and per-claim sublimits, for which we believe adequate provision has been made in our consolidated financial statements. For additional information regarding the nature of these claims, see "Business -- Legal Proceedings" and Note 9 of Notes to Consolidated Financial Statements.

     In addition to the decrease in Corporate in 1999, other expenses reflected a $104 million, or 30%, decrease in International, and increases of $128 million, or 33%, in Auto & Home and $142 million, or 6%, in Individual Business. The International decrease was primarily due to the sale of a substantial portion of our Canadian operations. The increase in Auto & Home was primarily due to the St. Paul acquisition. The increase in Individual Business was attributable to the net capitalization of deferred acquisition costs, as discussed below. Excluding the net capitalization of deferred acquisition costs, other expenses in Individual Business decreased by $81 million, or 3%. This decrease is primarily attributable to cost reduction initiatives implemented in 1998.

     Deferred acquisition costs are principally amortized in proportion to gross margins or gross profits, including realized investment gains or losses. The amortization is allocated to realized investment gains (losses) to provide consolidated statement of income information regarding the impact of investment gains and losses on the amount of the amortization, and other expenses to provide amounts related to gross margins or profits originating from transactions other than investment gains and losses.

     Capitalization of deferred acquisition costs increased by 13% to $1,160 million in 1999 from $1,025 million in 1998, while amortization of such costs decreased slightly to $816 million in 1999 from $827 million in 1998. Amortization of deferred acquisition costs of $862 million and $587 million was allocated to other expenses in 1999 and 1998, respectively, while the remainder of the amortization in each year was allocated to realized investment gains (losses). The increase in amortization of deferred acquisition costs allocated to other expenses was primarily attributable to our Individual Business segment, which increased to $613 million in 1999 from $364 million in 1998. This increase resulted from our reinsurance of mortality risk at a cost that is expected to be less than our previously estimated mortality losses in 1998, as well as refinements in our calculation of estimated gross margins.

     Income tax expense in 1999 was $593 million, or 41%, of income before provision for income taxes and extraordinary item compared with $740 million, or 35%, in 1998. The 1999 effective tax rate differs from the corporate tax rate of 35% primarily due to the impact of surplus tax. We are subject to surplus tax imposed on mutual life insurance companies under Section 809 of the Internal Revenue Code. The surplus tax results from the disallowance of a portion of a mutual life insurance company's policyholder dividends as a deduction from taxable income. The surplus tax is estimated each year and adjusted the following year based on actual industry experience. As a stock company, we will no longer be subject to the surplus tax after the effective date of the demutualization.

     Demutualization expenses, net of income taxes, were $225 million in 1999. These costs related to our ongoing demutualization efforts.

YEAR ENDED DECEMBER 31, 1998 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1997

     Premiums increased by 2% to $11,503 million in 1998 from $11,278 million in 1997. This increase was attributable to strong growth in Institutional Business of $470 million, or 10%, and in Auto & Home of $49 million, or 4%. These increases were partially offset by a decrease in International of $290 million, or 32%. Institutional Business' premium growth was driven primarily by increases in group life premiums. In addition, Institutional Business' group non-medical health benefited from market share growth in dental products and services and long-term care. Auto & Home's premium increase was primarily due to growth in non-standard auto insurance policies. International's premium decrease was primarily due to the dispositions of substantial portions of our U.K. operations in October 1997 and of our Canadian operations in July 1998.

     Universal life and investment-type product policy fees decreased by 4% to $1,360 million in 1998 from $1,418 million in 1997. This decrease was attributable to reductions of $69 million, or 50%, in International and $38 million, or 4%, in Individual Business. Substantially all of International's policy fee decrease resulted from the divestitures of substantial portions of our U.K. and Canadian operations. The Individual Business policy fee decrease was primarily due to reinsurance treaties entered into during 1998, related to $86 billion of universal life insurance in-force, which were offset in part by continued growth of $75 million in annuities and investment products. These decreases were also offset by a $49 million increase in Institutional Business policy fees, due to an increase in sales of products used in executive and corporate-owned benefit plans during 1998.

     Net investment income increased by 8% to $10,228 million in 1998 from $9,491 million in 1997, primarily due to higher other investment income of $473 million, or 129%, higher fixed maturities income of $118 million, or 2%, improved real estate income after investment expenses and depreciation of $101 million and reduced investment expenses of $198 million. These increases in net investment income were partially offset by reduced investment income in mortgage loans on real estate of $112 million, or 7%, and other limited partnership interests of $106 million, or 35%. The increase in other investment income to $841 million in 1998 from $368 million in 1997 was principally due to a $289 million increase in revenue attributable to our securities lending program resulting from the implementation of SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities during 1998. This increase was offset by a commensurate increase in other expenses. The remainder of this increase was primarily due to higher fees we received as a result of bond prepayments, calls and tenders, which reflected, in part, declining interest rates in 1998. The increase in fixed maturity investment income to $6,563 million in 1998 from $6,445 million in 1997 was primarily attributable to increased principal balances due, in part, to the reinvestment of proceeds from the sale of MetLife Capital Holdings, Inc. Likewise, the reduction in investment income from mortgage loans on real estate to $1,572 million in 1998 from $1,684 million in 1997 was due to a reduction in principal balances in MetLife Capital Holdings, Inc. and a substantial portion of our Canadian operations, which were sold in 1998, the proceeds from which were reinvested in fixed maturities. The real estate investment income improvement represents the result of real estate expenses reducing more than real estate income in 1998, the final leg of our sales program. Since the inception of our sales program in 1995, the average yield on our holdings of real estate has increased to 10.4% in 1998. Investment income from other limited partnership interests decreased to $196 million in 1998 from $302 million in 1997. Income from other limited partnership interests fluctuate from period to period due to the unpredictable nature of realized gains from these partnerships.

     Other revenues increased by 34% to $1,994 million in 1998 from $1,491 million in 1997. This increase was primarily attributable to growth of $218 million, or 61%, in Institutional Business, $136 million, or 40%, in Individual Business and $135 million, or 20%, in Asset Management. The Institutional Business increase was due to higher administrative fees of $70 million derived from separate accounts, $56 million from our defined contribution plan record-keeping services and $32 million from funds held on deposit related to a reinsurance agreement entered into during 1997. Individual Business' increase was due to the acquisition of Nathan & Lewis ($62 million of the increase), additional commission and fee income associated with reinsurance treaties ($39 million of the increase) and growth in expense reimbursements from reinsurers for administrative costs incurred related to policies covered under reinsurance agreements ($13 million of the increase). The increase in Asset Management was attributable to higher management and advisory fees related to growth in assets managed.

     Net realized investment gains increased by 157% to $2,021 million in 1998 from $787 million in 1997. This increase reflected total gross realized investment gains of $2,629 million, an increase of 158%, from $1,018 million in 1997, before the offsets for the additional amortization of deferred acquisition costs of $240 million and $70 million, loss recognition for the policy liabilities of $272 million and $126 million and additional credits to participating contracts of $96 million and $35 million related to the assets sold in 1998 and 1997, respectively. The increase in gross realized investment gains was primarily attributable to a sales program initiated in the fourth quarter of 1998, which we conducted as part of our strategy of repositioning our investment portfolio in order to provide a higher operating rate of return on our invested assets. In connection with this repositioning, we reduced our investments in treasury securities and corporate equities and increased our investments in fixed maturities with a higher current yield. We sold approximately $2.2 billion of corporate equities and reinvested these proceeds into other fixed maturity securities, which provide a higher current return. Realized investment gains from fixed maturity and equity securities were $1,567 million in 1998, a 358% increase from $342 million in 1997. Net realized investment gains also increased by $392 million from the sales of MetLife Capital Holdings, Inc. and a substantial portion of our Canadian operations during 1998.

     Policyholder benefits and claims increased by 2% to $12,638 million in 1998 from $12,403 million in 1997. This increase reflected total gross policyholder benefits and claims of $13,006 million, an increase of 4%, from $12,564 million in 1997, before the offsets for loss recognition of $272 million and $126 million and additions to participating contractholder accounts of $96 million and $35 million directly related to net realized investment gains in 1998 and 1997, respectively. This increase was attributable to increases of $482 million, or 8%, in Institutional Business partially offset by a decrease of $256 million in International attributable to the U.K. and Canadian divestitures. The Institutional Business increase was commensurate with the increase in Institutional Business premiums of $470 million, and was also attributable to less favorable experience on participating group insurance contracts, which were offset by reduced dividends to those policyholders of $163 million.

     Interest credited to policyholder account balances decreased by 6% to $2,711 million in 1998 from $2,878 million in 1997. This decrease was primarily attributable to declines of $120 million, or 9%, in Institutional Business and $48 million, or 35%, in International. Retirement and savings products in Institutional Business declined by $186 million, or 20%, due to a shift in customers' investment preferences from guaranteed interest products to separate account alternatives and the continuation of the low interest rate environment. The International decline was due to the divestitures of substantial portions of our U.K. and Canadian operations.

     Policyholder dividends decreased by 5% to $1,651 million in 1998 from $1,742 million in 1997. This decrease was attributable to reductions of $163 million, or 53%, in Institutional Business and $33 million, or 34%, in International. The Institutional Business decrease was due to less favorable claims experience on participating group insurance contracts. The International decrease was due to the U.K. and Canadian divestitures. These decreases were partially offset by a $105 million, or 8%, increase in Individual Business, primarily due to dividend increases from growth in cash values in policies associated with our large block of traditional life insurance business, offset by reductions in policyholder dividend scales.

     Other expenses increased by 39% to $8,019 million in 1998 from $5,771 million in 1997. This increase reflected total gross other expenses of $8,259 million, an increase of 41%, from $5,841 million in 1997, before the offset for accelerated amortization of deferred policy acquisition costs directly attributable to net realized investment gains of $240 million and $70 million in 1998 and 1997, respectively. This increase was primarily attributable to a charge of $1,895 million in 1998 for sales practices claims and claims for personal injuries caused by exposure to asbestos, or asbestos-containing products, compared with $300 million in 1997. These amounts have been charged to the Corporate segment. In addition, the increase in other expenses in 1998 included $266 million resulting from a change in accounting for our securities lending program. This increase related to our securities lending program, which is reflected in the results of operations for each business segment, is commensurate with a related increase in investment income. Expenses in Institutional Business increased by $435 million, or 37%, due to higher administrative expenses, the majority of which are reimbursed and are reflected in other revenues, related to growth in our administrative service contracts business as well as a full year's expenses attributable to our December 1997 acquisition of the defined contribution and participant services business from Bankers Trust Corporation. Individual Business expenses increased by $183 million, or 8%, from 1997, primarily as a result of the acquisition of Nathan & Lewis and the inclusion of a full year's activity from the October 1997 acquisition of Security First Group.

     Capitalization of deferred acquisition costs increased slightly to $1,025 million in 1998 from $1,000 million in 1997 while amortization of such costs decreased by 2% to $827 million in 1998 from $841 million in 1997. Amortization of deferred acquisition costs of $587 million and $771 million was allocated to other expenses in 1998 and 1997, respectively, while the remainder of the amortization in each year was allocated to realized investment gains and losses. The decrease in amortization of deferred acquisition costs allocated to other expenses was primarily attributable to our individual business segment which decreased to $364 million in 1998 from $546 million in 1997. Approximately $87 million of this decrease was attributable to higher than expected future investment spreads on our traditional business and approximately $96 million of this decrease was attributable to higher estimated gross margins which resulted from the reinsurance of mortality risk at a cost that is expected to be less than our previously estimated mortality losses.

     Income tax expense in 1998 was $740 million, or 35%, of income before provision for income taxes, discontinued operations and extraordinary item, compared with $468 million, or 28%, of income before provision for income taxes, discontinued operations and extraordinary item in 1997. The difference between the 1998 and 1997 effective tax rates was primarily due to the impact of surplus tax and, in 1997, taxes on sales of subsidiaries.

     Demutualization expenses, net of income taxes, were $4 million in 1998. These costs related to our ongoing demutualization efforts.

INDIVIDUAL BUSINESS

     The following table presents summary consolidated financial information for Individual Business for the periods indicated:

                                                             FOR THE YEARS ENDED
                                                                DECEMBER 31,
                                                         ---------------------------
                                                          1999      1998      1997
                                                          ----      ----      ----
                                                            (DOLLARS IN MILLIONS)
REVENUES
Premiums...............................................  $ 4,289   $ 4,323   $ 4,327
Universal life and investment-type product policy
  fees.................................................      888       817       855
Net investment income..................................    5,346     5,480     4,754
Other revenues.........................................      558       474       338
Net realized investment gains (losses).................      (14)      659       356
                                                         -------   -------   -------
                                                          11,067    11,753    10,630
                                                         -------   -------   -------
EXPENSES
Policyholder benefits and claims.......................    4,625     4,606     4,597
Interest credited to policyholder account balances.....    1,359     1,423     1,422
Policyholder dividends.................................    1,509     1,445     1,340
Other expenses.........................................    2,719     2,577     2,394
                                                         -------   -------   -------
                                                          10,212    10,051     9,753
                                                         -------   -------   -------
Income before provision for income taxes...............      855     1,702       877
Provision for income taxes.............................      300       633       278
                                                         -------   -------   -------
Net income.............................................  $   555   $ 1,069   $   599
                                                         =======   =======   =======

YEAR ENDED DECEMBER 31, 1999 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1998 -- INDIVIDUAL BUSINESS

     Premiums decreased by $34 million, or 1%, to $4,289 million in 1999 from $4,323 million in 1998. Premiums from insurance products decreased by $16 million to $4,215 million in 1999 from $4,231 million in 1998. This decrease was primarily due to a decline in sales of traditional life insurance policies, which reflected a continued shift in policyholders' preferences from those policies to variable life products. Premiums from annuity and investment products decreased by $18 million, or 20%, to $74 million in 1999 from $92 million in 1998, primarily due to lower sales of supplementary contracts with life contingencies. The relatively high level of supplemental contract premiums in 1998 reflected the initial offering of a payout annuity feature in that year.

     Universal life and investment-type product policy fees increased by $71 million, or 9%, to $888 million in 1999 from $817 million in 1998. Policy fees from insurance products increased by $3 million, or 1%, to $571 million in 1999 from $568 million in 1998. This increase is attributable to a $77 million increase in separate account contract fees arising from increased sales of variable life products. This increase was almost entirely offset by reinsurance treaties entered into during 1998 related to $86 billion of universal life insurance in-force, which constituted the majority of our mortality risk on universal life business written subsequent to January 1, 1983. Policy fees from annuity and investment products increased by $68 million, or 27%, to $317 million in 1999 from $249 million in 1998, primarily due to the continued growth in deposits for investment products and stock market appreciation.

     Other revenues increased by $84 million, or 18%, to $558 million in 1999 from $474 million in 1998. Other revenues for insurance products increased by $85 million, or 19%, to $521 million in 1999 from $436 million in 1998. This increase was primarily attributable to the inclusion of a full year's activity of Nathan & Lewis, as well as increased commission and fee income associated with increased sales of non-proprietary products. Other revenues for annuity and investment products were essentially flat at $37 million in 1999 compared with $38 million in 1998.

     Policyholder benefits and claims increased by $19 million to $4,625 million in 1999 from $4,606 million in 1998. Policyholder benefits and claims for insurance products increased by $85 million, or 2%, to $4,450 million in 1999 from $4,365 million in 1998. This increase was primarily due to growth in our existing block of traditional life policyholder liabilities. Policyholder benefits and claims for annuity and investment products decreased by $66 million, or 27%, to $175 million in 1999 from $241 million in 1998 consistent with the decreased premiums discussed above.

     Interest credited to policyholder account balances decreased by $64 million, or 4%, to $1,359 million in 1999 from $1,423 million in 1998. Interest on insurance products decreased by $18 million, or 4%, to $419 million in 1999 from $437 million in 1998. This decrease was primarily due to reduced crediting rates on our universal life products. Interest on annuity and investment products decreased by $46 million, or 5%, to $940 million in 1999 from $986 million in 1998. This decrease was due to a 1998 reinsurance transaction, a shift in policyholders' preferences to separate account alternatives and reduced crediting rates.

     Policyholder dividends increased by $64 million, or 4%, to $1,509 million in 1999 from $1,445 million in 1998. This increase was due to dividend increases from growth in cash values of policies associated with our large block of traditional individual life insurance business, combined with a dividend scale increase in 1999.

     Other expenses increased by $142 million, or 6%, to $2,719 million in 1999 from $2,577 million in 1998. Excluding the net capitalization of deferred acquisition costs, other expenses decreased by $81 million, or 3%, to $2,888 million in 1999 from $2,969 million in 1998. Other expenses related to insurance products decreased by $160 million, or 7%, to $2,239 million in 1999 from $2,399 million in 1998. This decrease was attributable to expense management initiatives instituted in 1999 and an adjustment to the allocation of expenses in 1999 between our insurance and annuity products to better match expenses to the mix of our business. These decreases were partially offset by a $44 million increase due to the inclusion of a full year's activity of Nathan & Lewis. Other expenses related to annuity and investment products increased $79 million, or 14%, to $649 million in 1999 from $570 million in 1998, primarily due to the adjustment of expenses noted above.

     Deferred acquisition costs are principally amortized in proportion to gross margins or gross profits, including realized investment gains or losses. The amortization is allocated to realized investment gains (losses) to provide consolidated statement of income information regarding the impact of investment gains and losses on the amount of the amortization, and other expenses to provide amounts related to gross margins or profits originating from transactions other than investment gains and losses.

     Capitalization of deferred acquisition costs increased to $782 million in 1999 from $756 million in 1998 while total amortization of such costs decreased to $567 million in 1999 from $604 million in 1998. Amortization of deferred acquisition costs of $613 million and $364 million was allocated to other expenses in 1999 and 1998, respectively, while the remainder of the amortization in each year was allocated to realized investment gains (losses). Amortization of deferred acquisition costs allocated to other expenses related to insurance products increased to $515 million in 1999 from $267 million in 1998 attributable to the reinsurance transaction discussed above and refinements in our calculation of estimated gross margins. Amortization of annuity products deferred acquisition costs allocated to other expenses remained essentially unchanged at $98 million in 1999 compared with $97 million in 1998.

 YEAR ENDED DECEMBER 31, 1998 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1997 -- INDIVIDUAL BUSINESS

     Premiums decreased slightly to $4,323 million in 1998 compared with $4,327 million in 1997. Premiums from insurance products decreased 1% to $4,231 million in 1998 compared with $4,266 million in 1997. Higher premiums from insurance riders, which permit the purchase of additional coverage, on our block of traditional individual life insurance business was offset by declines in premiums of traditional life insurance policies of $27 million, reflecting a continued shift in customers' preferences from those policies to variable life products. Premiums from annuities and investment products increased by $31 million, or 51%, to $92 million in 1998 from $61 million in 1997, primarily due to an increase in the number of conversions from annuities to payout annuities with life contingencies related to our traditional business.

     Universal life and investment-type product policy fees decreased by 4% in 1998 to $817 million from $855 million in 1997. Policy fees from insurance products decreased by $113 million, or 17%, to $568 million in 1998 from $681 million in 1997, primarily due to reinsurance treaties entered into during 1998 relating to $86 billion of universal life insurance in-force, constituting most of our universal life business written subsequent to January 1, 1983. Excluding the impact of the reinsurance treaties, policy fees from insurance products increased by $47 million, or 7%, primarily due to an increase in insurance coverages provided in 1998 compared with 1997. Policy fees from annuities and investment products increased by $75 million, or 43%, to $249 million in 1998 from $174 million in 1997, due primarily to the growth in deposits for tax-advantaged investment products as well as stock market appreciation.

     Other revenues increased by 40% to $474 million in 1998 from $338 million in 1997. Other revenues for insurance products increased by $127 million, or 41%, to $436 million in 1998 from $309 million in 1997. This increase was primarily due to the acquisition of Nathan & Lewis, additional commission and fee income associated with reinsurance treaties, and an increase in the expense allowance under a reinsurance treaty involving term products resulting from an increase in policies in-force covered by those treaties. Other revenues for annuities and investment products increased by $9 million, or 31%, to $38 million in 1998 from $29 million in 1997, primarily due to the acquisition of Security First Group in October 1997.

     Policyholder benefits and claims increased slightly to $4,606 million in 1998 compared with $4,597 million in 1997. Policyholder benefits and claims for insurance products decreased by $80 million, or 2%, to $4,365 million in 1998 from $4,445 million in 1997. This decrease was primarily due to an increase in claims ceded of $131 million under the universal life reinsurance treaties discussed above offset by the acquisition of Nathan & Lewis. Policyholder benefits and claims for annuity and investment products increased by $89 million, or 59%, to $241 million in 1998 from $152 million in 1997, primarily due to the increase in premiums described above.

     Interest credited to policyholder account balances increased slightly to $1,423 million in 1998 compared with $1,422 million in 1997. Interest on insurance products increased by $8 million, or 2%, to $437 million in 1998 from $429 million in 1997, primarily due to an increase in policyholder account balances. Interest on annuities and investment products decreased slightly to $986 million in 1998 compared with $993 million in 1997, primarily due to a reduction in crediting rates attributable to the declining general interest rate environment. This decrease was offset by the inclusion of a full year's activity of $94 million related to Security First Group, which was acquired in October 1997.

     Policyholder dividends increased by 8% to $1,445 million in 1998 from $1,340 million in 1997, primarily due to dividend increases from growth in cash values in policies associated with our large block of traditional individual life insurance business, offset by reductions in dividend scales.

     Other expenses increased by 8% to $2,577 million in 1998 from $2,394 million in 1997. Excluding the net capitalization of deferred acquisition costs, other expenses increased by 13% to $2,969 million in 1998 from $2,624 million in 1997. Other expenses related to insurance products increased by $158 million, or 7%, to $2,399 million in 1998 from $2,241 million in 1997, primarily due to the acquisition of Nathan & Lewis and higher non-field and sales office expenses. Other expenses related to annuity and investment products increased by $187 million, or 49%, to $570 million in 1998 from $383 million in 1997, $94 million of which was due to the inclusion of a full year's activity from Security First Group. The remaining variance was due to higher general and administrative expenses commensurate with the growth in our businesses.

     Capitalization of deferred acquisition costs decreased to $756 million in 1998 from $776 million in 1997 and amortization of such costs was essentially unchanged at $604 million in 1998 from $607 million in 1997. Amortization of deferred acquisition costs of $364 million and $546 million was allocated to other expenses in 1998 and 1997, respectively, while the remainder of the amortization in each year was allocated to realized investment gains and losses. Amortization of deferred acquisition costs allocated to other expenses related to insurance products decreased to $267 million in 1998 from $455 million in 1997. Approximately $87 million of this decrease was attributable to higher than expected future investment spreads on our traditional business and approximately $96 million of this decrease was attributable to higher estimated gross margins resulting from the reinsurance of mortality risk at a cost that is expected to be less than our previously estimated mortality losses. Amortization of deferred acquisition costs allocated to other expenses related to annuity products increased in 1998 to $97 million from $91 million in 1997, reflecting growth in the business.

INSTITUTIONAL BUSINESS

     The following table presents summary consolidated financial information for Institutional Business for the periods as indicated:

                                                              FOR THE YEARS ENDED
                                                                  DECEMBER 31,
                                                           --------------------------
                                                            1999      1998      1997
                                                            ----      ----      ----
                                                             (DOLLARS IN MILLIONS)
REVENUES
Premiums.................................................  $ 5,525   $ 5,159   $4,689
Universal life and investment-type product policy fees...      502       475      426
Net investment income....................................    3,755     3,885    3,754
Other revenues...........................................      629       575      357
Net realized investment gains (losses)...................      (31)      557       45
                                                           -------   -------   ------
                                                            10,380    10,651    9,271
                                                           -------   -------   ------
EXPENSES
Policyholder benefits and claims.........................    6,712     6,416    5,934
Interest credited to policyholder account balances.......    1,030     1,199    1,319
Policyholder dividends...................................      159       142      305
Other expenses...........................................    1,589     1,613    1,178
                                                           -------   -------   ------
                                                             9,490     9,370    8,736
                                                           -------   -------   ------
Income before provision for income taxes.................      890     1,281      535
Provision for income taxes...............................      323       435      196
                                                           -------   -------   ------
Net income...............................................  $   567   $   846   $  339
                                                           =======   =======   ======

YEAR ENDED DECEMBER 31, 1999 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1998 -- INSTITUTIONAL BUSINESS

     Premiums increased by 7% to $5,525 million in 1999 from $5,159 million in 1998. Group insurance premiums increased by $478 million, or 10%, to $5,095 million in 1999 from

$4,617 million in 1998. This increase was mainly attributable to strong sales and improved policyholder retention in non-medical health, primarily our dental and disability businesses. Retirement and savings premiums decreased by $112 million, or 21%, to $430 million in 1999 from $542 million in 1998, primarily due to premiums received from several large existing customers in 1998.

     Universal life and investment-type product policy fees increased by 6%, to $502 million in 1999 from $475 million in 1998. This increase reflected the continued growth in the sale of products used in executive and corporate-owned benefit plans due to the continued favorable tax status associated with these products.

     Other revenues increased by 9% to $629 million in 1999 from $575 million in 1998. Group life decreased by $51 million, or 77%, to $15 million in 1999 from $66 million in 1998. This decrease was primarily due to lower income in 1999 related to funds used to seed separate accounts. Non-medical health increased by $61 million, or 27%, to $287 million in 1999 from $226 million in 1998. This increase was primarily due to growth in our dental administrative service business. Retirement and savings increased by $44 million, or 16%, to $327 million in 1999 from $283 million in 1998. This increase reflected higher administrative fees derived from separate accounts and our defined contribution record-keeping services. In addition, the 1999 results reflected interest on funds held on deposit related to a reinsurance transaction entered into during December 1998.

     Policyholder benefits and claims increased by 5% to $6,712 million in 1999 from $6,416 million in 1998. Group insurance increased by $362 million, or 8%, to $4,857 million in 1999 from $4,495 million in 1998. This increase was primarily due to overall growth and is comparable to the growth in premiums discussed above. Retirement and savings decreased by $66 million, or 3%, to $1,855 million in 1999 from $1,921 million in 1998. The decrease was commensurate with the premium variance discussed above, partially offset by an increase in liabilities associated with the continued accumulation of interest on liabilities related to our large block of non-participating annuity business.

     Interest credited to policyholder account balances decreased by 14% to $1,030 million in 1999 from $1,199 million in 1998. Group insurance decreased by $63 million, or 14%, to $398 million in 1999 from $461 million in 1998. This decrease was primarily due to cancellations in our leveraged corporate-owned life insurance business attributable to a change in the federal income tax treatment for these products. Retirement and savings decreased by $106 million, or 14%, to $632 million in 1999 from $738 million in 1998 due to a shift in customers' investment preferences from guaranteed interest products to separate account alternatives and the continuation of the low interest rate environment.

     Policyholder dividends increased by 12% to $159 million in 1999 from $142 million in 1998. Non-medical health increased by $26 million to $27 million in 1999. Group life and retirement and savings decreased $9 million, or 6%, to $132 million in 1999 from $141 million in 1998. Policyholder dividends vary from period to period based on participating group insurance contract experience.

     Other expenses decreased by 1% to $1,589 million in 1999 from $1,613 million in 1998. Other expenses related to group life decreased by $14 million, or 4%, to $382 million in 1999 from $396 million in 1998. Other expenses related to non-medical health decreased by $18 million, or 3%, to $673 million in 1999 from $691 million in 1998. These decreases were primarily attributable to reductions in non-sales positions and operational efficiencies. Other expenses related to retirement and savings products increased by $8 million, or 2%, to $534 million in 1999 from $526 million in 1998. This increase was due to higher interest expense of $47 million primarily due to commercial paper issued in connection with amounts placed on deposit related to a 1998 reinsurance transaction and a $15 million increase in volume-related expenses, including premium taxes, separate account investment management expenses and commissions. These increases were partially offset by a $54 million decrease due to reductions in non-sales positions and other administrative expenses.

 YEAR ENDED DECEMBER 31, 1998 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1997 -- INSTITUTIONAL BUSINESS

     Premiums increased by 10% in 1998 to $5,159 million from $4,689 million in 1997. Group insurance premiums increased by $385 million, or 9%, in 1998 to $4,617 million from $4,232 million in 1997. Group life premiums increased by $153 million, or 5%, to $3,274 million in 1998 from $3,121 million in 1997. Group non-medical health premiums increased by $232 million, or 21%, to $1,343 million in 1998 from $1,111 million in 1997, due primarily to market share growth in our dental and long-term care businesses resulting from our expanding network of dentists and our appointment as of January 1, 1998 by the American Association of Retired Persons ("AARP") to offer long-term care products to its members and the effect of a full year's results related to a disability block of business acquired in late 1997. Retirement and savings premiums increased by $85 million, or 19%, to $542 million in 1998 from $457 million in 1997, due primarily to premiums received from one large existing customer.

     Universal life and investment-type product policy fees increased by 12% in 1998 to $475 million from $426 million in 1997. This increase reflected the growth in the sale of products used in executive and corporate-owned benefit plans during 1998.

     Other revenues increased by 61% in 1998 to $575 million from $357 million in 1997. Other revenues from group insurance increased by $75 million, or 35%, to $292 million in 1998 from $217 million in 1997. This increase was primarily attributable to increased administrative fee income from significant growth in insurance contracts having separate account features, the largest being the in-force AARP block of long-term care business. Other revenues from retirement and savings products increased by $143 million, or 102%, to $283 million in 1998 from $140 million in 1997. This gain reflected increased administrative fees derived from separate accounts of $21 million and $56 million related to our defined contribution record-keeping services. The December 1997 acquisition of the defined contribution record-keeping and participant services business from Bankers Trust Corporation accounted for the majority of the growth in our administrative service fee income during 1998. In addition, the 1998 results reflected an increase of $32 million related to the full-year interest on funds held on deposit related to a reinsurance transaction entered into during December 1997.

     Policyholder benefits and claims increased by 8% to $6,416 million in 1998 from $5,934 million in 1997. Group insurance increased by $469 million, or 12%, to $4,495 million in 1998 from $4,026 million in 1997. This increase reflected an overall growth in the business and less favorable experience on participating group insurance contracts, and an increase of $20 million related to a full year's results from a disability block of business acquired in late 1997, which is partially offset by reduced dividends of $161 million. Retirement and savings increased slightly to $1,921 million in 1998 compared with $1,908 million in 1997 primarily due to the ongoing accumulation of interest related to our large block of non-participating annuity business.

     Interest credited to policyholder account balances decreased by 9% to $1,199 million in 1998 from $1,319 million in 1997. Interest on group insurance products increased by $66 million, or 17%, to $461 million in 1998 from $395 million in 1997, primarily due to growth in deposits for tax-advantaged investment products. Interest on retirement and savings products decreased by $186 million, or 20%, to $738 million in 1998 from $924 million in 1997 due to a shift in customers' investment preferences from guaranteed interest products to separate account alternatives.

     Policyholder dividends decreased by 53% to $142 million in 1998 from $305 million in 1997. These dividends vary from period to period based on the claims experience of participating group insurance contracts.

     Other expenses increased by 37% to $1,613 million in 1998 from $1,178 million in 1997. Other expenses related to group insurance increased by $204 million, or 23%, to $1,087 million in 1998 from $883 million in 1997. The primary causes of this increase were higher premium taxes and sales commissions related to premium growth; costs incurred in connection with various strategic initiatives, which were intended to expand our penetration of the small and medium case institutional markets; and costs incurred in connection with initiatives that focused on improving our service delivery capabilities through investments in technology. Group insurance also experienced an increase in administrative expenses, the majority of which are reimbursed, as a result of the AARP business. Other expenses related to retirement and savings products increased by $231 million, or 78%, to $526 million in 1998 from $295 million in 1997. This increase was due to $45 million of ongoing expenses attributable to the acquisition of the defined contribution record-keeping and participant services business of Bankers Trust Corporation and a change in the presentation of expenses relating to our securities lending program in 1998 of $65 million. In addition, the increase of cash flows into separate accounts resulted in higher investment management and other administrative expenses.

ASSET MANAGEMENT

     The following table presents summary consolidated financial information for Asset Management for the periods indicated:

                                                                FOR THE YEARS ENDED
                                                                   DECEMBER 31,
                                                              -----------------------
                                                              1999     1998     1997
                                                              ----     ----     ----
                                                               (DOLLARS IN MILLIONS)
REVENUES
Net investment income.......................................  $ 80     $ 75     $ 78
Other revenues..............................................   803      817      682
                                                              ----     ----     ----
                                                               883      892      760

OTHER EXPENSES..............................................   741      740      629
                                                              ----     ----     ----

Income before provision for income taxes and minority
  interest..................................................   142      152      131
Provision for income taxes..................................    37       44       36
Minority interest...........................................    54       59       50
                                                              ----     ----     ----
Net income..................................................  $ 51     $ 49     $ 45
                                                              ====     ====     ====

  YEAR ENDED DECEMBER 31, 1999 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1998 -- ASSET MANAGEMENT

     Other revenues, which are primarily comprised of management and advisory fees, decreased by $14 million, or 2%, to $803 million in 1999 from $817 million in 1998, reflecting an overall decrease in assets under management of $1 billion, or 1%, to $190 billion in 1999 from $191 billion in 1998. This decrease in assets was primarily attributable to a reduction in assets under management in value-style products. Management and advisory fees are typically calculated based on a percentage of assets under management, and are not necessarily proportionate to average assets managed due to changes in account mix.

     Other expenses were essentially unchanged in 1999 from 1998. Total compensation and benefits of $424 million consisted of approximately 53% base compensation and 47% variable compensation. Base compensation increased by $10 million, or 5%, to $225 million in 1999 from $215 million in 1998, primarily due to annual salary increases and higher staffing levels. Variable compensation decreased by $15 million, or 7%, to $199 million in 1999 from $214 million in 1998. Variable incentive payments are based upon profitability, investment portfolio performance, new business sales and growth in revenues and profits. The variable compensation plans reward the employees for growth in their businesses, but also require them to share in the impact of any declines. In addition, general and administrative expenses increased $6 million, or 2%, to $317 million in 1999 from $311 million in 1998, primarily due to increased discretionary spending.

     Minority interest, reflecting the value of third-party ownership interests in Nvest, decreased by $5 million, or 9%, to $54 million in 1999 from $59 million in 1998.

  YEAR ENDED DECEMBER 31, 1998 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1997 -- ASSET MANAGEMENT

     Other revenues, which are primarily comprised of management and advisory fees, increased by 20% to $817 million in 1998 from $682 million in 1997. Management and advisory fees are typically calculated based on a percentage of assets under management, which increased by $16 billion, or 9%, to $191 billion in 1998 from $175 billion in 1997. This increase was mainly attributable to net cash inflows to customers' accounts of $5 billion and overall market appreciation of $11 billion during 1998. Management and advisory fees earned are not necessarily proportionate to average assets managed due to changes in account mix.

     Other expenses increased by 18% to $740 million in 1998 from $629 million in 1997. This increase was primarily due to increases in compensation and benefits of $62 million, or 17%, and general and administrative expenses of $49 million, or 19%. Compensation and benefits of $429 million consisted of 50% base compensation and 50% variable compensation. Base compensation increased by $31 million, or 17%, to $215 million in 1998 from $184 million in 1997, primarily due to annual salary increases and higher staffing. Variable compensation increased by $31 million, or 17%, to $214 million in 1998 from $183 million in 1997, due to increased incentive payments based on profitability, investment portfolio performance, new business sales and growth in revenues and profits. General and administrative expenses increased by $49 million, or 19%, to $311 million in 1998 from $262 million in 1997, due to expanded business activities and distribution and marketing initiatives.

     Minority interest increased by $9 million, or 18%, to $59 million in 1998 from $50 million in 1997.

AUTO & HOME

     The following table presents summary consolidated financial information for Auto & Home for the periods indicated:

                                                             FOR THE YEARS ENDED
                                                                 DECEMBER 31,
                                                           ------------------------
                                                            1999     1998     1997
                                                            ----     ----     ----
                                                            (DOLLARS IN MILLIONS)
REVENUES
Premiums.................................................  $1,751   $1,403   $1,354
Net investment income....................................     103       81       71
Other revenues...........................................      21       36       25
Net realized investment gains............................       1      122        9
                                                           ------   ------   ------
                                                            1,876    1,642    1,459
                                                           ------   ------   ------
EXPENSES
Policyholder benefits and claims.........................   1,301    1,029    1,003
Other expenses...........................................     514      386      351
                                                           ------   ------   ------
                                                            1,815    1,415    1,354
                                                           ------   ------   ------
Income before provision for income taxes.................      61      227      105
Provision for income taxes...............................       5       66       31
                                                           ------   ------   ------
Net income...............................................  $   56   $  161   $   74
                                                           ======   ======   ======

  YEAR ENDED DECEMBER 31, 1999 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1998 -- AUTO & HOME

     Premiums increased by 25% to $1,751 million in 1999 from $1,403 million in 1998 primarily due to the St. Paul acquisition. Excluding the impact of the St. Paul acquisition, premiums increased $88 million, or 6%. Auto premiums increased by $54 million, or 5%, to $1,218 million in 1999 from $1,164 million in 1998. This increase was due to growth in both our standard and non-standard auto insurance books of business. "Non-standard" auto insurance is insurance for risks bearing higher loss experience or loss potential than risks covered by standard auto insurance policies. In addition, the standard auto policyholder retention increased 1% to 88%. Homeowner premiums increased by $30 million, or 13%, to $255 million in 1999 from $225 million in 1998 due to higher new business production, an average premium increase of 1% and increased policyholder retention to 90% in 1999 from 89% in 1998. Premiums from other personal lines increased to $18 million in 1999 from $14 million in 1998.

     Other revenues decreased by 42% to $21 million in 1999 from $36 million in 1998. This decrease was primarily attributable to a decrease in payments resulting from experience-related adjustments under a reinsurance agreement related to the disposition of our reinsurance business in 1990.

     Expenses increased by 28% to $1,815 million in 1999 from $1,415 million in 1998. This resulted in an increase in the COMBINED RATIO to 103.7% in 1999 from 100.8% in 1998. Excluding the impact of the St. Paul acquisition, expenses increased by $116 million, or 8%, which resulted in an increase in the combined ratio to 102.8% in 1999 from 100.8% in 1998. This increase was primarily due to higher overall loss costs in the auto and homeowners line as discussed below. In addition, both lines experienced modestly elevated acquisition expenses due to increased levels of new business premiums.

     Policyholder benefits and claims increased by 26% to $1,301 million in 1999 from $1,029 million in 1998. Correspondingly, the auto and homeowners loss ratios increased to 76.1% from 74.9% and to 67.2% from 65.0% in 1999 and 1998, respectively. Excluding the impact of the St. Paul acquisition, policyholder benefits and claims increased by $85 million, or 8%. Auto policyholder benefits and claims increased by $67 million, or 8%, to $939 million in 1999 from $872 million in 1998, due to a 6% increase in the number of policies in force and $23 million of unfavorable claims development due to lower than expected savings resulting from the implementation of a new technology platform. Correspondingly, the AUTO LOSS RATIO increased to 77.1% in 1999 from 74.9% in 1998. Homeowners benefits and claims increased $17 million, or 12%, to $163 million in 1999 from $146 million in 1998 due to increased volume of this book of business. The homeowners loss ratio decreased by 0.6% to 64.4% in 1999 from 65.0% in 1998. Other personal lines benefits and claims increased by $1 million to $12 million in 1999 from $11 million in 1998.

     Other expenses increased by 33% to $514 million in 1999 from $386 million in 1998, which resulted in an increase in our EXPENSE RATIO to 29.3% in 1999 from 27.4% in 1998. Excluding the impact of the St. Paul acquisition, operating expenses increased $31 million, or 8%, resulting in an increase in our expense ratio to 27.9% in 1999 from 27.4% in 1998. This increase was primarily due to $10 million in additional administration expenses and $23 million in new business acquisition expenses, which were partially offset by a reduction in employee-related expenses.

  YEAR ENDED DECEMBER 31, 1998 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1997 -- AUTO & HOME

     Premiums increased by 4% in 1998 to $1,403 million from $1,354 million in 1997. Auto premiums increased by $41 million, or 4%, to $1,164 million in 1998 from $1,123 million in 1997. This increase was caused by continued growth in premiums from our non-standard auto insurance book of business. In addition, our overall auto policyholder retention increased to 87% from 86%. These increases were offset in part by a mandated rate decrease for standard auto insurance of $9 million, or 4%, in 1998 in Massachusetts, which comprised 19% of our total auto premiums in both 1998 and 1997. Homeowners premiums increased by $8 million, or 4%, to $225 million in 1998 from $217 million in 1997. This increase was attributable to contractual inflationary adjustments of 2% and an average rate increase of 3% in 1998, which outpaced a 1% decline in the number of policies in force. This decline in the number of policies in force, which occurred in states having greater exposure to severe hurricanes, reflects our continued efforts to reduce catastrophe losses. Premiums from other personal lines were stable at $14 million in both 1998 and 1997.

     Other revenues increased by 44% to $36 million in 1998 from $25 million in 1997. This increase was primarily attributable to an increase of payments to us resulting from experience-related adjustments under a reinsurance agreement related to the disposition of our reinsurance business in 1990.

     Expenses increased by 5% to $1,415 million in 1998 from $1,354 million in 1997, primarily due to higher catastrophe-related policyholder benefits and claims of $35 million, resulting in our combined ratio increasing to 100.8% in 1998 from 99.9% in 1997. The remaining increase in expenses was more than offset by higher net earned premiums, resulting in our combined ratio, excluding catastrophes, decreasing to 96.8% in 1998 from 98.6% in 1997.

     Policyholder benefits and claims increased by 3% to $1,029 million in 1998 from $1,003 million in 1997. Excluding catastrophes, auto policyholder benefits and claims decreased slightly to $857 million in 1998 compared with $864 million in 1997. Correspondingly, our auto loss ratio decreased to 74.9% in 1998 compared with 77.1% in 1997. These decreases reflect our ongoing efforts to improve the claims adjusting process through technological efficiencies and heightened fraud detection efforts. While the impact of severe weather on auto has historically been low, our auto catastrophe ratio increased to 1.3% of net earned premiums in 1998 compared with 0.2% in 1997, due primarily to Midwestern hail storms. Excluding catastrophes, homeowners policyholder benefits and claims decreased to $104 million in 1998 from $116 million in 1997 and our loss ratio decreased to 46.5% in 1998 from 53.6% in 1997. These decreases reflect changes in our underwriting practices, physical reinspections of selected in-force policies and the use of credit report data for selecting new risks and for reunderwriting at the time of renewal. Reinsurance costs decreased by $5 million, or 23%, to $17 million in 1998 from $22 million in 1997, reflecting the continuing reduction in our exposure to hurricanes and the current competitive pricing environment within the reinsurance market. Homeowners' catastrophes increased by $26 million to $41 million in 1998 from $15 million in 1997, reflecting Midwestern hail storms and spring storms in the southeast. The property and casualty industry as a whole experienced a more typical amount of losses resulting from events classified as catastrophes in 1998 and a lower than average amount of losses in 1997. Other personal lines increased by $9 million to $12 million in 1998 from $3 million in 1997, due to an above average number of new claims.

     Other expenses increased by 10% to $386 million in 1998 from $351 million in 1997. Other expenses related to auto insurance increased by $27 million, or 10%, to $305 million in 1998 from $278 million in 1997, primarily due to higher general and administrative expenses which resulted in an increase in our expense ratio to 27.4% in 1998 from 25.9% in 1997. Other expenses related to homeowners insurance and other personal lines increased $8 million, or 11%, to $81 million in 1998 from $73 million in 1997, primarily due to increased administrative expenses and new business acquisition expenses.

INTERNATIONAL

     The following table presents summary consolidated financial information for International for the periods indicated:

                                                              FOR THE YEARS ENDED
                                                                  DECEMBER 31,
                                                             ----------------------
                                                             1999    1998     1997
                                                             ----    ----     ----
                                                             (DOLLARS IN MILLIONS)
REVENUES
Premiums...................................................  $523   $  618   $  908
Universal life and investment-type product policy fees.....    48       68      137
Net investment income......................................   206      343      504
Other revenues.............................................    12       33       54
Net realized investment gains..............................     1      117      142
                                                             ----   ------   ------
                                                              790    1,179    1,745
                                                             ----   ------   ------
EXPENSES
Policyholder benefits and claims...........................   463      597      869
Interest credited to policyholder account balances.........    52       89      137
Policyholder dividends.....................................    22       64       97
Other expenses.............................................   248      352      497
                                                             ----   ------   ------
                                                              785    1,102    1,600
                                                             ----   ------   ------
Income before provision (benefit) for income taxes.........     5       77      145
Provision (benefit) for income taxes.......................   (16)      21       19
                                                             ----   ------   ------
Net income.................................................  $ 21   $   56   $  126
                                                             ====   ======   ======

  YEAR ENDED DECEMBER 31, 1999 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1998 -- INTERNATIONAL

     Premiums decreased by 15% to $523 million in 1999 from $618 million in 1998, primarily due to the disposition of a substantial portion of our Canadian operations. Excluding the impact of this sale, premiums increased by $109 million, or 26%, to $523 million from $414 million. Argentina's premiums increased $11 million primarily due to expanded business operations. Korea's and Taiwan's premiums increased $24 and $39 million, respectively, due to improved economic environments. Spain's premiums increased $24 million primarily due to increased sales from our joint venture partnership.

     Universal life and investment type-product policy fees decreased by 29% to $48 million in 1999 from $68 million in 1998. Excluding the impact of the Canadian divestiture, universal life and investment type-product policy fees increased by $2 million, or 4%, to $48 million in 1999 from $46 million in 1998, primarily due to expanded business operations in Argentina.

     Other revenues decreased by 64% to $12 million in 1999 from $33 million in 1998. Excluding the impact of the Canadian divestiture, other revenues increased slightly to $12 million in 1999 from $10 million in 1998.

     Policyholder benefits and claims decreased by 22% to $463 million in 1999 from $597 million in 1998. Excluding the impact of the Canadian divestiture, policyholder benefits and claims increased $106 million, or 30%, to $463 million in 1999 from $357 million in 1998. This increase is commensurate with the aforementioned increase in premiums.

     Interest credited to policyholder account balances decreased by 42% to $52 million in 1999 from $89 million in 1998. Excluding the impact of the Canadian divestiture, interest credited to policyholder account balances increased $1 million, or 2%, to $52 million in 1999 from $51 million in 1998 in line with increased account balances.

     Policyholder dividends decreased by 66% to $22 million in 1999 from $64 million in 1998. Excluding the impact of the Canadian divestiture, policyholder dividends decreased $1 million, or

5%, to $22 million in 1999 from $21 million in 1998, primarily due to less favorable experience on participating policies in Spain.

     Other expenses decreased by 30% to $248 million in 1999 from $352 million in 1998. Excluding the impact of the Canadian divestiture, other expenses decreased $7 million, or 3%, to $248 million in 1999 from $255 million in 1998. This decrease was primarily attributable to ongoing cost reduction initiatives.

  YEAR ENDED DECEMBER 31, 1998 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1997 -- INTERNATIONAL

     Premiums decreased by 32% to $618 million in 1998 from $908 million in 1997, primarily due to the dispositions of a substantial portion of our U.K. operations in October 1997 and of our Canadian operations in July 1998. Excluding the impact of these sales, premiums decreased by $31 million, or 7%, to $414 million in 1998 from $445 million in 1997, primarily attributable to a $64 million, or 40%, reduction in premiums in South Korea due to a significant economic downturn in this country. This decrease was partially offset by a $15 million, or 48%, increase in Spain related to the effect of a full year's activity under a revised sales agreement entered into with Banco Santander during September 1997.

     Universal life and investment-type product policy fees decreased by 50% to $68 million in 1998 from $137 million in 1997, primarily due to the U.K. and Canadian divestitures.

     Other revenues decreased by 39% to $33 million in 1998 from $54 million in 1997. Excluding the impact of the U.K. and Canadian divestitures, other revenues increased to $10 million in 1998 from $7 million in 1997.

     Policyholder benefits and claims decreased by 31% to $597 million in 1998 from $869 million in 1997. Excluding the impact of the U.K. and Canadian divestitures, policyholder benefit and claims decreased by 5% to $357 million in 1998 from $374 million in 1997. This decrease was primarily attributable to the decline in premiums of $64 million in South Korea and was offset in part by minor increases in several other countries.

     Interest credited to policyholder account balances decreased by 35% to $89 million in 1998 from $137 million in 1997. Excluding the impact of the U.K. and Canadian divestitures, interest credited to policyholder account balances decreased by 9% to $51 million in 1998 from $56 million in 1997. This decrease was attributable to lower variable crediting rates in South Korea reflecting a reduction in interest rates.

     Policyholder dividends decreased by 34% to $64 million in 1998 from $97 million in 1997. Excluding the impact of the U.K. and Canadian divestitures, policyholder dividends were essentially unchanged at $21 million in 1998 compared with $22 million in 1997.

     Other expenses decreased by 29% to $352 million in 1998 from $497 million in 1997. Excluding the impact of the U.K. and Canadian divestitures, other expenses increased by 5% to $255 million in 1998 from $242 million in 1997. This increase was primarily due to higher business development costs.

CORPORATE

     Total revenues for our Corporate segment, which consisted of net investment income and realized investment gains and losses that are not allocated to our business segments, were $623 million in 1999, a decrease of $849 million, or 58%, from $1,472 million in 1998, primarily due to a reduction in investment gains and investment income of $722 million due to the sale of MetLife Capital Holdings, Inc. in 1998. Total Corporate expenses were $1,031 million in 1999, a decrease of $1,560 million, or 60%, from $2,591 million in 1998. This decrease is primarily due to a $1,895 million charge in 1998 for sales practices claims and claims for personal injuries caused by exposure to asbestos or asbestos-containing products as well as the elimination of $270 million of expenses due to the sale of MetLife Capital Holdings. These decreases were partially offset by a $499 million charge in 1999 principally related to the settlement of a multidistrict litigation proceeding involving alleged improper sales practices, accruals for sales practices claims not covered by the settlement and other legal costs.

     Total revenues for our Corporate segment were $1,472 million in 1998, an increase of $427 million, or 41%, from $1,045 million in 1997, primarily due to the realized investment gain from the sale of MetLife Capital Holdings of $433 million. Total Corporate expenses were $2,591 million in 1998, an increase of $1,625 million, or 168%, from $966 million in 1997, primarily due to the aforementioned charges for sales practices claims and asbestos-related claims in 1998.

LIQUIDITY AND CAPITAL RESOURCES

  METLIFE, INC.

     Following the effective date of the plan, Metropolitan Life Insurance Company will become a wholly-owned subsidiary and the principal asset of MetLife, Inc. The primary uses of liquidity of MetLife, Inc. will include payment of dividends on our common stock, interest payments on our debentures issued to MetLife Capital Trust I and other debt servicing, contributions to our subsidiaries and payment of general operating expenses. The primary source of our liquidity will be dividends we may receive from Metropolitan Life Insurance Company and the interest received from Metropolitan Life Insurance Company under the capital note described below. In addition, we expect to retain up to $340 million from the proceeds of the offerings and the private placements at MetLife, Inc., which will be available to pay dividends to our stockholders, make contributions to our subsidiaries, make payments on the debentures issued to MetLife Capital Trust I and meet our other obligations. Our ability, on a continuing basis, to meet our cash needs depends primarily upon the receipt of dividends and the interest on the capital note from Metropolitan Life Insurance Company.

     Under the New York Insurance Law, Metropolitan Life Insurance Company will be permitted to pay a stockholder dividend to MetLife, Inc. only if it files notice of its intention to declare such a dividend and the amount thereof with the New York Superintendent of Insurance and the New York Superintendent does not disapprove the distribution. Under the New York Insurance Law, the New York Superintendent has broad discretion in determining whether the financial condition of a stock life insurance company would support the payment of dividends to its stockholders. The New York Insurance Department has established informal guidelines for such determinations. The guidelines, among other things, focus on the insurer's overall financial condition and profitability under statutory accounting practices. We cannot provide assurance that Metropolitan Life Insurance Company will have statutory earnings to support the payment of dividends to MetLife, Inc. in an amount sufficient to fund our cash requirements and pay cash dividends or that the New York Superintendent will not disapprove any dividends that Metropolitan Life Insurance Company may seek to pay. Our other insurance subsidiaries are also subject to restrictions on the payment of dividends.

     The dividend limitation is based on statutory financial results. Statutory accounting practices differ in certain respects from accounting principles used in financial statements prepared in conformity with generally accepted accounting principles. The significant differences relate to deferred acquisition costs, deferred income taxes, required investment reserves, reserve calculation assumptions and surplus notes. Furthermore, although the impact cannot be determined at this time, the recent adoption of the Codification of Statutory Accounting Principles by the NAIC may reduce STATUTORY SURPLUS, thereby making the dividend limitation more restrictive. See "-- Metropolitan Life Insurance Company -- Risk-based capital". See Note 13 of Notes to Consolidated Financial Statements for a reconciliation of the difference between statutory financial results with those determined in conformity with generally accepted accounting principles.

     In connection with the contribution of the net proceeds from the initial public offering, the private placements and the offering of equity security units to Metropolitan Life Insurance Company as described under "Use of Proceeds", Metropolitan Life Insurance Company expects to issue to MetLife, Inc. its 8.00% mandatorily convertible capital note due 2005 having the following principal terms:

PRINCIPAL AMOUNT..............   $875 million

MATURITY......................   May 15, 2005

INTEREST......................   8.00% (equal to initial interest rate on the
                                 MetLife, Inc. debentures issued to MetLife
                                 Capital Trust I), payable quarterly, subject to reset and deferral provisions substantially identical to those set forth in the debentures.

PAYMENT RESTRICTIONS..........   As required by the New York Insurance Law, the
                                 capital note will provide that Metropolitan
                                 Life Insurance Company may not make any payment of the interest on or the principal of the capital note so long as specified payment restrictions exist and have not been waived by the New York Superintendent of Insurance.
                                 Payment restrictions would exist if the level of Metropolitan Life Insurance Company's statutory total adjusted capital falls below certain thresholds relative to the level of its statutory risk-based capital or the amount of its outstanding capital notes, surplus notes or similar obligations. As of the date hereof, Metropolitan Life Insurance Company's statutory total adjusted capital significantly exceeds these limitations. Interest will continue to accrue while payment restrictions exist.

CONVERSION....................   At May 15, 2004 and at the stated maturity of
                                 the capital note, the capital note shall be mandatorily convertible, without any further action by MetLife, Inc. or Metropolitan Life
                                 Insurance Company, into 500 shares at each such date of common stock of Metropolitan Life
                                 Insurance Company. The capital note will also become immediately convertible into 1,000 shares upon an acceleration of the capital note. The issuance of such shares will be in full satisfaction of Metropolitan Life
                                 Insurance Company's obligation to pay the principal of the note.

RANKING.......................   The capital note will be unsecured and will be
                                 subordinated to all present and future
                                 indebtedness, policy claims and other creditor claims (each as defined in the capital note) of Metropolitan Life Insurance Company. The capital note will rank pari passu with all existing surplus notes of Metropolitan Life
                                 Insurance Company and with all capital notes, surplus notes or similar obligations of Metropolitan Life Insurance Company thereafter issued, made or incurred.

     As required by the New York Insurance Law, the terms of the capital note must be approved by the New York Superintendent of Insurance as not adverse to the interests of Metropolitan Life Insurance Company's policyholders. The New York Superintendent approved the issuance of the capital note on April 4, 2000. If the payment of interest is prevented by application of the payment restrictions described above, the interest on the capital note will not be available as a source of liquidity for MetLife, Inc.

     Based on the historic cash flows and the current financial results of Metropolitan Life Insurance Company, subject to any dividend limitations which may be imposed upon Metropolitan Life Insurance Company or its subsidiaries by regulatory authorities, we believe that cash flows from operating activities, together with up to $340 million of proceeds from the offerings and the private placements to be retained by MetLife, Inc. and the interest received on the capital note from Metropolitan Life Insurance Company, will be sufficient to enable us to make dividend payments on our common stock as described in "Dividend Policy", to pay all operating expenses, make payments on the debentures issued to MetLife Capital Trust I and meet our other obligations.

  METROPOLITAN LIFE INSURANCE COMPANY

     LIQUIDITY SOURCES. Metropolitan Life Insurance Company's principal cash inflows from its insurance activities come from life insurance premiums, annuity considerations and deposit funds. A primary liquidity concern with respect to these cash inflows is the risk of early contract holder and policyholder withdrawal. Metropolitan Life Insurance Company seeks to include provisions limiting withdrawal rights from general account institutional pension products (generally group annuities, including guaranteed interest contracts and certain deposit fund liabilities) sold to employee benefit plan sponsors.

     Metropolitan Life Insurance Company's principal cash inflows from its investment activities result from repayments of principal and proceeds from maturities and sales of invested assets, investment income, as well as dividends and distributions from subsidiaries. The primary liquidity concerns with respect to these cash inflows are the risks of default by debtors, interest rate and other market volatilities and potential illiquidity of subsidiaries. Metropolitan Life Insurance Company closely monitors and manages these risks. See "Business -- Investments".

     Additional sources of liquidity to meet unexpected cash outflows are available from Metropolitan Life Insurance Company's portfolio of liquid assets. These liquid assets include substantial holdings of U.S. treasury securities, short-term investments, common stocks and marketable fixed maturity securities. Metropolitan Life Insurance Company's available portfolio of liquid assets was approximately $88 billion and $91 billion at December 31, 1999 and 1998, respectively.

     Sources of liquidity also include facilities for short- and long-term borrowing as needed, primarily arranged through MetLife Funding, Inc., a subsidiary of Metropolitan Life Insurance Company. See "-- Financing".

     LIQUIDITY USES. Metropolitan Life Insurance Company's principal cash outflows primarily relate to the liabilities associated with its various life insurance, annuity and group pension products, operating expenses, income taxes, contributions to subsidiaries, principal and interest on its outstanding debt obligations, including the capital note described above, as well as dividend payments that may be declared and are payable to MetLife, Inc. Liabilities arising from its insurance activities primarily relate to benefit payments under the above-named products, as well as payments for policy surrenders, withdrawals and loans.

     Management of Metropolitan Life Insurance Company believes that its sources of liquidity are more than adequate to meet its current cash requirements.

     LITIGATION. Various litigation claims and assessments against us have arisen in the course of our business, including in connection with our activities as an insurer, employer, investor, investment advisor and taxpayer. Further, state insurance regulatory authorities and other authorities regularly make inquiries and conduct investigations concerning our compliance with applicable insurance and other laws and regulations.

     In some of these matters, very large and/or indeterminate amounts, including punitive and treble damages, are sought. While it is not feasible to predict or determine the ultimate outcome of all pending investigations and legal proceedings or to provide reasonable ranges of potential losses, it is the opinion of our management that their outcomes, after consideration of available insurance and reinsurance and the provisions made in our consolidated financial statements, are not likely to have a material adverse effect on our consolidated financial condition. However, given the large and/or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our operating results or cash flows in particular quarterly or annual periods.

     We have recorded, in other expenses, charges of $499 million ($317 million after-tax), $1,895 million ($1,203 million after-tax) and $300 million ($190 million after-tax) for the years ended December 31, 1999, 1998 and 1997, respectively, for sales practice claims and claims for personal injuries caused by exposure to asbestos or asbestos-containing products. The charge for the year ended December 31, 1999 was principally related to the settlement of the multidistrict litigation proceeding involving alleged improper sales practices, accruals for sales practices claims not covered by the settlement and other legal costs. The 1998 charge of $1,895 million was comprised of $925 million and $970 million for sales practices claims and asbestos-related claims, respectively. We recorded the accrual for sales practices claims based on preliminary settlement discussions and the settlement history of other insurers.

     Prior to the fourth quarter of 1998, we established a liability for asbestos-related claims based on settlement costs for claims that we had settled, estimates of settlement costs for claims pending against us and an estimate of settlement costs for unasserted claims. The amount for unasserted claims was based on management's estimate of unasserted claims that would be probable of assertion. A liability is not established for claims which we believe are only reasonably possible of assertion. Based on this process, our accrual for asbestos-related claims at December 31, 1997 was $386 million. Our potential liabilities for asbestos-related claims are not easily quantified, due to the nature of the allegations against us, which are not related to the business of manufacturing, producing, distributing or selling asbestos or asbestos-containing products, adding to the uncertainty as to the number of claims brought against us.

     During 1998, we decided to pursue the purchase of insurance to limit our exposure to asbestos-related claims. In connection with our negotiations with the casualty insurers to obtain this insurance, we obtained information that caused us to reassess our accruals for asbestos-related claims. This information included:

     - Information from the insurers regarding the asbestos-related claims experience of other insureds, which indicated that the number of claims that were probable of assertion against us in the future was significantly greater than we had assumed in our accruals. The number of claims brought against us is generally a reflection of the number of asbestos-related claims brought against asbestos defendants generally and the percentage of those claims in which we are included as a defendant. The information provided to us relating to other insureds indicated that we had been included as defendants for a significant percentage of total asbestos-related claims and that we may be included in a larger percentage of claims in the future, because of greater awareness of asbestos litigation generally by potential plaintiffs and plaintiffs' lawyers and because of the bankruptcy and reorganization or the exhaustion of insurance coverage of other asbestos defendants and that, although volatile, there was an upward trend in the number of total claims brought against asbestos defendants.

     - Information derived from actuarial calculations we made in the fourth quarter of 1998 in connection with these negotiations, which helped us to frame, define and quantify this liability. These calculations were made using, among other things, current information regarding our claims and settlement experience (which reflected our decision to resolve an increased number of these claims by settlement), recent and historic claims and settlement experience of selected other companies and information obtained from the insurers.

     Based on this information, we concluded that certain claims that previously were considered as only reasonably possible of assertion were now probable of assertion, increasing the number of assumed claims to approximately three times the number assumed in prior periods. As a result of this reassessment, we increased our liability for asbestos-related claims to $1,278 million at December 31, 1998.

     During 1998, we paid $1,407 million of premiums for excess of loss reinsurance and insurance agreements and policies, consisting of $529 million for the excess of loss reinsurance agreements for sales practices claims and excess mortality losses and $878 million for the excess insurance policies for asbestos-related claims.

     We obtained the excess of loss reinsurance agreements to provide reinsurance with respect to sales practices claims made on or prior to December 31, 1999 and for certain mortality losses in 1999. These reinsurance agreements have a maximum aggregate limit of $650 million, with a maximum sublimit of $550 million for losses for sales practices claims. This coverage is in excess of an aggregate self-insured retention of $385 million with respect to sales practices claims and $506 million, plus our statutory policy reserves released upon the death of insureds, with respect to life mortality losses. At December 31, 1999, the subject losses under the reinsurance agreements due to sales practices claims and related counsel fees from the time Metropolitan Life Insurance Company entered into the reinsurance agreements did not exceed that self-insured retention. The maximum sublimit of $550 million for sales practices claims was within a range of losses that management believed was reasonably possible at December 31, 1998. Each excess of loss reinsurance agreement for sales practices claims and mortality losses contains an experience fund, which provides for payments to us at the commutation date if experience is favorable at such date. We account for the aggregate excess of loss reinsurance agreements as reinsurance; however, if deposit accounting were applied, the effect on our consolidated financial statements in 1998, and in 1999 and 2000, would not be significant. Under reinsurance accounting, the excess of the liability recorded for sales practices losses recoverable under the agreements of $550 million over the premium paid of $529 million results in a deferred gain of $21 million which is being amortized into income over the settlement period from January 1999 through April 2000. Under deposit accounting, the premium would be recorded as an other asset rather than as an expense, and the reinsurance loss recoverable and the deferred gain would not have been recorded. Because the agreements also contain an experience fund which increases with the passage of time, the increase in the experience fund in 1999 and 2000 under deposit accounting would be recognized as interest income in an amount approximately equal to the deferred gain that will be amortized into income under reinsurance accounting.

     The excess insurance policies for asbestos-related claims provide for recovery of losses of up to $1,500 million, which is in excess of a $400 million self-insured retention ($878 million of which was recorded as a recoverable at December 31, 1999 and 1998). The asbestos-related policies are also subject to annual and per-claim sublimits. Amounts are recoverable under the policies and agreements annually with respect to claims paid during the prior calendar year. Although amounts paid in any given year that are recoverable under the policies and agreements will be reflected as a reduction in our operating cash flow for that year, management believes that the payments will not have a material adverse effect on our liquidity. Each asbestos-related policy contains an experience fund and a reference fund that provides for payments to us at the commutation date if experience under the policy to such date has been favorable, or pro rata reductions from time to time in the loss reimbursement to us if the cumulative return on the reference fund is less than the return specified in the experience fund.

     We believe that the excess of loss reinsurance agreements should provide coverage for a portion of the multidistrict sales practices settlement described above, although we have yet to file a claim under those agreements. The increase in liabilities for death benefits and policy adjustments and the cash payments to be made under the settlement should be substantially offset by amounts recoverable under those agreements, as well as amounts provided in our consolidated financial statements, and accordingly we do not believe that they will have a material adverse effect on our business, results of operations, financial condition or cash flows in future periods.

     We believe adequate provision has been made in our consolidated financial statements for all reasonably probable and estimable losses for sales practices and asbestos-related claims.

     RISK-BASED CAPITAL. Section 1322 of the New York Insurance Law requires that New York life insurers report their RBC based on a formula calculated by applying factors to various asset, premium and statutory reserve items. The formula takes into account the risk characteristics of the insurer, including asset risk, insurance risk, interest rate risk and business risk. Section 1322 gives the New York Superintendent of Insurance explicit regulatory authority to require various actions by, or take various actions against, insurers whose total adjusted capital does not exceed certain RBC levels. At December 31, 1999, Metropolitan Life Insurance Company's total adjusted capital was in excess of each of those RBC levels. See "Business -- Regulation -- Insurance regulation -- Risk-based capital".

     Each of the U.S. insurance subsidiaries of Metropolitan Life Insurance Company is subject to these same RBC requirements. At December 31, 1999, the total adjusted capital of each of these insurance subsidiaries was in excess of each of these RBC levels.

     The NAIC has recently adopted the Codification of Statutory Accounting Principles for life insurers, which is to become effective on January 1, 2001. Prior to implementation by Metropolitan Life Insurance Company, the Codification requires adoption by the New York Insurance Department. Based on a study commissioned by the NAIC, the overall impact to life insurers resulting from adoption of the Codification is not expected to be materially adverse; however, a detailed analysis will be necessary to determine the actual impact of the Codification on the statutory results of operations and statutory financial position of Metropolitan Life Insurance Company and its U.S. insurance subsidiaries.

     FINANCING. MetLife Funding, Inc. serves as a centralized finance unit for Metropolitan Life Insurance Company. Pursuant to a support agreement, Metropolitan Life Insurance Company has agreed to cause MetLife Funding to have a tangible net worth of at least one dollar. At December 31, 1999 and 1998, MetLife Funding had a tangible net worth of $10.5 million and $10.9 million, respectively. MetLife Funding raises funds from various funding sources and uses the proceeds to extend loans to Metropolitan Life Insurance Company and its other subsidiaries. MetLife Funding manages its funding sources to enhance the financial flexibility and liquidity of MetLife. At December 31, 1999 and 1998, MetLife Funding had total outstanding liabilities of $4.2 billion and $3.6 billion, respectively, consisting primarily of commercial paper.

     In connection with our acquisition of the stock of GenAmerica, we incurred $900 million of short-term debt, consisting primarily of commercial paper. We intend to repay up to $450 million of that debt with proceeds from the offerings and the private placements. We also incurred approximately $3.2 billion of short-term debt, consisting primarily of commercial paper, in connection with our October 1, 1999 exchange offer to holders of General American Life funding agreements. Through December 31, 1999, approximately $1.5 billion of this debt was repaid. The remaining $1.7 billion was included in the outstanding liabilities of MetLife Funding at December 31, 1999. See
"Business -- Acquisition of GenAmerica".

     MetLife Funding and Metropolitan Life Insurance Company also maintained $7 billion ($5 billion of which served as back-up for the commercial paper incurred in connection with the exchange offer to holders of General American Life funding agreements) and $2 billion in committed credit facilities at December 31, 1999 and 1998, respectively, which served as back-up for MetLife Funding's commercial paper program and for general corporate purposes. These credit facilities were not utilized during 1999 or 1998.

     SUPPORT AGREEMENTS. In addition to its support agreement with MetLife Funding, Metropolitan Life Insurance Company has entered into a net worth maintenance agreement with New England Life Insurance Company ("NELICO"), whereby it is obligated to maintain NELICO's statutory capital and surplus at the greater of $10 million or the amount necessary to prevent certain regulatory action by Massachusetts, the state of domicile of this subsidiary. The capital and surplus of NELICO at December 31, 1999 and 1998, respectively, was significantly in excess of the amount that would trigger such an event. Furthermore, Metropolitan Life Insurance Company has never been called upon to provide support to NELICO.

     In connection with Metropolitan Life Insurance Company's acquisition of GenAmerica Corporation, Metropolitan Life Insurance Company entered into a net worth maintenance agreement with General American Life Insurance Company, whereby Metropolitan Life Insurance Company is obligated to maintain General American Life's statutory capital and surplus at the greater of $10 million or the amount necessary to maintain the capital and surplus of General American Life at a level not less than 180% of the NAIC Risk Based Capitalization Model and to ensure that General American Life's liquidity is sufficient to meet its current obligations on a timely basis. The capital and surplus of General American Life Insurance Company at December 31, 1999 was in excess of the required amount.

     Metropolitan Life Insurance Company has also entered into arrangements with some of its other subsidiaries and affiliates to assist such subsidiaries and affiliates in meeting various jurisdictions' regulatory requirements regarding capital and surplus. In addition, Metropolitan Life Insurance Company has entered into a support arrangement with respect to reinsurance obligations of its wholly-owned subsidiary, Metropolitan Insurance and Annuity Company. Management does not anticipate that these arrangements will place any significant demands upon MetLife's liquidity resources.

     CONSOLIDATED CASH FLOWS. Net cash provided by operating activities was $3.9 billion, $0.8 billion and $2.9 billion for the years ended December 31, 1999, 1998 and 1997, respectively. In 1999, the change in cash provided by operating activities was primarily due to strong growth in our Institutional and Auto & Home segments. The growth in our Institutional segment was primarily related to strong sales and improved policyholder retention in non-medical health, primarily in our dental and disability businesses. The growth in Auto & Home was primarily due to the acquisition of the standard personal lines property and casualty insurance operations of The St. Paul Companies, as well as growth in both standard and non-standard auto insurance businesses. In 1998, the change in cash provided by operating activities was primarily attributable to $1.4 billion paid in 1998 for excess insurance policies providing coverage for amounts which may be paid in connection with exposure to asbestos claims and reinsurance agreements providing coverage for, among other things, amounts which may be paid or incurred in connection with specified sales practices claims. Net cash provided by operating activities in 1999, 1998 and 1997 was more than adequate to meet liquidity requirements.

     Net cash (used in) provided by investing activities were $(2.4) billion, $2.7 billion and $(1.7) billion for the years ended December 31, 1999, 1998 and 1997, respectively. Purchases of investments exceeded sales, maturities and repayments by $0.5 billion, $7.6 billion and $1.6 billion in 1999, 1998 and 1997, respectively. In 1999, the significant decrease in net purchases of investments resulted from a decrease in the reinvestment of sales proceeds as a result of the funding agreement exchange offer in connection with the GenAmerica acquisition, as well as the purchase of the individual disability income business of Lincoln National Life Insurance Company. In 1998, the significant increase in net purchases of investments resulted from the reinvestment of proceeds from the sale of MetLife Capital Holdings, Inc. and a substantial portion of our Canadian operations and cash from our securities lending program. Prior to 1998, our securities lending program activity was not reflected in our consolidated balance sheets or consolidated statements of cash flows. Cash flows for investing activities also increased by $2.7 billion and $3.8 billion in 1999 and 1998, respectively, as a result of activity from our securities lending program.

     Net cash used in financing activities was $2.0 billion, $3.1 billion and $0.6 billion for the years ended December 31, 1999, 1998 and 1997, respectively. Withdrawals from policyholders' account balances exceeded deposits by $2.2 billion, $2.3 billion and $2.8 billion in 1999, 1998 and 1997, respectively. Short-term financings increased $0.6 billion in 1999 compared with a decrease of $1.0 billion in 1998, while net reductions in long-term debt were $389 million in 1999 compared with net additions of $212 million in 1998.

     The operating, investing and financing activities described above resulted in a decrease in cash and cash equivalents of $512 million for the year ended December 31, 1999 compared with increases of $390 million and $586 million for the years ended December 1998 and 1997, respectively.

EFFECTS OF INFLATION

     We do not believe that inflation has had a material effect on our consolidated results of operations, except insofar as inflation may affect interest rates. See "Risk Factors -- Changes in interest rates may significantly affect our profitability".

MARKET RISK DISCLOSURE

     We must effectively manage, measure and monitor the market risk associated with our invested assets and interest rate sensitive insurance contracts. We have developed an integrated process for managing risk, which we conduct through our Corporate Risk Management Department, several asset/liability committees and additional specialists at the business segment level. We have established and implemented comprehensive policies and procedures at both the corporate and business segment level to minimize the effects of potential market volatility.

  MARKET RISK EXPOSURES

     We have exposure to market risk through our insurance operations and investment activities. For purposes of this disclosure, "market risk" is defined as the risk of loss resulting from changes in interest rates, equity prices and foreign exchange rates.

     INTEREST RATES. Our exposure to interest rate changes results from our significant holdings of fixed maturities, as well as our interest rate sensitive liabilities. The fixed maturities include U.S. and foreign government bonds, securities issued by government agencies, corporate bonds and mortgage-backed securities, all of which are mainly exposed to changes in medium- and long-term treasury rates. Our interest rate sensitive liabilities for purposes of this disclosure include guaranteed interest contracts and fixed annuities, which have the same interest rate exposure (medium- and long-term treasury rates) as the fixed maturities. We employ product design, pricing and asset/liability management strategies to reduce the adverse effects of interest rate volatility. Product design and pricing strategies include the use of SURRENDER CHARGES or restrictions on withdrawals in some products. Asset/liability management strategies include the use of derivatives, the purchase of securities structured to protect against prepayments, prepayment restrictions and related fees on mortgage loans and consistent monitoring of the pricing of our products in order to better match the duration of the assets and the liabilities they support.

     EQUITY PRICES. Our investments in equity securities expose us to changes in equity prices. We manage this risk on an integrated basis with other risks through our asset/liability management strategies. We also manage equity price risk through industry and issuer diversification and asset allocation techniques.

     FOREIGN EXCHANGE RATES. Our exposure to fluctuations in foreign exchange rates against the U.S. dollar results from our holdings in non-U.S. dollar denominated fixed maturity securities and equity securities and through our investments in foreign subsidiaries. The principal currencies which create foreign exchange rate risk in our investment portfolios are Canadian dollars, Euros,

German marks, French francs, Spanish pesetas and British pounds. We mitigate the majority of our fixed maturities' foreign exchange rate risk through the utilization of foreign currency swaps and forward contracts. Through our investments in foreign subsidiaries, we are primarily exposed to the Spanish peseta, Mexican peso, Argentinean dollar and Korean won. We have denominated all assets and liabilities of our foreign subsidiaries in their respective local currencies, thereby minimizing our risk to foreign exchange rate fluctuations.

  RISK MANAGEMENT

     CORPORATE RISK MANAGEMENT. We have established several financial and non-financial senior management committees as part of our risk management process. These committees manage capital and risk positions, approve asset/liability management strategies and establish appropriate corporate business standards.

     We also have a separate Corporate Risk Management Department, which is responsible for risk throughout MetLife and reports directly to our Chief Actuary. The Corporate Risk Management Department's primary responsibilities consist of:

     - implementing a board of directors-approved corporate risk framework, which outlines our approach for managing risk on an enterprise-wide basis;

     - developing policies and procedures for managing, measuring and monitoring those risks identified in the corporate risk framework;

     - establishing appropriate corporate risk tolerance levels;

     - deploying capital on a risk-adjusted basis; and

     - reporting on a periodic basis to the Audit Committee of the board of directors and our various financial and non-financial senior management committees.

     ASSET/LIABILITY MANAGEMENT. At MetLife, asset/liability management is the responsibility of the General Account Portfolio Management Department ("GAPM"), the operating business segments and various GAPM boards. The GAPM boards are comprised of senior officers from the investment department, senior managers from each business segment and the Chief Actuary. The GAPM boards' duties include setting broad asset/liability management policy and strategy, reviewing and approving target portfolios, establishing investment guidelines and limits and providing oversight of the portfolio management process.

     The portfolio managers and asset sector specialists, who have responsibility on a day-to-day basis for risk management of their respective investing activities, implement the goals and objectives established by the GAPM boards. The goals of the investment process are to optimize after-tax, risk-adjusted investment income and after-tax, risk-adjusted total return while ensuring that the assets and liabilities are managed on a cash flow and duration basis. The risk management objectives established by the GAPM boards stress quality, diversification, asset/liability matching, liquidity and investment return.

     Each of our business segments has an asset/liability officer who works with portfolio managers in the investment department to monitor investment, product pricing, hedge strategy and liability management issues. We establish target asset portfolios for each major insurance product, which represent the investment strategies used to profitably fund our liabilities within acceptable levels of risk. These strategies include objectives for effective duration, yield curve sensitivity, convexity, liquidity, asset sector concentration and credit quality.

     To manage interest rate risk, we perform periodic projections of asset and liability cash flows to evaluate the potential sensitivity of our securities investments and liabilities to interest rate movements. These projections involve evaluating the potential gain or loss on most of our in-force business under various increasing and decreasing interest rate environments. We have developed models of our in-force business that reflect specific product characteristics and include assumptions based on current and anticipated experience regarding lapse, mortality and interest crediting rates. In addition, these models include asset cash flow projections reflecting interest payments, sinking fund payments, principal payments, bond calls, mortgage prepayments and defaults. New York Insurance Department regulations require that we perform some of these analyses annually as part of the annual proof of the sufficiency of our regulatory reserves to meet adverse interest rate scenarios.

     HEDGING ACTIVITIES. Our risk management strategies incorporate the use of various interest rate derivatives that are used to adjust the overall duration and cash flow profile of our invested asset portfolios to better match the duration and cash flow profile of our liabilities to reduce interest rate risk. Such instruments include interest rate swaps, futures and caps. We also use foreign currency swaps and forward contracts to hedge our foreign currency denominated fixed income investments.

  RISK MEASUREMENT; SENSITIVITY ANALYSIS

     We measure market risk related to our holdings of invested assets and other financial instruments, including certain market risk sensitive insurance contracts ("other financial instruments"), based on changes in interest rates, equity prices and foreign currency rates, utilizing a sensitivity analysis. This analysis estimates the potential changes in fair value, cash flows and earnings based on a hypothetical 10% change (increase or decrease) in interest rates, equity prices and currency exchange rates. We believe that a 10% change (increase or decrease) in these market rates and prices is reasonably possible in the near-term. In performing this analysis, we used market rates at December 31, 1999 to re-price our invested assets and other financial instruments. The sensitivity analysis separately calculated each of our market risk exposures (interest rate, equity price and currency rate) related to our non-trading invested assets and other financial instruments. We do not maintain a trading portfolio.

     The sensitivity analysis we performed included the market risk sensitive holdings described above under "Market Risk Disclosure". We modeled the impact of changes in market rates and prices on the fair values of our invested assets, earnings and cash flows as follows:

     FAIR VALUES. We base our potential loss in fair values on an immediate change (increase or decrease) in:

     - the net present values of our interest rate sensitive exposures resulting from a 10% change (increase or decrease) in interest rates;

     - the U.S. dollar equivalent balances of our currency exposures due to a 10% change (increase or decrease) in currency exchange rates; and

     - the market value of our equity positions due to a 10% change (increase or decrease) in equity prices.

     EARNINGS AND CASH FLOWS. We calculate the potential loss in earnings and cash flows on the change in our earnings and cash flows over a one-year period based on an immediate 10% change (increase or decrease) in market rates and equity prices. The following factors were incorporated into our earnings and cash flows sensitivity analyses:

     - the reinvestment of fixed maturity securities;

     - the reinvestment of payments and prepayments of principal related to mortgage-backed securities;

     - prepayment rates on mortgage-backed securities were re-estimated for each 10% change (increase or decrease) in the interest rates; and

     - expected turnover (sales) of fixed maturities and equity securities, including the reinvestment of the resulting proceeds.

     The sensitivity analysis is an estimate and should not be viewed as predictive of our future financial performance. We cannot assure that our actual losses in any particular year will not exceed the amounts indicated in the table below. Limitations related to this sensitivity analysis include:

     - the market risk information is limited by the assumptions and parameters established in creating the related sensitivity analysis, including the impact of prepayment rates on our mortgages;

     - the analysis excludes other significant real estate holdings and liabilities pursuant to insurance contracts; and

     - the model assumes that the composition of our assets and liabilities remains unchanged throughout the year.

     Accordingly, we use such models as tools and not substitutes for the experience and judgment of our corporate risk and asset/liability management personnel.

     Based on our analysis of the impact of a 10% change (increase or decrease) in market rates and prices, we have determined that such a change could have a material adverse effect on the fair value of our interest rate sensitive invested assets. The equity and foreign currency portfolios do not expose us to material market risk.

     The table below illustrates the potential loss in fair value of our interest rate sensitive financial instruments at December 31, 1999. In addition, the potential loss with respect to fair value of currency exchange rates and our equity price sensitive positions at December 31, 1999 is set forth in the table below.

     The potential loss in fair value for each market risk exposure of our portfolio, all of which is non-trading, for the periods indicated was (in millions):

                                                          AT DECEMBER 31,
                                                        --------------------
                                                          1999        1998
                                                        --------    --------
     Interest rate risk...............................  $5,044.3    $3,977.1
     Equity price risk................................  $  198.0    $  247.6
     Currency exchange rate risk......................  $  262.5    $  260.0

YEAR 2000 READINESS

     The Year 2000 issue is the result of many computer hardware and software systems using only two digits, rather than four, to represent a calendar year. Without appropriate remediation or replacement, such systems may not process dates beyond 1999. This system problem could result in a system failure or miscalculations causing disruptions of operations, including, but not limited to, a temporary inability to process transactions and engage in normal business activities.

     Given the potential impact of the Year 2000 issue on us, in 1996 we established a centralized Project Management Office within our Information Technology Department. The Project Management Office developed a plan that identified the processes and steps to take so that all of MetLife's own computer applications, as well as our voice and data communication systems, would continue to function properly in and beyond the Year 2000.

     The scope of our Year 2000 plan included testing the readiness of: applications, operating systems and hardware on mainframes, personal computers and local area network platforms; voice and data network software and hardware; and some non-information technology systems in buildings, facilities and equipment, including, but not limited to, security systems and building controls. In addition, we established procedures to contact key suppliers, customers, joint venture partners and other business parties regarding their Year 2000 readiness.

     The phases of our Year 2000 plan were: (1) identifying Year 2000 problems and assigning priorities; (2) assessing the Year 2000 compliance of each of our business segments; (3) remediating or replacing items for Year 2000 compliance;
(4) testing items for Year 2000 compliance at each of our business segments; and
(5) designing and implementing Year 2000 contingency and business continuity plans.

     We completed phases (1) through (4) by June 30, 1999. We completed phase
(5) by the end of 1999. As to our systems certification, each of our business segments conducted testing for Year 2000 compliance. We evaluated and tested each system using a standard certification process and used both internal and external resources in connection with our certification process. The certification process included, among other procedures, testing of future dates near the end of 1999, after the beginning of 2000 and for the leap year. We also conducted tests of our business-critical systems on an enterprise-wide basis. At December 31, 1999, approximately 100% of our information technology applications and systems, security systems, building controls and utilities located in facilities owned and operated by MetLife were Year 2000 compliant.

     As part of our Year 2000 plan, we initiated formal communications with all of our significant business partners, such as suppliers and customers, to determine the extent to which we may have been vulnerable to those third parties' failure to remediate their own Year 2000 issues. A majority of our significant business partners gave assurances that they were Year 2000 ready by December 31, 1999. As of the date of this prospectus, we are not aware of any material Year 2000-related problems experienced by our information technology and non-information technology systems. We have not been informed by any other companies, governmental agencies or other entities on which we rely that any such parties experienced any material Year 2000-related problems. We cannot guarantee, however, that we or the other companies, governmental agencies or other entities on which we rely will not experience any Year 2000-related problems in the future. If such problems do occur, there can be no assurance that they will not have a material adverse effect on our business, results of operations and financial condition.

     Through December 31, 1999, we had incurred and expensed approximately $220 million related to assessment and remediation or replacement in connection with our Year 2000 plan. We funded these costs through operating cash flows, expensed as incurred. During 2000, we expect to have additional Year 2000-related expenses of approximately $5 million.

     Detailed business contingency plans have been developed to address Year 2000 risks that may affect our ability to conduct business. However, we cannot guarantee that such contingency plans will mitigate all future Year 2000 issues or prevent future Year 2000 issues from having a material adverse effect on our business, results of operations and financial condition.

INSOLVENCY ASSESSMENTS

     Most of the jurisdictions in which we are admitted to transact business require life insurers doing business within the jurisdiction to participate in guaranty associations, which are organized to pay contractual benefits owed pursuant to insurance policies issued by impaired, insolvent or failed life insurers. These associations levy assessments, up to prescribed limits, on all member insurers in a particular state on the basis of the proportionate share of the premiums written by member insurers in the lines of business in which the impaired, insolvent or failed insurer engaged. Some states permit member insurers to recover assessments paid through full or partial premium tax offsets. Assessments levied against us from January 1, 1997 through December 31, 1999 aggregated $62 million. We maintained a liability of $31 million at December 31, 1999 for future assessments in respect of currently impaired, insolvent or failed insurers.

                              THE DEMUTUALIZATION

     The following is a summary of the material terms of Metropolitan Life Insurance Company's plan of reorganization. Although we believe the material provisions of the plan of reorganization have been accurately summarized, you should refer to the plan of reorganization itself, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

PURPOSE

     The main purpose of the demutualization is to change our corporate structure to increase our potential for long-term growth and financial strength. We believe that our ability, as a stock company, to issue shares of stock will enable us to raise money more efficiently and will provide us with greater flexibility to make business acquisitions and combinations. This will allow us to increase our market leadership, financial strength and strategic position, providing additional security to our policyholders.

     The demutualization will also make it easier for us to take advantage of changes in laws removing restrictions on affiliations between insurers and other types of financial services companies, such as banks. In addition, the demutualization will provide previously unavailable economic value to eligible policyholders in the form of allocated shares of MetLife, Inc. common stock (which will be held in the MetLife Policyholder Trust), cash or policy credits, in exchange for their policyholders' membership interests in Metropolitan Life Insurance Company.

SUMMARY OF THE PLAN OF REORGANIZATION

     On the date the plan of reorganization becomes effective (which will be the date of the closings of the initial public offering, the offering of units and the private placements, which is currently expected to be April 7, 2000), Metropolitan Life Insurance Company will convert from a mutual life insurance company to a stock life insurance company, and become a wholly-owned subsidiary of MetLife, Inc. Each policyholder's membership interest will be extinguished on the plan effective date and, in consideration thereof, each eligible policyholder will be entitled to receive, in exchange for that interest, trust interests representing shares of common stock, cash or an adjustment to their policy values in the form of policy credits, as provided in the plan. We will allocate consideration among eligible policyholders based on actuarial principles. For a description of the actuarial principles used in this allocation, see "The Demutualization -- Payment of Consideration to Eligible Policyholders".

     The plan of reorganization requires us to make the initial public offering and to raise proceeds from the initial public offering, together with the offering of units and the private placements, in an amount, net of underwriting commissions and related expenses, at least equal to the amounts required for us to reimburse Metropolitan Life Insurance Company for the crediting of policy credits and payment of mandatory cash payments to eligible policyholders pursuant to the plan of reorganization and to reimburse Metropolitan Life Insurance Company for the cash payments to be made by its Canadian branch to certain holders of policies included in its Canadian business sold to Clarica Life Insurance Company in 1998, as well as to pay the fees and expenses we have incurred in connection with the demutualization.

     The plan also permits us to complete one or more private placements and other specified capital raising transactions on the effective date of the plan. Concurrently with this offering, we expect to sell an aggregate of 60,000,000 shares of our common stock, at a price per share equal to the initial public offering price (or 30,000,000 shares each) to Banco Santander Central Hispano, S.A. and Credit Suisse Group or their respective affiliates in private placements. In addition, we and a trust we own are offering 17,500,000 equity security units for a gross offering of $875 million, plus up to an additional $131,250,000 if the underwriters' options to purchase additional units are exercised in full. Each unit consists of (a) a contract to purchase shares of our common stock and (b) a capital security of MetLife Capital Trust I, a Delaware business trust wholly-owned by us. For a description of the units, see "Description of the Equity Security Units". We cannot proceed with any offering relating to the units and the private placements without the approval of the New York Superintendent of Insurance. In addition, the final terms of the initial public offering, the offering of units and the private placements must be approved by the New York Superintendent. Those terms have been approved by the New York Superintendent of Insurance.

     Pursuant to the New York Insurance Law, the board of directors of Metropolitan Life Insurance Company adopted the plan of reorganization on September 28, 1999, and subsequently adopted amendments to the plan. The plan of reorganization must also be approved by at least two-thirds of the votes validly cast by the eligible policyholders. The plan of reorganization defines eligible policyholders as the owners on September 28, 1999, the adoption date of the plan, of certain policies and interests issued by Metropolitan Life Insurance Company that were in force on that date. The plan was approved by more than two-thirds of eligible policyholders who voted in voting completed on February 7, 2000. The vote of our policyholders was 2,572,832 votes in favor, 188,914 votes opposed.

     The plan of reorganization will not become effective unless, after conducting a public hearing on the plan, the New York Superintendent approves it based on a finding, among other things, that the plan is fair and equitable to policyholders. The New York Superintendent held a public hearing on the plan on January 24, 2000 and issued an order approving the plan on April 4, 2000. At the public hearing, some policyholders and others raised objections to certain aspects of the plan. Six lawsuits have been filed challenging the fairness of the plan of reorganization and the adequacy and accuracy of Metropolitan Life Insurance Company's disclosures to policyholders regarding the plan. The first of these lawsuits was filed in the Supreme Court of the State of New York for Kings County on January 14, 2000. It was brought on behalf of a putative class consisting of all policyholders of Metropolitan Life Insurance Company who should have membership benefits in Metropolitan Life Insurance Company and were and are eligible to receive notice, vote and receive consideration in the demutualization. The complaint seeks to enjoin or rescind the plan, as well as other relief. The defendants named in the complaint are Metropolitan Life Insurance Company, the individual members of its board of directors and MetLife, Inc. Discovery is underway in this case. The five other lawsuits were filed between March 10, 2000 and March 29, 2000 in the Supreme Court of the State of New York for New York County. The same defendants are named in these five cases as in the Kings County case, with the addition of the New York Superintendent of Insurance. All five of the New York County cases are brought on behalf of a putative class consisting of the eligible policyholders of Metropolitan Life Insurance Company as of September 28, 1999, the adoption date of the plan. The claims in these five additional cases are substantially similar to those in the Kings County case, as is the relief sought. Metropolitan Life Insurance Company has entered into a stipulation with the plaintiffs in the five New York County cases in which it does not oppose consolidation of the cases, agrees that the plaintiffs have until April 30, 2000 to file a consolidated amended complaint, and agrees that the defendants' time to answer, move or otherwise respond to the consolidated amended complaint will be thirty days after service of the consolidated amended complaint. Metropolitan Life Insurance Company has agreed to provide certain information to the plaintiffs in three of the New York County cases. Metropolitan Life Insurance Company, MetLife, Inc. and the individual defendants believe they have meritorious defenses to the plaintiffs' claims and intend vigorously to contest all of the plaintiffs' claims in these six lawsuits. See "Risk Factors -- A challenge to the New York Superintendent of Insurance's approval may adversely affect the terms of the demutualization and the market price of our common stock".

     We began incurring expenses related directly or indirectly to the demutualization during 1998. We estimate that expenses relating to the demutualization, excluding costs relating to the offerings and the private placements, will total approximately $361 million, net of income taxes of $83 million. Demutualization expenses consist of our cost of printing and mailing materials to policyholders and our aggregate cost of engaging independent accounting, actuarial, compensation, financial, investment banking and legal advisors and other consultants to advise us in the demutualization process and related matters, as well as other administrative costs. The New York Superintendent has also engaged experts to provide actuarial, investment banking, legal and auditing advice. Pursuant to the New York Insurance Law, we must pay the fees and expenses of such consultants, which fees and expenses are included in the above amounts. We have also agreed to indemnify certain of our consultants and consultants to the New York Superintendent against liabilities arising out of their engagements in connection with the demutualization.

PAYMENT OF CONSIDERATION TO ELIGIBLE POLICYHOLDERS

     On the effective date of the plan of reorganization:

     - the policyholders' membership interests will be extinguished and each eligible policyholder will be allocated a number of trust interests equal to the number of shares of our common stock allocated to such policyholder, except that some eligible policyholders will receive cash or an adjustment to their policy values, known as policy credits; and

     - Metropolitan Life Insurance Company will become a stock life insurance company and a wholly-owned subsidiary of MetLife, Inc.

     We will distribute cash to:

     - each eligible policyholder whose mailing address is outside the U.S.;

     - each eligible policyholder or class of eligible policyholders for whom we determine in good faith, to the satisfaction of the New York Superintendent of Insurance, that it is not reasonably feasible or appropriate to provide consideration in the form that such policyholder would otherwise receive;

     - each owner of an industrial life insurance policy in reduced paid-up status with respect to whom we have a reasonable belief, after a reasonable effort to locate such policyholder, that the mailing address as shown on our records is an address at which mail to such policyholder is undeliverable; and

     - each group eligible policyholder that is an owner of an individual retirement annuity or a tax sheltered annuity, and elects to receive cash instead of common stock (but this provision will apply only to that policy).

     In addition to the cash payments described above, we will make cash payments to any eligible policyholder (other than an eligible policyholder required to receive policy credits or cash) that has affirmatively elected on or before February 7, 2000 to receive cash for such policyholder's allocated shares.

     Eligible policyholders owning policies that are individual retirement annuities, tax sheltered annuities, tax qualified individual life insurance policies and individual annuity contracts, life or health insurance funding accounts and guaranteed life insurance funding accounts are required to receive consideration in the form of policy credits. However, if any such policy has matured by death or otherwise been surrendered or terminated after September 28, 1999, but prior to the date on which the policy credits would have been credited, cash in the amount of the policy credits will be paid in lieu of the policy credits to the person to whom the death benefit, surrender value or other payment at termination was made under such policy.

     The remaining eligible policyholders will be entitled to receive on the effective date of the plan their allocated shares of Metropolitan Life Insurance Company common stock, which will then be exchanged on such date for an equal number of shares of our common stock to be held by the MetLife Policyholder Trust. We will distribute consideration to eligible policyholders receiving cash or policy credits as soon as reasonably practicable following the effective date of the plan, but in any event not later than 60 days after the effective date, or such later date as may be approved by the New York Superintendent of Insurance.

     Regardless of whether an eligible policyholder is receiving allocated trust interests, cash or policy credits, the consideration an eligible policyholder receives under the plan of reorganization will be based on the number of shares of common stock allocated to the eligible policyholder pursuant to the terms of the plan of reorganization. The formula for allocating shares of common stock among eligible policyholders consists of two components. We have allocated a fixed number of shares of common stock equal to ten shares to each eligible policyholder, regardless of the number of policies owned by that eligible policyholder. Additional shares have also been allocated to each eligible policyholder holding a participating policy -- that is, a policy that is not by its terms ineligible for dividend payments. The number of such additional shares varies for each such eligible policyholder based upon an actuarial formula, specified in the plan of reorganization, that takes into account, among other things, the past and future contributions to our statutory surplus from policies held by the eligible policyholder, as determined by historical experience and expected future performance.

     The amount of the consideration to be paid to an eligible policyholder in the form of cash or policy credits will generally equal the number of shares of common stock allocated to the eligible policyholder multiplied by $14.25, the price per share at which our common stock is being offered to the public in the initial public offering. The initial public offering price has been established through arm's length negotiations with representatives of the underwriters and has been based on, among other things, prevailing market conditions, our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and consideration of the above factors in relation to market valuations of companies in related businesses. In addition, the final terms of the initial public offering, including the initial public offering price of our common stock, are subject to the approval of the New York Superintendent of Insurance. Those terms were approved by the New York Superintendent on April 4, 2000.

     We have retained PricewaterhouseCoopers LLP to advise us in connection with actuarial matters involved in the development of the plan of reorganization and the payment of consideration to eligible policyholders. The opinion of Kenneth
M. Beck, a principal with the firm of PricewaterhouseCoopers LLP, dated November 16, 1999, states that the plan for allocation of consideration to eligible policyholders (as defined in the plan of reorganization) as set forth in the plan of reorganization is fair and equitable to the policyholders of Metropolitan Life Insurance Company as required by Section 7312 of the New York Insurance Law. This opinion is included as Annex A of this prospectus.

ESTABLISHMENT AND OPERATION OF THE METLIFE POLICYHOLDER TRUST

     Under our plan of reorganization, we have established the MetLife Policyholder Trust to hold the shares of our common stock allocated to eligible policyholders not receiving cash or policy credits.

     Each trust beneficiary will have the right to elect to withdraw from the trust shares of common stock for sale, without the payment of commissions or brokerage fees, pursuant to the purchase and sale program described below. Sales may be made at any time after the later of (1) the termination of any stabilization arrangements and trading restrictions in connection with the initial public offering and (2) the closing of all underwriters' over-allotment options which have been exercised and the expiration of all unexercised options in connection with the initial public offering. We expect that these sales may begin within approximately 30 days after the plan effective date. In addition, beginning one year after the plan effective date, trust beneficiaries may elect to withdraw all (but not less than all) of their allocated shares of our common stock held through the trust to hold the shares directly, in book entry or certificated form, or to sell the shares themselves independently, if they wish. Each trust beneficiary holding fewer than 1,000 trust interests may also purchase additional shares of our common stock (to be held in the trust) through the purchase and sale program to increase the trust beneficiary's interests up to a maximum of 1,000 interests.

     The purchase and sale program will be administered by ChaseMellon Shareholder Services, L.L.C., the program agent for the purchase and sale program and the custodian for the trust. Generally, each beneficiary may elect to withdraw from the trust the beneficiary's allocated shares of our common stock for sale through the purchase and sale program, subject to the following limitations:

     - each trust beneficiary holding 199 or fewer trust interests may elect to withdraw from the trust for sale the number of shares of our common stock held by the trust equal to all, but not less than all, of the beneficiary's trust interests;

     - each trust beneficiary holding more than 199 trust interests may elect to withdraw from the trust for sale a number of shares of our common stock held by the trust equal to all or part of the beneficiary's trust interests, subject to the limitation that partial withdrawals may be made only in increments of 100 shares, and that following any such withdrawal for sale of part of the trust beneficiary's trust interests the trust beneficiary holds at least 100 trust interests; and

     - for the first 300 days following the effective date of the plan, each trust beneficiary holding more than 25,000 trust interests will be subject to the volume limitations described below. Under the purchase and sale program procedures, if the total shares of our common stock to be sold on the open market on behalf of trust beneficiaries holding more than 25,000 trust interests on any day exceed the lesser of (i) 1/20th of 1% of the number of shares of our common stock outstanding and (ii) 25% of the average daily trading volume for the 20 trading days (or such shorter period, if fewer than 20 trading days have elapsed since the plan effective date) preceding the trade, the broker-dealer will only process trades on the open market up to that limit for trust beneficiaries holding more than 25,000 shares. The broker-dealer affiliate of the program agent will either defer the excess shares to the next trading day (which will be subject to the same volume limitations on that day) or sell the shares as principal through a block trade or through a nationally recognized brokerage firm that will sell the shares, as agent, at market clearing prices. For a period of 90 days following the plan effective date, only the lead managing underwriters for the initial public offering may sell, as joint agents, the excess shares. After the first 300 days, these limitations will no longer apply and withdrawals for sale may be made as permitted under the trust agreement and the purchase and sale program procedures.

Except for the limitations on sales by trust beneficiaries holding more than 25,000 trust interests, purchases and sales will generally be processed on the first or second trading day after the day on which instructions are received, subject to limited exceptions such as an act of God or significant market disruption.

     In addition, the trust agreement allows trust beneficiaries to instruct the trust custodian to withdraw their allocated trust shares to participate in any tender or exchange offer or counter offer for our common stock and to make any cash or share election, or perfect any dissenter's rights, in connection with a merger of MetLife, Inc.

     In addition to the sale features of the purchase and sale program, the program will permit trust beneficiaries holding fewer than 1,000 trust interests to elect to purchase additional shares of our common stock (to be held in the trust) on their behalf, subject to the conditions that upon completion of the purchase the beneficiary holds no more than 1,000 interests and the total cost for the purchased shares is at least $250 (or such lesser amount required to purchase a number of shares that would cause it to hold the 1,000 maximum number of interests at the closing price of our common stock on the trading day immediately prior to the mailing of such funds). These purchases may be made at any time beginning on the first trading day following the 90th day after the effective date of the plan of reorganization.

     Trust beneficiaries making such purchase or sale elections will not be required to pay any brokerage commissions, mailing charges, registration fees or other administrative or similar expenses. All purchase and sale elections received by the program agent for the purchase and sale program will be processed pursuant to policies and procedures set forth as Exhibit J to the plan of reorganization, a copy of which has been filed as an exhibit to the Registration Statement of which this prospectus forms a part. These procedures may be amended in the future. Trust beneficiaries will be notified of any changes to the purchase and sale program procedures in the future. Any changes to the procedures before the first anniversary of the effective date of the plan of demutualization would require the approval of the New York Superintendent of Insurance.

     The trustee has the exclusive and absolute right to vote, assent or consent the shares of common stock held in the trust at all times during the term of the trust. Generally, on all matters brought to our stockholders for a vote, the trustee will vote in accordance with the recommendation given by our board of directors to our stockholders or, if no such recommendation is given, as directed by our board. However, if the matter concerns any of the matters described below, the trustee will solicit instructions from the trust beneficiaries and will vote, assent or consent all trust shares, including for purposes of determining a quorum, in favor of, in opposition to or abstaining from the matter in the same ratio as trust interests of the trust beneficiaries who returned voting instructions to the trustee indicated preferences for voting in favor of, in opposition to or abstaining from such matter. If any such calculation of votes would require a fractional vote, the trustee will vote the next lower number of whole shares. In these matters, instructions actually given by trust beneficiaries would have disproportionate weight in the voting. These matters are:

     - an election or removal of directors in which a stockholder has properly nominated one or more candidates in opposition to a nominee or nominees of our board of directors or a vote on a stockholder's proposal to oppose a board nominee for director, remove a director for cause or fill the vacancy caused by the removal of a director by stockholders, provided that the stockholder making the nomination or proposal deposits funds for the payment of postage and other expenses for mailing proxy materials to all of the trust beneficiaries, or such lesser number, holding at least a majority of the trust interests, that the stockholder seeks to solicit;

     - a merger or consolidation, a sale, lease or exchange of all or substantially all of the assets, or a recapitalization or dissolution of, MetLife, Inc., in each case requiring a vote of our stockholders under applicable Delaware law;

     - any transaction that would result in an exchange or conversion of shares of common stock held by the trust for cash, securities or other property;

     - issuances of our common stock during the first year after the effective date of the plan at a price materially less than the then prevailing market price of our common stock, if a vote of our stockholders is required to approve the issuance under Delaware law, other than issuances in an underwritten public offering or pursuant to an employee benefit plan;

     - for the first year after the effective date of the plan, any matter that requires a supermajority vote of our outstanding stock entitled to vote thereon under Delaware law or our certificate of incorporation or by-laws, and any amendment to our certificate of incorporation or by-laws that is submitted for approval to our stockholders; and

     - any proposal requiring our board of directors to amend or redeem the rights under our stockholder rights plan, other than a proposal with respect to which we have received advice of nationally-recognized legal counsel to the effect that the proposal is not a proper subject for stockholder action under Delaware law.

In the event that voting instructions are required to be solicited from trust beneficiaries, trust beneficiaries will be mailed proxy statements, annual reports and other materials with respect to any matter upon which they will direct the voting of the shares held by the trust. In addition, the custodian will prepare and mail to each beneficiary (1) an annual statement regarding the status of such beneficiary's trust interests and any dividends and distributions received by the trustee with respect to such interests, as well as any interest earned by the trust with respect to such dividends and distributions, and the procedures for notifying the custodian of any discrepancies or errors with respect to such statement, and (2) a notice of the beneficiary's right to make purchase, sale and withdrawal elections. The custodian will also prepare, file and mail to each beneficiary all information reports required under federal, state and local law in respect of the trust beneficiaries. The trustee will register the trust interests under the Securities Exchange Act of 1934, as amended, and will prepare and file all periodic and other reports and other documents pursuant to that Act, including annual reports on Form 10-K containing financial information regarding the trust, including the amount of dividends received on the shares of our common stock held by the trust, income from investments made by the trust and the distribution of those amounts to trust beneficiaries. The trust will file a similar report on Form 8-K whenever non-annual distributions are made to trust beneficiaries. The custodian will inform trust beneficiaries annually, in connection with the expected annual mailing of dividend checks and account statements, of the availability of the annual report, and trust beneficiaries who telephone the toll-free number in order to participate in the purchase and sale program or to obtain further information will be informed that the annual report is available on our website or by mail upon request.

     Beneficiaries will be prohibited from selling, transferring, assigning, encumbering, or granting any option or any other interest in, or otherwise disposing of, their trust interests, except in limited circumstances set forth in the trust agreement. Cash dividends, if any, collected or received by the trustee with respect to the shares of our common stock held by the trust will be invested by the trustee and distributed, together with interest earned thereon and net of any applicable withholding taxes, through the custodian of the trust to the beneficiaries. Regular cash dividends, including interest net of income taxes, received by June 30 in any calendar year will be distributed on the following July 31, and those received by December 31 will be distributed on the following January 31, provided that in no event will such distribution be made more than 90 days after the receipt of dividends by the trustee. Notwithstanding this provision, we currently expect to pay dividends directly to the trust beneficiaries at the same time they are paid to stockholders. Dividends or other distributions in common stock will be allocated to the beneficiaries pro rata in accordance with their respective interests in the trust and held by the trustee as part of the corpus of the trust. All other distributions we may make to stockholders will be held by the trustee and distributed through the custodian of the trust as provided in the trust agreement. We will reimburse the trustee and the custodian for all taxes, fees, commissions and other reasonable out-of-pocket expenses incurred by the trustee and the custodian, respectively, except that we will not reimburse the trustee and the custodian for the expense of mailing to beneficiaries any proxy or other materials received by the trustee on behalf of persons other than us.

     Unless it shall have been previously terminated, the trust will terminate upon the earlier of:

     - 90 days after the trustee receives notice from us that the number of shares of our common stock held by the trust is 10% or less of the number of issued and outstanding shares of our common stock; or

     - the date on which the last share of our common stock held by the trust has been withdrawn, distributed or exchanged.

     The trust may be terminated earlier upon the first to occur of the following:

     - the 90th day after the trustee receives written notice from us, given in our discretion, that the number of shares of our common stock held by the trust is 25% or less of the number of issued and outstanding shares of our common stock;

     - the trustee receives written notice that our board of directors has determined that continuation of the trust is or is reasonably expected to become burdensome to us or the trust beneficiaries because of changes in law or other circumstances;

     - any rights issued under a stockholder rights plan adopted by us and held by the trust pursuant to the trust agreement become separately tradeable from the shares of our common stock held by the trust to which they relate; or

     - the entry of a final order for termination or dissolution of the trust or similar relief by a court of competent jurisdiction.

If the trust has not otherwise terminated, it will terminate on the date necessary to avoid a violation of the rule against perpetuities, if such rule is applicable.

     Upon termination of the trust, the remaining shares of our common stock held by the trust will be distributed to the trust beneficiaries pro rata, in accordance with their respective interests in the trust, in book entry form, to the extent permitted by applicable law, or as otherwise directed by each trust beneficiary, together with the trust beneficiaries' pro rata share of all unpaid distributions and dividends and interest earned thereon. The trust provides that, concurrently with the winding up of the trust, we may, in our discretion, offer to purchase all or a portion of the shares of our common stock from the trust at a price equal to the average of the closing prices of our common stock on the 20 consecutive trading days preceding such offer.

ESTABLISHMENT AND OPERATION OF THE CLOSED BLOCK

     The closed block is an accounting mechanism established to ensure that the reasonable dividend expectations of policyholders who own certain individual insurance policies are met. As set forth in the closed block memorandum included as a schedule to the plan of reorganization, a copy of which has been filed as an exhibit to the Registration Statement of which this prospectus forms a part, we will allocate assets to the closed block in an amount that produces cash flows which, together with anticipated revenue from the closed block policies, are reasonably expected to be sufficient to support obligations and liabilities relating to these policies, including, but not limited to, provisions for the payment of claims and certain expenses and taxes and for continuation of policyholder dividend scales in effect for 1999, if the experience underlying such scales continues, and for appropriate adjustments in such scales if the experience changes. The establishment and operation of the closed block will not modify or amend the provisions of the policies included therein.

     The closed block assets, the cash flows generated by the closed block assets and the anticipated revenues from the policies in the closed block will benefit only the holders of the policies included in the closed block. Any cash flows in excess of amounts assumed will be available for distribution over time to closed block policyholders and will not be available to our stockholders. See
Note 1 of "Notes to Pro Forma Consolidated Financial Information" for a more detailed description of the manner in which the financial results of the closed block will affect the accounting presentation of our results of operations. To the extent that, over time, cash flows from the assets allocated to the closed block and claims and other experience relating to the closed block are, in the aggregate, more or less favorable than assumed in establishing the closed block, total dividends paid to closed block policyholders in the future may be greater than or less than the total dividends that would have been paid to these policyholders if the policyholder dividend scales in effect for 1999 had been continued. Dividends on policies included in the closed block, as in the past, will be declared at the discretion of the board of directors of Metropolitan Life Insurance Company, may vary from time to time, reflecting changes in investment income, mortality, persistency and other experience factors, and are not guaranteed. We will not be required to support the payment of dividends on closed block policies from Metropolitan Life Insurance Company's general funds, although we could choose to provide such support.

     Metropolitan Life Insurance Company will continue to pay guaranteed benefits under all policies in accordance with their terms, including the policies included in the closed block. If the assets allocated to the closed block, the investment cash flows from those assets and the revenues from the policies included in the closed block prove to be insufficient to pay the benefits guaranteed under the policies included in the closed block, Metropolitan Life Insurance Company will be required to make such payments from its general funds. Since the closed block has been funded to provide for payment of guaranteed benefits, as well as for continuation of policyholder dividend scales in effect for 1999, if experience underlying such scales continues, it should not be necessary to use general funds to pay guaranteed benefits, unless the policies included in the closed block experience substantial adverse deviations in investment income, mortality, persistency or other experience factors. We will use our best efforts to support the policies included in the closed block with the assets allocated to the closed block. The assets allocated to the closed block will be subject to the same liabilities (with the same priority in liquidation) as assets outside the closed block.

     As specified in the plan of reorganization, the policies included in the closed block will generally consist of all classes of United States dollar denominated individual life insurance policies for which Metropolitan Life Insurance Company has a dividend scale in effect for 1999, but generally only to the extent such policies are in force on any date between December 31, 1998 and the effective date of the plan. A policy may be within a class for which there is an experience-based dividend scale in effect for 1999 even if it does not receive a 1999 dividend, and, therefore, the policy would be included in the closed block. Experience-based dividend scales are actuarial formulas used by life insurers to determine amounts payable as dividends on participating policies based on experience factors relating to, among other things, investment results, mortality, lapse rates, expenses, premium taxes and policy loan interest and utilization rates. The fact that a policy is included in the closed block has no bearing on whether the holder of that policy is entitled to receive consideration under the plan or the amount of consideration allocated to the policyholder.

     The closed block includes policies of New England Mutual Life Insurance Company that were participating policies at the time of its merger with Metropolitan Life Insurance Company in 1996. Under the terms of the merger, Metropolitan Life Insurance Company agreed to establish a separate segment within its general account consisting of assets associated with those policies plus additional assets. In the aggregate, such assets had a value of $226.4 million at December 31, 1998.

     As provided in the plan of reorganization, Metropolitan Life Insurance Company will add to the closed block premiums and other amounts received by, and withdraw from the closed block policy benefits and other amounts paid by, Metropolitan Life Insurance Company on the policies included in the closed block. Metropolitan Life Insurance Company will charge the closed block with federal income taxes, state and local premium taxes, and other additive state or local taxes, as well as investment management expenses relating to the closed block as provided in the plan of reorganization. Metropolitan Life Insurance Company will also charge the closed block for expenses of maintaining the policies included in the closed block. Cash payments with respect to certain reinsurance will be withdrawn from or paid to the closed block.

     The board of directors of Metropolitan Life Insurance Company will set the dividends on the closed block policies annually, in accordance with applicable law and consistent with the objective of minimizing tontine effects and exhausting the assets of the closed block with the final payment made to the last policy included in the closed block. Metropolitan Life Insurance Company will retain an independent actuary to review the operations of the closed block every five years as required by the plan. Additionally, Metropolitan Life Insurance Company will review the operation of, and prepare an internal report regarding, the investment operations of the closed block annually.

     The closed block will continue in effect until the last policy in the closed block is no longer in force. The expected life of the closed block is over 100 years.

CLOSED BLOCK ASSETS AND LIABILITIES

     In accordance with the plan of reorganization, we will allocate a portion of Metropolitan Life Insurance Company's invested assets, as well as cash and short-term investments, to the closed block. If we had established the closed block at December 31, 1999, cash and invested assets and their carrying values would have been as follows:

                                                                  AT DECEMBER 31, 1999
                                                              ----------------------------
                                                              CARRYING VALUE    % OF TOTAL
                                                              --------------    ----------
                                                                 (DOLLARS IN MILLIONS)
Fixed maturities available-for-sale, at fair value..........     $21,729            70%
Mortgage loans on real estate...............................       4,785            16
Policy loans................................................       3,747            12
Other invested assets.......................................         404             1
Short-term investments......................................           8             0
Cash and cash equivalents...................................         251             1
                                                                 -------           ---
Total.......................................................     $30,924           100%
                                                                 =======           ===

     The composition of assets in the closed block will change over time as a result of new investments. New investments for the closed block acquired on and after December 31, 1999 with closed block cash flows will be allocated to the closed block upon acquisition and will consist only of investments permitted by the plan of reorganization. The assets allocated to the closed block will be subject to the same liabilities (with the same priority in liquidation) as all assets in the general account of Metropolitan Life Insurance Company.

     If we had established the closed block at December 31, 1999, the policy liabilities and accruals associated with the closed block would have aggregated $39,627 million. This amount would have included $38,888 million of policyholder liabilities, $712 million of dividends payable to policyholders, current income taxes payable of $14 million and other liabilities of $13 million. See "Pro Forma Consolidated Financial Information -- Pro Forma Consolidated Balance Sheet".

     We have retained PricewaterhouseCoopers LLP to advise us in connection with actuarial matters involved in the establishment and operation of the closed block. The opinion of Kenneth M. Beck, a principal with the firm of PricewaterhouseCoopers LLP, dated November 16, 1999, states (in reliance upon the matters and subject to the limitations described in such opinion), among other things, that MetLife's assets set aside as of December 31, 1998 (including subsequent adjustments as provided for in the plan), to establish the closed block, as set forth in the plan, are adequate because they are expected to produce cash flows which, together with anticipated revenues from the closed block business, are reasonably expected to be sufficient to support the closed block business including, but not limited to, provisions for payment of claims and certain expenses and taxes, and to provide for continuation of dividend scales payable in 1999, if the experience underlying such scales continues. This opinion is included as Annex A of this prospectus.

TRANSFERRED CANADIAN POLICIES

     In July 1998, Metropolitan Life Insurance Company sold a substantial portion of its Canadian operations to Clarica Life Insurance Company. As part of that sale, a large block of policies in effect with Metropolitan Life Insurance Company in Canada were transferred to Clarica Life, and the holders of the transferred Canadian policies became policyholders of Clarica Life. Those transferred policyholders are no longer policyholders of Metropolitan Life Insurance Company and, therefore, are not entitled to compensation under the plan of reorganization. However, as a result of a commitment made in connection with obtaining Canadian regulatory approval of that sale, if Metropolitan Life Insurance Company demutualizes, its Canadian branch will make cash payments to those who are, or are deemed to be, holders of these transferred Canadian policies. The payments, which will be recorded in other expenses in the same period as the effective date of the plan, will be determined in a manner that is consistent with the treatment of, and fair and equitable to, eligible policyholders of Metropolitan Life Insurance Company. See Notes 2 and 7 of Notes to Pro Forma Consolidated Financial Information.

FEDERAL INCOME TAX CONSEQUENCES OF THE DEMUTUALIZATION

     We have received a private letter ruling from the Internal Revenue Service to the effect that:

     - The MetLife Policyholder Trust will be treated as a "grantor trust" for federal income tax purposes, and each beneficiary of the trust will be treated for federal income tax purposes as if the beneficiary were the direct owner of a proportionate interest in the shares of our common stock (or other property) held in the trust;

     - Beneficiaries of the trust will not recognize gain or loss for federal income tax purposes as a result of the deposit of shares of our common stock in the trust or their withdrawal of shares from the trust; and

     - The deposit of shares of our common stock in the trust under the terms of the plan of reorganization will not adversely affect the federal income tax treatment to eligible policyholders of consideration received under the plan, or of MetLife, resulting from the conversion of Metropolitan Life Insurance Company from a mutual life insurance company into a stock life insurance company owned by MetLife, Inc.

The Internal Revenue Service rulings are based on the accuracy of certain representations made by us.

     Under the terms of the plan of reorganization, the demutualization will not become effective unless we receive an opinion of our special tax counsel, Debevoise & Plimpton (or other nationally-recognized tax counsel), to the effect that:

     - Policies issued by Metropolitan Life Insurance Company before the effective date of the plan will not be treated as newly-issued policies for any material federal income tax purpose as a result of the demutualization of Metropolitan Life Insurance Company under the plan;

     - Eligible policyholders receiving solely interests in the trust will not recognize gain or loss for federal income tax purposes as a result of the demutualization of Metropolitan Life Insurance Company under the plan;

     - The consummation of the plan of reorganization, including the crediting of policy credits to a policy under the terms of the plan, will not adversely affect any tax-favored status accorded to the policy under the Internal Revenue Code, and will not be treated as a contribution or distribution that results in penalties to the holder; and

     - The summary of the principal U.S. federal income tax consequences to eligible policyholders of their receipt of consideration under the plan of reorganization that is contained under the heading "Federal Income Tax Consequences" in the information booklet provided to policyholders is correct and complete in all material respects.

     In addition to the required opinion described above regarding the federal income tax treatment to policyholders, it is also a condition to the effectiveness of the plan that we receive an opinion from our special tax counsel to the effect that:

     - MetLife, Inc. will not recognize any gain or loss for federal income tax purposes as a result of (1) its issuance of its common stock to the trust; (2) its receipt of shares of Metropolitan Life Insurance Company common stock; (3) its cancellation, for no consideration, of its common stock previously issued to and held by the Metropolitan Life Insurance Company immediately prior to the effective date of the plan; or (4) its sale of shares of its common stock in the initial public offering for cash; and

     - The conversion of Metropolitan Life Insurance Company from a mutual life insurance company to a stock life insurance company will qualify as a "reorganization" under the Internal Revenue Code.

     We have received an additional opinion from Debevoise & Plimpton, our special tax counsel, which is not required under the terms of the plan, to the effect that, under the Internal Revenue Code, the regulations issued thereunder, and current Internal Revenue Service and judicial interpretations of the Internal Revenue Code and regulations:

     - The affiliated federal income tax group of which Metropolitan Life Insurance Company is the common parent immediately before the demutualization will remain in existence after the effectiveness of the plan, with MetLife, Inc. as the common parent; and

     - Following its conversion from a mutual life insurance company to a stock life insurance company, Metropolitan Life Insurance Company will continue to be an eligible member for inclusion in that affiliated federal income tax group.

     Based on the Internal Revenue Service rulings we have received and the opinions of our special tax counsel described above, we believe that MetLife will not realize significant income, gain or loss for federal income tax purposes as a result of the consummation of the demutualization under the terms of the plan of reorganization.

     The opinions of special tax counsel described above are based on the accuracy of representations and undertakings made by us. We have not sought a private letter ruling from the Internal Revenue Service regarding the matters addressed by the opinions of special tax counsel described above.

                                    BUSINESS

     We are a leading provider of insurance and financial services to a broad spectrum of individual and institutional customers. We currently provide individual insurance, annuities and investment products to approximately nine million households, or one of every eleven households in the U.S. We also provide group insurance and retirement and savings products and services to approximately 64,000 corporations and other institutions, including 86 of the FORTUNE 100 largest companies. Our institutional clients have approximately 33 million employees and members.

     We are a leader in each of our major U.S. businesses. We believe that our unparalleled franchises and brand names uniquely position us to be the preeminent provider of insurance and financial services in the U.S. businesses in which we compete.

     We are one of the largest and best capitalized insurance and financial services companies in the U.S. Our revenues for 1999 were $25.4 billion and our net income was $617 million. We had total consolidated assets of $225.2 billion and equity of $13.7 billion at December 31, 1999.

     We are organized into five major business segments: Individual Business, Institutional Business, Asset Management, Auto & Home and International.

          INDIVIDUAL BUSINESS. Individual Business offers a wide variety of protection and asset accumulation products for individuals, including life insurance and annuities. Individual Business also distributes products provided by our other business segments, including mutual funds and auto and homeowners insurance. Reflecting overall trends in the insurance industry, sales of our traditional life insurance products have declined in recent years, while first-year premiums and deposits from variable life insurance products have grown at a compound annual rate of 33.1% for the five years ended 1999 and represented 67.4% of our total life insurance sales for Individual Business in 1999. Our principal distribution channels are the MetLife career agency and the New England Financial general agency distribution systems and, after our recent acquisition of GenAmerica Corporation, GenAmerica's independent general agency system. We also have dedicated sales forces that market to non-profit organizations and banks and their customers. In total, we had approximately 11,000 active sales representatives in 1999. In addition to these distribution channels, we are increasing the distribution of our products through independent insurance agents and registered representatives. We believe our ability to effectively manage these multiple distribution channels represents a significant competitive advantage. Individual Business had $11.1 billion of revenues, or 43.5% of our total revenues, and $565 million of operating income in 1999.

          INSTITUTIONAL BUSINESS. Institutional Business offers a broad range of group insurance and retirement and savings products and services. Our group insurance products and services include group life insurance and non-medical health insurance such as short- and long-term disability, long-term care and dental insurance, as well as other related products and services. Our group insurance premiums, fees and other income, which totaled $5.9 billion in 1999, have grown at a compound annual rate of 10.0% for the three years ended 1999. Our retirement and savings products and services include administrative services sold to sponsors of 401(k) and other defined contribution plans, guaranteed interest products and separate account products. We distribute our Institutional Business products through a sales force of approximately 300 MetLife employees that is organized by both customer size and product. In total, we have approximately 64,000 institutional customers, including 86 of the FORTUNE 100 largest companies. Institutional Business had $10.4 billion of revenues, or 40.8% of our total revenues, and $585 million of operating income in 1999.

          ASSET MANAGEMENT. Through our wholly-owned subsidiary, State Street Research & Management Company, and our controlling interest in Nvest Companies, L.P. and its affiliates, Asset Management provides a broad variety of asset management products and services primarily to third-party institutions and individuals. Our Asset Management segment managed $189.8 billion of our total assets under management at December 31, 1999, including $54.9 billion of assets in mutual funds and in separate accounts supporting individual variable life and annuity products. For the five years ended 1999, this segment's assets under management grew at a compound annual rate of 14.2%. We distribute our asset management products through several distribution channels, including State Street Research's and Nvest's dedicated sales forces and also through our Individual Business and Institutional Business distribution channels. Asset Management had $0.9 billion of revenues, or 3.5% of our total revenues, and $51 million of operating income in 1999.

          AUTO & HOME. Auto & Home offers auto insurance, homeowners insurance and other personal property and casualty insurance products. We sell these products directly to employees through employer-sponsored programs, as well as through a variety of retail distribution channels. These channels include agents in the MetLife career agency system, approximately 6,000 independent agents and brokers, which includes those of The St. Paul Companies acquired in 1999, and approximately 385 Auto & Home specialists. We are the leading provider of personal auto and homeowners insurance through employer-sponsored programs in the U.S. Net premiums earned from products sold through employer-sponsored programs have grown at a 14.3% compound annual rate for the five years ended 1999. On September 30, 1999, our Auto & Home segment acquired the standard personal insurance operations of The St. Paul Companies, which had in-force premiums of approximately $1.1 billion, substantially increasing the size of our personal lines business, making us the eleventh largest personal property and casualty insurer in the U.S. based on 1998 net premiums written. See
     "Business -- Auto & Home". Auto & Home had $1.9 billion of revenues, or 7.4% of our total revenues, and $54 million of operating income in 1999.

          INTERNATIONAL. We have international insurance operations in ten countries, with a focus on the Asia/Pacific region, Latin America and selected European countries. Our International segment offers life insurance, accident and health insurance, annuities and retirement and savings products and services to both individuals and groups and auto and homeowners coverage to individuals. Assets of our International segment, as adjusted for the recent divestitures of a substantial portion of our U.K. and Canadian operations, have grown at a compound annual rate of 21.4% for the five years ended 1999. International had $0.8 billion of revenues, or 3.1% of our total revenues, and $18 million of operating income in 1999.

STRATEGY

     Our mission is to build financial freedom for everyone. Consistent with this mission, our goal is to be the preeminent provider of insurance and financial services in each of the U.S. businesses in which we compete. In order to achieve that goal, we will pursue the following strategies across all of our business segments:

  BUILD ON WIDELY RECOGNIZED BRAND NAMES

     Our widely recognized brand names are among our most valuable assets. We believe that our leading market share positions in the insurance and financial services industries, our long history of innovation, integrity and reliability, and our reputation for high quality products and services to individuals and institutions have resulted in the MetLife name becoming one of the most well-known brand names in the U.S. We have also been successful in utilizing additional brand names, such as New England Financial, Security First Group and State Street Research, for specific market segments. We believe our recent acquisition of GenAmerica and RGA further strengthens our brand portfolio. In addition, we believe that our brand names give us a key competitive advantage, allowing us to continue to build and maintain strong relationships with our customers and distributors. We intend to continue to aggressively capitalize on our brand recognition across multiple products, distribution channels and customer groups.

  CAPITALIZE ON LARGE CUSTOMER BASE

     As a leading provider of insurance and financial services for over 130 years, we have built an unparalleled base of customers, including nine million households, or one of every eleven households in the U.S., and approximately 64,000 institutional customers with approximately 33 million employees and members. We believe that our large, existing customer base represents a significant growth opportunity. We intend to pursue the following growth initiatives:

     - enhancing our relationships with our existing individual customers by:

       - offering a broad array of products that meets the needs of our customers throughout their entire life cycle of financial needs;

       - improving the training of our agents and other financial services representatives to strengthen their ability to serve the needs of our customers;

       - developing direct marketing programs in partnership with our agency sales force to identify additional sales opportunities among our existing customers; and

       - providing banking and related services, as early as the first quarter of 2001, to serve the banking needs of our individual customers;

     - offering financial advice and education, retirement planning and beneficiary assistance services directly to employees of our institutional customers; and

     - increasing sales to our institutional customers by expanding the offering of voluntary (employee-paid) products, including auto and homeowners and long-term care insurance and pre-paid legal services plans.

  EXPAND MULTIPLE DISTRIBUTION CHANNELS

     We believe that our development and successful management of multiple distribution channels represent a significant competitive advantage. Our multiple distribution channels include our proprietary career and general agency distribution systems and our nationwide Institutional Business sales force, as well as a wide variety of other distribution channels in each of our business segments. We intend to grow our core distribution channels and to continue to build complementary distribution channels for sales of our products.

     We believe our career agency and general agency systems provide us with important advantages, allowing us to more effectively control our distribution and build and maintain long-term relationships with our customers. Our objective is to increase the size and productivity of our agency distribution systems by:

     - expanding our investment in the recruiting, training and retention of agents, including changing our compensation practices to improve incentives for more productive agents and increasing our recruiting of agencies as well as individual agents; and

     - enhancing the technology that supports agents, including improving their access to product and client information and offering more sophisticated client management systems to enable them to service larger numbers of clients and prospects more effectively.

     Our four-year agent retention rate has improved from 10.2% in 1995 to 24.2% in 1999. The industry average in 1998 was 14.2%. During the period from 1995 to 1999, the productivity of our career and general agency distribution systems, as measured by NET SALES CREDITS per agent, an industry measure for agent productivity, has grown at a compound annual rate of 12.0%.

     In addition to our core distribution channels, we have also developed and seek to expand additional complementary distribution channels that provide opportunities for further growth. Examples of our initiatives include:

     - our recent acquisition of GenAmerica, which sells its life insurance and annuity products through multiple distribution channels;

     - our recent acquisitions of Security First Group and the Nathan & Lewis companies, which increased our presence in the fast-growing bank and broker-dealer distribution channels;

     - expanding our marketing efforts to the independent agency community by introducing new products and programs;

     - establishing the Small Business Center, which has offices located throughout the U.S., to better access the rapidly growing small-sized institutional markets;

     - entering into joint ventures and other arrangements with third parties to expand the marketing and distribution opportunities of our Institutional Business products and services;

     - establishing additional distribution channels for Asset Management, including the development of a dedicated sales force for State Street Research and increased coordination of distribution among Nvest's investment managers; and

     - introducing a direct response marketing program to generate additional Auto & Home sales.

     Complementary distribution channels within Individual Business accounted for 2.4% of first-year life insurance premiums and deposits and 32.2% of annuity premiums and deposits in 1999. In addition, premiums and other income from products sold through Institutional Business' Small Business Center have grown at a compound annual rate of 28.1% for the three years ended 1999 and totaled $328 million in 1999.

  CONTINUE TO INTRODUCE INNOVATIVE AND COMPETITIVE PRODUCTS

     The products and services offered by the financial services industry continue to evolve as the financial needs of consumers change. We intend to be at the forefront of the insurance and financial services industries in offering innovative and competitive products to our customers. Recent initiatives include:

     - new or revised products covering a substantial portion of our individual product offerings, including the introduction of a new variable universal life product, a long-term care insurance product and an equity additions feature to our traditional participating whole life insurance product, which allows policyholder dividends to be invested in an equity index account; and

     - new voluntary institutional products, including long-term care and auto and homeowners insurance, as well as pre-paid legal services plans, for employees of our Institutional Business customers.

  INCREASE FOCUS ON ASSET ACCUMULATION PRODUCTS

     We intend to expand our assets under management in both our insurance operations and our Asset Management segment by increasing our focus on sales of asset accumulation products, including variable life and annuity products, mutual funds and 401(k) plan products, which we believe provide a stable source of fee income as well as a higher operating return on equity compared with traditional insurance products. During the five years ended 1999, the separate account liabilities related to our individual variable annuity products grew at a 38.2% compound annual rate, and totaled $20.7 billion at December 31, 1999. Assets under management for mutual funds and separate accounts supporting individual variable life and annuity products grew at a compound annual rate of 16.7% for the five years ended 1999, and totaled $54.9 billion at December 31, 1999. In addition, primarily through two recent acquisitions, our Institutional Business segment has become a leading provider of administrative services in the defined contribution 401(k) plan market. We intend to use this position to attract more 401(k) plan assets for our Asset Management segment.

  REDUCE OPERATING EXPENSES

     We are committed to improving profitability by reducing operating expenses. As part of an overall program to reduce operating expenses and enhance the efficiency of our operations, we have implemented the following programs:

     - during 1998, we reduced the number of non-sales positions by 2,267, an 11% reduction, and during 1999, we reduced the number of non-sales positions by 1,856, or 7%;

     - in 1999, as part of an internal reorganization, we began to integrate the operations of New England Financial, which since its merger with MetLife had been operated as a separate division, with the individual insurance operations of MetLife, and further consolidate administrative services throughout our organization; we believe this will reduce operating expenses by eliminating redundancies; and

     - we have made substantial investments in technological improvements in recent years, totaling approximately $925 million for the three years ended 1999, which we believe will enhance the efficiency of our operations, as well as improve our customer service and financial reporting.

  STRENGTHEN PERFORMANCE-ORIENTED CULTURE

     Our management team intends to strengthen the performance-oriented culture throughout our organization. We have implemented a number of initiatives to significantly enhance the performance of our employees, including:

     - establishing a new compensation program to better align compensation with individual and MetLife performance;

     - enhancing the expertise of our management and workforce by selectively hiring experienced new employees at all levels of our organization, with 28% of new officer appointments for the three years ended 1999 coming from outside MetLife;

     - expanding our training effort, including new management training programs for all of our officers and expanded training for our employees; and

     - implementing a new performance measurement and review program for our employees to increase individual accountability and better align individual and corporate goals.

  CONTINUE TO OPTIMIZE OPERATING RETURNS FROM INVESTMENT PORTFOLIO

     The return on our invested assets has contributed significantly to our earnings growth. Over the past three years, we have repositioned our investment portfolio in order to provide a higher operating rate of return on our invested assets. In connection with that repositioning, we reduced our investments in treasury securities and corporate equities and have increased our investments in fixed maturities with higher current yields. At the same time, we have continued to maintain a prudent asset mix, with investment grade fixed maturities constituting 91.0% of our total fixed maturities at December 31, 1999. We believe that the expertise of our investment department will enable us to continue to optimize the operating returns on our invested assets in the future.

  ENHANCE CAPITAL EFFICIENCY OF OUR OPERATIONS

     We seek to maximize our operating return on equity by enhancing the capital efficiency of our operations. We have recently implemented a new internal capital allocation system that we believe will allow us to more effectively invest our capital. Consistent with a more disciplined approach to capital allocation, we have divested operations that did not meet targeted rates of return or growth, including our medical insurance operations, substantial portions of our U.K. and Canadian operations and our commercial leasing business. We also intend to increase sales of asset accumulation products, such as variable life and annuity products, that require less capital than traditional insurance products. In addition, as a publicly traded stock company, we will have a greater ability to make acquisitions and raise external capital in a more efficient manner, which we believe will increase our adjusted operating return on equity and enhance stockholder value.

  FOCUS INTERNATIONAL OPERATIONS ON GROWING MARKETS

     We have established insurance operations in selected international markets that are experiencing significant growth in demand for insurance products and where we believe we can gain significant market share. We intend to expand our international operations by continuing to make capital investments in countries in which we have existing operations, as well as in selected new markets, either through start-up operations or by acquisition. We now have operations in ten emerging insurance markets, including Indonesia and Uruguay, which we entered in 1998, and Brazil, which we entered in 1999. In addition, at the end of 1999, we obtained a license to sell life insurance in Poland. As part of our strategy to focus on growth markets, as well as to divest operations that would not meet our financial objectives, we disposed of substantial portions of our operations in the U.K. in 1997 and in Canada in 1998.

INDIVIDUAL BUSINESS

     Our Individual Business segment offers a wide variety of protection and asset accumulation products aimed at serving the financial needs of our customers throughout their entire life cycle. Products offered by Individual Business include insurance products such as traditional, universal and variable life insurance, individual disability insurance and long-term care insurance and annuities and investment products such as variable and fixed annuities and mutual funds. Our principal distribution channels are the MetLife career agency and the New England Financial general agency distribution systems and, after our recent acquisition of GenAmerica Corporation, GenAmerica's independent general agency system. We also have dedicated sales forces that market to non-profit organizations and banks and their customers. In total, we had approximately 11,000 active sales representatives in 1999. In addition to these distribution channels, we are increasing the distribution of our products through independent insurance agents and registered representatives.

     Our broadly recognized brand names and strong distribution channels have allowed us to maintain our position as the largest provider of individual life insurance and annuities in the U.S., with $11.5 billion of total individual life and annuity premiums and deposits in 1999. Through September 30, 1999 we were also the largest issuer of individual variable life insurance in the U.S. with $278.7 million in first-year premiums and deposits, and the seventh largest variable annuity writer with approximately $24.1 billion in variable annuity assets managed.

     The U.S. individual life insurance industry had approximately $12.7 trillion of insurance in force and $1.3 trillion of total annuity assets at or for the year ended December 31, 1998. The U.S. insurance and investment market has undergone tremendous change in recent years, as Americans have begun to rely less on traditional life insurance, defined benefit retirement plans, social security and other government programs and the "baby-boom" generation has begun to enter their prime savings years. At the same time, technology advances have greatly increased the availability and timeliness of information so consumers are better informed about financial products and the state of their financial affairs. As a result of these trends, sales of mutual funds, variable annuities and other savings products have increased. We believe that the growth of annuities and investment products will continue and that, as the baby-boom generation begins to retire, asset payout products will also increase in importance. We believe that, as these trends continue, the types of products we offer, including variable life insurance, fixed and variable annuities and long-term care insurance, will become the products of choice for the protection and transfer of wealth.

  INDIVIDUAL BUSINESS STRATEGY

     BUILD ON WIDELY RECOGNIZED BRAND NAMES. We believe we have one of the most well-known brand names in the U.S., built through our leading market share positions in the insurance and financial services industries, our reputation for high quality products and services and our long practice of advertising the MetLife name and Peanuts(TM) characters. We have also successfully used additional brand names in our Individual Business segment, such as New England Financial, Security First Group and Texas Life, to focus on specific market segments. We believe our recent acquisition of GenAmerica further strengthens our brand portfolio. In addition, we believe that our brand names give us a key competitive advantage, allowing us to continue to build and maintain strong relationships with our customers and distributors. We intend to continue to aggressively capitalize on our brand recognition across multiple products, distribution channels and customer groups.

     CAPITALIZE ON LARGE CUSTOMER BASE. We believe consumers increasingly seek comprehensive financial advice and information regarding their financial affairs and superior products that serve them throughout the different stages of their lives. We believe that building long-term relationships with our large existing customer base represents a significant growth opportunity. Approximately nine million households, or one of every eleven households in the U.S., own a MetLife individual product. Our goal is to obtain a larger share of the individual insurance, annuities and investment products purchased by these households by providing them with the best products and services that are available to meet their needs. We intend to pursue the following key initiatives:

     - offering a broad array of products that meet the financial needs of our customers throughout their entire life cycle, including protection products, such as life and disability insurance; asset accumulation products, such as annuities and mutual funds; asset distribution products, such as payout annuities; and wealth transfer products, such as life insurance and long-term care insurance;

     - improving the training of our agents and other financial services representatives to strengthen their ability to offer sophisticated financial advice to our customers; and

     - developing direct marketing programs in partnership with our agency sales force to identify additional sales opportunities among our existing customers.

We also seek to utilize our historically strong position among our institutional customers to provide programs offering financial advice and education, retirement planning and beneficiary assistance services to their employees.

     GROW CORE DISTRIBUTION CHANNELS. Although we utilize a number of different distribution channels to market our individual products, we believe that our core career agency and general agency distribution systems are among our most valuable assets, allowing us to more effectively control our distribution and build and maintain long-term relationships with our customers. We intend to increase the size and productivity of our agency distribution systems by:

     - expanding our investment in the recruiting, training and retention of agents, including changing our compensation practices to improve incentives for more productive agents and increasing our recruiting of agencies as well as individual agents; and

     - enhancing the technology that serves agents, including improving their access to product and client information and offering more sophisticated client management systems to enable them to service larger groups of clients and prospects more effectively.

The productivity of our career and general agency distribution systems, as measured by net sales credits per agent, an industry measure for agent productivity, has grown at a compound annual rate of 12.0% for the five years ended 1999. During that period, our four-year agent retention rate has improved from 10.2% in 1995 to 24.2% in 1999. The industry average in 1998 was 14.2%.

     INCREASE DISTRIBUTION THROUGH OTHER CHANNELS. We expect to continue aggressively seeking opportunities to expand our distribution capabilities in attractive markets. In 1997, we acquired Security First Group, which expanded our distribution through the rapidly growing bank market for annuities and investment products and to the nonprofit, educational and health care markets. In 1998, we purchased Nathan & Lewis, which increased our presence in the fast-growing broker-dealer distribution channel. Our recent acquisition of GenAmerica added its multiple distribution channels, including its independent general agency system. We also expect to increase our use of independent life agents and registered representatives in the future. Sales through additional channels represented 2.4% of annualized first-year life insurance premiums and deposits and 32.2% of individual annuity premiums and deposits in 1999.

     CONTINUE TO INTRODUCE INNOVATIVE AND COMPETITIVE PRODUCTS. The products offered by the financial services industry continue to evolve as the financial needs of consumers change and as technology improves. We intend to be at the forefront of the insurance and financial services industries in offering innovative and competitive products to our customers. Recent initiatives include:

     - continuing to enhance the competitiveness of our products, such as the 1998 introduction of new or revised products covering a substantial portion of our product offerings;

     - creating products to reflect the needs of specific distribution channels and by marketing products under several brand names, including MetLife, New England Financial, Security First, Texas Life and General American Life; and

     - distributing products created by others, such as mutual funds and 401(k) plans, which may be offered under one of our own brand names or carry the name of the company that created them.

  MARKETING AND DISTRIBUTION

     We target the large, middle-income market, as well as affluent individuals, owners of small businesses and executives of small to medium-sized companies. We have also been successful in selling our products in various multicultural markets. We distribute our individual products nationwide through multiple channels, with the primary distribution systems being the MetLife career agency system and the New England Financial general agency system. While continuing to invest in our traditional distribution channels, we have also expanded into additional channels in order to supplement our growth or penetrate specific target markets. During the year ended December 31, 1999, the MetLife career agency and the New England Financial general agency systems and our additional distribution channels accounted for 49.8%, 47.8% and 2.4%, respectively, of first-year premiums and deposits for individual life insurance and 54.9%, 12.9% and 32.2%, respectively, of individual annuity deposits.

     METLIFE CAREER AGENCY SYSTEM. The MetLife career agency system had 6,866 agents in 318 agencies at December 31, 1999. Our career agency sales force focuses on the large, middle-income market, including multicultural markets. The average face amount of a life insurance policy sold through the career agency system in 1999 was approximately $160,000.

     Agents in our career agency system are full-time MetLife employees whom we compensate primarily with commissions based on sales. As our employees, they also receive certain benefits. Agents in our career agency system may not offer products of other insurers without our approval. At December 31, 1999, approximately 93% of the agents in our career agency system were licensed to sell one or more of the following products: variable life insurance, variable annuities or mutual funds.

     We support our efforts in multicultural markets through targeted advertising, specially trained agents and sales literature written in non-English languages. We estimate sales in multicultural markets represent one-fourth of MetLife's career agency individual life sales.

     From 1994 to 1998, the number of agents in the MetLife career agency system declined, from 9,521 to 6,853. Most of this decline was due to a reduction in the number of less experienced agents, with the number of agents having at least five years of experience at MetLife declining from approximately 4,100 to approximately 3,400 during this period. We believe that this decline was principally the result of the adverse impact of sales practices litigation brought against us beginning in the early 1990s, the establishment of more stringent company-wide criteria for recruiting and retaining agents and a consolidation of sales offices and changes in compensation practices for our sales force during this period. We have undertaken several initiatives to grow our career agency force in the future, including expanding our investment in the recruiting, training and retention of agents, changing our compensation practices to improve incentives for more productive agents and increasing our recruiting of agencies as well as individual agents. At December 31, 1999, the number of agents in the MetLife career agency system was 6,866. In addition, our career agency system is increasingly productive, with net sales credits per agent, an industry measure for agent productivity, growing at a compound annual rate of 10.6% for the five years ended 1999.

     NEW ENGLAND FINANCIAL GENERAL AGENCY SYSTEM. In 1996, we merged with the parent company of New England Life Insurance Company, which afforded us better access to its target market of affluent individuals, owners of small businesses and executives of small- to medium-sized companies. We operate the New England Life Insurance Company business through our New England Financial division. The average face amount of a life insurance policy sold through the New England Financial general agency system in 1999 was approximately $310,000. At December 31, 1999, New England Financial's sales force comprised 76 general agencies providing support to 2,825 agents and a network of independent brokers throughout the U.S. The compensation of both agents, who are independent contractors, and general agents, who have exclusive contracts with New England Financial, is based on sales, although we also provide general agents with an allowance for benefits and other expenses.

     New England Financial has a highly trained general agency sales force and, according to The American College, in 1998 ranked third in the insurance industry in the percentage of agents who are Chartered Life Underwriters and Chartered Financial Consultants. Approximately 92% of New England Financial's general agents are licensed to sell variable products and mutual funds. New England Financial's general agency sales force increased total agent count by 123 agents in 1999; we believe it is one of the few life insurance organizations to register a significant increase in agents in 1999. To capitalize on its distribution strengths and achieve even higher levels of performance and agent retention, New England Financial is creating a compensation system in which the interests of the company and its top performing agents and field managers are more closely aligned. Productivity of the New England Financial general agency force, as measured by net sales credits, has grown at a compound annual rate of 13.8% for the five years ended 1999.

     ADDITIONAL DISTRIBUTION CHANNELS. We also distribute our individual insurance and investment products through several additional distribution channels, including Nathan & Lewis, MetLife Brokerage, New England Financial's Independent Producer Network, the Security First Group, MetLife Resources and Texas Life.

          Nathan & Lewis. Nathan & Lewis Securities, Inc., a MetLife subsidiary acquired in 1998, is a broker-dealer that markets mutual funds and other securities, as well as variable life insurance and variable annuity products, through approximately 1,000 independent registered representatives. With the acquisition, we obtained the use of Nathan & Lewis's account information and client management systems, which we intend to integrate into our other broker-dealer operations.

          Independent Distribution Network. In 1999, Individual Business combined MetLife Brokerage, a division of MetLife, and New England Financial's Independent Producer Network to create the Independent Distribution Network (IDN). IDN will market integrated, specially-designed insurance products to upper income customers in the wealth preservation market through approximately 1,000 independent retail and wholesale insurance brokerage agencies, independent producers and agents in the career and general agency systems.

          Security First Group. Security First Group, a MetLife subsidiary acquired in 1997, distributes proprietary and third-party fixed and variable annuity products and mutual funds to customers of approximately 65 national, regional and community banks.

          MetLife Resources. MetLife Resources, a division of MetLife, markets retirement, annuity and other financial products on a national basis through approximately 415 agents and independent brokers. MetLife Resources targets the nonprofit, educational and health care markets.

          Texas Life. Texas Life, a MetLife subsidiary, markets whole life and universal life insurance products under the Texas Life name through approximately 1,585 active independent insurance brokers. These brokers are independent contractors that sell insurance for Texas Life on a nonexclusive basis. Recently, a number of MetLife career agents have also begun to market Texas Life products. Texas Life sells permanent life insurance policies with low cash values that are marketed through the use of brochures, as well as payroll deduction life insurance products.

  PRODUCTS

     We offer a wide variety of individual insurance, annuities and investment products aimed at serving our customers' financial needs throughout their entire life cycle. Our individual insurance products consist of variable life, universal life, whole life, term life and other insurance products. Our individual annuities and investment products consist of variable and fixed annuities and mutual funds.

     The following table sets forth selected financial information regarding our individual insurance, annuities and investment products at the dates or for the periods indicated:

            INDIVIDUAL INSURANCE, ANNUITIES AND INVESTMENT PRODUCTS

                                                                   AT OR FOR THE YEARS ENDED
                                                                          DECEMBER 31,
                                                              ------------------------------------
                                                                 1999         1998         1997
                                                                 ----         ----         ----
                                                                     (DOLLARS IN MILLIONS)
INSURANCE PRODUCTS:
Variable life:
  First-year premiums/Deposits..............................  $    389.1   $    371.0   $    242.2
  Premiums/Deposits.........................................  $    997.7   $    857.1   $    657.3
  Number of policies........................................     480,107      415,933      360,790
  Future policy benefits/Policy account balance.............  $    381.4   $    289.7   $    226.8
  Separate account liability................................  $  4,160.0   $  3,148.4   $  2,063.1
  Life insurance in force...................................  $ 81,146.8   $ 65,902.1   $ 52,647.2
Universal life:
  First-year premiums/Deposits..............................  $     14.8   $     20.7   $     28.7
  Premiums/Deposits.........................................  $    556.1   $    578.0   $    613.6
  Number of policies........................................     907,214    1,058,081    1,097,026
  Future policy benefits/Policy account balance.............  $  5,870.0   $  5,793.2   $  5,688.0
  Life insurance in force...................................  $ 78,729.0   $ 82,330.3   $ 86,016.9
Whole life:
  First-year premiums/Deposits..............................  $    135.8   $    162.2   $    198.7
  Premiums/Deposits.........................................  $  3,834.2   $  3,843.7   $  3,859.4
  Number of policies........................................   7,788,905    8,160,567    8,532,166
  Future policy benefits/Policy account balance.............  $ 36,887.6   $ 35,725.8   $ 34,589.8
  Life insurance in force...................................  $193,522.8   $193,819.5   $196,785.8

                                                                   AT OR FOR THE YEARS ENDED
                                                                          DECEMBER 31,
                                                              ------------------------------------
                                                                 1999         1998         1997
                                                                 ----         ----         ----
                                                                     (DOLLARS IN MILLIONS)
Term life:
  First-year premiums/Deposits..............................  $     37.2   $     42.6   $     29.7
  Premiums/Deposits.........................................  $    312.3   $    307.6   $    284.8
  Number of policies........................................     659,742      675,362      689,767
  Future policy benefits/Policy account balance.............  $    483.6   $    454.0   $    435.6
  Life insurance in force...................................  $126,511.6   $123,561.8   $117,443.2
Other Individual insurance products:(1)
  First-year premiums/Deposits..............................  $    432.9   $    295.7   $    269.0
  Premiums/Deposits.........................................  $  1,221.3   $  1,082.2   $  1,011.5
  Number of policies........................................   3,004,914    3,173,831    3,411,881
  Future policy benefits/Policy account balance.............  $  5,213.4   $  5,186.2   $  5,549.9
  Separate account liability................................  $  3,950.1   $  4,020.8   $  3,457.3

ANNUITIES AND INVESTMENT PRODUCTS:
Annuities:
  Premiums/Deposits.........................................  $  4,547.0   $  3,992.6   $  3,167.1
  Number of contracts.......................................   1,483,874    1,453,943    1,411,103
  Future policy benefits/policy account balance.............  $ 21,022.3   $ 21,100.2   $ 21,313.2
  Separate account liability................................  $ 20,718.2   $ 15,844.0   $ 11,686.4
Mutual funds:
  Deposits..................................................  $  3,848.2   $  3,303.1   $  2,540.4

---------------
(1) Consists of individual disability insurance products; individual long-term care insurance products; small face amount life insurance policies sold by our agents until 1964, known as industrial policies; and employee benefit products and group pension products sold through New England Financial.

     Reflecting trends in the insurance industry, sales of mutual funds, variable annuities, variable life insurance policies and other savings products have increased in recent years, while sales of our traditional insurance products have declined. During the five years ended 1999, the separate account liabilities related to our individual variable annuity products grew at a 38.2% compound annual rate, and totaled $20.7 billion at December 31, 1999. First-year premiums and deposits for variable life insurance products have grown at a 33.1% compound annual rate and were $389.1 million in 1999. During this same period, mutual fund sales have grown at a 29.7% compound annual rate and in 1999 accounted for $3.8 billion of deposits. Sales of whole and term life insurance products, however, declined during this period, to $173.0 million of first-year premiums and deposits in 1999 from $341.6 million in 1995, which represented an annual rate of decline of 15.6%.

  INSURANCE PRODUCTS

     Our individual insurance products include variable life products, universal life products, traditional life products, including whole life and term insurance, and other insurance products, including individual disability insurance and long-term care insurance products, which are designed to meet a multitude of consumer needs.

     We continually review and update our products. We have introduced new products and features designed to increase the competitiveness of our portfolio and the flexibility of our products to meet the broad range of asset accumulation, protection and distribution needs of our customers. Some of these updates have included the introduction of a new variable universal life product, a long-term care insurance product and an equity additions feature to our traditional participating whole life insurance product, which allows policyholder dividends to be invested in a stock index investment account.

     Distribution options under life policies and under both fixed and variable annuities include level payments guaranteed for the lifetime of the owner or beneficiary, for a specified term or combinations of these two options. Distribution options may be accessed through an immediate annuity or following the accumulation phase of a deferred annuity.

     VARIABLE LIFE. Variable life products provide insurance coverage through a contract which gives the policyholder flexibility in investment choices and, depending on the product, in premium payments and coverage amounts, with certain guarantees. For example, we retain the right within limits to adjust the fees we assess for providing administrative services and death benefit coverage. Most importantly, with variable life products, premiums and cash value can be directed by the policyholder into a variety of separate investment accounts or directed to our general account. In the separate investment accounts, the policyholder bears the entire risk of the investment results. We collect specified fees for the management of these various investment accounts and any net return is credited directly to the policyholder's account. In some instances, third-party money management firms manage investment accounts that support variable insurance products. With some products, by maintaining a certain premium level, policyholders may have the benefit of various death benefit guarantees that may protect the death benefit from adverse investment experience.

     UNIVERSAL LIFE. Universal life products provide insurance coverage on the same basis as variable life, except that they allow premiums, and the resulting accumulated balances, to be allocated only to our general account. Universal life products may allow the insured to increase or decrease the amount of death benefit coverage over the term of the contract and may allow the owner to adjust the frequency and amount of premium payments. We credit premiums, net of specified expenses, to an account maintained for the policyholder, as well as interest, at rates we determine, subject to specified minimums. Specific charges are made against the account for the cost of insurance protection and for expenses.

     WHOLE LIFE INSURANCE. Whole life insurance products provide a guaranteed benefit upon the death of the insured in return for the periodic payment of a fixed premium over a predetermined period. Premium payments may be required for the whole of the contract period, to a specified age or for a specified period, and may be level or change in accordance with a predetermined schedule. Whole life insurance includes policies that provide a participation feature in the form of dividends. Policyholders may receive dividends in cash or apply them to increase death benefits, increase cash values available upon surrender or reduce the premiums required to maintain the contract in force. In certain jurisdictions, dividends may be directed into an equity investment account. Because the use of dividends is specified by the policyholder, this group of products provides significant flexibility to individuals to tailor the product to suit their specific needs and circumstances, while at the same time providing guaranteed benefits.

     We intend to continue offering participating policies after the demutualization. We will be subject to statutory restrictions that limit to 10% the amount of statutory profits on participating policies written after the demutualization (measured before dividends to policyholders) that can inure to the benefit of stockholders. We believe that the impact of these restrictions on our earnings will not be significant.

     TERM INSURANCE. Term insurance provides a guaranteed benefit upon the death of the insured within a specified time period in return for the periodic payment of premiums. Specified coverage periods range from one year to 20 years, but in no event are longer than the period over which premiums are paid. Death benefits may be level over the period or decreasing. Decreasing coverage is used principally to provide for loan repayment in the event of death. Premiums may be guaranteed at a level amount for the coverage period or may be non-level and non-guaranteed. Term insurance products are sometimes referred to as pure protection products, in that there are normally little or no savings or investment elements. Term contracts expire without value at the end of the coverage period if the insured party is still alive.

     OTHER INDIVIDUAL INSURANCE PRODUCTS. Individual disability insurance. Individual disability products provide a benefit in the event of the disability of the insured. In most instances, this benefit is in the form of a monthly income paid to age 65. In addition to income replacement, the product may be used to provide for the payment of business overhead expenses for disabled business owners or mortgage payment protection. We also distribute individual disability policies through a joint venture between New England Financial and Provident Companies, Inc. Although policies are issued in New England Financial's name, all underwriting, administration and servicing is handled by Provident, and 80% of the risk on all these new disability policies is reinsured by Provident.

     Individual long-term care insurance. Our long-term care insurance provides reimbursement for certain costs associated with nursing home care and other services that may be provided to older individuals unable to perform the activities of daily living.

     Other products. In addition to these products, we operate a closed block of small face amount life insurance policies that our agents sold until 1964, known as industrial policies. New England Financial also sells a small amount of employee benefit products and group pension products, which are included in the financial results of our Individual Business segment.

  ANNUITIES AND INVESTMENT PRODUCTS

     We offer a variety of individual annuities and investment products, including variable and fixed annuities and mutual funds.

     VARIABLE ANNUITIES. We offer variable annuities for both asset accumulation and asset distribution needs. Variable annuities allow the contractholder to make deposits into various investment accounts, as determined by the contractholder. The investment accounts are separate accounts of MetLife or New England Financial, and risks associated with investments in the separate accounts are borne entirely by the contractholders. Contractholders may also choose to allocate all or a portion of their account to our general account, in which case we credit interest at rates we determine, subject to certain minimums. They may also elect certain death benefit guarantees.

     Separate account investments may be managed by us or by various unaffiliated third-party portfolio managers. Third-party managers include such well-known names as Janus Capital Corp., T. Rowe Price Associates, Inc., Scudder Kemper Investments, Inc., Neuberger Berman Management Inc. and Fidelity Investments. The availability of these managers depends on the particular product series and distribution channel used by the contractholder. At December 31, 1999, $15.0 billion of variable annuity assets were allocated to separate accounts managed by us, $5.7 billion to separate accounts managed by third parties and $8.0 billion to our general account.

     FIXED ANNUITIES. Fixed annuities are used for both asset accumulation and asset distribution needs. Fixed annuities do not allow the same investment flexibility provided by variable annuities but provide guarantees related to preservation of principal and credited interest. Deposits made into these contracts are allocated to the general account and are credited with interest at rates we determine, subject to certain minimums. Credited interest rates may be guaranteed not to change for certain limited periods of time, normally one year.

     MUTUAL FUNDS AND SECURITIES. We offer both proprietary and non-proprietary mutual funds. Proprietary funds include those of State Street Research and the Nvest Funds Group. We also offer investment accounts for mutual funds and general securities that allow customers to buy, sell and retain holdings in one centralized location, as well as brokerage accounts that offer the accessibility and liquidity of a money market mutual fund. Of the mutual funds we sold in 1999, $1,667 million of the deposited assets were managed by our Asset Management segment and $2,181 million by third parties.

INSTITUTIONAL BUSINESS

     Our Institutional Business segment offers a broad range of group insurance and retirement and savings products and services to corporations and other institutions.

     Our group insurance products and services include group life insurance, non-medical health insurance, such as short- and long-term disability, long-term care and dental insurance and related administrative services, as well as other benefits such as employer-sponsored auto and homeowners insurance provided through our Auto & Home segment and prepaid legal services plans. We sell these products either as an employer-paid benefit or as a voluntary benefit in which the premiums are paid by the employee. Revenues from our group insurance products and services were $7 billion in 1999, representing 67.3% of total Institutional Business revenues of $10.4 billion. Group insurance operating income was $334 million in 1999.

     Our retirement and savings products and services include administrative services sold to sponsors of 401(k) and other defined contribution plans, guaranteed interest products and other retirement and savings products and services, including separate account contracts for the investment of defined benefit and defined contribution plan assets. Revenues from our retirement and savings products were $3.4 billion in 1999, representing 32.7% of total Institutional Business revenues. Retirement and savings operating income was $251 million in 1999.

     We are a leader in the U.S. group insurance market. In 1999, we were:

     - the largest group life insurer, with $5.3 billion of total statutory direct premiums written;

     - the second largest group long-term disability carrier and the largest provider of group short-term disability and group long-term care based on premiums and equivalents. In addition, we were the second largest commercial dental carrier based on premiums and equivalents with the largest commercial preferred provider organization in the U.S., having approximately 44,000 participating dentists at December 31, 1999;

     - a leading provider of administrative services to 401(k) and other defined contribution plans, with 1.6 million participants; and

     - one of the largest insurer managers of retirement and savings products, as measured by assets under management, with approximately $64.2 billion in retirement and savings assets under management at December 31, 1999.

     We have built this position through long-standing relationships with many of the largest corporate employers in the U.S. In 1999, 86 of the FORTUNE 100 largest companies purchased our products; these companies have been our customers for an average of approximately 20 years. We believe that these large customers provide an important and stable base from which to grow our institutional business.

     The employee benefit market served by Institutional Business has begun to change dramatically in recent years. As the U.S. employment market has become more competitive, employers are seeking to enhance their ability to hire and retain employees by providing attractive benefit plans. The market also reflects increasing concern of employees about the future of government-funded retirement and safety-net programs, an increasingly mobile workforce and the desire of employers to share the market risk of retirement benefits with employees. We believe these trends are facilitating the introduction of new "voluntary" products, such as long-term care and auto and homeowners insurance, as well as leading more employers to adopt defined contribution pension arrangements such as 401(k) plans.

     Voluntary products, which give valued benefits to employees at little or no cost to the employer, are attractive to employees since they are generally priced at group rates and are usually paid through payroll deduction, making them convenient to purchase and maintain. Voluntary products are particularly popular as workforces become more diverse and prefer to tailor benefits to their individual circumstances. Voluntary products have become an increasingly important part of our group insurance product offerings. A substantial portion of our group insurance products are offered on a voluntary basis. Premiums for our voluntary products, which include employer-sponsored auto and homeowners insurance, were $2.1 billion in 1999.

  INSTITUTIONAL BUSINESS STRATEGY

     INCREASE EMPHASIS ON VOLUNTARY PRODUCTS. We seek to increase sales to our institutional customers by expanding the offering of voluntary, or employee-paid products, including auto and homeowners and long-term care insurance and prepaid legal services plans. We believe that voluntary products represent a substantial growth area. Although many employers still do not offer these products, we believe that they will be an increasingly important part of the benefits offered to attract and retain employees as the cost and convenience advantages receive more recognition in the marketplace. Since they are generally paid through payroll deduction, we believe they provide us with a stable customer base and source of revenues.

     FOCUS ON DEFINED CONTRIBUTION MARKET. With the acquisitions of Benefit Services Corporation, which specializes in the small and mid-size markets, and the defined contribution record keeping and participant services business formerly owned by Bankers Trust Corporation, which focuses on the large corporate market, we have become a leading provider of administrative services in the 401(k) plan market. At December 31, 1999, we provided administrative services for $85.9 billion of defined contribution plan assets. We intend to use our position as a leading administrator of defined contribution plans to capture more assets under management for our Asset Management segment.

     INCREASE OUR PRESENCE IN SMALL AND MID-SIZE EMPLOYER MARKET. We believe there is an opportunity to build on our strong brand name and experience to increase our sales to small and mid-size employers. To address this opportunity, we formed the Small Business Center in 1994 to focus on small employers and the brokers and intermediaries who service them and expanded our marketing to mid-sized employers through this channel in 1999. From 1997 to 1999, our premiums and other income from products currently sold through the Small Business Center have grown from $200 million to $328 million, a compound annual rate of 28.1%.

  MARKETING AND DISTRIBUTION

     Institutional Business markets our products through separate sales forces, comprised of MetLife employees, for both our group insurance and retirement and savings lines.

     We distribute our group insurance products and services through a regional sales force that is segmented by the size of the target customer. Marketing representatives sell either directly to corporate and other institutional customers or through an intermediary, such as a broker or a consultant. Voluntary products are sold through the same sales channels, as well as by specialists for these products. As of December 31, 1999, the group insurance sales channels had approximately 300 marketing representatives.

     Our group insurance products are distributed through the following channels:

     - The National Accounts unit focuses exclusively on our largest 125 customers, generally those having more than 25,000 employees. This unit assigns account executives and other administrative and technical personnel to a discrete customer or group of customers in order to provide them with individualized products and services;

     - Our regional sales force operates from 27 offices and generally concentrates on sales to employers with fewer than 25,000 employees, through selected national and regional brokers, as well as through consultants; and

     - The Small Business Center focuses on improving our position in the smaller end of the market. Currently, seventeen individual offices staffed with sales and administrative employees are located throughout the U.S. These centers provide comprehensive support services on a local basis to brokers and other intermediaries by providing an array of products and services designed for smaller businesses.

     We distribute our retirement and savings products primarily through separate sales forces for each of our major product groups. We market pension and other investment-related products to sponsors of retirement and savings plans covering employees of large private sector companies with plan assets in excess of $600 million, mid-size and smaller private sector companies, plans covering public employees, collective bargaining units, nonprofit organizations and other institutions and individuals. Pension and other investment-related products are marketed and sold through approximately 50 marketing representatives. Defined contribution services are marketed through several distribution channels depending on the target market. For mid- and large-size employers, a dedicated sales force focuses on new relationships and cross-selling opportunities with other Institutional Business distribution channels. With respect to the small plan segment, generally those with less than 500 lives, defined contribution services are distributed through the agency system, the Small Business Center and our group regional sales force.

     We have entered into several joint ventures and other arrangements with third parties to expand the marketing and distribution opportunities of our Institutional Business products and services.

     - In February 1998, in cooperation with the AXA Group of France, we launched the MAXIS Employee Benefits Network to better serve our multinational clients. The MAXIS Network consists of insurers in more than 50 countries, including MetLife and AXA and their international affiliates, offering multinational customers the ability to pool the experience of local insurance plans and to obtain their insurance needs through a single program.

     - In April 1998, we formed an alliance with Travelers Property Casualty Corp. to offer Synchrony(SM), a product which combines administration of short- and long-term disability benefits with workers' compensation benefits from Travelers.

     - In 1998, we entered into an agreement with American Express Company to offer our 401(k) plan investment management and administrative services to their small employer customers.

     We also seek to sell our Institutional Business products and services through sponsoring organizations and affinity groups. In 1998, AARP, the nation's leading organization for people 50 years and older, selected us to offer long-term care insurance to its members. In 1999, we had $75.3 million in long-term care premiums from this group. In addition, we were selected in 1998 as the preferred provider of long-term care products by the National Long Term Care Coalition, a national organization of large companies.

  GROUP INSURANCE PRODUCTS AND SERVICES

     Our group insurance products and services include group life insurance and non-medical health insurance such as short- and long-term disability, long-term care and dental insurance. Other products include employer-sponsored auto and homeowners insurance provided through our Auto & Home segment and prepaid legal plans. The following table sets forth premiums and fees and other selected data for each of our group insurance products and services for the periods indicated:

                          GROUP INSURANCE PRODUCTS(1)

                                                                 AT OR FOR THE YEARS ENDED
                                                                        DECEMBER 31,
                                                              --------------------------------
                                                                1999        1998        1997
                                                                ----        ----        ----
                                                              (DOLLARS IN MILLIONS, EXCEPT AS
                                                                         INDICATED)
Group Life:
  Premiums, fees and other income...........................  $ 3,985     $ 3,815     $ 3,592
  Policyholder liabilities..................................  $12,176     $11,656     $10,598
  Life insurance in-force (in billions).....................  $ 1,196     $ 1,096     $ 1,135
Group Non-Medical Health:
  Premiums, fees and other income...........................  $ 1,913     $ 1,570     $ 1,281
  Policyholder liabilities..................................  $ 3,854     $ 3,178     $ 3,169

---------------
(1) Premiums from our employer-sponsored auto and homeowners insurance are reported in our Auto & Home segment.

     GROUP LIFE. Group life insurance products and services include group term, group universal life, group variable universal life, dependent life and survivor benefits. These products and services can be standard products or tailored to meet specific customer needs. This category also includes high face amount life insurance products covering senior executives for compensation-related or benefit-funding purposes.

     GROUP NON-MEDICAL HEALTH. Group non-medical health insurance consists of short- and long-term disability, long-term care, dental and accidental death and dismemberment. We also sell excess risk and administrative services only arrangements to some employers. We sold our medical insurance operations in 1995.

     OTHER PRODUCTS AND SERVICES. We are the market leader in auto and homeowners insurance programs that are sponsored by employers and offered on a voluntary basis. Through our Auto & Home segment, we offer auto and homeowners insurance to employees in the workplace, which is usually paid for through payroll deduction. See "-- Auto & Home". Other products and services include prepaid legal plans, which are offered through approximately 250 corporate sponsors. Prepaid legal plans are generally voluntary products that provide employees with access to covered legal services at competitive prices.

  RETIREMENT AND SAVINGS PRODUCTS AND SERVICES

     Our retirement and savings products and services include administrative services sold to 401(k) and other defined contribution plans, guaranteed interest products and other retirement and savings products and services. The following table sets forth selected data for each of our retirement and savings products and services for the periods indicated:

                  RETIREMENT AND SAVINGS PRODUCTS AND SERVICES

                                                                  AT DECEMBER 31,
                                                              -----------------------
                                                              1999     1998     1997
                                                              -----    ----     ----
                                                               (DOLLARS IN BILLIONS)
Defined Contribution Plans Services:
  Number of participants (in millions)......................    1.6      1.7      1.6
  Assets administered.......................................  $85.9    $79.4    $67.1
Liabilities for guaranteed interest products................  $20.4    $21.8    $20.6
Liabilities for other retirement and savings products.......  $41.2    $43.1    $42.6

     DEFINED CONTRIBUTION PLAN SERVICES. Since 1996, we have made a number of key acquisitions in the defined contribution marketplace, making us a leading provider of administrative services to 401(k) and other defined contribution plans. We provide full service defined contribution programs to companies of all sizes in the expanding 401(k) plan market, as well as to the nonprofit, educational and health care markets. Our programs involve a full range of record-keeping (including employee communications) services, either on a stand-alone basis or combined with asset management services.

     GUARANTEED INTEREST PRODUCTS. We offer guaranteed interest contracts, known as GICs, our Met Managed GIC and similar products. In traditional GICs and funding agreements, corporations and other institutions invest their funds in products in which the principal and interest are guaranteed by the issuing insurance company for a specified period of time. We also sell annuity guarantee products, generally in connection with the termination of pension plans, funds available from defined contribution plans or the funding of structured settlements. Sales of guaranteed interest products declined in 1999 and 1998, primarily as a result of a shift in customers' investment preferences from guaranteed interest products to separate account alternatives as interest rates declined in those years. Substantially all of our GICs contain provisions limiting early terminations, including penalties for early terminations and minimum notice requirements. Included in our guaranteed interest products at December 31, 1999 are $2.5 billion of funding agreements, $0.6 billion of which we assumed from General American Life Insurance Company. Of the $2.5 billion of funding agreements, $29 million, $708 million, $452 million and $1,117 million may be terminated after 1-day, 7-day, 30-day and 90-day notice periods, respectively. The remaining $176 million of the $2.5 billion of funding agreements may not be put by the holder prior to their maturity. Excluded from this total is $5.1 billion of funding agreements assumed from General American Life Insurance Company, which were terminated on October 1, 1999 in connection with our exchange offer. See "Business -- Acquisition of GenAmerica".

     The Met Managed GIC is an investment product that complements traditional GICs through the added feature of customer participation in the investment results of the funds underlying the Met Managed GIC product. We are the industry leader in assets under management for this type of product with assets of $11.9 billion in 1999. The Met Managed GICs allow the contractholders to receive, at termination, the market value of their accounts or to transfer their accounts at book value to a traditional GIC product, in which case the interest rate credited will be adjusted to reflect any difference between the market value of the transferred account and its book value.

     OTHER RETIREMENT AND SAVINGS PRODUCTS AND SERVICES. Other retirement and savings products and services include separate account contracts for the investment and management of defined benefit and defined contribution plans on behalf of corporations and other institutions. Customer funds are deposited in separate accounts managed by us or by an independent manager, and invested in a variety of assets including fixed income instruments, common stock and real estate. In 1999, 88.3% of our institutional separate account assets were managed by a MetLife affiliate and 11.7% were managed by non-affiliates. We report asset management fees for assets managed by us in our Asset Management segment, while administrative fees are reported in our Institutional Business segment.

ASSET MANAGEMENT

     Through our wholly-owned subsidiary State Street Research and our controlling interest in Nvest Companies, L.P. and its affiliates, Asset Management provides a broad variety of asset management products and services primarily to third-party institutions and individuals. Asset Management had total assets under management of $189.8 billion at December 31, 1999, growing at a compound annual rate of 14.2% for the five years ended 1999. Included in this total was $54.9 billion in mutual funds and separate accounts supporting individual variable life and annuity products, which have grown at a compound annual rate of 16.7% for the five years ended 1999. At December 31, 1999, Asset Management's assets under management consisted of equities, representing 44% of Asset Management's total assets under management, fixed income investments (45%), money market investments (6%) and real estate (5%).

     We distribute our asset management products and services through numerous distribution channels, including State Street Research's and Nvest's dedicated sales forces, and also through our Individual Business and Institutional Business distribution channels.

     The investment management industry, which includes both retail mutual funds and institutional asset management, has experienced strong growth over the last ten years. Mutual fund assets have grown at a compound annual rate of 23.8% for the ten years ended December 31, 1998. During the same period, institutional assets, including corporate, government and endowments and foundations, have grown at a compound annual rate of 10.3%. The number of prime savers (persons aged 40 to 60 years) has grown 37% between 1988 and 1998. While overall industry growth has been strong, there has been a shift in preference from defined benefit plans to defined contribution plans and mutual funds due to favorable legislation regarding individual savings, a more transient workforce for whom defined benefit plans are not the best solution and uncertainty surrounding the long-term viability of Social Security. We believe we are well-positioned to benefit from this shift due to our broad offering of both institutional and retail products and our multi-channel distribution network.

  ASSET MANAGEMENT STRATEGY

     The primary objective of our asset management strategy is to grow assets under management. To attain this goal, we have implemented the following strategies:

     OFFER EXPANDED LINE OF PRODUCTS AND SERVICES. We seek to grow Asset Management by offering customers a diverse line of products and services that focus on the distinct capabilities of each of our subsidiaries. Each of Nvest's investment management firms implements an independent investment specialty and philosophy. We believe this approach fosters an entrepreneurial environment that encourages the development of new, innovative investment management products and services, while maintaining access to the significant resources of the larger organization. State Street Research seeks to grow its business by targeting markets outside its core large institutional retirement plan market, including the fast growing mid-size plan market and mutual funds.

     EXECUTE STRATEGIC ACQUISITIONS. Each of our Asset Management subsidiaries seeks acquisition opportunities that provide diversification of asset classes and methods of distribution. We believe Nvest's public holding company structure provides it with an opportunity to make acquisitions that enhance the overall business while retaining the acquired company's independent identity. Key employees are generally expected to continue as active participants in the acquired business and the acquired firm's executive personnel are responsible for reviewing their firm's results, plans and budgets. State Street Research also seeks acquisitions that will enhance the products and services it offers. For instance, in 1997 a team of professionals specializing in managing money for professional athletes joined State Street Research, and it has since expanded its distribution to high net worth individuals through financial services supermarkets, brokers and financial planners.

     ENHANCED DISTRIBUTION SYSTEMS. We seek to increase sales of our products and services through enhanced distribution systems, including improved coordination of the independent distribution systems of Nvest, and through increased utilization of our Individual Business and Institutional Business distribution channels. We believe that further opportunities exist to increase sales in many of the markets served by these channels, including sales of mutual funds to individuals and asset management services to 401(k) plans served by Institutional Business.

  NVEST

     Nvest Companies, L.P. offers a broad array of investment management products and services across a wide range of asset categories to institutions, mutual funds and private accounts. Nvest operates as a holding company for twelve investment management firms and six principal distribution and consulting firms, all but one of which are wholly owned by Nvest. The twelve investment management firms operate as independent entities, with each company having responsibility for its own investment strategy and decisions, business plans, product development and management fee schedules. Through its distribution and consulting firms, Nvest makes available certain distribution, consulting and administrative services that Nvest's subsidiary investment management firms draw on as needed. These services include marketing, product development and administrative support such as financial, management information and employee benefits services.

     We are the general partner and, at December 31, 1999, owned approximately 48% of the total economic interest of Nvest and its affiliates. Through Nvest, L.P., a New York Stock Exchange-listed limited partnership, approximately 14% of the economic interest in Nvest is publicly traded, with the remaining 38% owned by others. We acquired our interest in Nvest in August 1996 as part of our merger with New England Mutual Life Insurance Company. During the five years ended 1999, Nvest's assets under management have grown at a compound annual rate of 14.6% to $133 billion. At December 31, 1999, Nvest's assets under management consisted of equities, representing 44% of Nvest's total assets under management, fixed income investments (43%), money market investments (8%) and real estate (5%).

     The following table summarizes Nvest's assets under management by investor type at the dates indicated:

                                                                  AT DECEMBER 31,
                                                              -----------------------
                                                              1999     1998     1997
                                                              ----     ----     ----
                                                               (DOLLARS IN BILLIONS)
Institutional...............................................  $ 86     $ 87     $ 80
Mutual Funds................................................    36       36       33
Private Accounts............................................    11       12       12
                                                              ----     ----     ----
                                                              $133     $135     $125
                                                              ====     ====     ====

     INVESTMENT MANAGEMENT FIRMS

     Each of the following twelve investment management firms pursues an independent investment strategy and philosophy:

     - Loomis, Sayles & Company, L.P. actively manages portfolios of publicly traded fixed-income securities, equity securities and other financial instruments for a client base consisting of institutional clients, endowments, foundations and third-party corporate investment portfolios, manages assets for high net worth individuals and advises the Loomis Sayles Funds.

     - Harris Associates L.P. is primarily a value-equity style investment advisory firm with institutional, private account and multi-manager product offerings; it also serves as the investment advisor for The Oakmark Family of Funds.

     - AEW Capital Management, L.P. is a real estate advisory firm which utilizes its real estate, research and capital markets expertise to focus on high-yield equity and debt strategies, real estate securities and directly held interests in real estate portfolios.

     - Back Bay Advisors, L.P., which manages mutual funds in two mutual fund groups sponsored by Nvest affiliates, as well as institutional funds for the pension and foundation marketplace, specializes in fixed-income management.

     - Jurika & Voyles, L.P. provides investment advisory services to institutions, individuals and mutual funds utilizing a fundamental, research-driven investment approach which seeks to invest at opportunistic prices in the stock of companies exhibiting growth in cash flow.

     - Kobrick Funds, LLC provides investment management services for equity mutual funds.

     - Reich & Tang Funds, a division of Reich & Tang Asset Management L.P., manages money market mutual funds that are marketed primarily through brokerage houses and regional commercial banks and acts as administrator for mutual funds advised by third parties and for the equity funds managed by Reich & Tang Capital Management.

     - Reich & Tang Capital Management, a division of Reich & Tang Asset Management L.P., manages mutual funds, private investment partnerships and equity funds for institutions and individuals.

     - Snyder Capital Management, L.P. provides investment advisory services primarily to institutions and high net worth individuals and families, and specializes in investing in small- to mid-capitalization equities.

     - Vaughan, Nelson, Scarborough & McCullough, L.P. manages equity, fixed income and balanced portfolios for foundations, endowments, institutions and high net worth individuals.

     - Westpeak Investment Advisors, L.P. provides customized equity management for institutional investors, such as pension plans, foundations and endowments, and mutual funds, utilizing an active, quantitative research capability.

     - Capital Growth Management Limited Partnership provides investment management services for mutual funds and for a limited number of large institutions and individual clients.

     Nvest's investment management firms market their services to institutions, individually managed private accounts for high net worth individuals and mutual funds. The institutional market for investment management services includes corporate, government and union pension plans, endowments and foundations and corporations purchasing investment management services for their own account. Nvest's management firms also advise or sub-advise approximately 100 mutual funds, the great majority of which are grouped into eight fund "families" and are marketed through a variety of channels.

     DISTRIBUTION AND CONSULTING FIRMS

     Nvest and its six principal distribution and consulting firms listed below provide distribution, marketing and administrative services to Nvest's investment management firms:

     - Nvest Funds Distributor, L.P. serves as the distributor and is responsible for all sales-related activities of the Nvest Funds Group, a proprietary group of mutual funds. It distributes mutual funds through retail sales networks of regional and national brokerage firms and other distribution channels, including our Individual and Institutional channels.

     - Nvest Associates, Inc. provides institutional marketing and consulting services to Nvest's investment management firms.

     - Nvest Advisor Services assists in the marketing and distribution of mutual funds advised by several of Nvest's investment management firms through financial planners and advisors.

     - Nvest Managed Account Services assists in the marketing and distribution of investment products to mutual fund wrap programs.

     - Nvest Retirement Services assists in the marketing and distribution of mutual funds advised by several of Nvest's investment management firms to retirement plan sponsors, large 401(k) plan providers and consultants.

     - Nvest Services Company, Inc. provides fund administration, legal and compliance and human resources services to the Nvest Funds Group. It also provides its services, on a voluntary basis, to Nvest's other affiliates and fund families.

  STATE STREET RESEARCH

     State Street Research conducts its operations through two wholly-owned subsidiaries, State Street Research & Management Company, a full-service investment management firm, and SSR Realty Advisors, Inc., a full-service real estate investment advisor. State Street Research offers investment management services in all major investment disciplines through multiple channels of distribution in both the retail and institutional marketplaces. State Street Research had assets under management of $56.8 billion, having grown at a compound annual rate of 13.2% for the five years ended 1999. At December 31, 1999, State Street Research's assets under management consisted of equities, representing 44% of State Street Research's total assets under management, fixed income investments (50%), money market investments (1%) and real estate (5%).

     State Street Research is currently an investment manager for ten of the twelve largest U.S. corporate pension plans. The majority of State Street Research's institutional business is concentrated in qualified retirement funds, including both defined benefit and defined contribution plans. State Street Research also provides investment management services to foundations and endowments. In addition, State Street Research serves as advisor or subadvisor for 37 mutual funds, as well as five mutual fund portfolios underlying MetLife's variable life and annuity products, collectively with $18.9 billion of assets under management at December 31, 1999.

     The following table summarizes State Street Research's assets under management by investor type for the periods indicated:

                                                                  AT DECEMBER 31,
                                                              -----------------------
                                                              1999     1998     1997
                                                              ----     ----     ----
                                                               (DOLLARS IN BILLIONS)
Institutional...............................................  $37.6    $38.8    $35.4
Mutual Funds................................................   18.9     17.0     14.7
Private Accounts............................................    0.3      0.2       --
                                                              -----    -----    -----
                                                              $56.8    $56.0    $50.1
                                                              =====    =====    =====

     MARKETING AND DISTRIBUTION

     State Street Research distributes its investment products to institutions through its own institutional sales force, MetLife's institutional sales force and pension consultants. Our Institutional Business sales force is the largest contributor to State Street Research institutional sales, representing 68% of the 1999 total. State Street Research's mutual fund products are distributed primarily through large retail brokerage firms (40.5% of mutual fund sales) and by the MetLife career agency sales force (59.5% of mutual fund sales). In addition to the primary distribution channels, State Street Research has developed distribution capabilities through regional brokerage firms, mutual fund supermarkets, registered investment advisors and financial planners. State Street Research also offers its products to the defined contribution market through Institutional Business' defined contribution group, as well as directly through its own distribution channel.

AUTO & HOME

     Auto & Home, operating primarily through Metropolitan Property and Casualty Insurance Company, a wholly-owned subsidiary of MetLife, offers personal lines property and casualty insurance directly to employees through employer-sponsored programs, as well as through a variety of retail distribution channels, including the MetLife career agency system, independent agents and Auto & Home specialists. Auto & Home primarily sells auto insurance, which represented 79.0% of Auto & Home's total net premiums earned in 1999, and homeowners insurance, which represented 19.8% of Auto & Home's total net premiums earned in 1999. Auto insurance includes both standard and non-standard (insurance for risks having higher loss experience or loss potential than risks covered by standard insurance) policies.

     On September 30, 1999, our Auto & Home segment acquired the standard personal lines property and casualty insurance operations of The St. Paul Companies, which had in-force premiums of approximately $1.1 billion and approximately 3,000 independent agents and brokers. This acquisition substantially increased the size of this segment's business, making us the eleventh largest personal property and casualty insurer in the U.S. based on 1998 net premiums written, and will also give us a strong presence in a number of additional states.

  AUTO & HOME STRATEGY

     EXPAND EMPLOYER-SPONSORED PROGRAMS. We believe the employer-sponsored distribution channel represents a significant growth opportunity to expand sales of our Auto & Home products to our Institutional Business clients. The rapid growth and acceptance of employer-sponsored marketing of auto and homeowners insurance is a relatively recent development, and most employers do not currently offer it as a benefit. Currently only a small percentage of our Institutional Business clients offer Auto & Home products. We also anticipate significant growth of existing employer-sponsored programs through greater penetration of the employee base.

     CONTINUE BUILDING DIRECT MARKETING CAPABILITY. In the third quarter of 1998, Auto & Home launched a direct response marketing distribution channel. We expect the direct marketing distribution channel to generate sales through target mailings, telemarketing, broad advertising, affinity groups, agent referrals, bank relationships and the Internet. We believe that our experience with using direct marketing distribution techniques in the employer-sponsored distribution channel, combined with the strength of the MetLife brand name, should enable us to compete successfully in the direct marketing distribution channel.

     ENHANCE RETAIL DISTRIBUTION. We currently market our products through retail channels in 46 states. Since 1997, we have emphasized, through additional advertising, pricing, and underwriting efforts, certain states in which we believe we have the most potential for profitable growth.

     CONTINUE TO REDUCE CATASTROPHE EXPOSURE. Since Hurricane Andrew in 1992, our management has worked actively to reduce Auto & Home's exposure to losses from catastrophes. Actions include a reduction in homeowners policies in force in states having greater exposure to severe hurricanes, in conformity with regulatory requirements. At the same time, Auto & Home has significantly enhanced reinsurance coverage in all regions to limit losses from catastrophes.

  PRODUCTS

     Auto & Home's insurance products include:

     - auto, including both standard and non-standard private passenger;

     - homeowners, including renters, condominium and dwelling fire; and

     - other personal lines, including umbrella (protection against losses in excess of amounts covered by other liability insurance policies), recreational vehicles and boat owners.

The following table sets forth net premiums earned and other operating results for Auto & Home for the periods indicated:

                                                              AT OR FOR THE YEARS ENDED
                                                                     DECEMBER 31,
                                                              --------------------------
                                                               1999      1998      1997
                                                               ----      ----      ----
                                                                (DOLLARS IN MILLIONS)
AUTO:(1)
  Net premiums earned.......................................  $1,383    $1,164    $1,123
  Loss ratio without catastrophes...........................    75.6%     73.6%     76.9%
  Loss ratio due to catastrophes............................     0.5%      1.3%      0.2%
                                                              ------    ------    ------
  Loss ratio................................................    76.1%     74.9%     77.1%
  Expense ratio.............................................    27.9%     26.3%     24.8%
                                                              ------    ------    ------
  Combined ratio............................................   104.0%    101.2%    101.9%
  Combined ratio without catastrophes.......................   103.5%     99.9%    101.7%
HOMEOWNERS:(1)
  Net premiums earned.......................................  $  347    $  225    $  217
  Loss ratio without catastrophes...........................    60.9%     46.5%     53.6%
  Loss ratio due to catastrophes............................     6.3%     18.5%      7.1%
                                                              ------    ------    ------
  Loss ratio................................................    67.2%     65.0%     60.7%
  Expense ratio.............................................    34.3%     32.3%     30.3%
                                                              ------    ------    ------
  Combined ratio............................................   101.5%     97.3%     91.0%
  Combined ratio without catastrophes.......................    95.2%     78.8%     83.9%
ALL LINES:(1)
  Net premiums earned.......................................  $1,751    $1,403    $1,354
  Loss ratio without catastrophes...........................    72.7%     69.4%     72.7%
  Loss ratio due to catastrophes............................     1.7%      4.0%      1.3%
                                                              ------    ------    ------
  Loss ratio................................................    74.4%     73.4%     74.0%
  Expense ratio.............................................    29.3%     27.4%     25.9%
                                                              ------    ------    ------
  Combined ratio............................................   103.7%    100.8%     99.9%
  Combined ratio without catastrophes.......................   102.0%     96.8%     98.6%

---------------
(1) Loss adjustment expenses are reflected in our loss ratio. We believe this presentation is consistent with the presentation of other property and casualty insurers.

     AUTO COVERAGES. Auto insurance policies include coverages for private passenger automobiles, utility automobiles and vans, motorcycles, motor homes, antique or classic automobiles and trailers. Auto & Home offers common coverages such as liability, uninsured motorist, no fault or personal injury protection and collision and comprehensive coverages. Auto & Home also offers non-standard auto insurance, which accounted for $128 million in net premiums earned in 1999.

     HOMEOWNERS COVERAGES. Homeowners insurance provides protection for homeowners, renters, condominium owners and residential landlords against losses arising out of damage to dwellings and contents from a wide variety of perils, as well as coverage for liability arising from ownership or occupancy.

     Traditional insurance policies for dwellings represent most of Auto & Home's homeowners policies providing protection for loss on a "replacement cost" basis. These policies provide additional coverage for reasonable expenses for normal living expenses incurred by policyholders who have been displaced from their homes.

  MARKETING AND DISTRIBUTION

     Personal lines auto and homeowners insurance products are directly marketed to employees through employer-sponsored programs. Auto & Home products are also marketed and sold by the MetLife career agency sales force, independent agents and Auto & Home specialists. For the year ended December 31, 1999, employer-sponsored programs, independent agents, the MetLife career agency force, Auto & Home specialists and other distribution channels accounted for 32.0%, 30.5%, 25.0%, 7.9% and 4.6%, respectively, of total net premiums earned by the Auto & Home segment.

     EMPLOYER-SPONSORED PROGRAMS. Net premiums earned through Auto & Home's employer-sponsored distribution channel have grown from $329.2 million in 1995 to $561.6 million in 1999, a compound annual rate of 14.3%. Auto & Home is the leading provider of employer-sponsored auto and homeowners products. At December 31, 1999, over 1,000 employers offered our Auto & Home products to their employees.

     Institutional Business marketing representatives market the employer-sponsored Auto & Home products to employers through a variety of means, including broker referrals and cross-selling to our group customers. Once endorsed by the employer, we commence marketing efforts to employees. Employees who are interested in the group auto and homeowners products can call a toll-free number for a quote, and can purchase coverage and authorize payroll deduction over the telephone. Auto & Home has also developed proprietary software that permits an employee to obtain a quote for group auto insurance through Auto & Home's Internet website.

     In the early 1990s, Auto & Home created a multi-tiered pricing structure that permits Auto & Home to underwrite virtually any individual auto risk, allowing us to offer a policy to virtually all of a company's employees. Auto & Home's multi-tiered pricing structure for auto insurance permits us to write classes of business for which other industry participants do not compete, or compete solely by writing through multiple companies, which is less convenient for employees and more expensive to administer.

     RETAIL DISTRIBUTION CHANNELS. We market and sell Auto & Home products through the MetLife career agency sales force, independent agents and Auto & Home specialists. In recent years, we have increased our use of independent agents and Auto & Home specialists to sell these products.

     Independent agents. At December 31, 1999, Auto & Home maintained contracts with approximately 6,000 agents and brokers, which includes those of The St. Paul Companies. Independent agents have been the primary source of new business production for Auto & Home's non-standard auto insurance program.

     Auto & Home specialists. Approximately 385 Auto & Home specialists sell products for Auto & Home in 19 states. Auto & Home's strategy is to utilize Auto & Home specialists, who are our employees, in geographic markets that are underserved by our career agents. Auto & Home intends to increase the number of Auto & Home specialists in many of the selected states on which we focus.

     MetLife career agency system. Approximately 2,400 agents in the MetLife career agency system sell Auto & Home insurance products. Sales of Auto & Home products by agents have been declining since the early 1990s, due principally to the reduction in the number of agents in our career agency sales force. See
"-- Individual Business -- Marketing and Distribution".

     OTHER DISTRIBUTION CHANNELS. We believe that Auto & Home's experience with direct response marketing in connection with the employer-sponsored marketing distribution channel, plus the strength of the MetLife brand name, give Auto & Home advantages that can successfully be used to establish a direct response marketing operation. During late 1997 and early 1998, Auto & Home developed pricing, underwriting, financial control and sales capabilities and information technology for our auto products needed to enter the direct response marketing distribution channel. In the third quarter of 1998, Auto & Home commenced direct response marketing activities for our auto products in California. During 1999, the direct response channel was extended to Maryland, Michigan and Missouri, and presently represents 5% of new auto insurance sales. The direct response marketing channel will permit sales to be generated through sources such as target mailings, broad advertising, affinity groups, career agent referrals, bank relationships and the Internet.

     In 1999, Auto & Home's lines of business were concentrated in the following states, as measured by net premiums earned: Massachusetts ($265 million or 15.0% of total net premiums earned), New York ($250 million or 14.2%), Connecticut ($100 million or 5.7%), Florida ($99 million or 5.6%) and Illinois ($84 million or 4.8%).

  CLAIMS

     Auto & Home's claims department includes approximately 2,100 employees located in Auto & Home's Warwick, Rhode Island home office, fifteen field claim offices, four law department house counsel offices and drive-in inspection and other sites throughout the United States. These employees include claim adjusters, appraisers, attorneys, managers, medical specialists, investigators, customer service representatives, claim financial analysts and support staff. Claim adjusters, representing the majority of employees, investigate, evaluate and settle over 700,000 claims annually, principally by telephone.

     Auto & Home seeks to control claims severity by using experienced adjusters, medical management resources and preferred provider organizations. Auto & Home also employs an expert software system incorporating a database of expert medical opinions to evaluate the severity of bodily injury and uninsured motorist bodily injury claims. That system is licensed under an agreement that expires in 2002.

     Auto & Home is currently installing a new proprietary claims handling system that uses technology with data mining capabilities to help claims personnel provide service and control claims severity while limiting personnel costs. The system is being used in all Auto & Home claims offices, and is expected to be installed, by year-end 2000, in the claims offices acquired as a result of the acquisition of The St. Paul standard personal lines.

INTERNATIONAL

     International provides life insurance, accident and health insurance, annuities and savings and retirement products to both individuals and groups, and auto and homeowners coverage to individuals. We focus on the Asia/Pacific region, Latin America and selected European countries. We currently have insurance operations in South Korea, Taiwan, Hong Kong, Indonesia, Mexico, Argentina, Brazil, Uruguay, Spain and Portugal. In addition, at the end of 1999 we obtained a license to sell life insurance in Poland. We operate in international markets through subsidiary and branch operations, as well as through joint ventures. In 1999, International had over six million customers.

  INTERNATIONAL STRATEGY

     We seek to develop a presence in international markets that are experiencing significant demand for insurance products and where we believe we can gain significant market share. We evaluate potential markets in terms of the market opportunity, such as our ability to generate long-term profits, the regulatory and competitive environment and related market risk. We believe that such markets provide us with the opportunity to realize higher growth rates and higher profit margins than we might achieve domestically. Accordingly, we seek higher rates of return on these operations. However, because these operations are not yet mature, we focus not only on current earnings, but on building embedded value. Our primary focus is on developing economies in Asia, Latin America and Europe. We intend to expand our international operations by continuing to make investments in countries in which we currently have operations, as well as in selected new markets, either through start-up operations or by acquisition.

     As part of this strategy to focus on growth markets, as well as to divest operations that would not meet our financial objectives, we disposed of substantial portions of our operations in the U.K. in 1997 and in Canada in 1998. Both operations were located in mature, highly competitive and rapidly consolidating markets in which market share gains were very difficult.

     The following table sets forth selected data for International for the periods indicated:

                                INTERNATIONAL(1)

                                                               AT OR FOR THE YEARS ENDED
                                                                      DECEMBER 31,
                                                              ----------------------------
                                                               1999       1998       1997
                                                               ----       ----       ----
                                                                 (DOLLARS IN MILLIONS)
Premiums....................................................  $  518     $  414     $  444
Deposits....................................................  $  303     $  530     $  162
Assets......................................................  $3,289     $2,324     $1,707
Number of agents............................................   6,591      3,680      5,197
Number of countries.........................................      10          8          8

---------------
(1) Information in table excludes data for the U.K. and Canada. We disposed of substantial portions of our operations in the U.K. in 1997 and in Canada in 1998.

  ASIA/PACIFIC REGION

     SOUTH KOREA. MetLife Saengmyoung Ltd., which became a wholly-owned subsidiary in 1998, has more than 200,000 customers and sells individual life insurance, savings and retirement and non-medical health products. The company also sells group life and savings and retirement products. Premiums and deposits for 1999 were $188 million.

     TAIWAN. We launched our Taiwanese operations through a branch of Metropolitan Insurance and Annuity Company in May 1989. The branch has approximately 3.3 million customers and sells individual life, accident, non-medical health and personal travel insurance products, as well as group life, accident, and non-medical health insurance products. Individual products are primarily sold through career agents and through direct marketing, while group coverages are sold through agents and brokers. Premiums and deposits for 1999 were $124 million.

     HONG KONG. Metropolitan Life Insurance Company of Hong Kong Limited, which was established in 1995, sells individual life insurance products through sales agents. In 1998, we signed an agreement to distribute our products through an established brokerage network. We also distribute our products in Hong Kong through other brokers and general agents. In addition, we recently entered into a marketing agreement with the local operations of The Chase Manhattan Bank to offer insurance products to the credit card and retail banking customers of Chase in Hong Kong.

     INDONESIA. P.T. MetLife Sejahtera was established in November 1997 and began selling its products in March 1998. The joint venture sells individual life insurance products through a full-time agency sales force.

  LATIN AMERICA

     MEXICO. We expanded into Latin America in 1992 with the launching of Seguros Genesis, S.A., a wholly-owned subsidiary, in Mexico. Seguros Genesis sells individual and group insurance, as well as savings and retirement products, through sales agents and brokers, and is now the fifth largest life insurer in Mexico. Premiums and deposits for 1999 were $207 million.

     ARGENTINA. We established our Argentine operations through Metropolitan Life Seguros de Vida S.A. and Metropolitan Life Seguros de Retiro S.A. in 1994. Through these affiliates, we sell group life insurance products through established brokers and directly to employers, and individual life insurance and disability products through an agency sales force, as well as through other distribution channels, such as direct marketing and independent agent franchises. In 1997, we began to market group insurance and individual deferred and immediate annuities and currently have over 515,000 customers. Premiums and deposits for 1999 were $64 million.

     BRAZIL. Metropolitan Life Seguros e Previdencia Privada, S.A., based in Sao Paulo, was formed in 1997 and started business in early 1999, focusing on group life and accident products.

     URUGUAY. In July 1998, we established Metropolitan Life Seguros de Vida S.A., and started business in early 1999, offering individual life insurance products through an agency sales force.

  EUROPE

     SPAIN. We operate in Spain through a 50-50 joint venture with Banco Santander Central Hispano, S.A., Spain's largest financial group. Our Spanish affiliates sell personal life insurance, savings and retirement and non-life insurance products through both their own agency sales force and the branch network of Banco Santander. The affiliates operate under the "Genesis" brand. In November 1995, Genesis launched a direct auto business (Genesis Auto) and there are now over 127,000 Genesis Auto policyholders. Premiums and deposits for 1999 were $193 million.

     PORTUGAL. In late 1992, we entered the market in Portugal through branches of our Spanish joint venture subsidiaries. Genesis in Portugal distributes personal life insurance, savings and retirement and non-life insurance products through its agency sales force and the branch network of Banco Santander Portugal. Premiums and deposits for 1999 were $41 million.

     In addition, we obtained a license to sell life insurance in Poland in 1999.

ACQUISITION OF GENAMERICA

  BACKGROUND

     On January 6, 2000, we acquired GenAmerica Corporation for $1.2 billion in cash. GenAmerica is a leading provider of life insurance, life reinsurance and other financial services to affluent individuals, businesses, insurers and financial institutions. GenAmerica's products and services include individual life insurance and annuities, life reinsurance, institutional asset management, group life and health insurance and administration, pension benefits administration and software products and technology services for the life insurance industry. GenAmerica's subsidiary, General American Life Insurance Company, distributes its life insurance products through approximately 625 agents in its independent general agency system and approximately 1,575 active independent insurance agents and brokers.

     GenAmerica is a holding company which owns General American Life Insurance Company. GenAmerica's subsidiaries also include Reinsurance Group of America, Inc. ("RGA"), one of the largest life reinsurers in the United States based on in-force premiums, and Conning Corporation ("Conning"), a manager of investments for General American Life and other insurer and pension clients. Upon completion of the acquisition of GenAmerica, we owned approximately 58% and 61% of the outstanding common stock of RGA and Conning, respectively. On March 9, 2000, we announced that we had agreed to acquire all of the outstanding shares of Conning common stock not already owned by us for $12.50 per share in cash, or approximately $65 million. The transaction is subject to customary terms and conditions, including regulatory approvals. Both

RGA and Conning are publicly traded. See "Business -- Legal Proceedings" for a description of legal proceedings relating to the Conning offer.

     We agreed to acquire GenAmerica after it developed liquidity problems and General American Life was placed under administrative supervision by the Missouri Department of Insurance. At July 31, 1999, General American Life's outstanding funding agreements aggregated $6.8 billion, of which $3.4 billion and $1.8 billion were reinsured by ARM Financial Group, Inc. and RGA, respectively. These reinsurance transactions were recorded using the deposit method of accounting. These funding agreements guarantee the holder a return on principal at a stated interest rate for a specified period of time. They also allow the holder to "put" the agreement to General American Life for a payout of the principal and interest within designated time periods of 7, 30 or 90 days.

     In July 1999, Moody's Investors Services, Inc. downgraded the claims paying ability rating of ARM due to the relative illiquidity of certain of its invested assets, which resulted in General American Life recapturing the obligations and assets related to the funding agreements reinsured by ARM. As a result of the recapture, Moody's downgraded General American Life's claims paying ability rating from A2 with a stable outlook to A3. Upon announcement of the downgrade, a large number of funding agreement holders exercised puts of agreements having outstanding principal amounts aggregating approximately $5.0 billion. General American Life was unable to liquidate sufficient assets in an orderly fashion without incurring significant losses. General American Life notified the Missouri Department of Insurance of a liquidity crisis on August 9, 1999 and the Department placed General American Life under administrative supervision. Shortly thereafter, General American Mutual Holding Company, the parent of GenAmerica, entered into discussions with us and several other companies for the sale of GenAmerica. Those discussions culminated in our execution of a stock purchase agreement with General American Mutual Holding Company on August 26, 1999 and our purchase of GenAmerica on January 6, 2000.

  REASONS FOR THE ACQUISITION

     GenAmerica offers us a strategic opportunity to expand our Individual Business distribution system. GenAmerica's independent general agency system, which principally targets affluent individuals, complements the current MetLife and New England distribution systems. GenAmerica also provides us with relationships with regional networks of broker-dealers and a strong geographic presence in the midwest. Additionally, GenAmerica has been a leader in supplying technology to the life insurance industry, having developed a number of sophisticated software products and technology services that are used by a number of life insurers. Finally, the acquisition of RGA and Conning allows us to expand our opportunities in the life reinsurance and investment management businesses.

  TERMS OF ACQUISITION

     Pursuant to the stock purchase agreement, we have a first priority perfected security interest in the purchase price proceeds to cover losses that we incur for which GenAmerica's parent, General American Mutual Holding Company, has indemnified us. Such indemnified losses include breaches of representations and warranties, certain legal proceedings brought within three years after the date of closing, alleged breaches of General American Life's funding agreements and guaranteed interest contracts and the acceleration of payments under certain compensation arrangements and benefit plans. Amounts will be released to General American Mutual Holding Company over time, but, subject to holdbacks for disputed pending or threatened claims existing at that time, no later than the third anniversary of the closing date. Costs incurred in connection with any matter covered by the seller's indemnification will be recorded as expenses in our consolidated statement of income in the period they are incurred. Recoveries of such costs will be evaluated and estimated independently of the costs incurred and will be recorded in

Metropolitan Life Insurance Company's consolidated statement of income for the period recovery is probable.

     In connection with the acquisition, we offered each holder of a General American Life funding agreement the option to exchange its funding agreement for a MetLife funding agreement with substantially identical terms and conditions or receive cash equal to the principal amount of the funding agreement and accrued interest. Holders of approximately $5.1 billion of the total $5.7 billion of General American Life's remaining funding agreement liabilities elected to receive cash. We completed the funding agreement exchange offer on September 29, 1999. In consideration of this exchange offer, General American Life transferred to Metropolitan Life Insurance Company assets selected by Metropolitan Life Insurance Company and General American Life having a market value equal to the market value of the funding agreement liabilities. In addition, Metropolitan Life Insurance Company has coinsured new and certain existing business of General American Life and some of its affiliates.

  FINANCING

     We financed the acquisition of GenAmerica stock from available funds and the proceeds from the issuance of $900 million of short-term debt. We expect to use a portion of the proceeds from the offerings and the private placements to repay up to $450 million of this debt.

     In addition, we incurred approximately $3.2 billion of short-term debt, consisting primarily of commercial paper, in connection with our exchange offer to holders of General American Life funding agreements. During the fourth quarter of 1999, we repaid $1.5 billion of this debt. On September 29, 1999, MetLife Funding, Inc. and Metropolitan Life Insurance Company obtained an additional committed credit facility for $5 billion, which serves as back-up for this commercial paper.

  BUSINESS OF GENAMERICA

     GenAmerica is organized into four major business segments: Life Insurance and Annuity; Life Reinsurance; Institutional Asset Management; and Insurance Services and Related Businesses. GenAmerica also maintains a Corporate and Consolidation/Elimination segment through which it reports items that are not directly allocable to any of its business segments, primarily home office general and administrative expenses and interest expense on long-term debt. This segment includes the elimination of all inter-segment amounts. The accounting policies of these segments, including inter-segment transactions, are consistent, in all material respects, with those described in MetLife's consolidated financial statements. GenAmerica's businesses will be incorporated into our business segments as applicable, except for RGA, which we will separately designate as our Reinsurance segment.

     The following table sets forth selected data for GenAmerica and for each of GenAmerica's segments for the periods indicated:

                                                               AT OR FOR THE YEAR ENDED
                                                                     DECEMBER 31,
                                                           ---------------------------------
                                                             1999        1998        1997
                                                           ---------   ---------   ---------
                                                                 (DOLLARS IN MILLIONS)
STATEMENT OF INCOME AND BALANCE SHEET DATA:
  Total revenues........................................   $ 3,919.5   $ 3,863.6   $ 3,192.9
  Operating income(1)...................................   $    28.1   $   120.9   $    98.9
  Net income (loss).....................................   $  (174.3)  $   113.5   $    96.2
  Assets................................................   $23,594.3   $28,949.2   $23,947.2
  Policyholder liabilities..............................   $14,117.2   $20,559.0   $16,995.7
  Separate account liabilities..........................   $ 6,892.0   $ 5,194.9   $ 4,052.0

                                                               AT OR FOR THE YEAR ENDED
                                                                     DECEMBER 31,
                                                           ---------------------------------
                                                             1999        1998        1997
                                                           ---------   ---------   ---------
                                                                 (DOLLARS IN MILLIONS)
SEGMENT DATA:(2)
LIFE INSURANCE AND ANNUITY:
  Total revenues........................................   $ 1,442.3   $ 1,497.6   $ 1,350.7
  Operating income(1)...................................   $    35.9   $    52.5   $    41.3
  Net income............................................   $    14.9   $    51.9   $    45.1
  Assets................................................   $15,154.5   $14,256.9   $13,333.9
LIFE REINSURANCE:
  Total revenues........................................   $ 1,721.4   $ 1,503.1   $ 1,071.8
  Operating income(1)...................................   $    49.1   $    49.3   $    43.7
  Net income............................................   $    17.5   $    34.1   $    32.5
  Assets................................................   $ 5,107.5   $ 6,329.6   $ 4,680.5
INSTITUTIONAL ASSET MANAGEMENT:
  Total revenues........................................   $    47.3   $   191.1   $   137.1
  Operating income(1)...................................   $     9.2   $    15.9   $    12.5
  Net income (loss).....................................   $  (188.6)  $    15.7   $    13.2
  Assets................................................   $   104.7   $ 7,108.1   $ 4,293.0
INSURANCE SERVICES AND RELATED BUSINESSES:
  Total revenues........................................   $   738.2   $   691.6   $   645.7
  Operating income (loss)(1)............................   $   (13.8)  $    10.8   $    10.7
  Net income............................................   $    17.0   $    12.7   $    12.4
  Assets................................................   $ 3,314.0   $ 2,994.8   $ 2,663.0
CORPORATE AND CONSOLIDATION/ELIMINATION:
  Total revenues........................................   $   (29.7)  $   (19.8)  $   (12.4)
  Operating loss........................................   $   (52.3)  $    (7.6)  $    (9.3)
  Net loss..............................................   $   (35.1)  $    (0.9)  $    (7.0)
  Assets................................................   $   (86.4)  $(1,740.2)  $(1,023.2)

---------------
(1) Operating income (loss) is calculated as net income (loss) less (i) realized investment gains and losses, (ii) GenAmerica's share of RGA's gains or losses on operations that are classified as discontinued in RGA's consolidated financial statements, but included in GenAmerica's operating income (loss), (iii) surplus tax, and (iv) fees to exit the funding agreement business. Realized investment gains and losses have been adjusted for (a) deferred policy acquisition amortization to the extent that such amortization results from realized investment gains and losses and (b) additions to future policy benefits resulting from the need to establish additional liabilities due to the recognition of investment gains. This presentation may not be comparable to presentations made by other insurers.

     The following provides a reconciliation of net income (loss) to operating income for GenAmerica consolidated:

                                                                        FOR THE YEARS ENDED
                                                                           DECEMBER 31,
                                                                     -------------------------
                                                                      1999      1998     1997
                                                                     -------   ------   ------
                                                                       (DOLLARS IN MILLIONS)
       Net income (loss)...........................................  $(174.3)  $113.5   $ 96.2
       Adjustments to reconcile net income (loss) to operating
         income
         Gross realized investment (gains) losses..................    164.0    (12.4)   (28.4)
         Income tax on gross realized investment gains and
           losses..................................................    (54.4)     3.9     10.0
                                                                     -------   ------   ------
           Realized investment (gains) losses, net of income tax...    109.6     (8.5)   (18.4)
                                                                     -------   ------   ------
         Amounts allocated to investment gains and losses..........     (8.4)    (0.5)     6.8
         Income tax on amounts allocated to investment gains and
           losses..................................................      3.0      0.2     (2.4)
                                                                     -------   ------   ------
           Amount allocated to investment gains and losses, net of
             income tax............................................     (5.4)    (0.3)     4.4
                                                                     -------   ------   ------
         Loss from discontinued operations, net of income tax......      6.3     16.2     11.4
                                                                     -------   ------   ------
         Surplus tax...............................................       --       --      5.3
                                                                     -------   ------   ------
         Fees to exit funding agreement business, net of income tax
           of $49.5................................................     91.9       --       --
                                                                     -------   ------   ------
       Operating income............................................  $  28.1   $120.9   $ 98.9
                                                                     =======   ======   ======

     The following provides a reconciliation of net income to operating income for the Life Insurance and Annuity segment of GenAmerica:

                                                                       FOR THE YEARS ENDED
                                                                          DECEMBER 31,
                                                                     -----------------------
                                                                     1999     1998     1997
                                                                     -----    -----    -----
                                                                      (DOLLARS IN MILLIONS)
       Net income..................................................  $14.9    $51.9    $45.1
       Adjustments to reconcile net income to operating income:
         Gross realized investments (gains) losses.................   36.2      1.1    (15.1)
         Income tax on gross realized investment gains and
           losses..................................................   (9.7)    (0.3)     5.3
                                                                     -----    -----    -----
           Realized investment (gains) losses, net of income tax...   26.5      0.8     (9.8)
                                                                     -----    -----    -----
         Amounts allocated to investment gains and losses..........   (8.5)    (0.4)     6.8
         Income tax on amounts allocated to investment gains and
           losses..................................................    3.0      0.2     (2.4)
                                                                     -----    -----    -----
           Amount allocated to investment gains and losses, net of
            income tax.............................................   (5.5)    (0.2)     4.4
                                                                     -----    -----    -----
         Surplus tax...............................................     --       --      1.6
                                                                     -----    -----    -----
       Operating income............................................  $35.9    $52.5    $41.3
                                                                     =====    =====    =====

     The following provides a reconciliation of net income to operating income for the Life Reinsurance segment of GenAmerica:

                                                                       FOR THE YEARS ENDED
                                                                           DECEMBER 31,
                                                                     ------------------------
                                                                      1999     1998     1997
                                                                     ------    -----    -----
                                                                      (DOLLARS IN MILLIONS)
       Net income..................................................  $ 17.5    $34.1    $32.5
       Adjustments to reconcile net income to operating income:
         Gross realized investment (gains) losses..................    38.9     (1.7)    (0.3)
         Income tax on gross realized investment gains and
           losses..................................................   (13.6)     0.7      0.1
                                                                     ------    -----    -----
           Realized investment (gains) losses, net of income tax...    25.3     (1.0)    (0.2)
                                                                     ------    -----    -----
         Loss from discontinued operations, net of income tax......     6.3     16.2     11.4
                                                                     ------    -----    -----
       Operating income............................................  $ 49.1    $49.3    $43.7
                                                                     ======    =====    =====

     The following provides a reconciliation of net income (loss) to operating income for the Institutional Asset Management segment of GenAmerica:

                                                                       FOR THE YEARS ENDED
                                                                          DECEMBER 31,
                                                                     -----------------------
                                                                      1999     1998    1997
                                                                     -------   -----   -----
                                                                      (DOLLARS IN MILLIONS)
       Net income (loss)...........................................  $(188.6)  $15.7   $13.2
       Adjustments to reconcile net income (loss) to operating
         income:
         Gross realized investment (gains) losses..................    163.0     0.3    (1.3)
         Income tax on gross realized investment gains and
           losses..................................................    (57.1)   (0.1)    0.4
                                                                     -------   -----   -----
           Realized investment (gains) losses, net of income tax...    105.9     0.2    (0.9)
                                                                     -------   -----   -----
           Surplus tax.............................................       --      --     0.2
                                                                     -------   -----   -----
         Fees to exit funding agreement business, net of income tax
           of $49.5................................................     91.9      --      --
                                                                     -------   -----   -----
       Operating income............................................  $   9.2   $15.9   $12.5
                                                                     =======   =====   =====

     The following provides a reconciliation of net income to operating income
(loss) for the Insurance Services and Related Businesses segment of GenAmerica:

                                                                      FOR THE YEARS ENDED
                                                                          DECEMBER 31,
                                                                     ----------------------
                                                                      1999    1998    1997
                                                                     ------   -----   -----
                                                                     (DOLLARS IN MILLIONS)
       Net income..................................................  $ 17.0   $12.7   $12.4
       Adjustments to reconcile net income to operating income
         (loss):
         Gross realized investment gains...........................   (47.5)   (2.1)   (3.8)
         Income tax on gross realized investment gains.............    16.6     0.3     1.3
                                                                     ------   -----   -----
           Realized investment gains, net of income tax............   (30.9)   (1.8)   (2.5)
                                                                     ------   -----   -----
         Amounts allocated to investment gains.....................     0.1    (0.1)     --
         Income tax on amounts allocated to investment gains.......      --      --      --
                                                                     ------   -----   -----
           Amount allocated to investment gains, net of income
            tax....................................................     0.1    (0.1)     --
                                                                     ------   -----   -----
         Surplus tax...............................................      --      --     0.8
                                                                     ------   -----   -----
       Operating income (loss).....................................  $(13.8)  $10.8   $10.7
                                                                     ======   =====   =====

     The following provides a reconciliation of net loss to operating loss for the Corporate and Consolidation/Elimination segment of GenAmerica:

                                                                        FOR THE YEARS ENDED
                                                                            DECEMBER 31,
                                                                     --------------------------
                                                                      1999      1998      1997
                                                                     ------    ------    ------
                                                                       (DOLLARS IN MILLIONS)
       Net loss....................................................  $(35.1)   $ (0.9)   $ (7.0)
       Adjustments to reconcile net loss to operating loss
         Gross realized investment gains...........................   (26.6)    (10.0)     (7.9)
         Income tax on gross realized investment gains.............     9.4       3.3       2.9
                                                                     ------    ------    ------
           Realized investment gains, net of income tax............   (17.2)     (6.7)     (5.0)
                                                                     ------    ------    ------
         Surplus tax...............................................      --        --       2.7
                                                                     ------    ------    ------
       Operating loss..............................................  $(52.3)   $ (7.6)   $ (9.3)
                                                                     ======    ======    ======

     We believe the supplemental operating information presented above allows for a more complete analysis of results of operations. Realized investment gains and losses have been excluded due to their volatility between periods and because such data are often excluded when evaluating the overall financial performance of insurers. Operating income (loss) should not be considered as a substitute for any GAAP measure of performance. Our method of calculating operating income (loss) may be different from the method used by other companies and therefore comparability may be limited.

(2) Segment data does not include consolidation and elimination entries related to intersegment amounts.

     After General American Life was placed under administrative supervision by the Missouri Department of Insurance, sales of new insurance policies and annuity contracts by GenAmerica declined significantly and surrender levels for existing policyholders and annuity owners increased. Although we intend to quickly integrate GenAmerica into our existing operations, we cannot guarantee that we will be able to do so or that sales by GenAmerica of new insurance policies and annuity contracts and surrender rates for existing policies and contracts will return to pre-supervision levels. GenAmerica incurred a net loss in 1999, principally due to losses from the sale of invested assets to meet funding agreement and other policy obligations and the write-down of assets to their current market value; there can be no assurance that future profitability will not be adversely affected.

     LIFE INSURANCE AND ANNUITY. GenAmerica's Life Insurance and Annuity segment, which represented approximately 37% of GenAmerica's total revenues in 1999, offers a wide variety of life insurance and annuity products to individual customers. GenAmerica's individual life insurance products consist of universal and variable universal life, whole life and term life. GenAmerica's annuity products consist of variable annuities and fixed annuities. GenAmerica sells these products primarily to professionals, business owners and other affluent individuals, resulting in an average face value of approximately $340,000, one of the highest average face values per policy in the insurance industry.

     GenAmerica uses multiple distribution channels to sell its life insurance and annuity products, including approximately 275 independent general agencies, representing a total of approximately 625 agents in its independent general agency system and approximately 1,575 active independent insurance agents and brokers. GenAmerica markets its various products through additional channels, including consultants, insurance brokers, worksite, affinity group and direct marketing to businesses and affluent individuals.

     The Life Insurance and Annuity segment's revenues, excluding realized investment gains and losses, grew from $1.3 billion in 1997 to $1.5 billion in 1999, a compound annual rate of 7.4%. In 1999, operating income declined by 31.6% to $35.9 million and net income declined by 71.3% to $14.9 million as a result of the effect of GenAmerica's liquidity problems on its sales, expenses and investment performance.

     LIFE REINSURANCE. GenAmerica's Life Reinsurance segment, which represented approximately 44% of GenAmerica's total revenues in 1999, sells reinsurance products to life insurers in the U.S. and internationally. GenAmerica conducts this business through its publicly traded subsidiary RGA. RGA is one of the largest life reinsurers in North America based on in-force business. It markets life reinsurance primarily to the largest U.S. life insurers and, in 1999, held treaties with most of the top 100 U.S. life insurers. U.S. insurers accounted for 72.2% of RGA's net premiums in 1999. Outside of the U.S., RGA operates principally in Canada, Latin America and the Asia Pacific region. These international operations are rapidly expanding and accounted for 27.8% of RGA's net premiums in 1999.

     RGA's business principally consists of traditional, mortality-based reinsurance, written on both facultative and automatic treaty bases. RGA also writes non-traditional reinsurance, including asset intensive products and financial reinsurance. RGA distributes these products and services in the U.S. through a regionalized direct sales force and internationally primarily through a direct sales force located in the respective international locations. RGA also makes limited use of reinsurance intermediaries and brokers to help supplement sales to its targeted market.

     The Life Reinsurance segment's revenues, excluding realized investment gains and losses, grew at a compound annual rate of 27.9% from $1.1 billion in 1997 to $1.8 billion in 1999. Operating income in 1999 was $49.1 million, which was essentially unchanged from the 1998 reported amount. Net income declined 48.7% to $17.5 million in 1999 due to exiting the funding agreement business.

     INSTITUTIONAL ASSET MANAGEMENT. GenAmerica's Institutional Asset Management segment, which represented approximately 1.2% of GenAmerica's total revenues in 1999, offers asset management and related products and services primarily to the insurance industry. GenAmerica conducts its asset management business through Conning. Conning's assets under management grew from $26.0 billion in 1997 to $33.2 billion in 1999, a compound annual rate of 13.0%. At December 31, 1999, of Conning's $33.2 billion of assets under management, approximately $11.6 billion, or 34.9%, were GenAmerica assets.

     The products and services provided by Conning consist of: (1) institutional asset management and related services; (2) private equity funds; (3) mortgage loan origination and real estate management; and (4) insurance industry research. Also reported in GenAmerica's Institutional Asset Management segment are the results relating to GenAmerica's funding agreement business. GenAmerica exited the funding agreement business on September 29, 1999. See "-- Terms of Acquisition".

     The Institutional Asset Management segment's revenues, excluding realized gains and losses, grew from $135.8 million in 1997 to $210.3 million in 1999, a compound annual rate of 24.4%. In 1999, its operating income declined 42.1% to $9.2 million. This segment incurred a net loss of $188.6 million due to exiting the funding agreement business and due to the large investment losses sustained in raising liquidity and transferring assets to MetLife.

     In March 2000, GenAmerica and its subsidiaries began withdrawing from Conning approximately $7.7 billion of their assets that Conning had managed and transferring the management of those assets to Metropolitan Life Insurance Company.

     INSURANCE SERVICES AND RELATED BUSINESSES. GenAmerica's Insurance Services and Related Businesses segment, which represented approximately 19% of total revenues in 1999, provides administrative services and insurance products for employers and their employees, as well as software products and technology services to companies in the life insurance industry.

     In its administrative services business, GenAmerica provides administrative support services to employer sponsored health plans and investment products and investment, administrative and consulting services to 401(k) and pension plans.

     Through its wholly-owned subsidiary NaviSys, GenAmerica also provides software products and technology services that include life and annuity administration systems, insurance underwriting systems, sales illustration software, and electronic commerce and Internet-related products and services.

     The Insurance Services and Related Businesses segment's revenues, excluding realized investment gains and losses, grew from $641.9 million in 1997 to $690.8 million in 1999, a compound annual rate of 3.7%. This segment incurred an operating loss of $13.8 million as a result of the aforementioned liquidity problem and subsequent sale of the group health business. Net income increased 33.9% to $17.0 million primarily due to a realized investment gain related to the sale of a non-strategic subsidiary.

     On January 1, 2000, GenAmerica exited the group medical business through a co-insurance agreement with Great-West Life & Annuity Insurance Company (Great-West). This co-insurance agreement also includes any life and health business that is directly associated with the medical business. GenAmerica is required to reimburse Great-West for up to $10 million in net operating losses incurred during 2000. These amounts have been reflected in the 1999 consolidated financial statements of GenAmerica. GenAmerica must also compensate Great-West for certain amounts receivable related to this business should they be deemed uncollectible.

  GENAMERICA INVESTMENTS

     GenAmerica had total consolidated assets at December 31, 1999 of $23.6 billion. Of its total consolidated assets, $16.7 billion were held in the general accounts of its insurance subsidiaries while the remaining $6.9 billion were held in the separate accounts of its insurance subsidiaries.

Of the $16.7 billion of assets held in the general accounts, $13.1 billion consisted of cash and invested assets.

     The following table summarizes the consolidated cash and invested assets held in the general accounts of GenAmerica's insurance subsidiaries at the dates indicated.

                           GENAMERICA INVESTED ASSETS

                                                                    AT DECEMBER 31,
                                                    -----------------------------------------------
                                                             1999                     1998
                                                    ----------------------   ----------------------
                                                    CARRYING                 CARRYING
                                                      VALUE     % OF TOTAL     VALUE     % OF TOTAL
                                                    --------    ----------   --------    ----------
                                                                 (DOLLARS IN MILLIONS)
Fixed maturities(1)...............................  $ 6,959.6      53.0%     $11,230.9      65.4%
Equity securities(1)..............................       42.5       0.3           38.8       0.2
Commercial mortgage loans.........................    1,678.9      12.8        2,337.5      13.6
Policy loans......................................    2,243.9      17.1        2,151.0      12.5
Real estate.......................................      131.2       1.0          129.9       0.8
Other invested assets.............................      898.8       6.8          457.6       2.7
Short-term investments............................      295.3       2.2          200.4       1.2
Cash and cash equivalents.........................      888.3       6.8          619.5       3.6
                                                    ---------     -----      ---------     -----
Total invested assets.............................  $13,138.5     100.0%     $17,165.6     100.0%
                                                    =========     =====      =========     =====

---------------
(1) All fixed maturities and equity securities are classified as available-for-sale and carried at estimated fair value.

The yield on general account invested assets (including net realized gains and losses on investments) was 6.6%, 7.3% and 7.5% for the years ended December 31, 1999, 1998 and 1997, respectively.

     FIXED MATURITIES. Fixed maturities consist of publicly traded and privately placed debt securities, primarily of United States corporations, mortgage-backed securities, asset-backed securities and obligations of the Canadian government and provinces. The portion of funds invested in Canadian dollar obligations supports corresponding Canadian liabilities. Fixed maturities represented approximately 53.0% and 65.4% of GenAmerica's total invested assets at December 31, 1999 and 1998, respectively.

     The following table summarizes GenAmerica's total fixed maturities by NAIC designation or, if not rated by the NAIC, by the comparable rating of Moody's or S&P or, if not rated by Moody's or S&P, by GenAmerica's internal rating system.

              GENAMERICA TOTAL FIXED MATURITIES BY CREDIT QUALITY

                                                                AT DECEMBER 31,
                                        ----------------------------------------------------------------
                                                     1999                              1998
                                        ------------------------------    ------------------------------
   NAIC           RATING AGENCY         AMORTIZED   % OF    ESTIMATED     AMORTIZED   % OF    ESTIMATED
DESIGNATION   EQUIVALENT DESIGNATION      COST      TOTAL   FAIR VALUE      COST      TOTAL   FAIR VALUE
-----------   ----------------------    ---------   -----   ----------    ---------   -----   ----------
                                                             (DOLLARS IN MILLIONS)
     1        Aaa/Aa/A...........       $4,267.3     55.9%   $3,980.0     $ 6,842.0    62.8%  $ 7,157.5
     2        Baa................        2,802.5     36.7     2,534.5       3,555.4    32.6     3,619.1
     3        Bb.................          421.4      5.6       351.7         400.9     3.7       378.1
     4        B..................          102.3      1.3        66.8          64.1     0.6        47.2
     5        Caa and lower......           22.9      0.3        14.4          31.1     0.3        25.3
     6        In or near default...         15.4      0.2        12.2           4.1     0.0         3.7
                                        --------    -----    --------     ---------   -----   ---------
  Total fixed maturities............    $7,631.8    100.0%   $6,959.6     $10,897.6   100.0%  $11,230.9
                                        ========    =====    ========     =========   =====   =========

     Mortgage-backed securities and asset-backed securities represented approximately 16.3% and 20.2% of GenAmerica's total invested assets at December 31, 1999 and 1998, respectively. GenAmerica invests in pass-through and collateralized mortgage obligations collateralized by the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, Governmental National Mortgage Association and Canadian Housing Authority collateral. The following table sets forth the types of mortgage-backed securities, as well as other asset-backed securities, held by GenAmerica as of the dates indicated.

                GENAMERICA MORTGAGE AND ASSET-BACKED SECURITIES

                                                                 AT DECEMBER 31,
                                                              ----------------------
                                                                1999         1998
                                                                ----         ----
                                                              (DOLLARS IN MILLIONS)
CMOs........................................................  $  741.7     $1,584.2
Commercial mortgage-backed securities.......................     145.0        211.9
Principal only/interest only................................      27.2          1.8
Other mortgage-backed securities............................      26.9         42.8
Asset-backed securities.....................................   1,198.1      1,632.8
                                                              --------     --------
Total mortgage-backed securities and asset-backed
  securities................................................  $2,138.9     $3,473.5
                                                              ========     ========

     COMMERCIAL MORTGAGE LOANS. GenAmerica's commercial mortgage loan portfolio comprised 12.8% and 13.6% of its total invested assets at December 31, 1999 and 1998, respectively. During the years ended December 31, 1999, 1998 and 1997, the average yield on its commercial mortgage loans was 8.8%, 8.4%, and 9.1% per year, respectively.

     The carrying value of commercial mortgage loans at December 31, 1999 was $1.7 billion. This amount is net of valuation allowances aggregating $29.1 million. The net valuation allowances represent GenAmerica's best estimate of the cumulative impairments on these loans at that date. However, there can be no assurance that increases in valuation allowances will not be necessary. Any such increases may have a material adverse effect on GenAmerica's financial position and results of operations.

     At December 31, 1999, the carrying value of potential problem, problem and restructured commercial mortgage loans was $48.8 million, $8.6 million and $12.6 million, respectively, net of valuation allowances of $29.1 million in the aggregate.

     Gross interest income on restructured commercial mortgage loan balances that would have been recorded in accordance with the loans' original terms was approximately $0.1 million, $1.6 million and $3.7 million for the years ended December 31, 1999, 1998 and 1997, respectively.

     The following table presents the carrying amounts of potential problem, problem and restructured commercial mortgages relative to the carrying value of all commercial mortgages as of the dates indicated:

 GENAMERICA POTENTIAL PROBLEM, PROBLEM AND RESTRUCTURED COMMERCIAL MORTGAGES AT
                                 CARRYING VALUE

                                                                 AT DECEMBER 31,
                                                              ---------------------
                                                                1999        1998
                                                                ----        ----
                                                              (DOLLARS IN MILLIONS)
Total commercial mortgages..................................  $1,678.9    $2,337.5
                                                              ========    ========
Potential problem commercial mortgages......................  $   48.8    $   85.2
Problem commercial mortgages................................       8.6        20.1
Restructured commercial mortgages...........................      12.6        29.5
                                                              --------    --------
Total potential problem, problem and restructured commercial
  mortgages.................................................  $   70.0    $  134.8
                                                              ========    ========
Total potential problem, problem and restructured commercial
  mortgages as a percent of total commercial mortgages......       4.2%        5.8%
                                                              ========    ========

FUTURE POLICY BENEFITS

     For all of our product lines, we establish, and carry as liabilities, actuarially determined amounts that are calculated to meet our policy obligations at such time as an annuitant takes income, a policy matures or surrenders or an insured dies or becomes disabled. We compute the amounts for future policy benefits in our consolidated financial statements in conformity with generally accepted accounting principles.

     We distinguish between short duration and long duration contracts. Short duration contracts arise from our group life and group dental business. The liability for future policy benefits for short duration contracts consists of gross unearned premiums as of the valuation date and the discounted amount of the future payments on pending claims as of the valuation date. Our long duration contracts consist of traditional life, term, non-participating whole life, individual disability income, group long-term disability and long-term care contracts. We determine future policy benefits for long duration contracts using assumptions based on current experience, plus a margin for adverse deviation for these policies. Where they exist, we amortize deferred policy acquisition costs in relation to the associated premium.

     We also distinguish between investment contracts, limited pay contracts and universal life type contracts. The future policy benefits for these products primarily consist of policyholders' account balances. We also establish liabilities for future policy benefits (associated with base policies and riders, unearned mortality charges and future disability benefits), for other policyholder funds (associated with unearned revenues and claims payable) and for unearned revenue (the unamortized portion of front-end loads charged). Investment contracts primarily consist of individual annuity and certain group pension contracts that have limited or no mortality risk. We amortize the deferred policy acquisition costs on these contracts in relation to estimated gross profits. Limited pay contracts primarily consist of single premium immediate individual and group pension annuities. For limited pay contracts, we defer the excess of the gross premium over the net premium and recognize such excess into income in relation to anticipated future benefit payments. Universal life type contracts consist of universal and variable life contracts. We amortize deferred policy acquisition costs for limited pay and universal type contracts using the product's estimated gross profits. For universal life type contracts with front-end loads, we defer the charge and amortize the unearned revenue using the product's estimated gross profits.

     The liability for future policy benefits for our participating traditional life insurance is the net level reserve using the policy's guaranteed mortality rates and the dividend fund interest rate or nonforfeiture interest rate, as applicable. We amortize deferred policy acquisition costs in relation to the product's estimated gross margins.

     We establish liabilities to account for the estimated ultimate costs of losses and LOSS ADJUSTMENT EXPENSES ("LAE") for claims that have been reported but not yet settled, and claims incurred but not reported for the Auto & Home segment. We base unpaid losses and loss adjustment expenses on:

     - case estimates for losses reported on direct business, adjusted in the aggregate for ultimate loss expectations;

     - estimates of incurred but not reported losses based upon past experience;

     - estimates of losses on insurance assumed primarily from involuntary market mechanisms; and

     - estimates of future expenses to be incurred in settlement of claims.

We deduct estimated amounts of salvage and subrogation from unpaid losses and loss adjustment expenses. Implicit in all these estimates are underlying inflation assumptions because we determine all estimates using expected actual amounts to be paid. We derive estimates for development of reported claims and for incurred but not reported claims principally from actuarial analyses of historical patterns of claims and development for each line of business. Similarly, we derive estimates of unpaid loss adjustment expenses principally from actuarial analyses of historical development patterns of the relationship of loss adjustment expenses to losses for each line of business. We anticipate ultimate recoveries from salvage and subrogation principally on the basis of historical recovery patterns.

     Pursuant to state insurance laws, our insurance subsidiaries also establish STATUTORY RESERVES, carried as liabilities, to meet their obligations on their policies. We establish these statutory reserves in amounts sufficient to meet our policy and contract obligations, when taken together with expected future premiums and interest at assumed rates. Statutory reserves generally differ from liabilities for future policy benefits determined using generally accepted accounting principles.

     The New York Insurance Law and regulations require us to submit to the New York Superintendent of Insurance, with each annual report, an opinion and memorandum of a "qualified actuary" that the statutory reserves and related actuarial amounts recorded in support of specified policies and contracts, and the assets supporting such statutory reserves and related actuarial amounts, make adequate provision for our statutory liabilities with respect to these obligations.

     Due to the nature of the underlying risks and the high degree of uncertainty associated with the determination of our liabilities, we cannot precisely determine the amounts that we will ultimately pay with respect to these liabilities, and the ultimate amounts may vary from the estimated amounts, particularly when payments may not occur until well into the future. However, we believe our liabilities for future benefits adequately cover the ultimate benefits. We periodically review our estimates for liabilities for future benefits and compare them with our actual experience. We revise our estimates when we determine that future expected experience differs from assumptions used in the development of our liabilities. If the liabilities originally recorded prove inadequate, we must increase our liabilities, which may have a material adverse effect on our business, results of operations and financial condition.

UNDERWRITING AND PRICING

  INDIVIDUAL AND INSTITUTIONAL BUSINESSES

     Our individual and group insurance underwriting involves an evaluation of applications for life, disability, dental, retirement and savings and long-term care insurance products and services by a professional staff of underwriters and actuaries, who determine the type and the amount of risk that we are willing to accept. We employ detailed underwriting policies, guidelines and procedures designed to assist the underwriter to properly assess and quantify risks before issuing a policy to qualified applicants or groups.

     Individual underwriting considers not only an applicant's medical history, but other factors such as financial profiles, foreign travel, avocations and alcohol, drug and tobacco use. Our group underwriters generally evaluate the risk characteristics of each prospective insured group, although with certain products employees may be underwritten on an individual basis. Generally, we are not obligated to accept any risk or group of risks from, or to issue a policy or group of policies to, any employer or intermediary. Requests for coverage are reviewed on their merits and generally a policy is not issued unless the particular risk or group has been examined and approved for underwriting. Underwriting is generally done on a centralized basis by our employees, although some policies are underwritten by intermediaries under strict guidelines we have established.

     In order to maintain high standards of underwriting quality and consistency, we engage in a multilevel series of ongoing internal underwriting audits, and are subject to external audits by our reinsurers, at both our remote underwriting offices and our corporate underwriting office.

     We have established senior level oversight of this process that facilitates quality sales, serving the needs of our customers, while supporting our financial strength and business objectives. Our goal is to achieve the underwriting, mortality and MORBIDITY assumptions in our product pricing. This is accomplished by determining and establishing underwriting policies, guidelines, philosophies and strategies that are competitive and suitable for the customer, the representative and us.

     Individual and group product pricing reflects our insurance underwriting standards. Product pricing on insurance products is based on the expected payout of benefits calculated through the use of assumptions for mortality, morbidity, expenses, persistency and investment returns, as well as certain macroeconomic factors such as inflation. Investment-oriented products are priced based on various factors, including investment return, expenses and persistency, depending on the specific product features. Product specifications are designed to prevent greater than expected mortality, and we periodically monitor mortality and morbidity assumptions.

     Unique to group insurance pricing is experience rating, the process by which the rate charged to a group policyholder reflects credit for positive past claim experience or a charge for poor experience. We employ both prospective and retrospective experience rating. Prospective experience rating involves the evaluation of past experience for the purpose of determining future premium rates. Retrospective experience rating involves the evaluation of past experience for the purpose of determining the actual cost of providing insurance for the customer for the time period in question.

     We continually review our underwriting and pricing guidelines so that our policies remain progressive, competitive and supportive of our marketing strategies and profitability goals. Decisions are based on established actuarial pricing and risk selection principles to ensure that our underwriting and pricing guidelines are appropriate.

  AUTO & HOME

     Auto & Home's underwriting function has six principal aspects:

     - evaluating potential worksite marketing employer accounts and independent agencies;

     - establishing guidelines for the binding of risks by agents with binding authority;

     - reviewing coverage bound by agents;

     - on a case by case basis, underwriting potential insureds presented by agents outside the scope of their binding authority;

     - pursuing information necessary in certain cases to enable Auto & Home to issue a policy within our guidelines; and

     - ensuring that renewal policies continue to be written at rates commensurate with risk.

     Subject to very few exceptions, agents in each of our distribution channels have binding authority for risks which fall within Auto & Home's published underwriting guidelines. Risks falling outside the underwriting guidelines may be submitted for approval to the underwriting department; alternatively, agents in such a situation may call the underwriting department to obtain authorization to bind the risk themselves. In most states, Auto & Home generally has the right within a specified period (usually 60 days) to cancel any policy.

     Auto & Home establishes prices for our major lines of insurance based on our proprietary data base, rather than relying on rating bureaus. Auto & Home determines prices in part from a number of variables specific to each risk. The pricing of personal lines insurance products takes into account, among other things, the expected frequency and severity of losses, the costs of providing coverage (including the costs of acquiring policyholders and administering policy benefits and other administrative and overhead costs), competitive factors and profit considerations.

     The major pricing variables for personal lines automobile insurance include characteristics of the automobile itself, such as age, make and model, characteristics of insureds, such as driving record and experience, and the insured's personal financial management. Auto & Home's ability to set and change rates is subject to regulatory oversight.

     As a condition of our license to do business in each state, Auto & Home, like all other automobile insurers, is required to write or share the cost of private passenger automobile insurance for higher risk individuals who would otherwise be unable to obtain such insurance. This "involuntary" market, also called the "shared market," is governed by the applicable laws and regulations of each state, and policies written in this market are generally written at higher than standard rates.

     In homeowners' insurance, price is driven by, among other factors, the frequency of the occurrence of covered perils, the cost to repair or replace damaged or lost property and the cost of litigation associated with liability claims. Major underwriting considerations include the condition and maintenance of the property, adequacy of fire protection and characteristics of insureds, such as personal financial management. Most homeowners insurance policies have a provision for automatic annual adjustments in coverage and premium due to inflation in building and labor costs. Homeowners pricing also includes the consideration of the incidence and severity of natural catastrophes, such as hurricanes and earthquakes, over a long-term period.

REINSURANCE

     We cede premiums to other insurers under various agreements that cover individual risks, group risks or defined blocks of business, on a coinsurance, yearly renewable term, excess or catastrophe excess basis. These reinsurance agreements spread the risk and minimize the effect on us of losses. The amount of each risk retained by us depends on our evaluation of the specific risk, subject, in certain circumstances, to maximum limits based on characteristics of coverages. Under the terms of the reinsurance agreements, the reinsurer agrees to reimburse us for the ceded amount in the event the claim is paid. However, we remain liable to our policyholders with respect to ceded insurance if any reinsurer fails to meet the obligations assumed by it. Since we bear the risk of nonpayment by one or more of our reinsurers, we cede reinsurance to well-capitalized, highly rated reinsurers.

  INDIVIDUAL BUSINESS

     In recent periods, in response to the reduced cost of reinsurance coverage, we have increased the amount of individual mortality risk coverage purchased from third-party reinsurers. Since 1996, we have entered into reinsurance agreements that cede substantially all of the mortality risk on term insurance policies issued during 1996 and subsequent years, and on survivorship whole life insurance policies issued in 1997 and subsequent years. In 1998, we reinsured substantially all of the mortality risk on our universal life policies issued since 1983. We are continuing to reinsure substantially all of the mortality risk on the universal life policies. As a result of these transactions, we now reinsure up to 90% of the mortality risk for all new individual insurance policies that we write.

     In addition to these reinsurance policies, we reinsure risk on specific coverages.

     While our retention limit on any one life is $25 million ($30 million for joint life cases), we may cede amounts below those limits on a case-by-case basis depending on the characteristics of a particular risk. In addition, we routinely reinsure certain classes of risks in order to limit our exposure to particular travel, avocation and lifestyle hazards. We have several individual life reinsurance agreements with a diversified group of third-party reinsurers. These automatic pools have permitted us to enhance product performance, while decreasing business risk.

  INSTITUTIONAL BUSINESS

     We generally do not utilize reinsurance for our group insurance products, but we do reinsure when capital requirements and the economic terms of the reinsurance make it appropriate to do so.

  AUTO & HOME

     Auto & Home purchases reinsurance to control our exposure to large losses (primarily catastrophe losses), to stabilize earnings and to protect surplus. Auto & Home cedes to reinsurers a portion of risks and pays premiums based upon the risk and exposure of the policies subject to reinsurance.

     To control our exposure to large property and casualty losses, Auto & Home utilizes three varieties of reinsurance agreements in which protection is provided for a specified type or category of risks. First, we utilize property catastrophe excess of loss agreements. Second, we utilize casualty excess of loss agreements. Third, we utilize property per risk excess of loss agreements.

     PROPERTY CATASTROPHE EXCESS OF LOSS. Protection against hurricane losses in Florida is obtained through (1) the state-run Catastrophe Fund, which provides coverage of 90% of $153 million in excess of $36 million, (2) privately placed reinsurance of $52.5 million in excess of $200 million, and (3) a multi-year treaty for Florida second-event coverage in which the maximum recoverable is $46.5 million in excess of $50 million. This multi-year treaty is subject to a 24-month activation period and upon activation the contract period is 36 months. This coverage becomes activated when the aggregate incurred losses for the insurance industry exceed $8 billion or the Florida Hurricane Catastrophe Fund is depleted. For other regions, on January 1,

2000, Auto & Home entered into a multi-year treaty in which the maximum recoverable amounts are $37.5 million for any one loss occurrence in excess of $75 million, $75 million for any one annual period and no more than $112.5 million during the four-year contract term. On January 1, 2000, Auto & Home also entered into an annual treaty in which the maximum recoverable amount is $122.5 million for each and every loss occurrence in excess of $125 million. The aggregate effect of these coverages is to limit Auto & Home's probable maximum after-tax loss from a one in 250-year hurricane in Florida or a one in 100-year hurricane in the Northeast to less than 10% of Auto & Home's statutory surplus.

     PROPERTY PER RISK EXCESS OF LOSS. Auto & Home's property per risk excess of loss coverage has three layers of protection: each current layer is effective through June 30, 2000. The first layer of coverage provides up to $1 million of recoveries for each loss in excess of $1 million. The second layer provides up to $3 million of coverage for each loss in excess of $2 million. The third layer provides up to $10 million of coverage for each loss in excess of $5 million. For a given occurrence, the entire program provides maximum coverage of $24 million.

     CASUALTY EXCESS OF LOSS. Auto & Home's casualty excess of loss coverage has three layers of protection: each current layer is effective through June 30, 2000. The first layer covers up to $3 million of losses for each occurrence in excess of $2 million. The second layer covers up to $5 million of losses for each occurrence in excess of $5 million. The third layer covers up to $10 million of losses for each occurrence in excess of $10 million.

INVESTMENTS

     We had total cash and invested assets at December 31, 1999 of $138.6 billion. In addition, we had $64.9 billion held in our separate accounts, for which we generally do not bear investment risk.

     Our primary investment objective is to maximize after-tax operating income consistent with acceptable risk parameters. We are exposed to three primary sources of investment risk:

     - credit risk, relating to the uncertainty associated with the continued ability of a given obligor to make timely payments of principal and interest;

     - interest rate risk, relating to the market price and cash flow variability associated with changes in market interest rates; and

     - market valuation risk for equity holdings.

     We manage credit risk through in-house fundamental analysis of the underlying obligors, issuers, transaction structures and real estate properties. We also manage credit risk and valuation risk through industry and issuer diversification and asset allocation. For real estate and agricultural assets, we manage credit risk and valuation risk through geographic, property type, and product type diversification and asset allocation. We manage interest rate risk as part of our asset and liability management strategies, product design, such as the use of market value adjustment features and surrender charges, and proactive monitoring and management of certain non-guaranteed elements of our products, such as the resetting of credited interest and dividend rates for policies that permit such adjustments.

     For further information on our management of interest rate risk and market valuation risk, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Market Risk Disclosure".

     The following table summarizes our cash and invested assets at December 31, 1999 and 1998:

                                INVESTED ASSETS

                                                                         AT DECEMBER 31,
                                                              --------------------------------------
                                                                    1999                 1998
                                                              -----------------    -----------------
                                                              CARRYING    % OF     CARRYING    % OF
                                                               VALUE      TOTAL     VALUE      TOTAL
                                                              --------    -----    --------    -----
                                                                      (DOLLARS IN MILLIONS)
Fixed maturities available-for-sale, at fair value..........  $ 96,981     69.9%   $100,767     72.5%
Mortgage loans on real estate...............................    19,739     14.2      16,827     12.1
Equity real estate and real estate joint ventures...........     5,649      4.1       6,287      4.5
Policy loans................................................     5,598      4.0       5,600      4.0
Equity securities, at fair value............................     2,006      1.5       2,340      1.7
Cash and cash equivalents...................................     2,789      2.0       3,301      2.4
Other limited partnership interests.........................     1,331      1.0       1,047      0.7
Short-term investments......................................     3,055      2.2       1,369      1.0
Other invested assets.......................................     1,501      1.1       1,484      1.1
                                                              --------    -----    --------    -----
         Total cash and invested assets.....................  $138,649    100.0%   $139,022    100.0%
                                                              ========    =====    ========    =====

  INVESTMENT RESULTS

     The yield on general account cash and invested assets, excluding net realized investment gains and losses, was 7.3%, 7.5% and 7.1% for the years ended December 31, 1999, 1998 and 1997, respectively.

     The following table illustrates the yields on average assets for each of the components of our investment portfolio for the years ended December 31, 1999, 1998 and 1997:

                                                            AT OR FOR THE YEARS ENDED DECEMBER 31,
                                                 -------------------------------------------------------------
                                                        1999                 1998                  1997
                                                 ------------------   -------------------   ------------------
                                                 YIELD(1)   AMOUNT    YIELD(1)    AMOUNT    YIELD(1)   AMOUNT
                                                 --------   ------    --------    ------    --------   ------
                                                                     (DOLLARS IN MILLIONS)
FIXED MATURITIES:(2)
Investment income..............................     7.5%    $ 7,171      7.4%    $  6,990     7.4%     $ 6,481
Net realized gains (losses)....................                (538)                  573                  118
                                                            -------              --------              -------
  Total........................................             $ 6,633              $  7,563              $ 6,599
                                                            -------              --------              -------
Ending assets..................................             $96,981              $100,767              $92,630
                                                            -------              --------              -------
MORTGAGE LOANS:(3)
Investment income..............................     8.1%    $ 1,484      8.5%    $  1,580      8.6%    $ 1,692
Net realized gains.............................                  28                    23                   56
                                                            -------              --------              -------
  Total........................................             $ 1,512              $  1,603              $ 1,748
                                                            -------              --------              -------
Ending assets..................................             $19,739              $ 16,827              $20,193
                                                            -------              --------              -------
EQUITY REAL ESTATE AND REAL ESTATE JOINT
  VENTURES:(4)
Investment income, net of expenses.............     9.7%    $   581     10.4%    $    687      7.5%    $   586
Net realized gains.............................                 265                   424                  446
                                                            -------              --------              -------
  Total........................................             $   846              $  1,111              $ 1,032
                                                            -------              --------              -------
Ending assets..................................             $ 5,649              $  6,287              $ 7,080
                                                            -------              --------              -------
POLICY LOANS:
Investment income..............................     6.1%    $   340      6.6%    $    387      6.3%    $   368
                                                            -------              --------              -------
Ending assets..................................             $ 5,598              $  5,600              $ 5,846
                                                            -------              --------              -------

                                                            AT OR FOR THE YEARS ENDED DECEMBER 31,
                                                 -------------------------------------------------------------
                                                        1999                 1998                  1997
                                                 ------------------   -------------------   ------------------
                                                 YIELD(1)   AMOUNT    YIELD(1)    AMOUNT    YIELD(1)   AMOUNT
                                                 --------   ------    --------    ------    --------   ------
                                                                     (DOLLARS IN MILLIONS)
CASH, CASH EQUIVALENTS AND SHORT-TERM
  INVESTMENTS:
Investment income..............................     4.2%    $   173      5.3%    $    187      5.1%    $   169
                                                            -------              --------              -------
Ending assets..................................             $ 5,844              $  4,670              $ 3,590
                                                            -------              --------              -------
EQUITY SECURITIES:
Investment income..............................     1.8%    $    40      2.0%    $     78      1.4%    $    50
Net realized gains.............................                  99                   994                  224
                                                            -------              --------              -------
  Total........................................             $   139              $  1,072              $   274
                                                            -------              --------              -------
Ending assets..................................             $ 2,006              $  2,340              $ 4,250
                                                            -------              --------              -------
OTHER LIMITED PARTNERSHIP INTERESTS:
Investment income..............................    17.2%    $   199     20.3%    $    196     32.7%    $   302
Net realized gains.............................                  33                    13                   12
                                                            -------              --------              -------
  Total........................................             $   232              $    209              $   314
                                                            -------              --------              -------
Ending assets..................................             $ 1,331              $  1,047              $   855
                                                            -------              --------              -------
OTHER INVESTED ASSETS:
Investment income..............................     6.0%    $    91     12.2%    $    406      7.3%    $   324
Net realized gains (losses)....................                 (24)                   71                   23
                                                            -------              --------              -------
  Total........................................             $    67              $    477              $   347
                                                            -------              --------              -------
Ending assets..................................             $ 1,501              $  1,484              $ 4,456
                                                            -------              --------              -------
TOTAL INVESTMENTS:
Investment income before expenses and fees.....     7.5%    $10,079      7.7%    $ 10,511      7.5%    $ 9,972
Investment expenses and fees...................    (0.2%)      (263)    (0.2%)       (283)    (0.4%)      (481)
                                                   ----     -------     ----     --------     ----     -------
Net investment income..........................     7.3%    $ 9,816      7.5%    $ 10,228      7.1%    $ 9,491
Net realized gains (losses)....................                (137)                2,098                  879
Realized gains from sales of subsidiaries......                  --                   531                  139
Adjustments to realized gains (losses)(5)......                  67                  (608)                (231)
                                                            -------              --------              -------
  Total........................................             $ 9,746              $ 12,249              $10,278
                                                            =======              ========              =======

---------------
(1) Yields are based on quarterly average asset carrying values for 1999 and 1998, and annual average asset carrying values for 1997 excluding unrealized investment gains(losses), and for yield calculation purposes, average assets exclude fixed maturities associated with our security lending program. Fixed maturity investment income has been reduced by rebates paid under the program.

(2) Included in fixed maturities are equity linked notes of $1,079 million, $916 million and $860 million at December 31, 1999, 1998 and 1997, respectively, which include an equity component as part of the notes' return. Investment income for fixed maturities includes prepayment fees and income from the securities lending program that has been reclassed from net investment income.

(3) Investment income from mortgage loans includes prepayment fees.

(4) Equity real estate and real estate joint venture income is shown net of operating expenses, including depreciation of $247 million, $282 million and $338 million in 1999, 1998 and 1997, respectively.

(5) Adjustments to realized gains (losses) include accelerated amortization of deferred acquisition costs, loss recognition for policy liabilities related to the assets sold and additional credits to participating contracts.

  FIXED MATURITIES

     Fixed maturities consist principally of publicly traded and privately placed debt securities, and represented 69.9% and 72.5% of total cash and invested assets at December 31, 1999 and 1998, respectively.

     Based on estimated fair value, public fixed maturities and private fixed maturities comprised 82.6% and 17.4% of total fixed maturities at December 31, 1999, respectively, and 83.3% and 16.7% at December 31, 1998, respectively. We invest in privately placed fixed maturities to enhance the overall value of the portfolio, increase diversification and obtain higher yields than can ordinarily be obtained with comparable public market securities. Generally, private placements provide us with protective covenants, call protection features and, where applicable, a higher level of collateral. However, we may not freely trade our private placements because of restrictions imposed by federal and state securities laws and illiquid trading markets.

     The Securities Valuation Office of the NAIC evaluates the bond investments of insurers for regulatory reporting purposes and assigns securities to one of six investment categories called "NAIC designations". The NAIC designations parallel the credit ratings of the Nationally Recognized Statistical Rating Organizations for marketable bonds. NAIC designations 1 and 2 include bonds considered investment grade (rated "Baa3" or higher by Moody's, or rated "BBB-" or higher by S&P) by such rating organizations. NAIC designations 3 through 6 include bonds considered below investment grade (rated "Ba1" or lower by Moody's, or rated "BB+" or lower by S&P).

     The following tables present our public, private and total fixed maturities by NAIC designation and the equivalent ratings of the Nationally Recognized Statistical Rating Organizations at December 31, 1999 and 1998, as well as the percentage, based on estimated fair value, that each designation comprises:

                   PUBLIC FIXED MATURITIES BY CREDIT QUALITY

                                                              AT DECEMBER 31,
                                       -------------------------------------------------------------
                                                   1999                            1998
                                       -----------------------------   -----------------------------
                                                   ESTIMATED                       ESTIMATED
 NAIC           RATING AGENCY          AMORTIZED     FAIR      % OF    AMORTIZED     FAIR      % OF
RATING      EQUIVALENT DESIGNATION       COST        VALUE     TOTAL     COST        VALUE     TOTAL
------      ----------------------     ---------   ---------   -----   ---------   ---------   -----
                                                       (DOLLARS IN MILLIONS)
  1      Aaa/Aa/A....................   $55,258     $54,511     68.1%   $57,003     $60,735     72.4%
  2      Baa.........................    19,908      19,106     23.8     16,472      17,001     20.2
  3      Ba..........................     4,355       4,232      5.3      4,635       4,609      5.5
  4      B...........................     2,184       2,153      2.7      1,532       1,477      1.8
  5      Caa and lower...............        64          54      0.1        138         106      0.1
  6      In or near default..........        23          23      0.0          2           5      0.0
                                        -------     -------    -----    -------     -------    -----
         Total public fixed
           maturities................   $81,792     $80,079    100.0%   $79,782     $83,933    100.0%
                                        =======     =======    =====    =======     =======    =====

                   PRIVATE FIXED MATURITIES BY CREDIT QUALITY

                                                                AT DECEMBER 31,
                                         -------------------------------------------------------------
                                                     1999                            1998
                                         -----------------------------   -----------------------------
                                                     ESTIMATED                       ESTIMATED
 NAIC            RATING AGENCY           AMORTIZED     FAIR      % OF    AMORTIZED     FAIR      % OF
RATING       EQUIVALENT DESIGNATION        COST        VALUE     TOTAL     COST        VALUE     TOTAL
------       ----------------------      ---------   ---------   -----   ---------   ---------   -----
                                                         (DOLLARS IN MILLIONS)
  1      Aaa/Aa/A......................   $ 7,597     $ 7,696     45.5%   $ 7,372    $  7,865     46.7%
  2      Baa...........................     6,975       6,845     40.5      6,637       6,862     40.8
  3      Ba............................     1,453       1,404      8.3      1,391       1,362      8.1
  4      B.............................       833         816      4.8        621         606      3.6
  5      Caa and lower.................       104          87      0.5        129         110      0.6
  6      In or near default............        45          44      0.3         11          14      0.1
                                          -------     -------    -----    -------    --------    -----
         Subtotal......................    17,007      16,892     99.9     16,161      16,819     99.9
         Redeemable preferred stock....        10          10      0.1         15          15      0.1
                                          -------     -------    -----    -------    --------    -----
         Total private fixed
           maturities..................   $17,017     $16,902    100.0%   $16,176    $ 16,834    100.0%
                                          =======     =======    =====    =======    ========    =====

                    TOTAL FIXED MATURITIES BY CREDIT QUALITY

                                                                AT DECEMBER 31,
                                         -------------------------------------------------------------
                                                     1999                            1998
                                         -----------------------------   -----------------------------
                                                     ESTIMATED                       ESTIMATED
 NAIC            RATING AGENCY           AMORTIZED     FAIR      % OF    AMORTIZED     FAIR      % OF
RATING       EQUIVALENT DESIGNATION        COST        VALUE     TOTAL     COST        VALUE     TOTAL
------       ----------------------      ---------   ---------   -----   ---------   ---------   -----
                                                         (DOLLARS IN MILLIONS)
  1      Aaa/Aa/A......................   $62,855     $62,207     64.2%   $64,375    $ 68,600     68.1%
  2      Baa...........................    26,883      25,951     26.8     23,109      23,863     23.7
  3      Ba............................     5,808       5,636      5.8      6,026       5,971      5.9
  4      B.............................     3,017       2,969      3.1      2,153       2,083      2.1
  5      Caa and lower.................       168         141      0.1        267         216      0.2
  6      In or near default............        68          67      0.0         13          19      0.0
                                          -------     -------    -----    -------    --------    -----
         Subtotal......................    98,799      96,971    100.0     95,943     100,752    100.0
         Redeemable preferred stock....        10          10      0.0         15          15      0.0
                                          -------     -------    -----    -------    --------    -----
         Total fixed maturities........   $98,809     $96,981    100.0%   $95,958    $100,767    100.0%
                                          =======     =======    =====    =======    ========    =====

     Based on estimated fair values, total investment grade public and private placement fixed maturities comprised 91.0% and 91.8% of total fixed maturities in the general account at December 31, 1999 and 1998, respectively.

     The following table shows the amortized cost and estimated fair value of fixed maturities, by contractual maturity dates (excluding scheduled sinking funds), at December 31, 1999 and 1998:

                 FIXED MATURITIES BY CONTRACTUAL MATURITY DATES

                                                                   AT DECEMBER 31,
                                                   -----------------------------------------------
                                                            1999                     1998
                                                   ----------------------   ----------------------
                                                                ESTIMATED                ESTIMATED
                                                   AMORTIZED      FAIR      AMORTIZED      FAIR
                                                     COST         VALUE       COST         VALUE
                                                   ---------    ---------   ---------    ---------
                                                                (DOLLARS IN MILLIONS)
Due in one year or less..........................
                                                    $ 3,180      $ 3,217     $ 2,380     $  2,462
Due after one year through five years............
                                                     18,152       18,061      17,062       17,527
Due after five years through ten years...........
                                                     23,755       23,114      23,769       24,714
Due after ten years..............................
                                                     26,316       25,918      26,276       29,070
                                                    -------      -------     -------     --------
  Subtotal.......................................
                                                     71,403       70,310      69,487       73,773
Mortgage-backed and other asset-backed
  securities.....................................
                                                     27,396       26,661      26,456       26,979
                                                    -------      -------     -------     --------
  Subtotal.......................................
                                                     98,799       96,971      95,943      100,752
Redeemable preferred stock.......................
                                                         10           10          15           15
                                                    -------      -------     -------     --------
Total fixed maturities...........................
                                                    $98,809      $96,981     $95,958     $100,767
                                                    =======      =======     =======     ========

     PROBLEM, POTENTIAL PROBLEM AND RESTRUCTURED FIXED MATURITIES. We monitor fixed maturities to identify investments that management considers to be problems or potential problems. We also monitor investments that have been restructured.

     We define problem securities in the fixed maturities category as securities as to which principal or interest payments are in default or are to be restructured pursuant to commenced negotiations, or as securities issued by a debtor that has subsequently entered bankruptcy.

     We define potential problem securities in the fixed maturity category as securities of an issuer deemed to be experiencing significant operating problems or difficult industry conditions. We use various criteria, including the following, to identify potential problem securities:

     - debt service coverage or cash flow falling below certain thresholds which vary according to the issuer's industry and other relevant factors;

     - significant declines in revenues or margins;

     - violation of financial covenants;

     - public securities trading at a substantial discount as a result of specific credit concerns; and

     - other subjective factors.

     We define restructured securities in the fixed maturities category as securities to which we have granted a concession that we would not have otherwise considered but for the financial difficulties of the obligor or issuer. We enter into a restructuring when we believe we will realize a greater economic value under the new terms than through liquidation or disposition. The terms of the restructuring may involve some or all of the following characteristics: a reduction in the interest or dividend rate, an extension of the maturity date, an exchange of debt for equity or a partial forgiveness of principal or interest.

     The following table presents the estimated fair value of our total fixed maturities classified as performing, problem, potential problem and restructured fixed maturities at December 31, 1999 and 1998:

          PROBLEM, POTENTIAL PROBLEM AND RESTRUCTURED FIXED MATURITIES

                                                                  AT DECEMBER 31,
                                                     ------------------------------------------
                                                            1999                   1998
                                                     -------------------    -------------------
                                                     ESTIMATED     % OF     ESTIMATED     % OF
                                                     FAIR VALUE    TOTAL    FAIR VALUE    TOTAL
                                                     ----------    -----    ----------    -----
                                                               (DOLLARS IN MILLIONS)
Performing.........................................   $96,464       99.5%    $100,409      99.6%
Problem............................................        20        0.0          152       0.2
Potential problem..................................       482        0.5          192       0.2
Restructured.......................................        15        0.0           14       0.0
                                                      -------      -----     --------     -----
  Total............................................   $96,981      100.0%    $100,767     100.0%
                                                      =======      =====     ========     =====

     We classify all of our fixed maturities as available-for-sale and mark them to market. We write down to management's expectations of ultimate realizable value fixed maturities that we deem to be other than temporarily impaired. We record write-downs as realized losses and include them in earnings and adjust the cost basis of the fixed maturities accordingly. We do not change the revised cost basis for subsequent recoveries in value. Such writedowns were $98 million and $7 million for the years ended December 31, 1999 and 1998, respectively. Cumulative write-downs on fixed maturities owned were $76 million and $16 million at December 31, 1999 and 1998, respectively.

     FIXED MATURITIES BY SECTOR. We diversify our fixed maturities by security sector. The following tables set forth the estimated fair value of our fixed maturities by sector, as well as the percentage of the total fixed maturities holdings that each security sector comprised at December 31, 1999 and 1998, and show by security type the relative amounts of publicly traded and privately placed securities:

                           FIXED MATURITIES BY SECTOR

                                                         AT DECEMBER 31, 1999
                                    --------------------------------------------------------------
                                     PUBLICLY TRADED       PRIVATELY PLACED           TOTAL
                                    ------------------    ------------------    ------------------
                                    ESTIMATED    % OF     ESTIMATED    % OF     ESTIMATED    % OF
                                    FAIR VALUE   TOTAL    FAIR VALUE   TOTAL    FAIR VALUE   TOTAL
                                    ----------   -----    ----------   -----    ----------   -----
                                                        (DOLLARS IN MILLIONS)
U.S. treasuries/agencies..........   $ 6,298       7.9%    $     1       0.0%    $ 6,299       6.5%
Corporate securities..............    40,207      50.2      15,336      90.7      55,543      57.3
Foreign government securities.....     4,095       5.1         111       0.7       4,206       4.3
Mortgage-backed securities........    20,032      25.0         247       1.5      20,279      20.9
Asset-backed securities...........     5,715       7.1         667       3.9       6,382       6.6
Other fixed income assets.........     3,732       4.7         540       3.2       4,272       4.4
                                     -------     -----     -------     -----     -------     -----
  Total...........................   $80,079     100.0%    $16,902     100.0%    $96,981     100.0%
                                     =======     =====     =======     =====     =======     =====

                           FIXED MATURITIES BY SECTOR

                                                         AT DECEMBER 31, 1998
                                    --------------------------------------------------------------
                                     PUBLICLY TRADED       PRIVATELY PLACED           TOTAL
                                    ------------------    ------------------    ------------------
                                    ESTIMATED    % OF     ESTIMATED    % OF     ESTIMATED    % OF
                                    FAIR VALUE   TOTAL    FAIR VALUE   TOTAL    FAIR VALUE   TOTAL
                                    ----------   -----    ----------   -----    ----------   -----
                                                        (DOLLARS IN MILLIONS)
U.S. treasuries/agencies..........   $ 7,744       9.2%    $     3       0.0%    $  7,747      7.7%
Corporate securities..............    42,525      50.6      15,453      91.8       57,978     57.5
Foreign government securities.....     4,173       5.0         117       0.7        4,290      4.3
Mortgage-backed securities........    20,452      24.4         440       2.6       20,892     20.7
Asset-backed securities...........     5,852       7.0         235       1.4        6,087      6.0
Other fixed income assets.........     3,187       3.8         586       3.5        3,773      3.8
                                     -------     -----     -------     -----     --------    -----
  Total...........................   $83,933     100.0%    $16,834     100.0%    $100,767    100.0%
                                     =======     =====     =======     =====     ========    =====

     CORPORATE FIXED MATURITIES. The table below shows the major industry types that comprise our corporate bond holdings at the dates indicated:

                                                                   AT DECEMBER 31,
                                                      ------------------------------------------
                                                             1999                   1998
                                                      -------------------    -------------------
                                                      ESTIMATED     % OF     ESTIMATED     % OF
                                                      FAIR VALUE    TOTAL    FAIR VALUE    TOTAL
                                                      ----------    -----    ----------    -----
                                                                (DOLLARS IN MILLIONS)
Industrial..........................................   $26,480       47.6%    $28,388       49.0%
Utility.............................................     6,487       11.7       7,690       13.2
Finance.............................................    11,631       21.0      11,252       19.4
Yankee/Foreign(1)...................................    10,423       18.8      10,295       17.8
Other...............................................       522        0.9         353        0.6
                                                       -------      -----     -------      -----
  Total.............................................   $55,543      100.0%    $57,978      100.0%
                                                       =======      =====     =======      =====

---------------
(1) Includes dollar-denominated debt obligations of foreign obligors, known as Yankee bonds, and other foreign investments.

     We diversify our corporate bond holdings by industry and issuer. The portfolio has no significant exposure to any single issuer. At December 31, 1999, our combined holdings in the ten issuers to which we had the greatest exposure totaled $3,154 million, which was less than 3% of our total invested assets at such date. The exposure to the largest single issuer of corporate bonds we held at December 31, 1999 was $388 million, which was less than 1% of our total invested assets at such date.

     At December 31, 1999, investments of $4,182 million, or 40.1% of the Yankee/Foreign sector, represented exposure to traditional "Yankee" bonds, which are dollar-denominated debt obligations of foreign obligors. The balance of this exposure is primarily dollar-denominated, foreign private placements and project finance loans. We diversify the Yankee/Foreign portfolio by country and issuer.

     We do not have material exposure to foreign currency risk in our invested assets. In our international insurance operations, both our assets and liabilities are denominated in local currencies. Foreign currency denominated securities supporting U.S. dollar liabilities are generally swapped back into U.S. dollars.

     MORTGAGE-BACKED SECURITIES. The following table shows the types of mortgage-backed securities we held at December 31, 1999 and 1998:

                           MORTGAGE-BACKED SECURITIES

                                                                   AT DECEMBER 31,
                                                      ------------------------------------------
                                                             1999                   1998
                                                      -------------------    -------------------
                                                      ESTIMATED     % OF     ESTIMATED     % OF
                                                      FAIR VALUE    TOTAL    FAIR VALUE    TOTAL
                                                      ----------    -----    ----------    -----
                                                                (DOLLARS IN MILLIONS)
Pass-through securities.............................   $ 8,478       41.8%    $ 8,546       40.9%
                                                       -------      -----     -------      -----
Collateralized mortgage obligations
  Planned amortization class........................     3,974       19.6       4,593       22.0
  Sequential pay class..............................     3,359       16.5       3,827       18.3
  Other.............................................       361        1.8         141        0.7
                                                       -------      -----     -------      -----
     Subtotal.......................................     7,694       37.9       8,561       41.0
Commercial mortgage-backed securities...............     4,107       20.3       3,785       18.1
                                                       -------      -----     -------      -----
          Total.....................................   $20,279      100.0%    $20,892      100.0%
                                                       =======      =====     =======      =====

     At December 31, 1999, pass-through and collateralized mortgage obligations totaled $16,172 million, or 79.7% of total mortgage-backed securities, and a majority of this amount represented agency-issued pass-through and collateralized mortgage obligations guaranteed or otherwise supported by the Federal National Mortgage Association, Federal Home Loan Mortgage Corporation or Government National Mortgage Association. Other types of mortgage-backed securities comprised the balance of such amounts reflected in the table. At December 31, 1999, approximately $2,614 million, or 63.6% of the commercial mortgage-backed securities and $13,880 million, or 85.9% of the pass-through securities and collateralized mortgage obligations were rated Aaa/AAA by Moody's or S&P.

     Mortgage-backed securities are purchased to diversify the portfolio risk characteristics from primarily corporate credit risk to a mix of credit risk and cash flow risk. The majority of the mortgage-backed securities in our investment portfolio have relatively low cash flow variability.

     The principal risks inherent in holding mortgage-backed securities are prepayment and extension risks, which will affect the timing of when cash flow will be received. Our active monitoring of our mortgage-backed securities mitigates exposure to losses from cash flow risk associated with interest rate fluctuations.

     Mortgage-backed pass-through certificates are the most liquid assets in the mortgage-backed sector. Pass-through securities represented 41.8% and 40.9% of our mortgage-backed securities at December 31, 1999 and 1998 respectively. Pass-through securities distribute, on a pro rata basis to their holders, the monthly cash flows of principal and interest, both scheduled and prepayments, generated by the underlying mortgages.

     We also invested 37.9% and 41.0% of our mortgage-backed securities at December 31, 1999 and 1998, respectively, in collateralized mortgage obligations ("CMOs") which have a greater degree of cash flow stability than pass-throughs.

     Planned Amortization Class bonds ("PAC") represented 19.6% and 22.0% of our mortgage-backed securities at December 31, 1999 and 1998, respectively. These bonds or tranches are structured to provide more certain cash flows to the investor and therefore are subject to less prepayment and extension risk than other mortgage-backed securities. PAC tranches derive their stability from having a specified principal payment schedule, provided prepayments of the underlying securities remain within their expected range. The other tranches of a CMO absorb prepayment variations so that PACs maintain a better defined maturity profile than other mortgage-backed securities. By buying PACs, we accept a lower yield in return for more certain cash flow. The principal risk of holding PACs is that prepayments may differ significantly from expectations and we will not receive the expected yield on the PAC. In contrast, Sequential Pay Class tranches receive principal payments in a prescribed sequence without a pre-determined prepayment schedule. In addition to our PACs and Sequential Pay Class tranches, we had approximately $108 million invested in interest-only or principal-only mortgage-backed securities at December 31, 1999.

     ASSET-BACKED SECURITIES. The following table below shows the types of asset-backed securities we held at December 31, 1999 and 1998:

                            ASSET-BACKED SECURITIES

                                                                AT DECEMBER 31,
                                                ------------------------------------------------
                                                        1999                       1998
                                                ---------------------      ---------------------
                                                ESTIMATED       % OF       ESTIMATED       % OF
                                                FAIR VALUE      TOTAL      FAIR VALUE      TOTAL
                                                ----------      -----      ----------      -----
                                                             (DOLLARS IN MILLIONS)
Credit card receivables.....................      $1,960         30.7%       $2,885         47.4%
Automobile receivables......................       1,070         16.8         1,432         23.5
Home equity loans...........................       1,541         24.1         1,026         16.9
Other.......................................       1,811         28.4           744         12.2
                                                  ------        -----        ------        -----
  Total.....................................      $6,382        100.0%       $6,087        100.0%
                                                  ======        =====        ======        =====

     Asset-backed securities are purchased both to diversify the overall risks of our fixed maturities assets and to provide attractive returns. Our asset-backed securities are diversified both by type of asset and by issuer. Credit card receivables constitute the largest exposure in our asset-backed securities investments. Except for asset-backed securities backed by home equity loans, the asset-backed securities investments generally have little sensitivity to changes in interest rates. At December 31, 1999, approximately $3,661 million, or 57.4%, of the total was rated Aaa/AAA by Moody's or S&P.

     The principal risks in holding asset-backed securities are structural, credit and capital market risks. Structural risks include the security's priority in the issuer's capital structure, the adequacy of and ability to realize proceeds from the collateral and the potential for prepayments. Credit risks include consumer or corporate credits such as credit card holders, equipment lessees, and corporate obligors. Capital market risks include the general level of interest rates and the liquidity for these securities in the market place.

  MORTGAGE LOANS

     Our mortgage loans are collateralized by commercial, agricultural and residential properties. Mortgage loans comprised 14.2% and 12.1% of our total cash and invested assets at December 31, 1999 and 1998, respectively. The carrying value of mortgage loans is stated at original cost net of repayments, amortization of premiums, accretion of discounts and valuation allowances. The following table shows the carrying value of our mortgage loans by such types at December 31, 1999 and 1998:

                          MORTGAGE LOANS BY PORTFOLIO

                                                               AT DECEMBER 31,
                                                 --------------------------------------------
                                                        1999                     1998
                                                 -------------------      -------------------
                                                 CARRYING      % OF       CARRYING      % OF
                                                  VALUE        TOTAL       VALUE        TOTAL
                                                 --------      -----      --------      -----
                                                            (DOLLARS IN MILLIONS)
Commercial...................................    $14,862        75.3%     $12,360        73.5%
Agricultural.................................      4,798        24.3        4,227        25.1
Residential..................................         79         0.4          240         1.4
                                                 -------       -----      -------       -----
  Total......................................    $19,739       100.0%     $16,827       100.0%
                                                 =======       =====      =======       =====

     COMMERCIAL MORTGAGE LOANS. We diversify our commercial mortgage loans by both geographic region and property type, and manage these investments through a network of regional offices overseen by our investment department. The following table presents the distribution across geographic regions and property types for commercial mortgage loans at December 31, 1999 and 1998:

  COMMERCIAL MORTGAGE LOAN DISTRIBUTION BY GEOGRAPHIC REGION AND PROPERTY TYPE

                                                                  AT DECEMBER 31,
                                                       --------------------------------------
                                                             1999                 1998
                                                       -----------------    -----------------
                                                       CARRYING    % OF     CARRYING    % OF
                                                        VALUE      TOTAL     VALUE      TOTAL
                                                       --------    -----    --------    -----
                                                               (DOLLARS IN MILLIONS)
REGION
South Atlantic.......................................  $ 4,098      27.6%   $ 3,463      28.0%
Middle Atlantic......................................    2,703      18.2      2,220      18.0
Pacific..............................................    2,596      17.5      1,935      15.7
East North Central...................................    1,865      12.5      1,832      14.8
New England..........................................    1,095       7.4      1,077       8.7
West South Central...................................    1,012       6.8        676       5.5
West North Central...................................      652       4.4        569       4.6
Mountain.............................................      490       3.3        335       2.7
East South Central...................................      149       1.0        152       1.2
International........................................      202       1.3        101       0.8
                                                       -------     -----    -------     -----
  Total..............................................  $14,862     100.0%   $12,360     100.0%
                                                       =======     =====    =======     =====
PROPERTY TYPE
Office...............................................  $ 6,789      45.7%   $ 6,118      49.5%
Retail...............................................    3,620      24.4      2,286      18.5
Apartments...........................................    2,382      16.0      2,378      19.2
Industrial...........................................    1,136       7.6        848       6.9
Hotel................................................      843       5.7        657       5.3
Other................................................       92       0.6         73       0.6
                                                       -------     -----    -------     -----
  Total..............................................  $14,862     100.0%   $12,360     100.0%
                                                       =======     =====    =======     =====

     The following table presents the scheduled maturities for our commercial mortgage loans at December 31, 1999 and 1998:

                 COMMERCIAL MORTGAGE LOAN SCHEDULED MATURITIES

                                                                  AT DECEMBER 31,
                                                       --------------------------------------
                                                             1999                 1998
                                                       -----------------    -----------------
                                                       CARRYING    % OF     CARRYING    % OF
                                                        VALUE      TOTAL     VALUE      TOTAL
                                                       --------    -----    --------    -----
                                                               (DOLLARS IN MILLIONS)
Due in 1 year or less................................  $   806       5.4%   $   808       6.5%
Due after 1 year through 2 years.....................      482       3.2        816       6.6
Due after 2 years through 3 years....................      708       4.8        532       4.3
Due after 3 years through 4 years....................      787       5.3        679       5.5
Due after 4 years through 5 years....................    1,608      10.8        881       7.1
Due after 5 years....................................   10,471      70.5      8,644      70.0
                                                       -------     -----    -------     -----
  Total..............................................  $14,862     100.0%   $12,360     100.0%
                                                       =======     =====    =======     =====

     We monitor our mortgage loans on a continual basis. Through this monitoring process, we review loans that are restructured, delinquent or under foreclosure and identify those that management considers to be potentially delinquent. These loan classifications are generally consistent with those used in industry practice.

     We define restructured mortgage loans, consistent with industry practice, as loans in which we, for economic or legal reasons related to the debtor's financial difficulties, grant a concession to the debtor that we would not otherwise consider. This definition provides for loans to exit the restructured category under certain conditions. We define delinquent mortgage loans, consistent with industry practice, as loans as to which two or more interest or principal payments are past due. We define mortgage loans under foreclosure, consistent with industry practice, as loans as to which foreclosure proceedings have formally commenced. We define potentially delinquent loans as loans which, in management's opinion, have a high probability of becoming delinquent.

     We review all mortgage loans on an annual basis. These reviews may include an analysis of the property financial statement and rent roll, lease rollover analysis, property inspections, market analysis and tenant creditworthiness. We also review loan-to-value ratios and debt coverage ratios for restructured loans, delinquent loans, loans under foreclosure, potentially delinquent loans, loans with an existing valuation allowance, loans maturing within two years and loans with a loan-to-value ratio greater than 90% as determined in the prior year.

     We establish valuation allowances for loans that we deem impaired, as determined through our annual review process. We define impaired loans consistent with Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan, as loans as to which we probably will not collect all amounts due according to applicable contractual terms of the agreement. We base valuation allowances upon the present value of expected future cash flows discounted at the loan's original effective interest rate or the value of the loan's collateral. We record valuation allowances as realized losses and include them in earnings. We record subsequent adjustments to allowances as realized gains or losses and include them in earnings.

     The following table presents the amortized cost and valuation allowances for commercial mortgage loans distributed by loan classification at December 31, 1999 and 1998:

     COMMERCIAL MORTGAGE LOAN DISTRIBUTION AND VALUATION ALLOWANCE BY LOAN
                                 CLASSIFICATION

                                    AT DECEMBER 31, 1999                        AT DECEMBER 31, 1998
                          -----------------------------------------   -----------------------------------------
                                                            % OF                                        % OF
                          AMORTIZED   % OF    VALUATION   AMORTIZED   AMORTIZED   % OF    VALUATION   AMORTIZED
                           COST(1)    TOTAL   ALLOWANCE     COST       COST(1)    TOTAL   ALLOWANCE     COST
                          ---------   -----   ---------   ---------   ---------   -----   ---------   ---------
                                                          (DOLLARS IN MILLIONS)
Performing..............   $14,098     94.5%     $11         0.1%      $11,490     91.9%    $ 44         0.4%
Restructured............       810      5.4       52         6.4%          953      7.7       85         8.9%
Delinquent or under
  foreclosure...........        17      0.1        4        25.0%           55      0.4       10        18.2%
Potentially
  delinquent............         6      0.0        2        33.3%            4      0.0        3        75.0%
                           -------    -----      ---                   -------    -----     ----
  Total.................   $14,931    100.0%     $69         0.5%      $12,502    100.0%    $142         1.1%
                           =======    =====      ===                   =======    =====     ====

---------------
(1) Amortized cost is equal to carrying value before valuation allowances.

     The following table presents the changes in valuation allowances for commercial mortgage loans for the years ended December 31, 1999, 1998 and 1997:

            CHANGES IN COMMERCIAL MORTGAGE LOAN VALUATION ALLOWANCES

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                              1999     1998     1997
                                                              ----     ----     -----
                                                               (DOLLARS IN MILLIONS)
Balance, beginning of year..................................  $ 142    $ 259    $ 454
Additions...................................................     36       30       46
Deductions for writedowns and dispositions(1)...............   (109)    (147)    (241)
                                                              -----    -----    -----
Balance, end of year........................................  $  69    $ 142    $ 259
                                                              =====    =====    =====

---------------
(1) Includes $26 million related to commercial mortgage loans held by entities sold in 1998.

     The principal risks in holding commercial mortgage loans are property specific, supply and demand, financial and capital market risks. Property specific risks include the geographic location of the property, the physical condition of the property, the diversity of tenants and the rollover of their leases and the ability of the property manager to attract tenants and manage expenses. Supply and demand risks include changes in the supply and/or demand for rental space which cause changes in vacancy rates and/or rental rates. Financial risks include the overall level of debt on the property and the amount of principal repaid during the loan term. Capital market risks include the general level of interest rates, the liquidity for these securities in the marketplace and the capital available for refinancing of a loan.

     AGRICULTURAL MORTGAGE LOANS. We diversify our agricultural mortgage loans by both geographic region and product type. We manage these investments through a network of regional offices and field professionals overseen by our investment department. The following table presents the distribution across geographic regions and product types for agricultural mortgage loans at December 31, 1999 and 1998:

                    AGRICULTURAL MORTGAGE LOAN DISTRIBUTION
                    BY GEOGRAPHIC REGION AND BY PRODUCT TYPE

                                                                    AT DECEMBER 31,
                                                         --------------------------------------
                                                               1999                 1998
                                                         -----------------    -----------------
                                                         CARRYING    % OF     CARRYING    % OF
                                                          VALUE      TOTAL     VALUE      TOTAL
                                                         --------    -----    --------    -----
                                                                 (DOLLARS IN MILLIONS)
REGION
Pacific................................................   $1,184      24.7%    $1,085      25.6%
West North Central.....................................    1,053      21.9        931      22.0
South Atlantic.........................................      840      17.5        734      17.4
East North Central.....................................      737      15.4        671      15.9
West South Central.....................................      405       8.5        356       8.4
Mountain...............................................      371       7.7        327       7.7
East South Central.....................................      189       3.9        108       2.6
New England............................................       19       0.4         15       0.4
                                                          ------     -----     ------     -----
  Total................................................   $4,798     100.0%    $4,227     100.0%
                                                          ======     =====     ======     =====
PRODUCT TYPE
Annual Crop............................................   $2,276      47.4%    $2,128      50.3%
Permanent..............................................      932      19.5        848      20.1
Agribusiness...........................................      761      15.8        578      13.7
Livestock..............................................      655      13.7        564      13.3
Timber.................................................      174       3.6        109       2.6
                                                          ------     -----     ------     -----
  Total................................................   $4,798     100.0%    $4,227     100.0%
                                                          ======     =====     ======     =====

     The following table presents the scheduled maturities for our agricultural mortgage loans at December 31, 1999 and 1998:

                  AGRICULTURAL MORTGAGE LOAN MATURITY PROFILE

                                                                    AT DECEMBER 31,
                                                         --------------------------------------
                                                               1999                 1998
                                                         -----------------    -----------------
                                                         CARRYING    % OF     CARRYING    % OF
                                                          VALUE      TOTAL     VALUE      TOTAL
                                                         --------    -----    --------    -----
                                                                 (DOLLARS IN MILLIONS)
Due in 1 year or less..................................   $   99       2.1%    $   70       1.7%
Due after 1 year through 2 years.......................       74       1.5         76       1.8
Due after 2 years through 3 years......................       97       2.0         88       2.1
Due after 3 years through 4 years......................      135       2.8        112       2.6
Due after 4 years through 5 years......................      134       2.8        161       3.8
Due after 5 years......................................    4,259      88.8      3,720      88.0
                                                          ------     -----     ------     -----
  Total................................................   $4,798     100.0%    $4,227     100.0%
                                                          ======     =====     ======     =====

     Approximately 62% of the $4,798 million of agricultural mortgage loans outstanding at December 31, 1999 was subject to rate resets prior to maturity. A substantial portion of these loans are successfully renegotiated and remain outstanding to maturity. The process and policies for monitoring the agricultural mortgage loans and classifying them by performance status are generally the same as those for the commercial mortgage loans.

     The following table presents the amortized cost and valuation allowances for agricultural mortgage loans distributed by loan classification at December 31, 1999 and 1998:

    AGRICULTURAL MORTGAGE LOAN DISTRIBUTION AND VALUATION ALLOWANCE BY LOAN
                                 CLASSIFICATION

                                   AT DECEMBER 31, 1999                        AT DECEMBER 31, 1998
                         -----------------------------------------   -----------------------------------------
                                                           % OF                                        % OF
                         AMORTIZED   % OF    VALUATION   AMORTIZED   AMORTIZED   % OF    VALUATION   AMORTIZED
                          COST(1)    TOTAL   ALLOWANCE     COST       COST(1)    TOTAL   ALLOWANCE     COST
                         ---------   -----   ---------   ---------   ---------   -----   ---------   ---------
                                                         (DOLLARS IN MILLIONS)
Performing.............   $4,616      95.8%     $ 1         0.0%      $4,051      95.2%     $10         0.2%
Restructured...........      165       3.4       11         6.7%         182       4.3       14         7.7%
Delinquent or under
  foreclosure..........       27       0.6        2         7.4%          10       0.2       --         0.0%
Potentially
  delinquent...........        8       0.2        4        50.0%          12       0.3        4        33.3%
                          ------     -----      ---                   ------     -----      ---
  Total................   $4,816     100.0%     $18         0.4%      $4,255     100.0%     $28         0.7%
                          ======     =====      ===                   ======     =====      ===

---------------
(1) Amortized cost is equal to carrying value before valuation allowances.

     The following table presents the changes in valuation allowances for agricultural mortgage loans for the years ended December 31, 1999, 1998 and 1997:

           CHANGES IN AGRICULTURAL MORTGAGE LOAN VALUATION ALLOWANCES

                                                                YEAR ENDED DECEMBER 31,
                                                                ------------------------
                                                                1999      1998      1997
                                                                ----      ----      ----
                                                                 (DOLLARS IN MILLIONS)
Balance, beginning of year..................................    $ 28      $27       $12
Additions...................................................       4       10        15
Deductions for writedowns and dispositions..................     (14)      (9)       --
                                                                ----      ---       ---
Balance, end of year........................................    $ 18      $28       $27
                                                                ====      ===       ===

     The principal risks in holding agricultural mortgage loans are property specific, supply and demand, financial and capital market risks. Property specific risks include the location of the property, soil types, weather conditions and the other factors that may impact the borrower's personal guaranty. Supply and demand risks include the supply and demand for the commodities produced on the specific property and the related price for those commodities. Financial risks include the overall level of debt on the property and the amount of principal repaid during the loan term. Capital market risks include the general level of interest rates, the liquidity for these securities in the marketplace and the capital available for refinancing of a loan.

  EQUITY REAL ESTATE AND REAL ESTATE JOINT VENTURES

     Our equity real estate and real estate joint venture investments consist of commercial and agricultural properties located throughout the U.S. and Canada. We manage these investments through a network of regional offices overseen by our investment department. At December 31, 1999 and 1998, the carrying value of our equity real estate and real estate joint ventures was $5,649 million and $6,287 million, respectively, or 4.1% and 4.5% of total cash and invested assets. The carrying value of equity real estate is stated at depreciated cost net of impairments and valuation allowances. The carrying value of real estate joint ventures is stated at our equity in the real estate joint ventures net of impairments and valuation allowances. These holdings consist of equity real estate, interests in real estate joint ventures and real estate acquired upon foreclosure of commercial and agricultural mortgage loans. The following table presents the carrying value of our equity real estate and real estate joint ventures at December 31, 1999 and 1998:

               EQUITY REAL ESTATE AND REAL ESTATE JOINT VENTURES

                                                                    AT DECEMBER 31,
                                                         --------------------------------------
                                                               1999                 1998
                                                         -----------------    -----------------
                                                         CARRYING    % OF     CARRYING    % OF
                                                          VALUE      TOTAL     VALUE      TOTAL
                                                         --------    -----    --------    -----
                                                                 (DOLLARS IN MILLIONS)
TYPE
Equity real estate.....................................   $5,271      93.3%    $5,559      88.5%
Real estate joint ventures.............................      331       5.9        574       9.1
                                                          ------     -----     ------     -----
  Subtotal.............................................    5,602      99.2      6,133      97.6
Foreclosed real estate.................................       47       0.8        154       2.4
                                                          ------     -----     ------     -----
  Total................................................   $5,649     100.0%    $6,287     100.0%
                                                          ======     =====     ======     =====

     These investments are diversified by geographic location and property types. The following table presents the distribution across geographic regions and property types for equity real estate and real estate joint ventures at December 31, 1999 and 1998:

               EQUITY REAL ESTATE AND REAL ESTATE JOINT VENTURES
              DISTRIBUTION BY GEOGRAPHIC REGION AND PROPERTY TYPE

                                                                    AT DECEMBER 31,
                                                         --------------------------------------
                                                               1999                 1998
                                                         -----------------    -----------------
                                                         CARRYING    % OF     CARRYING    % OF
                                                          VALUE      TOTAL     VALUE      TOTAL
                                                         --------    -----    --------    -----
                                                                 (DOLLARS IN MILLIONS)
REGION
East...................................................   $1,863      33.0%    $1,960      31.2%
West...................................................    1,657      29.3      1,828      29.1
South..................................................    1,416      25.1      1,628      25.9
Midwest................................................      544       9.6        681      10.8
International..........................................      169       3.0        190       3.0
                                                          ------     -----     ------     -----
  Total................................................   $5,649     100.0%    $6,287     100.0%
                                                          ======     =====     ======     =====
PROPERTY TYPE
Office.................................................   $3,846      68.1%    $4,265      67.8%
Retail.................................................      587      10.4        640      10.2
Apartments.............................................      474       8.4        418       6.6
Land...................................................      258       4.6        313       5.0
Industrial.............................................      160       2.8        168       2.7
Hotel..................................................      151       2.7        169       2.7
Agriculture............................................       96       1.7        195       3.1
Other..................................................       77       1.3        119       1.9
                                                          ------     -----     ------     -----
  Total................................................   $5,649     100.0%    $6,287     100.0%
                                                          ======     =====     ======     =====

     Office properties representing 68.1% and 67.8% of our equity real estate and real estate joint venture holdings at December 31, 1999 and 1998, respectively, are well diversified geographically. The average occupancy level of office properties was 92% and 93% at December 31, 1999 and 1998, respectively.

     We classify equity real estate and real estate joint ventures as held for investment or held for sale. The following table presents the carrying value of equity real estate and real estate joint ventures by such classifications at December 31, 1999 and 1998:

               EQUITY REAL ESTATE AND REAL ESTATE JOINT VENTURES
            CLASSIFICATION BY HELD FOR INVESTMENT AND HELD FOR SALE

                                                                       AT DECEMBER 31,
                                                             -----------------------------------
                                                                   1999               1998
                                                             ----------------   ----------------
                                                             CARRYING   % OF    CARRYING   % OF
                                                              VALUE     TOTAL    VALUE     TOTAL
                                                             --------   -----   --------   -----
                                                                    (DOLLARS IN MILLIONS)
Equity real estate and real estate joint ventures held for
  investment...............................................   $5,151     91.2%    $5,893    93.7%
Equity real estate and real estate joint ventures held for
  sale.....................................................      498      8.8        394     6.3
                                                              ------    -----   --------   -----
  Total....................................................   $5,649    100.0%    $6,287   100.0%
                                                              ======    =====   ========   =====

     Ongoing management of these investments includes quarterly appraisals, as well as an annual market update and review of each property's budget, financial returns, lease rollover status and our exit strategy. In addition to individual property reviews, we employ an overall strategy of selective dispositions and acquisitions as market opportunities arise. Our current strategy follows the completion of a program to substantially reduce the size of our total real estate holdings. Our disposition effort began in 1995, when the carrying value of our holdings at year end was $9,514 million, and ended in 1998 with a carrying value of our holdings at $6,287 million.

     We adjust the carrying value of equity real estate and real estate joint ventures held for investment for impairments whenever events or changes in circumstances indicate that the carrying value of the property may not be recoverable. We write down impaired real estate to estimated fair value, which we generally compute using the present value of future cash flows from the property, discounted at a rate commensurate with the underlying risks. We record writedowns as realized losses through earnings and we reduce the cost basis of the properties accordingly. We do not change the new cost basis for subsequent recoveries in value. Cumulative writedowns on equity real estate and real estate joint ventures that are held for investment, excluding real estate acquired upon foreclosure of commercial and agricultural mortgage loans, were $289 million and $408 million at December 31, 1999 and 1998, respectively.

     We record real estate acquired upon foreclosure of commercial and agricultural mortgage loans at the lower of estimated fair value or the carrying value of the mortgage loan at the date of foreclosure.

     Once we identify a property to be sold and commence a firm plan for marketing the property, we establish and periodically revise, if necessary, a valuation allowance to adjust the carrying value of the property to its expected sales value, less associated selling costs, if it is lower than the property's carrying value. We record allowances as realized losses and include them in earnings. We record subsequent adjustments to allowances as realized gains or losses and include them in earnings.

     Our carrying value of equity real estate and real estate joint ventures held for sale, including real estate acquired upon foreclosure of commercial and agricultural mortgage loans, in the amounts of $498 million and $394 million at December 31, 1999 and 1998, respectively, are net of impairments of $187 million and $119 million and net of valuation allowances of $34 million and $33 million, respectively.

  EQUITY SECURITIES AND OTHER LIMITED PARTNERSHIP INTERESTS

     Our equity securities primarily consist of investments in common stocks. Substantially all of the common stock is publicly traded on major securities exchanges. The other limited partnership interests primarily represent ownership interests in pooled investment funds that make private equity investments in companies in the U.S. and overseas. We classify our investments in common stocks as available-for-sale and mark them to market except for non-marketable private equities which are generally carried at cost. We account for our investments in limited partnership interests in which we do not have a controlling interest in accordance with the equity method of accounting. Our investments in equity securities represented 1.5% and 1.7% of cash and invested assets at December 31, 1999 and 1998, respectively.

     The following table presents the carrying values of our investments in equity securities and other limited partnership interests at December 31, 1999 and 1998:

    INVESTMENTS IN EQUITY SECURITIES AND OTHER LIMITED PARTNERSHIP INTERESTS

                                                                    AT DECEMBER 31,
                                                         --------------------------------------
                                                               1999                 1998
                                                         -----------------    -----------------
                                                         CARRYING    % OF     CARRYING    % OF
                                                          VALUE      TOTAL     VALUE      TOTAL
                                                         --------    -----    --------    -----
                                                                 (DOLLARS IN MILLIONS)
Equity securities......................................   $2,006      60.1%    $2,340      69.1%
Other limited partnership interests....................    1,331      39.9      1,047      30.9
                                                          ------     -----     ------     -----
  Total................................................   $3,337     100.0%    $3,387     100.0%
                                                          ======     =====     ======     =====

     Equity securities include, at December 31, 1999 and 1998, $237 million and $239 million, respectively, of private equity securities. We may not freely trade our private equity securities, because of restrictions imposed by federal and state securities laws and illiquid trading markets.

     At December 31, 1999 and 1998, approximately $380 million and $452 million, respectively, of our equity securities holdings were effectively fixed at a minimum value of $355 million and $371 million in these respective periods, primarily through the use of convertible securities and other derivatives. In 1998, one exchangeable subordinated debt security was terminated resulting in realized investment gains of $32 million. The remaining exchangeable subordinated debt securities mature through 2002 and we may terminate them earlier at our discretion.

  PROBLEM AND POTENTIAL PROBLEM EQUITY SECURITIES AND OTHER LIMITED PARTNERSHIP INTERESTS

     We monitor our equity securities and other limited partnership interests on a continual basis. Through this monitoring process, we identify investments that management considers to be problems or potential problems.

     Problem equity securities and other limited partnership interests are defined as securities (1) in which significant declines in revenues and/or margins threaten the ability of the issuer to continue operating or (2) where the issuer has subsequently entered bankruptcy.

     Potential problem equity securities and other limited partnership interests are defined as securities issued by a company that is experiencing significant operating problems or difficult industry conditions. Criteria generally indicative of these problems or conditions are (1) cash flows falling below varying thresholds established for the industry and other relevant factors, (2) significant declines in revenues and/or margins, (3) public securities trading at a substantial discount as a result of specific credit concerns and (4) other information that becomes available.

     Equity securities or other limited partnership interests which are deemed to be other than temporarily impaired are written down to management's expectation of ultimate realizable value. Writedowns are recorded as realized investment losses and are included in earnings and the cost basis of the equity securities and other limited partnership interests are adjusted accordingly. The new cost basis is not changed for subsequent recoveries in value. For the years ended December 31, 1999 and 1998, such writedowns were $35 million and $38 million, respectively. Cumulative writedowns on equity securities and other limited partnership interests owned at December 31, 1999 and 1998 were $35 million and $55 million, respectively.

  OTHER INVESTED ASSETS

     Our other invested assets consist principally of leveraged leases, which are recorded net of non-recourse debt. We participate in lease transactions which are diversified by geographic area. We regularly review residual values and write down residuals to expected values as needed. Our other invested assets represented 1.1% of cash and invested assets at both December 31, 1999 and 1998.

  DERIVATIVE FINANCIAL INSTRUMENTS

     We use derivative instruments to manage market risk through one of four principal risk management strategies: the hedging of invested assets, liabilities, portfolios of assets or liabilities and anticipated transactions. Our derivative strategy employs a variety of instruments including financial futures, financial forwards foreign exchange contracts, foreign currency swaps, interest rate swaps, interest rate caps and options.

     We held the following positions in derivative financial instruments (other than equity options) at December 31, 1999 and 1998:

                        DERIVATIVE FINANCIAL INSTRUMENTS

                                                                   AT DECEMBER 31,
                                                         ------------------------------------
                                                               1999                1998
                                                         ----------------    ----------------
                                                         NOTIONAL   % OF     NOTIONAL   % OF
                                                          AMOUNT    TOTAL     AMOUNT    TOTAL
                                                         --------   -----    --------   -----
                                                                (DOLLARS IN MILLIONS)
Financial futures......................................  $ 3,140     15.1%   $ 2,190     17.0%
Foreign exchange contracts.............................       --      0.0        136      1.1
Foreign currency swaps.................................    4,002     19.2        580      4.5
Interest rate swaps....................................    1,316      6.3      1,621     12.5
Interest rate caps.....................................   12,376     59.4      8,391     64.9
                                                         -------    -----    -------    -----
  Total................................................  $20,834    100.0%   $12,918    100.0%
                                                         =======    =====    =======    =====

  SECURITIES LENDING

     Pursuant to our securities lending program, we lend securities to major brokerage firms. Our policy requires a minimum of 102% of the fair value of the loaned securities as collateral, calculated on a daily basis. Our securities on loan at December 31, 1999 and 1998 had estimated fair values of $6,391 million and $4,552 million, respectively.

  SEPARATE ACCOUNT ASSETS

     We manage each separate account's assets in accordance with the prescribed investment policy that applies to that specific separate account. We establish separate accounts on a single client and multi-client commingled basis in conformity with insurance laws. Generally, separate accounts are not chargeable with liabilities that arise from any other business of ours. Separate account assets are subject to our general account's claims only to the extent that the value of such assets exceeds the separate account liabilities, as defined by the account's contract. If we use a separate account to support a contract providing guaranteed benefits, we must comply with the asset maintenance requirements stipulated under Regulation 128 of the New York Insurance Department. We monitor these requirements at least monthly and in addition perform cash flow analyses, similar to those conducted for the general account, on an annual basis. We report separately as assets and liabilities investments held in separate accounts and liabilities of the separate accounts. We report substantially all separate account assets at their fair market value. Investment income and gains or losses on the investments of separate accounts accrue directly to contractholders, and, accordingly, we do not reflect them in our consolidated statements of income and cash flows. We reflect in our revenues fees charged to the separate accounts by us, including mortality charges, risk charges, policy administration fees, investment management fees and surrender charges.

REGULATION

  INSURANCE REGULATION

     Metropolitan Life Insurance Company is licensed to transact insurance business in, and is subject to regulation and supervision by, all 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands and Canada and each of its 11 provinces. Each of our other insurance subsidiaries is licensed and regulated in all U.S. and international jurisdictions where it conducts insurance business. The extent of such regulation varies, but most jurisdictions have laws and regulations governing the financial aspects of insurers, including standards of solvency, reserves, reinsurance, capital adequacy and the business conduct of insurers. In addition, statutes and regulations usually require the licensing of insurers and their agents, the approval of policy forms and related materials and, for certain lines of insurance, the approval of rates. Such statutes and regulations also prescribe the permitted types and concentration of investments.

     The New York Insurance Law limits the sales commissions and certain other marketing expenses that may be incurred in connection with the sale of life insurance policies and annuity contracts. Our insurance subsidiaries are each required to file reports, generally including detailed annual financial statements, with insurance regulatory authorities in each of the jurisdictions in which they do business, and their operations and accounts are subject to periodic examination by such authorities. Our subsidiaries must also file, and in many jurisdictions and in some lines of insurance obtain regulatory approval for, rules, rates and forms relating to the insurance written in the jurisdictions in which they operate.

     The NAIC has established a program of accrediting state insurance departments. NAIC accreditation permits accredited states to conduct periodic examinations of insurers domiciled in such states. NAIC-accredited states will not accept reports of examination of insurers from unaccredited states, except under limited circumstances. As a direct result, insurers domiciled in unaccredited states may be subject to financial examination by accredited states in which they are licensed, in addition to any examinations conducted by their domiciliary states. The accreditation of the New York Insurance Department, our principal insurance regulator, has been suspended as a result of the New York legislature's failure to adopt certain model NAIC laws, including provisions restricting dividends to holding companies. We believe that the suspension of the NAIC accreditation of the Department, even if continued, will not have a significant impact upon our ability to conduct our insurance businesses.

     State and federal insurance and securities regulatory authorities and other state law enforcement agencies and attorneys general from time to time make inquiries regarding compliance by our insurance subsidiaries with insurance, securities and other laws and regulations regarding the conduct of our insurance and securities businesses. We endeavor to respond to such inquiries in an appropriate way and to take corrective action if warranted.

     HOLDING COMPANY REGULATION. We and our insurance subsidiaries are subject to regulation under the insurance holding company laws of various jurisdictions. The insurance holding company laws and regulations vary from jurisdiction to jurisdiction, but generally require an insurance holding company (and insurers that are subsidiaries of insurance holding companies) to register with state regulatory authorities and to file with those authorities certain reports, including information concerning their capital structure, ownership, financial condition, certain intercompany transactions and general business operations.

     State insurance statutes also typically place restrictions and limitations on the amount of dividends or other distributions payable by insurance company subsidiaries to their parent companies, as well as on transactions between an insurer and its affiliates. See "Risk Factors -- Dividends and payments on our indebtedness may be affected by limitations imposed on Metropolitan Life Insurance Company and our other subsidiaries" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- MetLife, Inc." The New York Insurance Law and the regulations thereunder also restrict the aggregate amount of investments Metropolitan Life Insurance Company may make in non-life insurance subsidiaries, and provide for detailed periodic reporting on subsidiaries.

     GUARANTY ASSOCIATIONS AND SIMILAR ARRANGEMENTS. Most of the jurisdictions in which we are admitted to transact business require life insurers doing business within the jurisdiction to participate in guaranty associations, which are organized to pay contractual benefits owed pursuant to insurance policies issued by impaired, insolvent or failed life insurers. These associations levy assessments, up to prescribed limits, on all member insurers in a particular state on the basis of the proportionate share of the premiums written by member insurers in the lines of business in which the impaired, insolvent or failed insurer is engaged. Some states permit member insurers to recover assessments paid through full or partial premium tax offsets.

     In none of the past five years have the aggregate assessments levied against Metropolitan Life Insurance Company and its insurance subsidiaries been material. While the amount and timing of future assessments are not predictable, we have established liabilities for guarantee fund assessments that we consider adequate for assessments with respect to insurers that are currently subject to insolvency proceedings.

     STATUTORY EXAMINATION. As part of their routine regulatory oversight process, state insurance departments conduct periodic detailed examinations of the books, records and accounts of insurers domiciled in their states. These examinations are generally conducted in cooperation with the departments of two or three other states under guidelines promulgated by the NAIC. The New York Insurance Department recently completed an examination of Metropolitan Life Insurance Company for the five-year period ended December 31, 1993. The New York Insurance Department's Report on Examination of Metropolitan Life Insurance Company as of December 31, 1993 found that, during the five-year examination period 1989 through 1993, Metropolitan Life Insurance Company failed to fully comply with the disclosure requirements of a New York Insurance Department regulation regarding replacements of certain of its insurance policies with other policies issued by it, and used certain policy forms that had not been filed with or approved by the Insurance Department. These findings resulted in a $250,000 fine and other remedies which, in our view, are not material to our business, financial condition or results of operations. The Report contained other findings which did not result in a fine. The New York Insurance Department recently commenced an examination of Metropolitan Life Insurance Company for each of the five years in the period ended December 31, 1998.

     State insurance departments also periodically conduct market conduct examinations of the sales practices of insurance companies, including our life insurance subsidiaries. Regulatory authorities in a small number of states, including both insurance departments and attorneys general, have ongoing investigations of our sales of individual life insurance policies or annuities, including investigations of alleged improper replacement transactions and alleged improper sales of insurance with inaccurate or inadequate disclosures as to the period for which premiums would be payable. Over the past several years, we have resolved a number of investigations by other regulatory authorities for monetary payments and certain other relief, and may continue to do so in the future.

     NAIC RATIOS. On the basis of statutory financial statements filed with state insurance regulators, the NAIC calculates annually twelve financial ratios to assist state regulators in monitoring the financial condition of insurers. A "usual range" of results for each ratio is used as a benchmark. Departure from the "usual range" on four or more of the ratios can lead to inquiries from individual state insurance departments. In each of the years 1996 through 1999, at most one ratio for Metropolitan Life Insurance Company fell outside the usual range.

     POLICY AND CONTRACT RESERVE SUFFICIENCY ANALYSIS. Under the New York Insurance Law, Metropolitan Life Insurance Company is required to conduct annually an analysis of the sufficiency of all life and health insurance and annuity statutory reserves. A qualified actuary must submit an opinion which states that the statutory reserves, when considered in light of the assets held with respect to such reserves, make good and sufficient provision for the associated contractual obligations and related expenses of the insurer. If such an opinion cannot be provided, the insurer must set up additional reserves by moving funds from surplus. Since the inception of this requirement, we have provided this opinion without any qualifications.

     STATUTORY INVESTMENT RESERVES. Statutory accounting practices require a life insurer to maintain both an asset valuation reserve and an interest maintenance reserve to absorb both realized and unrealized gains and losses on a portion of its investments. The asset valuation reserve is a statutory reserve for fixed maturity securities, equity securities, mortgage loans, equity real estate and other invested assets. The asset valuation reserve is designed to capture all realized and unrealized gains and losses on such assets, other than those resulting from changes in interest rates. The level of the asset valuation reserve is based on both the type of investment and its credit rating. In addition, the reserves required for similar investments, for example, fixed maturity securities, differ according to the credit ratings of the investments, which are based upon ratings established periodically by the NAIC Securities Valuation Office. The interest maintenance reserve applies to all types of fixed maturity securities, including bonds, preferred stocks, mortgage-backed securities, asset-backed securities and mortgage loans. The interest maintenance reserve is designed to capture the net gains which are realized upon the sale of such investments and which result from changes in the overall level of interest rates. The captured net realized gains or losses are then amortized into income over the remaining period to the stated maturity of the investment sold. Any increase in the asset valuation reserve and interest maintenance reserve causes a reduction in our insurance companies' statutory capital and surplus which, in turn, reduces funds available for stockholder dividends.

     SURPLUS AND CAPITAL. The New York Insurance Law requires Metropolitan Life Insurance Company, as a New York domestic insurer, to maintain at least $300,000 in surplus. After the demutualization, Metropolitan Life Insurance Company will be required to maintain $2,000,000 in capital. In addition, prior to the demutualization, the New York Insurance Law limited the amount of surplus that Metropolitan Life Insurance Company, as a New York domestic mutual insurer, could accumulate. We intend to continue offering participating policies after the demutualization. We will be subject to statutory restrictions that limit to 10% the amount of statutory profits on participating policies written after the demutualization (measured before dividends to policyholders) that can inure to the benefit of stockholders. We believe that the impact of these restrictions on our earnings will not be significant.

     Our U.S. insurance subsidiaries are subject to the supervision of the regulators in each jurisdiction in which they are licensed to transact business. Regulators have discretionary authority, in connection with the continued licensing of these insurance subsidiaries, to limit or prohibit sales to policyholders if, in their judgment, the regulators determine that such insurer has not maintained the minimum surplus or capital or if further transaction of business will be hazardous to policyholders.

     RISK-BASED CAPITAL. Section 1322 of the New York Insurance Law requires that New York life insurers report their RBC based on a formula calculated by applying factors to various asset, premium and reserve items. The formula takes into account the risk characteristics of the insurer, including asset risk, insurance risk, interest rate risk and business risk. The New York Insurance Department uses the formula only as an early warning regulatory tool to identify possibly inadequately capitalized insurers for purposes of initiating regulatory action, and not as a means to rank insurers generally. Section 1322 imposes broad confidentiality requirements on those engaged in the insurance business (including insurers, agents, brokers and others) and on the Insurance Department as to the use and publication of RBC data.

     Section 1322 gives the New York Superintendent of Insurance explicit regulatory authority to require various actions by, or take various actions against, insurers whose total adjusted capital does not exceed certain RBC levels. At December 31, 1999, Metropolitan Life Insurance Company's total adjusted capital was in excess of each of those RBC levels.

     The U.S. insurance subsidiaries of Metropolitan Life Insurance Company are also subject, each individually, to these same RBC requirements. At December 31, 1999, the total adjusted capital of each of these insurance subsidiaries also was in excess of each of those RBC levels.

     The NAIC has recently adopted the Codification of Statutory Accounting Principles for life insurers, which is to become effective on January 1, 2001. Prior to implementation by Metropolitan Life Insurance Company, the Codification requires adoption by the New York Insurance Department, which may adopt the standards, in full or in part, or fail to adopt the standards. Based on a study commissioned by the NAIC, the overall impact to life insurers resulting from adoption of the codification is not expected to have a material adverse impact; however, a detailed analysis will be necessary to determine the actual impact of Codification on the statutory results of operations and statutory financial position of Metropolitan Life Insurance Company.

     REGULATION OF INVESTMENTS. Metropolitan Life Insurance Company and each of its insurance subsidiaries are subject to state laws and regulations that require diversification of our investment portfolios and limit the amount of investments in certain asset categories such as below investment grade fixed income securities, equity real estate, other equity investments and derivatives. Failure to comply with these laws and regulations would cause investments exceeding regulatory limitations to be treated as NON-ADMITTED ASSETS for purposes of measuring surplus, and, in some instances, would require divestiture of such non-qualifying investments. We believe that the investments made by Metropolitan Life Insurance Company and each of its insurance subsidiaries complied with such regulations at December 31, 1999.

     FEDERAL INSURANCE INITIATIVES. Although the federal government generally does not directly regulate the insurance business, federal initiatives often have an impact on the business in a variety of ways. Current and proposed federal measures that may significantly affect the insurance business include limitations on antitrust immunity and minimum solvency requirements. For a discussion of the Gramm-Leach-Bliley Act of 1999, permitting affiliations between banks and insurers, see "Business -- Competition".

     VALUATION OF LIFE INSURANCE POLICIES MODEL REGULATION. The NAIC has adopted a revision to the Valuation of Life Insurance Policies Model Regulation (known as XXX Regulation). This model regulation would establish new minimum statutory reserve requirements for certain individual life insurance policies written in the future. Before the new reserve standards can become effective, individual states must adopt the model regulation. If these reserve standards were adopted in their current form, insurers selling certain individual life insurance products such as term life insurance with guaranteed premium periods and universal life insurance products with no-lapse guarantees would be required to redesign their products or hold increased reserves to be consistent with the new minimum standards with respect to policies issued after the effective date of the regulation. It is likely that the industry will encourage the states to adopt the regulation with an effective date of January 1, 2000. New York State adopted a regulation similar to the model regulation in 1994, and amended its regulation on March 13, 2000 to be consistent with XXX Regulation.

  BROKER-DEALER AND SECURITIES REGULATION

     Metropolitan Life Insurance Company, some of its subsidiaries and certain policies and contracts offered by them are subject to various levels of regulation under the federal securities laws administered by the Securities and Exchange Commission. Metropolitan Life Insurance Company and some of its subsidiaries are investment advisers registered under the Investment Advisers Act of 1940, as amended. In addition, some separate accounts and a variety of mutual funds are registered under the Investment Company Act of 1940, as amended. Some annuity contracts and insurance policies issued by Metropolitan Life Insurance Company and some of its subsidiaries are funded by separate accounts, the interests in which are registered under the Securities Act of 1933, as amended. Metropolitan Life Insurance Company and some of its subsidiaries are registered as broker-dealers under the Securities Exchange Act of 1934, as amended, and with the National Association of Securities Dealers, Inc.

     Metropolitan Life Insurance Company also has certain pooled investment vehicles that are exempt from registration under the Securities Act and the Investment Company Act, but may be subject to certain other provisions of such acts.

     Federal and state securities regulatory authorities from time to time make inquiries regarding compliance by Metropolitan Life Insurance Company and its subsidiaries with securities and other laws and regulations regarding the conduct of their securities businesses. We endeavor to respond to such inquiries in an appropriate way and to take corrective action if warranted.

     These laws and regulations are primarily intended to protect investors in the securities markets and generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the conduct of business for failure to comply with such laws and regulations. We may also be subject to similar laws and regulations in the states and foreign countries in which we provide investment advisory services, offer the products described above or conduct other securities-related activities.

  ENVIRONMENTAL CONSIDERATIONS

     As owners and operators of real property, we are subject to extensive federal, state and local environmental laws and regulations. Inherent in such ownership and operation is also the risk that there may be potential environmental liabilities and costs in connection with any required remediation of such properties. In addition, we hold equity interests in companies that could potentially be subject to environmental liabilities, although we routinely have environmental assessments performed with respect to real estate being acquired for investment and real property to be acquired through foreclosure. We cannot provide assurance that unexpected environmental liabilities will not arise. However, based on information currently available to management, management believes that any costs associated with compliance with environmental laws and regulations or any remediation of such properties will not have a material adverse effect on our business, results of operations and financial condition.

  ERISA CONSIDERATIONS

     We provide certain products and services to certain employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the Internal Revenue Code of 1986, as amended ("Code"). As such, our activities are subject to the restrictions imposed by ERISA and the Code, including the requirement under ERISA that fiduciaries must perform their duties solely in the interests of ERISA plan participants and beneficiaries and the requirement under ERISA and the Code that fiduciaries may not cause a covered plan to engage in certain prohibited transactions with persons who have certain relationships with respect to such plans. The applicable provisions of ERISA and the Code are subject to enforcement by the Department of Labor, the Internal Revenue Service and the Pension Benefit Guaranty Corporation.

     On December 13, 1993, the U.S. Supreme Court issued its opinion in John Hancock Mutual Life Insurance Company v. Harris Trust and Savings Bank. The Court held that certain assets in excess of amounts necessary to satisfy guaranteed obligations held by John Hancock in its general account under a participating group annuity contract are "plan assets" and therefore subject to certain fiduciary obligations under ERISA, which specifies that fiduciaries must perform their duties solely in the interest of ERISA plan participants and beneficiaries. The Court limited the imposition of ERISA fiduciary obligations in these instances to certain assets in an insurer's general account that were not reserved to pay benefits of guaranteed benefit policies. On January 5, 2000, the Secretary of Labor issued final regulations providing guidance for the purpose of determining, in cases where an insurer issues one or more policies backed by the insurer's general account to or for the benefit of an employee benefit plan, the extent to which assets of the insurer constitute plan assets for purposes of ERISA and the Code. The regulations apply only with respect to a policy issued by an insurer on or before December 31, 1998 ("Transition Policy"). In the case of such a policy, the regulations generally become applicable on July 5, 2001. Generally, no person will be liable under ERISA or the Code for conduct occurring prior to the applicability dates, where the basis of a claim is that insurance company general account assets constitute plan assets. Insurers issuing new policies after December 31, 1998 that are not guaranteed benefit policies will generally be subject to fiduciary obligations under ERISA.

     The regulations indicate the requirements that must be met so that assets supporting a Transition Policy will not be considered plan assets for purposes of ERISA and the Code. These requirements include detailed disclosures to be made to the employee benefits plan and the requirement that the insurer must permit the policyholder to terminate the policy on 90 days' notice and receive without penalty, at the policyholder's option, either (1) the unallocated accumulated fund balance (which may be subject to market value adjustment) or
(2) a book value payment of such amount in annual installments with interest. We have taken and are continuing to take steps designed to ensure compliance with these regulations, as appropriate.

COMPETITION

     We believe that competition with our business segments is based on a number of factors, including service, product features, price, commission structure, financial strength, claims-paying ratings and name recognition. We compete with a large number of other insurers, as well as non-insurance financial services companies, such as banks, broker-dealers and asset managers, for individual consumers, employer and other group customers and agents and other distributors of insurance and investment products. Some of these companies offer a broader array of products, have more competitive pricing or, with respect to other insurers, have higher claims paying ability ratings. Some may also have greater financial resources with which to compete. National banks, with their pre-existing customer bases for financial services products, may increasingly compete with insurers who sell annuities, as a result of the U.S. Supreme Court's 1994 decision in NationsBank of North Carolina v. Variable Annuity Life Insurance Company. That decision permits national banks to sell annuity products of life insurers in some circumstances.

     On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act of 1999, implementing fundamental changes in the regulation of the financial services industry in the U.S. The Act permits mergers that combine commercial banks, insurers and securities firms under one holding company. Under the Act, national banks retain their existing ability to sell insurance products in some circumstances. In addition, bank holding companies that qualify and elect to be treated as "financial holding companies" may engage in activities, and acquire companies engaged in activities, that are "financial" in nature or "incidental" or "complementary" to such financial activities, including acting as principal, agent or broker in selling life, property and casualty and other forms of insurance and annuities. A financial holding company can own any kind of insurer or insurance broker or agent, but its bank subsidiary cannot own the insurer. Under state law, the financial holding company would need to apply to the insurance commissioner in the insurer's state of domicile for prior approval of the acquisition of the insurer, and the Act provides that the commissioner, in considering the application, may not discriminate against the financial holding company because it is affiliated with a bank. Under the Act, no state may prevent or interfere with affiliations between banks and insurers, insurance agents or brokers, or the licensing of a bank or affiliate as an insurer or agent or broker. Until passage of the Gramm-Leach-Bliley Act, the Glass-Steagall Act of 1933, as amended, had limited the ability of banks to engage in securities-related businesses, and the Bank Holding Company Act of 1956, as amended, had restricted banks from being affiliated with insurers. With the passage of the Gramm-Leach-Bliley Act, among other things, bank holding companies may acquire insurers, and insurance holding companies may acquire banks. The ability of banks to affiliate with insurers may materially adversely affect all of our product lines by substantially increasing the number, size and financial strength of potential competitors.

     We must attract and retain productive sales representatives to sell our insurance, annuities and investment products. Strong competition exists among insurers for sales representatives with demonstrated ability. We compete with other insurers for sales representatives primarily on the basis of our financial position, support services and compensation and product features. From 1994 to 1998, the number of agents in the MetLife career agency system declined, from 9,521 to 6,853. We have undertaken several initiatives to grow our career agency force in the future. At December 31, 1999, the number of agents in the MetLife career agency system was 6,866. See "Business -- Individual
Business -- Marketing and Distribution". We cannot provide assurance that these initiatives will succeed in attracting and retaining new agents. Sales of individual insurance, annuities and investment products and our results of operations and financial position could be materially adversely affected if we are unsuccessful in attracting and retaining agents.

     Many of our insurance products, particularly those offered by our Institutional Business segment, are underwritten yearly, and, accordingly, group purchasers may be able to obtain more favorable terms from competitors rather than renewing coverage with us. The effect of competition may, as a result, adversely affect the persistency of these and other products, as well as our ability to sell products in the future.

     The investment management and securities brokerage businesses have relatively few barriers to entry and continually attract new entrants. Many of our competitors in these businesses offer a broader array of investment products and services and are better known than we as sellers of annuities and other investment products.

     The Clinton Administration and various members of Congress have also proposed reforms to the nation's health care system. While we do offer non-medical health insurance products (such as group dental insurance, long-term care and disability insurance), we generally do not offer medical indemnity products or managed care products, and, accordingly, do not expect to be directly affected by such proposals to any significant degree. However, the uncertain environment resulting from health care reform could cause group health insurance providers to enter some of the markets in which we do business, thereby increasing competition.

CLAIMS PAYING ABILITY RATINGS

     Claims paying ability and financial strength ratings are a factor in establishing the competitive position of insurers. A ratings downgrade (or the potential for such a downgrade) of Metropolitan Life Insurance Company or any of our other subsidiaries could, among other things, increase the number of policies surrendered and withdrawals by policyholders of cash values from their policies, adversely affect relationships with broker-dealers, banks, agents, wholesalers and other distributors of our products and services, negatively impact new sales, adversely affect our ability to compete and thereby have a material adverse effect on our business, results of operations and financial condition. Our current claims paying ability and financial strength ratings are listed in the table below:

RATING
AGENCY                COMPANIES RATED                 RATING                RATING STRUCTURE
Standard &    Metropolitan Life Insurance               AA            Second highest of nine
Poor's        Company, New England Life           ("Very Strong")     ratings categories and
Ratings       Insurance Company, Security                             mid-range within the
Services      First Life Insurance Company,                           category based on modifiers
              Metropolitan Insurance and                              (e.g., AA+, AA and AA- are
              Annuity Company, Metropolitan                           "Very Strong")
              Property and Casualty Insurance
              Company and RGA Reinsurance
              Company

              General American Life Insurance           AA-           Second highest of nine
              Company, COVA Financial             ("Very Strong")     ratings categories and
              Services Life Insurance                                 lowest within the category
              Company, COVA Financial Life                            based on modifiers
              Insurance Company, First COVA
              Life Insurance Company, General
              Life Insurance Company, General
              Life Insurance Company of
              America, Paragon Life Insurance
              Company and Security Equity
              Life Insurance Company

Moody's       Metropolitan Life Insurance               Aa2           Second highest of nine
Investors     Company, New England Life            ("Excellent")      ratings categories and
Service,      Insurance Company, General                              mid-range within the
Inc.          American Life Insurance Company                         category based on modifiers
              and COVA Financial Services                             (e.g., Aa1, Aa2 and Aa3 are
              Life Insurance Company                                  "Excellent")
              Security First Life Insurance             Aa3           Second highest of nine
              Company, Metropolitan Insurance      ("Excellent")      ratings categories and
              and Annuity Company and                                 lower-range within the
              Metropolitan Property and                               category based on modifiers
              Casualty Insurance Company

              RGA Reinsurance Company                   A1            Third highest of nine
                                                     ("Good")         ratings categories and
                                                                      highest within the category
                                                                      based on modifiers

RATING
AGENCY                COMPANIES RATED                 RATING                RATING STRUCTURE
A.M. Best     Metropolitan Life Insurance               A+            Highest of nine ratings
Company,      Company and Metropolitan Tower       ("Superior")       categories and second
Inc.          Life Insurance Company                                  highest within the category
                                                                      based on modifiers (e.g.,
                                                                      A++ and A+ are "Superior"
                                                                      while A and A- are
                                                                      "Excellent")
              New England Life Insurance                 A            Second highest of nine
              Company, Security First Life         ("Excellent")      ratings categories and
              Insurance Company, Metropolitan                         highest within the category
              Insurance and Annuity Company,                          based on modifiers
              Texas Life Insurance Company,
              Metropolitan Property and
              Casualty Insurance Company,
              General American Life Insurance
              Company, RGA Reinsurance
              Company, COVA Financial
              Services Life Insurance
              Company, COVA Financial Life
              Insurance Company, First COVA
              Life Insurance Company, General
              Life Insurance Company, General
              Life Insurance Company of
              America, Paragon Life Insurance
              Company and Security Equity
              Life Insurance Company

Duff &        Metropolitan Life Insurance               AA+           Second highest of eight
Phelps        Company, New England Life            ("Very High")      ratings categories and
Credit        Insurance Company, Security                             highest within the category
Rating Co.    First Life Insurance Company,                           based on modifiers (e.g.,
              General American Life Insurance                         AA+, AA and AA- are "Very
              Company, COVA Financial                                 High")
              Services Life Insurance
              Company, Paragon Life Insurance
              Company and Security Equity
              Life Insurance Company

     The foregoing ratings reflect each rating agency's opinion of Metropolitan Life Insurance Company's and our other subsidiaries' financial strength, operating performance and ability to meet our obligations to policyholders, and are not evaluations directed toward the protection of holders of MetLife, Inc.'s common stock or the units.

EMPLOYEES

     At December 31, 1999, we employed approximately 42,300 employees. We believe that our relations with our employees are satisfactory.

LEGAL PROCEEDINGS

     Metropolitan Life Insurance Company and its affiliates are currently defendants in approximately 500 lawsuits raising allegations of improper marketing and sales of individual life insurance policies or annuities. These lawsuits are generally referred to as "sales practices claims."

     On December 28, 1999, after a fairness hearing, the United States District Court for the Western District of Pennsylvania approved a class action settlement resolving a multidistrict litigation proceeding involving alleged sales practices claims. The settlement class includes most of the owners of permanent life insurance policies and annuity contracts or certificates issued pursuant to individual sales in the United States by Metropolitan Life Insurance Company, Metropolitan Insurance and Annuity Company or Metropolitan Tower Life Insurance Company between January 1, 1982 and December 31, 1997. This class includes owners of approximately six million in-force or terminated insurance policies and approximately one million in-force or terminated annuity contracts or certificates.

     In addition to dismissing the consolidated class actions, the District Court's order also bars sales practices claims by class members for sales by the defendant insurers during the class period, effectively resolving all pending class actions against these insurers. The defendants are in the process of having these claims dismissed.

     Under the terms of the order, only those class members who excluded themselves from the settlement may continue an existing, or start a new, sales practices lawsuit against Metropolitan Life Insurance Company, Metropolitan Insurance and Annuity Company or Metropolitan Tower Life Insurance Company for sales that occurred during the class period. Approximately 20,000 class members elected to exclude themselves from the settlement. Over 400 of the approximately 500 lawsuits noted above are brought by individuals who elected to exclude themselves from the settlement.

     The settlement provides three forms of relief. General relief, in the form of free death benefits, is provided automatically to class members who did not exclude themselves from the settlement or who did not elect the claim evaluation procedures set forth in the settlement. The claim evaluation procedures permit a class member to have a claim evaluated by a third party under procedures set forth in the settlement. Claim awards made under the claim evaluation procedures will be in the form of policy adjustments, free death benefits or, in some instances, cash payments. In addition, class members who have or had an ownership interest in specified policies will also automatically receive deferred acquisition cost tax relief in the form of free death benefits. The settlement fixes the aggregate amounts that are available under each form of relief.

     We expect that the total cost to us of the settlement will be approximately $957 million. This amount is equal to the amount of the increase in liabilities for the death benefits and policy adjustments and the present value of expected cash payments to be provided to included class members, as well as attorneys' fees and expenses and estimated other administrative costs, but does not include the cost of litigation with policyholders who are excluded from the settlement. We believe that the cost to us of the settlement will be substantially covered by available reinsurance and the provisions made in our consolidated financial statements, and thus will not have a material adverse effect on our business, results of operations or financial position. We have not yet made a claim under those reinsurance agreements and, although there is a risk that the carriers will refuse coverage for all or part of the claim, we believe this is very unlikely to occur. We believe we have made adequate provision in our consolidated financial statements for all probable losses for sales practices claims, including litigation costs involving policyholders who are excluded from the settlement.

     The class action settlement does not resolve nine purported or certified class actions currently pending against New England Mutual Life Insurance Company with which we merged in

1996. Eight of those actions have been consolidated as a multidistrict proceeding for pre-trial purposes in the United States District Court in Massachusetts. That Court certified a mandatory class as to those claims. Following an appeal of that certification, the United States Court of Appeals remanded the case to the District Court for further consideration. We are negotiating a settlement with class counsel.

     The class action settlement also does not resolve three putative sales practices class action lawsuits which have been brought against General American Life Insurance Company. These lawsuits have been consolidated in a single proceeding in the United States District Court for the Eastern District of Missouri. General American Life Insurance Company and counsel for plaintiffs have negotiated a settlement in principle of this consolidated proceeding. General American Life Insurance Company has not reached agreement with plaintiffs' counsel on the attorneys' fees to be paid. However, negotiations are ongoing.

     In addition, the class action settlement does not resolve two putative class actions involving sales practices claims filed against Metropolitan Life Insurance Company in Canada. The class action settlement also does not resolve a certified class action with conditionally certified subclasses against Metropolitan Life Insurance Company, Metropolitan Insurance and Annuity Company, Metropolitan Tower Life Insurance Company and various individual defendants alleging improper sales abroad. That lawsuit is pending in a New York federal court.

     In the past, we have resolved some individual sales practices claims through settlement, dispositive motion or, in a few instances, trial. Most of the current cases seek substantial damages, including in some cases punitive and treble damages and attorneys' fees. Additional litigation relating to our marketing and sales of individual life insurance may be commenced in the future.

     The following table sets forth the number of sales practices claims pending against Metropolitan Life Insurance Company and its affiliates, as of the dates indicated, the number of new claims during the periods ending on those dates and the total settlement payments made to resolve sales practices claims during those periods:

                                                               AT OR FOR THE YEARS ENDED
                                                                    DECEMBER 31(1)
                                                              ---------------------------
                                                               1999      1998      1997
                                                              -------   -------   -------
Sales practices claims at period end (approximate)..........     447       458       321
Number of new claims during period (approximate)............     194       136        79
Settlement payments during period (Dollars in
  millions)(2)..............................................   $13.7     $15.3     $12.4

---------------
(1) The table does not include information concerning sales practices claims against General American Life Insurance Company.

(2) Settlement payments represent payments made during the period in connection with settlements made in that period and in prior periods. Amounts do not include our attorneys' fees and expenses.

     Regulatory authorities in a small number of states, including both insurance departments and one state attorney general, as well as the National Association of Securities Dealers, Inc., have ongoing investigations or inquiries relating to our sales of individual life insurance policies or annuities, including investigations or inquiries of alleged improper replacement transactions and alleged improper sales of insurance with inaccurate or inadequate disclosures as to the period for which premiums would be payable. Over the past several years, we have resolved a number of investigations by other regulatory authorities for monetary payments and certain other relief, and may continue to do so in the future.

     Metropolitan Life Insurance Company is also a defendant in numerous lawsuits seeking compensatory and punitive damages for personal injuries allegedly caused by exposure to asbestos or asbestos-containing products. We have never engaged in the business of manufacturing, producing, distributing or selling asbestos or asbestos-containing products. Rather, these lawsuits, currently numbering in the thousands, have principally been based upon allegations relating to certain research, publication and other activities of one or more of Metropolitan Life Insurance Company's employees during the period from the 1920s through approximately the 1950s and alleging that Metropolitan Life Insurance Company learned or should have learned of certain health risks posed by asbestos and, among other things, improperly publicized or failed to disclose those health risks. Legal theories asserted against Metropolitan Life Insurance Company have included negligence, intentional tort claims and conspiracy claims concerning the health risks associated with asbestos. While Metropolitan Life Insurance Company believes it has meritorious defenses to these claims, and has not suffered any adverse judgments in respect of these claims, most of the cases have been resolved by settlements. Metropolitan Life Insurance Company intends to continue to exercise its best judgment regarding settlement or defense of such cases. The number of such cases that may be brought or the aggregate amount of any liability that Metropolitan Life Insurance Company may ultimately incur is uncertain.

     Significant portions of amounts paid in settlement of such cases have been funded with proceeds from a previously resolved dispute with Metropolitan Life Insurance Company's primary, umbrella and first level excess liability insurance carriers. Metropolitan Life Insurance Company is presently in litigation with several of its excess liability insurers regarding amounts payable under its policies with respect to coverage for these claims. The trial court has granted summary judgment to these insurers. Metropolitan Life Insurance Company has appealed. There can be no assurances regarding the outcome of this litigation or the amount and timing of recoveries, if any, from these excess liability insurers. Metropolitan Life Insurance Company's asbestos-related litigation with these insurers should have no effect on its recoveries under the excess insurance policies described below.

     The following table sets forth the total number of asbestos personal injury claims pending against Metropolitan Life Insurance Company as of the dates indicated, the number of new claims during the periods ending on those dates and the total settlement payments made to resolve asbestos personal injury claims during those periods:

                                                              AT OR FOR THE YEARS ENDED
                                                                     DECEMBER 31,
                                                              --------------------------
                                                               1999      1998      1997
                                                              ------    ------    ------
Asbestos personal injury claims at period end
  (approximate).............................................  60,000    72,000    71,000
Number of new claims during period (approximate)............  35,500    31,000    28,000
Settlement payments during period (Dollars in
  millions)(1)..............................................  $113.3     $47.0     $27.3

---------------
(1) Settlement payments represent payments made during the period in connection with settlements made in that period and in prior periods. Amounts do not include our attorneys' fees and expenses and do not reflect amounts received from insurance carriers.

     We have recorded, in other expenses, charges of $499 million ($317 million after-tax), $1,895 million ($1,203 million after-tax) and $300 million ($190 million after-tax) for the years ended December 31, 1999, 1998 and 1997, respectively, for sales practices claims and claims for personal injuries caused by exposure to asbestos or asbestos-containing products. The charge for the year ended December 31, 1999 was principally related to the settlement of the multidistrict litigation proceeding involving alleged improper sales practices claims, accruals for sales practices claims not covered by the settlement and other legal costs. The 1998 charge of $1,895 million was comprised of $925 million and $970 million for sales practices claims and asbestos-related claims, respectively. We recorded the charges for sales practices claims based on preliminary settlement discussions and the settlement history of other insurers.

     Prior to the fourth quarter of 1998, we established a liability for asbestos-related claims based on settlement costs for claims that we had settled, estimates of settlement costs for claims pending against us and an estimate of settlement costs for unasserted claims. The amount for unasserted claims was based on management's estimate of unasserted claims that would be probable of assertion. A liability is not established for claims which we believe are only reasonably possible of assertion. Based on this process, the accrual for asbestos-related claims at December 31, 1997 was $386 million. Potential liabilities for asbestos-related claims are not easily quantified, due to the nature of the allegations against us, which are not related to the business of manufacturing, producing, distributing or selling asbestos or asbestos-containing products, adding to the uncertainty as to the number of claims that may be brought against us.

     During 1998, we decided to pursue the purchase of excess insurance to limit our exposure to asbestos-related claims. In connection with our negotiations with the casualty insurers to obtain this insurance, we obtained information that caused us to reassess our accruals for asbestos-related claims. This information included:

     - Information from the insurers regarding the asbestos-related claims experience of other insureds, which indicated that the number of claims that were probable of assertion against us in the future was significantly greater than we had assumed in our accruals. The number of claims brought against us is generally a reflection of the number of asbestos-related claims brought against asbestos defendants generally and the percentage of those claims in which we are included as a defendant. The information provided to us relating to other insureds indicated that we had been included as a defendant for a significant percentage of total asbestos-related claims and that we may be included in a larger percentage of claims in the future, because of greater awareness of asbestos litigation generally by potential plaintiffs and plaintiffs' lawyers and because of the bankruptcy and reorganization or the exhaustion of insurance coverage of other asbestos defendants; and that, although volatile, there was an upward trend in the number of total claims brought against asbestos defendants.

     - Information derived from actuarial calculations we made in the fourth quarter of 1998 in connection with these negotiations, which helped us to frame, define and quantify this liability. These calculations were made using, among other things, current information regarding our claims and settlement experience (which reflected our decision to resolve an increased number of these claims by settlement), recent and historic claims and settlement experience of selected other companies and information obtained from the insurers.

     Based on this information, we concluded that certain claims that previously were considered as only reasonably possible of assertion were now probable of assertion, increasing the number of assumed claims to approximately three times the number assumed in prior periods. As a result of this reassessment, we increased our liability for asbestos-related claims to $1,278 million at December 31, 1998.

     During 1998, we paid $1,407 million of premiums for excess of loss reinsurance agreements and excess insurance policies, consisting of $529 million for the excess of loss reinsurance agreements for sales practices claims and excess mortality losses and $878 million for the excess insurance policies for asbestos-related claims.

     We obtained the excess of loss reinsurance agreements to provide reinsurance with respect to sales practices claims made on or prior to December 31, 1999 and for certain mortality losses in 1999. These reinsurance agreements have a maximum aggregate limit of $650 million, with a maximum sublimit of $550 million for losses for sales practices claims. This coverage is in excess of an aggregate self-insured retention of $385 million with respect to sales practices claims and $506 million, plus our statutory policy reserves released upon the death of insureds, with respect to life mortality losses. At December 31, 1999, the subject losses under the reinsurance agreements due to sales practices claims and related counsel fees from the time

Metropolitan Life Insurance Company entered into the reinsurance agreements did not exceed that self-insured retention. The maximum sublimit of $550 million for sales practices claims was within a range of losses that management believed were reasonably possible at December 31, 1998. Each excess of loss reinsurance agreement for sales practices claims and mortality losses contains an experience fund, which provides for payments to us at the commutation date if experience is favorable at such date. We account for the aggregate excess of loss reinsurance agreements as reinsurance; however, if deposit accounting were applied, the effect on our consolidated financial statements in 1998, 1999 and 2000 would not be significant.

     Under reinsurance accounting, the excess of the liability recorded for sales practices losses recoverable under the agreements of $550 million over the premium paid of $529 million results in a deferred gain of $21 million which is being amortized into income over the settlement period from January 1999 through April 2000. Under deposit accounting, the premium would be recorded as an other asset rather than as an expense, and the reinsurance loss recoverable and the deferred gain would not have been recorded. Because the agreements also contain an experience fund which increases with the passage of time, the increase in the experience fund in 1999 and 2000 under deposit accounting would be recognized as interest income in an amount approximately equal to the deferred gain that will be amortized into income under reinsurance accounting.

     The excess insurance policies for asbestos-related claims provide for recovery of losses of up to $1,500 million, which is in excess of a $400 million self-insured retention ($878 million of which was recorded as a recoverable at December 31, 1999 and 1998). The asbestos-related policies are also subject to annual and per-claim sublimits. Amounts are recoverable under the policies annually with respect to claims paid during the prior calendar year. Although amounts paid in any given year that are recoverable under the policies will be reflected as a reduction in our operating cash flows for that year, management believes that the payments will not have a material adverse effect on our liquidity. Each asbestos-related policy contains an experience fund and a reference fund that provides for payments to us at the commutation date if experience under the policy to such date has been favorable, or pro rata reductions from time to time in the loss reimbursements to us if the cumulative return on the reference fund is less than the return specified in the experience fund.

     We believe that the excess of loss reinsurance agreements should provide coverage for a portion of the multidistrict sales practices settlement described above, although we have yet to file a claim under those agreements. The increase in liabilities for death benefits and policy adjustments and the cash payments to be made under the settlement should be substantially offset by amounts recoverable under those agreements, as well as amounts provided in our consolidated financial statements, and accordingly we do not believe that they will have a material adverse effect on our business, results of operations, financial position or cash flows in future periods.

     We believe adequate provision has been made in our consolidated financial statements for all reasonably probable and estimable losses for sales practices and asbestos-related claims.

     A purported class action suit involving policyholders in 32 states has been filed in a Rhode Island state court against Metropolitan Life Insurance Company's subsidiary, Metropolitan Property and Casualty Insurance Company, with respect to claims by policyholders for the alleged diminished value of automobiles after accident-related repairs. A similar "diminished value" allegation was made recently in a Texas Deceptive Trade Practices Act letter and lawsuit which involve a Metropolitan Property and Casualty Insurance Company policyholder. A purported class action has been filed against Metropolitan Property and Casualty Insurance Company and its subsidiary, Metropolitan Casualty Insurance Company, in Florida by a policyholder alleging breach of contract and unfair trade practices with respect to Metropolitan Casualty Insurance Company allowing the use of parts not made by the original manufacturer to repair damaged automobiles. These suits are in the early stages of litigation and Metropolitan

Property and Casualty Insurance Company and Metropolitan Casualty Insurance Company intend to vigorously defend themselves against these suits. Similar suits have been filed against several other personal lines property and casualty insurers.

     The U. S., the Commonwealth of Puerto Rico and various hotels and individuals have sued MetLife Capital Corporation, a former subsidiary of Metropolitan Life Insurance Company, seeking damages for clean up costs, natural resource damages, personal injuries and lost profits and taxes based upon, among other things, a release of oil from a barge which was being towed by the M/V Emily S. In connection with the sale of MetLife Capital, we acquired MetLife Capital's potential liability with respect to the M/V Emily S lawsuit. MetLife Capital had entered into a sale and leaseback financing arrangement with respect to the M/V Emily S. The plaintiffs have taken the position that MetLife Capital, as the owner of record of the M/V Emily S, is responsible for all damages caused by the barge, including the oil spill. The governments of the U. S. and Puerto Rico have claimed damages in excess of $150 million. At a mediation, the action brought by the U. S. and Puerto Rico was conditionally settled, provided that the governments have access to additional sums from a fund contributed to by oil companies to help remediate oil spills. We can provide no assurance that this action will be settled in this manner.

     Three putative class actions have been filed by Conning shareholders alleging that Metropolitan Life Insurance Company's announced offer to purchase the publicly-held Conning shares is inadequate and constitutes a breach of fiduciary duty. We believe the actions are without merit, and expect that they will not materially affect our offer to purchase the shares.

     In addition, six lawsuits have been filed challenging the fairness of the plan of reorganization and the adequacy and accuracy of Metropolitan Life Insurance Company's disclosures to policyholders regarding the plan. The first of these lawsuits was filed in the Supreme Court of the State of New York for Kings County on January 14, 2000. It was brought on behalf of a putative class consisting of all policyholders of Metropolitan Life Insurance Company who should have membership benefits in Metropolitan Life Insurance Company and were and are eligible to receive notice, vote and receive consideration in the demutualization. The complaint seeks to enjoin or rescind the plan, as well as other relief. The defendants named in the complaint are Metropolitan Life Insurance Company, the individual members of its board of directors and MetLife, Inc. Discovery is underway in this case. The five other lawsuits were filed between March 10, 2000 and March 29, 2000 in the Supreme Court of the State of New York for New York County. The same defendants are named in these five cases as in the Kings County case, with the addition of the New York Superintendent of Insurance. All five of the New York County cases are brought on behalf of a putative class consisting of the eligible policyholders of Metropolitan Life Insurance Company as of September 28, 1999, the adoption date of the plan. The claims in these five additional cases are substantially similar to those in the Kings County case, as is the relief sought. Metropolitan Life Insurance Company has entered into a stipulation with the plaintiffs in the five New York County cases in which it does not oppose consolidation of the cases, agrees that the plaintiffs have until April 30, 2000 to file a consolidated amended complaint, and agrees that the defendants' time to answer, move or otherwise respond to the consolidated amended complaint will be thirty days after service of the consolidated amended complaint. Metropolitan Life Insurance Company has agreed to provide certain information to the plaintiffs in three of the New York County cases. Metropolitan Life Insurance Company, MetLife, Inc. and the individual defendants believe they have meritorious defenses to the plaintiffs' claims and intend vigorously to contest all of the plaintiffs' claims in these six lawsuits.

     Various litigation, claims and assessments against us, in addition to those discussed above and those otherwise provided for in our consolidated financial statements, have arisen in the course of our business, including, but not limited to, in connection with our activities as an insurer, employer, investor, investment advisor and taxpayer. Further, state insurance regulatory authorities and other federal and state authorities regularly make inquiries and conduct investigations concerning our compliance with applicable insurance and other laws and regulations.

     In some of the matters referred to above, very large and/or indeterminate amounts, including punitive and treble damages, are sought. While it is not feasible to predict or determine the ultimate outcome of all pending investigations and legal proceedings or provide reasonable ranges of potential losses, it is the opinion of our management that their outcomes, after consideration of available insurance and reinsurance and the provisions made in our consolidated financial statements, are not likely to have a material adverse effect on our consolidated financial condition. However, given the large and/or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our operating results or cash flows in particular quarterly or annual periods.

PROPERTIES

     One Madison Avenue in New York, New York, serves as our headquarters, and it, along with the adjacent MetLife Tower, contains approximately 1.1 million rentable square feet, most of which we occupy. In addition to this property, we own 24 other buildings in the U.S. that we use in the operation of our business. These buildings contain approximately 5.5 million rentable square feet and are in the following states: Florida, Illinois, Massachusetts, Minnesota, Missouri, New York, New Jersey, Ohio, Oklahoma, Pennsylvania, Rhode Island and Texas. We also lease space in approximately 1,000 other locations throughout the U.S., and these leased facilities consist of approximately 7.6 million rentable square feet. Approximately 56% of these leases are occupied as sales offices for Individual Business, and we use the balance for our other business activities. We also own several buildings outside the U.S., comprising more than 48,000 rentable square feet. We lease approximately 367,000 rentable square feet in various locations outside the U.S. We believe that our properties are suitable and adequate for our current and anticipated business operations.

TRADEMARKS

     We have a worldwide trademark portfolio that we consider important in the marketing of our products and services, including, among others, the trademarks "MetLife" and the use of the Peanuts(TM) characters. We have the exclusive right to use the Peanuts(TM) characters in the area of financial services and health care services in the U.S. and some foreign countries under an advertising and premium agreement with United Feature Syndicate. The agreement with United Feature Syndicate expires on December 31, 2002. We believe that our rights in our trademarks are adequately protected.

                                   MANAGEMENT

     Set forth below is information regarding the directors and executive officers of MetLife, Inc. and Metropolitan Life Insurance Company.

NAME                          AGE(1)                         POSITION
----                          ------                         --------
Robert H. Benmosche.........    55     Chairman of the Board, President, Chief Executive
                                       Officer and Director
Curtis H. Barnette..........    65     Director
Gerald Clark................    56     Vice-Chairman of the Board, Chief Investment Officer
                                       and Director
Joan Ganz Cooney............    70     Director
Burton A. Dole, Jr..........    62     Director
James R. Houghton...........    63     Director
Harry P. Kamen..............    66     Director
Helene L. Kaplan............    66     Director
Charles M. Leighton.........    64     Director
Allen E. Murray.............    70     Director
Stewart G. Nagler...........    57     Vice-Chairman of the Board, Chief Financial Officer
                                       and Director
John J. Phelan, Jr..........    68     Director
Hugh B. Price...............    58     Director
Ruth J. Simmons.............    54     Director
William C. Steere, Jr.......    63     Director
Gary A. Beller..............    61     Senior Executive Vice-President and General Counsel
James M. Benson.............    53     President, Individual Business; Chairman of the
                                       Board, Chief Executive Officer and President, New
                                       England Life Insurance Company
C. Robert Henrikson.........    52     President, Institutional Business
Richard A. Liddy............    64     Senior Executive Vice-President
Catherine A. Rein...........    57     Senior Executive Vice-President; President and Chief
                                       Executive Officer of Metropolitan Property and
                                       Casualty Insurance Company
William J. Toppeta..........    51     President, Client Services and Chief Administrative
                                       Officer
John H. Tweedie.............    54     Senior Executive Vice-President
Lisa M. Weber...............    38     Executive Vice-President
Judy E. Weiss...............    47     Executive Vice-President and Chief Actuary

---------------
(1) At February 29, 2000.

     Set forth below is biographical information for the directors and executive officers of MetLife, Inc. and Metropolitan Life Insurance Company:

     Robert H. Benmosche has been a director of MetLife, Inc. since August 1999 and a director of Metropolitan Life Insurance Company since 1997. Mr. Benmosche has been Chairman of the Board, President and Chief Executive Officer of MetLife, Inc. since September 1999. He has been Chairman of the Board, President and Chief Executive Officer of Metropolitan Life Insurance Company since July 1998, was President and Chief Operating Officer from November 1997 to June 1998, and was Executive Vice-President from September 1995 to October 1997. Previously, he was Executive Vice-President of PaineWebber Group Incorporated from 1989 to 1995.

     Curtis H. Barnette has been a director of MetLife, Inc. since August 1999 and a director of Metropolitan Life Insurance Company since 1994. Mr. Barnette has been Chairman of the Board and Chief Executive Officer of Bethlehem Steel Corporation since November 1992. He is a director of Owens Corning Incorporated.

     Gerald Clark has been a director of MetLife, Inc. since August 1999 and a director of Metropolitan Life Insurance Company since 1997. Mr. Clark has been Vice-Chairman of the Board and Chief Investment Officer of MetLife, Inc. since September 1999. He has been Vice-Chairman of the Board and Chief Investment Officer of Metropolitan Life Insurance Company since July 1998, was Senior Executive Vice-President and Chief Investment Officer from December 1995 to July 1998, and was Executive Vice-President and Chief Investment Officer from September 1992 to December 1995. Mr. Clark is a director of Credit Suisse Group.

     Joan Ganz Cooney has been a director of MetLife, Inc. since August 1999 and a director of Metropolitan Life Insurance Company since 1980. Ms. Cooney has been Chairman of the Executive Committee of Children's Television Workshop since 1990. Ms. Cooney is a director of Johnson & Johnson Inc.

     Burton A. Dole, Jr. has been a director of MetLife, Inc. since August 1999 and a director of Metropolitan Life Insurance Company since 1996. Mr. Dole was Chairman of the Board of Nellcor Puritan Bennett, Incorporated from 1995 until his retirement in 1997. He had been the Chairman of the Board, President and Chief Executive Officer of Puritan Bennett, Incorporated from 1986 to 1995 and the President and Chief Executive Officer of Puritan Bennett, Incorporated from 1980 to 1986.

     James R. Houghton has been a director of MetLife, Inc. since August 1999 and a director of Metropolitan Life Insurance Company since 1975. Mr. Houghton has been Chairman of the Board Emeritus of Corning Incorporated since 1996. He was the Chairman of the Board of Corning Incorporated from 1983 until his retirement in 1996. Mr. Houghton is a director of Corning Incorporated, Exxon Mobil Corporation and J.P. Morgan & Co. Incorporated.

     Harry P. Kamen has been a director of MetLife, Inc. since August 1999 and a director of Metropolitan Life Insurance Company since 1992. He was the Chairman of the Board and Chief Executive Officer of Metropolitan Life Insurance Company from April 1993 until his retirement in July 1998 and, in addition, was its President from December 1995 to November 1997. Mr. Kamen is a director of Banco Santander Central Hispano SA (Spain), Bethlehem Steel Corporation, the National Association of Securities Dealers, Inc., Nvest Corporation, a subsidiary of Metropolitan Life Insurance Company, and Pfizer, Inc.

     Helene L. Kaplan has been a director of MetLife, Inc. since August 1999 and a director of Metropolitan Life Insurance Company since 1987. Ms. Kaplan is of counsel to the law firm of Skadden, Arps, Slate, Meagher & Flom LLP. Ms. Kaplan is a director of Bell Atlantic Corporation, The Chase Manhattan Corporation, The May Department Stores Company and Exxon Mobil Corporation.

     Charles M. Leighton has been a director of MetLife, Inc. since August 1999 and a director of Metropolitan Life Insurance Company since 1996. Mr. Leighton was the Chairman of the Board and Chief Executive Officer of the CML Group, Inc. from 1969 until his retirement in March 1998. CML Group, Inc. filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in December 1998. Mr. Leighton is a director of Nvest Corporation, a subsidiary of Metropolitan Life Insurance Company.

     Allen E. Murray has been a director of MetLife, Inc. since August 1999 and a director of Metropolitan Life Insurance Company since 1983. Mr. Murray was Chairman of the Board, President and Chief Executive Officer of Mobil Corporation from February 1986 until March 1993, and was Chairman of the Board and Chief Executive Officer from March 1993 until his retirement in March 1994. Mr. Murray is a director of Morgan Stanley Dean Witter & Co. and Minnesota Mining & Manufacturing Company.

     Stewart G. Nagler has been a director of MetLife, Inc. since August 1999 and a director of Metropolitan Life Insurance Company since 1997. Mr. Nagler has been Vice-Chairman of the Board and Chief Financial Officer of MetLife, Inc. since September 1999. He has been Vice-Chairman of the Board and Chief Financial Officer of Metropolitan Life Insurance Company since July 1998, and was its Senior Executive Vice-President and Chief Financial Officer from April 1993 to July 1998.

     John J. Phelan, Jr. has been a director of MetLife, Inc. since August 1999 and a director of Metropolitan Life Insurance Company since 1985. Mr. Phelan has been a senior advisor to the Boston Consulting Group since 1992. Prior to that time, Mr. Phelan was Chairman and Chief Executive Officer of the New York Stock Exchange. Mr. Phelan is a director of Eastman Kodak Company and Merrill Lynch & Co., Inc.

     Hugh B. Price has been a director of MetLife, Inc. since August 1999 and a director of Metropolitan Life Insurance Company since 1994. Mr. Price has been President and Chief Executive Officer of the National Urban League, Inc. since 1994. Mr. Price is a director of Sears, Roebuck and Co. and Bell Atlantic Corporation.

     Ruth J. Simmons has been a director of MetLife, Inc. since August 1999 and a director of Metropolitan Life Insurance Company since 1995. Dr. Simmons has been President of Smith College since 1995. Prior to that time, she was Vice-Provost of Princeton University from 1992 to 1995. Dr. Simmons is a director of Goldman, Sachs & Co., Pfizer Inc. and Texas Instruments, Inc.

     William C. Steere, Jr. has been a director of MetLife, Inc. since August 1999 and a director of Metropolitan Life Insurance Company since 1997. Mr. Steere has been Chairman of the Board and Chief Executive Officer of Pfizer Inc. since 1992. Mr. Steere is a director of Dow Jones & Company, Inc., Minerals Technologies, Inc. and Texaco Inc.

     Gary A. Beller has been Senior Executive Vice-President and General Counsel of MetLife, Inc. since September 1999 and of Metropolitan Life Insurance Company since February 1998. He was Executive Vice-President and General Counsel of Metropolitan Life Insurance Company from August 1996 to January 1998. Mr. Beller served as Executive Vice-President and Chief Legal Officer from November 1994 to July 1996.

     James M. Benson has been President of Individual Business of MetLife, Inc. since September 1999 and of Individual Business of Metropolitan Life Insurance Company since May 1999. He has been Chairman of the Board of New England Life Insurance Company since May 1998, Chief Executive Officer since January 1998, and President since June 1997. He was Chief Operating Officer of New England Life Insurance Company from June 1997 to December 1997. Mr. Benson was the President and Chief Operating Officer of The Equitable Companies Incorporated from February 1996 to May 1997, and was President of The Equitable Life Assurance Society of the United States from February 1994 to May 1997, Chief Executive Officer from February 1996 to May 1997, and Chief Operating Officer from February 1994 to February 1996.

     C. Robert Henrikson has been President of Institutional Business of MetLife, Inc. since September 1999 and of Institutional Business of Metropolitan Life Insurance Company since May 1999. He was Senior Executive Vice-President, Institutional Business of Metropolitan Life Insurance Company, from December 1997 to May 1999, Executive Vice-President, Institutional Business, from January 1996 to December 1997, Executive Vice-President, Pensions, from January 1995 to January 1996, and Senior Vice-President, Pensions, from January 1991 to January 1995.

     Richard A. Liddy has been Senior Executive Vice-President of MetLife, Inc. and of Metropolitan Life Insurance Company since February 2000. He has been Chairman, President and Chief Executive Officer of GenAmerica Corporation since January 1997 and has been Chairman and Chief Executive Officer of General American Life Insurance Company since 1995. Mr. Liddy is a director of Reinsurance Group of America, Inc., Conning Corporation, Brown Shoe Company, Ralston Purina Company, Energizer Holdings, Inc. and Ameren Corporation.

     Catherine A. Rein has been Senior Executive Vice-President of MetLife, Inc. since September 1999 and President and Chief Executive Officer of Metropolitan Property and Casualty Insurance Company since March 1999. She has been Senior Executive Vice-President of Metropolitan Life Insurance Company since February 1998 and was Executive Vice-President from October 1989 to February 1998. Ms. Rein is a director of Corning Incorporated, The Bank of New York Company, Inc. and GPU, Inc.

     William J. Toppeta has been President of Client Services and Chief Administrative Officer of MetLife, Inc. since September 1999 and President of Client Services and Chief Administrative Officer of Metropolitan Life Insurance Company since May 1999. He was Senior Executive Vice-President, Head of Client Services, of Metropolitan Life Insurance Company from March 1999 to May 1999, Senior Executive Vice-President, Individual Business, from February 1998 to March 1999, Executive Vice-President, Individual Business, from July 1996 to February 1998, Senior Vice-President from October 1995 to July 1996 and President and Chief Executive Officer, Canadian Operations, from January 1994 to October 1995.

     John H. Tweedie has been Senior Executive Vice-President of MetLife, Inc. since September 1999 and Senior Executive Vice-President, Finance and International, of Metropolitan Life Insurance Company since March 1999. He was Senior Executive Vice-President of Metropolitan Life Insurance Company from May 1998 to March 1999 and Executive Vice-President from January 1994 to April 1998.

     Lisa M. Weber has been Executive Vice-President of MetLife, Inc. and Metropolitan Life Insurance Company since December 1999 and head of Human Resources since March 1998. She was Senior Vice-President of MetLife, Inc. from September 1999 to November 1999 and Senior Vice-President of Metropolitan Life Insurance Company from March 1998 to November 1999. Previously, she was Senior Vice-President of Human Resources of PaineWebber Group Incorporated, where she was employed for ten years.

     Judy E. Weiss has been Executive Vice-President and Chief Actuary of MetLife, Inc. since September 1999 and of Metropolitan Life Insurance Company since February 1998. She was Senior Vice-President and Chief Actuary of Metropolitan Life Insurance Company from June 1996 to February 1998 and Senior Vice-President from May 1991 to June 1996.

INFORMATION ABOUT THE BOARD OF DIRECTORS OF METLIFE, INC.

  RESPONSIBILITIES AND COMPOSITION OF THE BOARD

     The business of MetLife, Inc. is managed under the direction of its board of directors. The board currently consists of 15 directors, a majority of whom are Outside Directors. An "Outside Director" of MetLife, Inc. is a director who is not an officer or employee of MetLife, Inc. or of any entity controlling, controlled by or under common control with MetLife, Inc., and is not the beneficial owner of a controlling interest in the voting stock of MetLife, Inc. or of any such entity.

     MetLife, Inc.'s certificate of incorporation provides that the directors will be divided into three classes, as nearly equal in number as possible, with the term of office of each class to be three years. The classes serve staggered terms, such that the term of office of one class of directors expires each year.

  BOARD COMMITTEES

     There are five standing committees of MetLife, Inc.'s board of directors that perform essential functions of the Board. The responsibilities of the standing committees are summarized below. Only Outside Directors may be members of the Audit, Compensation and Nominating and Corporate Governance committees. From time to time, the board, in its discretion, may form other committees. Not less than one-third of the members of any board committee, including the standing committees, may consist of Outside Directors.

  THE EXECUTIVE COMMITTEE

     The Executive Committee, except as otherwise provided in MetLife, Inc.'s certificate of incorporation, in the intervals between meetings of the board of directors, will have and may exercise the powers and authority of the board of directors in the management of the property, affairs and business of MetLife, Inc., including the power to declare dividends.

     The Executive Committee currently consists of the following seven members:
Robert H. Benmosche, Chairman; James R. Houghton; Harry P. Kamen; Helene L. Kaplan; Charles M. Leighton; Allen E. Murray; and John J. Phelan, Jr.

  THE AUDIT COMMITTEE

     The Audit Committee, except as otherwise provided in any resolution of the board of directors, will have and may exercise the authority of the board of directors:

     - to recommend to the board of directors the selection of MetLife, Inc.'s independent certified public accountants;

     - to review the scope, plans and results relating to the internal and external audits of MetLife, Inc. and its financial statements;

     - to review the financial condition of MetLife, Inc.;

     - to monitor and evaluate the integrity of MetLife, Inc.'s financial reporting processes and procedures;

     - to assess the significant business and financial risks and exposures of MetLife, Inc. and to evaluate the adequacy of its internal controls in connection with such risks and exposures, including, but not limited to, accounting and audit controls over cash, securities, receipts, disbursements and other financial transactions; and

     - to review MetLife, Inc.'s policies on ethical business conduct and monitor its compliance with those policies.

The Audit Committee currently consists of the following six members: James R. Houghton, Chairman; Curtis H. Barnette; Burton A. Dole, Jr.; John J. Phelan, Jr.; Hugh B. Price; and William C. Steere, Jr.

  THE COMPENSATION COMMITTEE

     The Compensation Committee, except as otherwise provided in any resolution of the board of directors, will have and may exercise all the authority of the board of directors with respect to compensation, benefits and personnel administration of MetLife, Inc.'s employees, and:

     - will nominate persons for election or appointment by the board of directors of all principal officers (as determined by the Committee) and such other officers as the Committee may determine to elect or appoint as officers;

     - will evaluate the performance and recommend to the board of directors the compensation of such principal officers and such other officers as the Committee may determine;

     - may elect or appoint officers as provided in MetLife, Inc.'s by-laws;

     - may recommend to the board of directors any plan to issue options for the purchase of shares of the stock of MetLife, Inc. to its officers or employees and those of its subsidiaries; and

     - will administer the MetLife, Inc. 2000 Stock Incentive Plan.

     The Compensation Committee currently consists of the following seven members: Allen E. Murray, Chairman; Curtis H. Barnette; Joan Ganz Cooney; James
R. Houghton; Charles M. Leighton; Ruth J. Simmons; and William C. Steere, Jr.

  THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

     The Nominating and Corporate Governance Committee, except as otherwise provided in any resolution of the board of directors:

     - will make recommendations to the board of directors with respect to electing directors and filling vacancies on the Board;

     - will review and make recommendations to the board of directors with respect to the organization, structure, size, composition and operation of the board and its committees, including, but not limited to, the compensation for non-employee directors;

     - may recommend to the board of directors any plan to issue options for the purchase of shares of the stock of MetLife, Inc. to its non-employee directors;

     - will administer the MetLife, Inc. 2000 Directors Stock Plan; and

     - will review and make recommendations with respect to other corporate governance matters and matters that relate to the status of MetLife, Inc. as a publicly-traded company.

     The Nominating and Corporate Governance Committee currently consists of the following seven members: Helene L. Kaplan, Chairman; Curtis H. Barnette; James
R. Houghton; Harry P. Kamen; Allen E. Murray; John J. Phelan, Jr.; and William
C. Steere, Jr.

  THE CORPORATE SOCIAL RESPONSIBILITY COMMITTEE

     The Corporate Social Responsibility Committee, except as otherwise provided in any resolution of the board of directors, will exercise general supervision of MetLife, Inc.'s charitable contributions, public benefit programs and other corporate responsibility matters.

     The Corporate Social Responsibility Committee currently consists of the following six members: Joan Ganz Cooney, Chairman; Gerald Clark; Burton A. Dole, Jr.; Helene L. Kaplan; Stewart G. Nagler; and Hugh B. Price.

  COMPENSATION OF DIRECTORS

     In 1999, Outside Directors received an annual retainer fee of $50,000. At January 1, 2000, the annual retainer increased to $60,000. Each chairman of a board committee who is an Outside Director receives an additional $5,000 annual retainer. Outside Directors are paid attendance fees of $2,000 on days that they attend one or two board or committee meetings held on the same day. If they attend more than two meetings on a single day, they are paid an additional $1,000 for each other meeting they attend on that day. Directors may defer the receipt of the payment of all or a portion of their retainer and attendance fees.

     MetLife provides $200,000 of life insurance to each Outside Director. MetLife will recover the premiums for each policy upon the death of the Outside Director. The cost to MetLife of providing this life insurance is nominal. MetLife also provides each of the Outside Directors with business travel accident coverage while traveling on MetLife business. The Outside Directors are eligible to participate in MetLife's Long-Term Care Insurance Program on a fully contributory basis.

     Outside Directors elected prior to October 1, 1999 participate in a charitable gift program under which each Outside Director is able to recommend one or more charitable or educational institutions to receive, in the aggregate, a $1 million contribution from MetLife in the name of the Outside Director. In connection with this program, MetLife purchased and pays the premiums on life insurance policies covering such Outside Directors. The death benefits under the policies will be paid to MetLife. The cost to MetLife of providing this program is not significant. Outside Directors elected on or after October 1, 1999 are not eligible to participate in this program.

     Under the MetLife, Inc. 2000 Directors Stock Plan, the Nominating and Corporate Governance Committee may determine that up to one-half of an Outside Director's retainer and attendance fees be paid in common stock. The Directors Stock Plan also provides that the Nominating and Corporate Governance Committee may, with the board's approval, grant non-qualified stock options to the Outside Directors to purchase shares of MetLife, Inc. common stock at a price no less than the fair market value of a share of common stock on the grant date of the stock option. Any options granted before the fifth anniversary of the effective date of the plan of reorganization will replace all or any portion of the Outside Directors' fees otherwise payable in cash. No stock options may be granted and no stock may be issued under the Directors Stock Plan in lieu of Outside Directors' fees before the first anniversary of the effective date of the plan of reorganization. Up to a maximum of 500,000 shares may be issued under the Directors Stock Plan in lieu of fees and no more than 0.05% of the shares outstanding immediately after the effective date of the plan of reorganization may be issued with respect to stock options under the Directors Stock Plan.

     Common stock paid in lieu of fees under the Directors Stock Plan may not be sold prior to the second anniversary of the effective date of the plan of reorganization. Stock options granted under the Directors Stock Plan will generally be exercisable on the date of grant, but in no event exercised before the second anniversary of the effective date of the plan of reorganization. Outside Directors may elect to receive all or a portion of their retainer and attendance fees that would otherwise be paid in cash with respect to services rendered after the second anniversary of the effective date of the plan of reorganization in the form of common stock. In addition, an Outside Director may elect to defer receipt of any shares issuable under the terms of the Directors Stock Plan in lieu of their retainer and attendance fees and any dividends payable on the shares, until after he or she is no longer a director of MetLife, Inc.

     The board of directors may terminate, modify or amend the Directors Stock Plan at any time, subject, in certain instances, to shareholder approval, and prior to the fifth anniversary of the effective date of the plan of reorganization, the approval of the New York Superintendent of Insurance. Unless terminated earlier by action of the board of directors, the 2000 Directors Stock Plan will continue in effect until no more shares are available for issuance pursuant to it.

     Metropolitan Life Insurance Company entered into an agreement with Harry P. Kamen pursuant to which he served as a consultant from July 1, 1998 to June 30, 1999 for a fee of $500,000. Upon the expiration of that agreement by its terms, a new agreement between Metropolitan Life Insurance Company and Mr. Kamen became effective pursuant to which Mr. Kamen serves as a consultant for the one-year period of July 1, 1999 to June 30, 2000. Mr. Kamen will be paid for services rendered under the agreement up to an aggregate amount of $50,000. Pursuant to the agreement, Metropolitan Life Insurance Company provides Mr. Kamen, at no charge to him, an office and secretarial support, as well as a car for use in connection with the services rendered under the agreement.

MANAGEMENT COMPENSATION

  EXECUTIVE COMPENSATION

     Since the formation of MetLife, Inc., in August 1999, none of its officers or other personnel has received any compensation from MetLife, Inc. All compensation has been paid by Metropolitan Life Insurance Company or New England Financial. It is expected that after the demutualization, all employees of MetLife, Inc., including the executive officers, will continue to be paid only by Metropolitan Life Insurance Company or its subsidiary, as applicable, with an allocation of their compensation to be made for services rendered to MetLife, Inc. MetLife, Inc. will pay the amount of such allocation to Metropolitan Life Insurance Company or its subsidiary, as applicable, pursuant to a cost allocation agreement.

     The information set forth below describes the components of the total compensation of the Chief Executive Officer and the four other most highly compensated executive officers of Metropolitan Life Insurance Company and MetLife, Inc. for services rendered during the fiscal year ended December 31, 1999 ("Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                          ANNUAL COMPENSATION                COMPENSATION
                             ---------------------------------------------   ------------
                                                              OTHER ANNUAL     LTIP(2)         ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR     SALARY      BONUS(1)    COMPENSATION     PAYOUTS       COMPENSATION
---------------------------  ----     ------      --------    ------------     -------       ------------
Robert H. Benmosche......    1999   $1,000,000   $2,714,200           --      $3,422,200       $225,143(3)
Chairman of the Board,
President and Chief
Executive Officer
Stewart G. Nagler........    1999      630,000    1,100,000           --       2,387,000        133,741(3)
Vice-Chairman of the Board
and Chief Financial Officer
Gerald Clark.............    1999      630,000      900,000           --       2,387,000        138,986(3)
Vice-Chairman of the Board
and Chief Investment
Officer
James M. Benson..........    1999      600,000      900,000      737,549(5)    1,800,000         38,130(4)
President, Individual
Business; Chairman of the
Board, Chief Executive
Officer and President, New
England Life Insurance
Company
C. Robert Henrikson......    1999      500,000      875,000           --       1,743,000         92,543(3)
President, Institutional
Business

---------------
(1) Actual annual incentive awards based on 1999 performance were paid in the first quarter of 2000. For all Named Executive Officers, other than Mr. Benson, such award was paid pursuant to the MetLife Annual Variable Incentive Plan. Mr. Benson's award was paid pursuant to The New England Short-Term Incentive Plan.

(2) Long-term compensation plan payouts to all Named Executive Officers for services performed during the three-year performance period 1997-1999 were made in the first quarter of 2000. For all Named Executive Officers, other than Mr. Benson, such payouts were made pursuant to the MetLife Long-Term Performance Compensation Plan. Mr. Benson's payout was made pursuant to the New England Financial Long-Term Incentive Plan.

(3) Includes: MetLife contributions to the Savings and Investment Plan for Employees of MetLife and Participating Affiliates of $6,400 for each of the above named individuals; MetLife contributions to, or with respect to, the Auxiliary Savings and Investment Plan as follows: Mr. Benmosche: $87,077; Mr. Nagler: $54,240; Mr. Clark: $58,240; and Mr. Henrikson: $40,640;
    payments representing the dollar value of the benefit of the portion of split dollar life insurance premiums paid by MetLife as follows: Mr.
    Benmosche: $131,666; Mr. Nagler: $73,101; Mr. Clark: $74,346; and Mr.
    Henrikson: $45,503.

(4) Includes: company contributions to The New England 401(k) Plan and Trust of $8,200; $29,660 to The New England Life Insurance Company Select Employees Supplemental 401(k) Plan and $270 representing the premium paid by New England Life Insurance Company with respect to term life insurance covering Mr. Benson.

(5) Amount paid on Mr. Benson's behalf pursuant to The New England Financial Relocation Policy.

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                          PERFORMANCE    ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK
                                           OR OTHER                 PRICE-BASED PLANS
                                            PERIOD       ----------------------------------------
                                             UNTIL                      ESTIMATED
                                          MATURATION     THRESHOLD       TARGET         MAXIMUM
NAME                                       OR PAYOUT      PAYMENT      PAYMENT(A)       PAYMENT
----                                      -----------    ---------     ----------       -------
Robert H. Benmosche.....................   1999-2001         $0        $2,500,000     $5,000,000
Stewart G. Nagler.......................   1999-2001          0         1,260,000      2,520,000
Gerald Clark............................   1999-2001          0         1,260,000      2,520,000
James M. Benson.........................   1999-2001          0         1,200,000      2,400,000
C. Robert Henrikson.....................   1999-2001          0           975,000      1,950,000

---------------
(a) Estimated target payments under the MetLife Long-Term Performance Compensation Plan for all Named Executive Officers other than Mr. Benson, whose payment is made pursuant to the New England Financial Long-Term Incentive Plan. Actual target payments will be based on the average of the year-end annual base salaries over the three-year performance period, except in the case of Mr. Benson, whose target will remain at $1,200,000, regardless of changes in his annual base salary.

  METLIFE RETIREMENT PLAN INFORMATION

     The following table shows the estimated annual retirement benefits payable at normal retirement age (generally 65) to a person retiring with the indicated final average pay and years of credited service on a 30% joint and survivor basis, if married, and on a straight life annuity basis with a 5-year guarantee, if single, under the Metropolitan Life Retirement Plan for United States Employees ("Retirement Plan"), as supplemented by the Metropolitan Life Supplemental Retirement Benefit Plan ("Supplemental Retirement Plan"), each as described below. Except for Mr. Benson, each of the Named Executive Officers participates in the Retirement Plan and the Supplemental Retirement Plan. Mr. Benson participates in separate New England Financial plans.

                    ESTIMATED ANNUAL BENEFITS AT RETIREMENT
                    WITH INDICATED YEARS OF CREDITED SERVICE

   FINAL
AVERAGE PAY   5 YEARS    10 YEARS   15 YEARS   20 YEARS    25 YEARS     30 YEARS     35 YEARS     40 YEARS
-----------   -------    --------   --------   --------    --------     --------     --------     --------
$  500,000    $ 41,400   $ 82,900   $124,300   $165,800   $  207,200   $  248,700   $  290,100   $  302,600
   750,000      62,700    125,400    188,100    250,800      313,500      376,200      438,900      457,600
 1,000,000      83,900    167,900    251,800    335,800      419,700      503,700      587,600      612,600
 1,250,000     105,200    210,400    315,600    420,800      526,000      631,200      736,400      767,600
 1,500,000     126,400    252,900    379,300    505,800      632,200      758,700      885,100      922,600
 1,750,000     147,700    295,400    443,100    590,800      738,500      886,200    1,033,900    1,077,600
 2,000,000     168,900    337,900    506,800    675,800      844,700    1,013,700    1,182,600    1,232,600
 2,250,000     190,200    380,400    570,600    760,800      951,000    1,141,200    1,331,400    1,387,600
 2,500,000     211,400    422,900    634,300    845,800    1,057,200    1,268,700    1,480,100    1,542,600

     The annual retirement benefit under the Retirement Plan and the Supplemental Retirement Plan is generally equal to the sum of (a)(i) a percentage of an executive's "final average compensation" up to his or her "covered compensation" (i.e., the average of the social security taxable wage base for the 35 years up to the date the executive attains social security retirement age), plus (ii) a percentage of the executive's "final average compensation" in excess of his or her "covered compensation", and the sum thereof times (iii) years of "credited service" not exceeding 35 years, and (b) a percentage of "final average compensation" multiplied by years of "credited service" in excess of 35 years. "Final average compensation" is defined as the highest average "annual compensation" of an executive for any 60 consecutive months in the 120 months of service prior to the executive's retirement. "Annual Compensation" used to determine the retirement benefit under the Retirement Plan and the Supplemental Retirement Plan consists of "annual basic compensation" which includes annual base salary and "annual variable incentive compensation" which includes payments under the annual variable incentive plan. Such "compensation" is generally the same as the compensation reflected in the "salary" and "bonus" columns of the Summary Compensation Table. The Supplemental Retirement Plan is designed to provide benefits which eligible employees would have received under the Retirement Plan but for limits applicable under the Retirement Plan. Benefits payable under the Retirement Plan and the Supplemental Retirement Plan are not subject to reduction for social security benefits or other offset amounts.

     At December 31, 1999 (assuming retirement as of such date), the estimated "final average compensation" under the Retirement Plan and the Supplemental Retirement Plan is $1,581,710 for Mr. Benmosche, $1,281,350 for Mr. Nagler, $1,258,000 for Mr. Clark and $904,980 for Mr. Henrikson. The estimated years of credited service under the Retirement Plan and the Supplemental Retirement Plan as of such date is four years for Mr. Benmosche, 37 years for Mr. Nagler, 31 years for Mr. Clark and 27 years for Mr. Henrikson.

  NEW ENGLAND RETIREMENT PLAN INFORMATION

     The following table shows the estimated annual retirement benefits payable at normal retirement age (generally 65) to a person retiring with the indicated final average pay and years of credited service on a straight life annuity basis under The New England Retirement Plan and Trust, as supplemented by The New England Life Insurance Company Supplemental Retirement Plan and The New England Life Insurance Company Select Employees Supplemental Retirement Plan, each as described below.

                    ESTIMATED ANNUAL BENEFITS AT RETIREMENT
                    WITH INDICATED YEARS OF CREDITED SERVICE

    FINAL
 AVERAGE PAY    5 YEARS    10 YEARS   15 YEARS   20 YEARS    25 YEARS     30 YEARS     35 YEARS     40 YEARS
 -----------    -------    --------   --------   --------    --------     --------     --------     --------
 $  500,000     $ 48,300   $ 96,600   $144,800   $193,100   $  241,400   $  253,900   $  253,900   $  253,900
    750,000       73,300    146,600    219,800    293,100      366,400      385,200      385,200      385,200
  1,000,000       98,300    196,600    294,800    393,100      491,400      516,400      516,400      516,400
  1,250,000      123,300    246,600    369,800    493,100      616,400      647,700      647,700      647,700
  1,500,000      148,300    296,600    444,800    593,100      741,400      778,900      778,900      778,900
  1,750,000      173,300    346,600    519,800    693,100      866,400      910,200      910,200      910,200
  2,000,000      198,300    396,600    594,800    793,100      991,400    1,041,400    1,041,400    1,041,400
  2,250,000      223,300    446,600    669,800    893,100    1,116,400    1,172,700    1,172,700    1,172,700
  2,500,000      248,300    496,600    744,800    993,100    1,241,400    1,303,900    1,303,900    1,303,900

     The annual benefit under The New England Retirement Plan and Trust, The New England Life Insurance Company Supplemental Retirement Plan and The New England Life Insurance Company Select Employees Supplemental Retirement Plan is generally equal to the sum of (a) the product of a percentage of an executive's "final average compensation" times years of service up to 25 and (b) the product of a percentage of an executive's "final average compensation" for years 26 to 30 times such years of service, less (c) the product of a percentage of an executive's age 65 social security benefit times years of service up to 25 years of service. "Final average compensation" is defined as the highest five years of eligible compensation of an executive during the last ten years of service prior to the executive's retirement. "Annual Compensation" used to determine the retirement benefit under The New England Retirement Plan and Trust, The New England Life Insurance Company Supplemental Retirement Plan and The New England Life Insurance Company Select Employees Supplemental Retirement Plan consists of salary paid to an executive. Such Annual Compensation is generally the same as the compensation reflected in the "salary" and "bonus" columns of the Summary Compensation Table. The New England Life Insurance Company Supplemental Retirement Plan and The New England Life Insurance Company Select Employees Supplemental Retirement Plan are designed to provide benefits which eligible employees would have received under The New England Retirement Plan and Trust but for limits applicable under The New England Retirement Plan and Trust. The estimated "final average pay" for Mr. Benson under The New England Retirement Plan and Trust, The New England Life Insurance Company Supplemental Retirement Plan and The New England Life Insurance Company Select Employees Supplemental Retirement Plan at December 31, 1999 (assuming retirement at such date) is $1,419,800 and the estimated years of credited service under such Plans at such date is 2 years. In addition, Mr. Benson's employment agreement provides for an enhanced retirement benefit of $400,000 vesting in equal annual installments over ten years and payable at age 62 as a 20-year continuous and certain annuity. At December 31, 1999, Mr. Benson was vested as to 20% of this benefit, or $80,000 per annum. In the event of a termination by New England Life Insurance Company "without cause" or by Mr. Benson for "good reason" (as each such term is defined in the agreement), the enhanced retirement benefit will retroactively vest at double the above rate.

  LONG-TERM INCENTIVE COMPENSATION PLANS

     METLIFE LONG-TERM PERFORMANCE COMPENSATION PLAN. All officers at the level of senior vice-president and above and select vice-presidents are eligible to participate in the MetLife Long-Term Performance Compensation Plan ("Long-Term Plan"). The Long-Term Plan is a three-year plan with a new plan period beginning each January 1. Under the Long-Term Plan, performance objectives for the enterprise are established at the beginning of each three-year performance period and may include specific objectives for earnings and return on equity, as well as management performance against select strategic objectives. At the end of the performance period, the performance of MetLife is judged against the set objectives, with some results compared relatively to the results of other companies in the insurance and financial service industries. Actual performance, expressed as a percentage, may range from 0% to 200%. This percentage is multiplied by the participants' total incentive opportunities to establish the aggregate incentive fund for distribution. Individual awards are recommended by management and are reflective of the participant's individual performance and relative contribution to the long-range results of MetLife. Senior management approves all awards before they are submitted to the Compensation Committee of the board, which is comprised of Outside Directors, and to the full board for approval. Any award under the Long-Term Plan in each performance period will become payable only upon approval of the board in its discretion and will be paid in the year immediately following the end of each performance period.

     NEW ENGLAND FINANCIAL LONG-TERM INCENTIVE PLAN. From 1997 through 1999, New England Financial maintained a substantially similar long-term incentive plan for the benefit of certain of its officers, under which any amounts payable are determined based on the performance of New England Financial and the individual's contribution to its success.

     The personnel committee awards certain of its officers "growth units" that measure value creation over a three-year performance cycle based on growth in equity computed pursuant to generally accepted accounting principles and the present value of future profits on in-force business. At the end of the three-year performance cycle, the growth in value of the "growth units" is determined by New England Financial's board and paid in cash to each participant still employed with New England Financial.

     In 2000, New England Financial adopted a long-term incentive plan identical to the MetLife Long-Term Plan.

     Each of the Named Executive Officers participates in the MetLife Long-Term Plan, except Mr. Benson who participates in The New England Financial Long-Term Incentive Plan. See "-- Management Compensation -- Long-Term Incentive Plan Awards in Last Fiscal Year".

  SHORT-TERM INCENTIVE PLANS

     METLIFE ANNUAL VARIABLE INCENTIVE PLAN. Persons exempt from the Fair Labor Standards Act who are not participating in an alternative annual incentive plan are eligible to participate in the Annual Variable Incentive Plan ("Annual Incentive Plan"). Under the Annual Incentive Plan, a formula including performance objectives for operating earnings and return on equity is established at the beginning of each calendar year to determine the maximum aggregate incentive pool for distribution under the Annual Incentive Plan. The actual incentive pool will be established at the end of each year based on the actual operating earnings relative to return on equity target by using the formula. Eighty percent of this pool is distributed based on corporate results, while 20% is distributed based on business unit performance. In all incentive award determinations, individual performance is a significant factor in the manager's determination of the amount of an individual's actual final incentive award. Final approval of individual incentive awards rests with senior management. Awards for certain senior officers (executive vice-president and above) are submitted to the Compensation Committee of the board, comprised of Outside Directors, and to the full board for approval and endorsement. Awards are payable in cash as soon as practicable after individual award amounts have been approved. There is no maximum on individual awards, but there is no guarantee an individual will receive an award. The total of all individual awards may not exceed the maximum aggregate incentive pool. Each of the Named Executive Officers participates in the MetLife Annual Incentive Plan, except Mr. Benson, who participates in the New England Short-Term Incentive Plan.

     THE NEW ENGLAND SHORT-TERM INCENTIVE PLAN. In 1999, New England Financial maintained a substantially similar short-term executive incentive plan ("The New England Short-Term Incentive Plan") for the benefit of certain of its officers, under which any amounts payable are determined based on the performance of New England Financial and the individual's contribution to its success. Under The New England Short-Term Incentive Plan, in determining the amounts available for incentive payments, key considerations include financial results and growth compared to target and business plan, together with non-financial objectives and judgment of the Personnel Committee, and results are compared with the results of other insurance and financial services companies. Specific percentages are established under The New England Short-Term Incentive Plan with respect to the portion of the award that is based on business unit performance, and such performance is an important consideration in determining an individual's award. The maximum award payable to any given individual under The New England Short-Term Incentive Plan is capped at 200% of the target award amount. In 2000, New England Financial adopted a short-term incentive plan identical to the MetLife Annual Incentive Plan.

  METLIFE, INC. 2000 STOCK INCENTIVE PLAN

     The Compensation Committee of the board of directors of MetLife, Inc. will administer the MetLife, Inc. 2000 Stock Incentive Plan ("Stock Incentive Plan"). Under the Stock Incentive Plan, the Compensation Committee may from time to time grant stock options for the purchase of common stock to officers (including officers who are also directors), employees and insurance agents of MetLife, Inc. and its subsidiaries, provided that the Compensation Committee may not grant any stock or stock options prior to the first anniversary of the effective date of the plan of reorganization. The Compensation Committee may, in its discretion, delegate its authority and power under the Stock Incentive Plan to MetLife, Inc.'s Chief Executive Officer with respect to individuals who are below the rank of Senior Vice-President. Such delegation of authority is limited to 1.5% of the total number of shares authorized for issuance under the Stock Incentive Plan, and no individual may receive more than 5% of the shares of the Chief Executive Officer's total authorization in any twelve-month period.

     The maximum number of shares issuable under the Stock Incentive Plan is 5% of the shares outstanding immediately after the effective date of the plan of reorganization, reduced by the shares issuable pursuant to options granted under the MetLife, Inc. 2000 Directors Stock Plan. The maximum number of shares which may be subject to awards under the Stock Incentive Plan may not exceed 60% of the shares available under the Stock Incentive Plan prior to the second anniversary of the effective date of the plan of reorganization or 80% of the shares available under the Stock Incentive Plan prior to the third anniversary of the effective date of the plan of reorganization. No participant in the Stock Incentive Plan may be granted, during any five-year period, options in respect of more than 5% of the shares available for issuance under the Stock Incentive Plan. The shares to be issued under the Stock Incentive Plan may be authorized but unissued shares or treasury shares. Upon the occurrence of certain events that affect the capitalization of MetLife, Inc., appropriate adjustments will be made in the number of shares that may be issued under the Stock Incentive Plan in the future and in the number of shares and the exercise price under outstanding grants made before the event. If any grant is for any reason canceled, terminated or otherwise settled without the issuance of some or all of the shares of common stock subject to the grant, such shares will be available for future grants.

     The board of directors of MetLife, Inc. may terminate, modify or amend (subject, in some cases, to the approval of its stockholders and, prior to the fifth anniversary of the effective date of the plan of reorganization, to the approval of the New York Superintendent of Insurance) the Stock Incentive Plan at any time, but such termination, modification or amendment may not adversely affect any stock option then outstanding under the Stock Incentive Plan without the consent of the recipient thereof. The Stock Incentive Plan will continue in effect until it is terminated by the board of directors or until no more shares are available for issuance, but stock options granted prior to such date will continue in effect until they expire in accordance with their terms.

     The Compensation Committee may grant nonqualified stock options ("Nonqualified Stock Options") and stock options qualifying as incentive stock options ("ISOs") under the Internal Revenue Code of 1986, as amended. The exercise price per share of common stock subject to either a Nonqualified Stock Option or an ISO will be not less than the fair market value (as defined in the Stock Incentive Plan) of such share on the date of grant of such option. To exercise an option, a holder may pay the exercise price as permitted by the Compensation Committee (1) in cash, (2) by delivering on the date of exercise other shares of common stock owned by the holder, (3) through an arrangement with a broker approved by MetLife, Inc. for the payment of the exercise price with the proceeds of the sale of shares of common stock owned by the holder, or
(4) by a combination of the foregoing. Options generally may not be transferred by the grantee, except in the event of death. The Compensation Committee may, in its discretion, permit the transfer of Nonqualified Stock Options by gift or domestic relations order to the participant's immediate family members.

     Unless otherwise specified, each option will become exercisable on a cumulative basis in three approximately equal installments on each of the first three anniversaries of the date of grant thereof, provided, that in no event will any option be or become exercisable prior to the second anniversary of the effective date of the plan of reorganization. In addition, the Compensation Committee may establish longer periods of service or performance-based criteria at the time of the grant. The term of each option will be fixed by the Compensation Committee but may not be more than ten years from its date of grant.

     Any option granted to an insurance agent will comply with the provisions of
Section 4228 of the New York Insurance Law and any regulations thereunder.

     In the event of the termination of service of a grantee by reason of death, any options previously granted to such grantee will become immediately exercisable in full and may be exercised by the grantee's designated beneficiary at any time prior to the expiration of the term of the options or within three years following the grantee's death, whichever occurs first (or such shorter time as the Compensation Committee may determine at the time of grant).

     In the event of the termination of service of a grantee by reason of disability or approved retirement (as defined in the Stock Incentive Plan), any option previously granted to such grantee will continue to vest as if the grantee's service had not terminated. A grantee may exercise any vested option in full for a period of three years following termination of employment (or such shorter period as the Compensation Committee shall determine at the time of grant) or, if earlier, the expiration of the term of the option. In the event of the termination of service of a grantee for cause (as defined in the Stock Incentive Plan), the grantee will forfeit any outstanding options. In the event of the termination of service of a grantee in connection with a divestiture of a business unit or subsidiary or similar transaction, the Compensation Committee may provide that all or some outstanding options will continue to become exercisable and may be exercised at any time prior to the expiration of the term of the options or within three years following the grantee's termination of service (or such shorter time as the Compensation Committee may determine at or following the time of grant) or, if earlier, the expiration of the term of the option. In general, in the event of the termination of service of a grantee for any reason other than in connection with certain divestitures of a subsidiary or business unit, for disability, death, approved retirement or cause, any options granted to such grantee exercisable at the date of termination will remain exercisable for a period of 30 days (or, if earlier, the expiration of the term of the options).

     Upon a change of control (as defined in the Stock Incentive Plan), each option then outstanding will become fully exercisable regardless of the exercise schedule otherwise applicable. In connection with such change of control, the Compensation Committee may, in its discretion, require that, upon the change of control, each such option be canceled in exchange for a payment in an amount equal to the excess, if any, of the change of control price (as defined in the Stock Incentive Plan) over the exercise price of the option. In addition, no cancellation, acceleration of exercisability, cash settlement or other payment for options will occur upon a change of control if the Compensation Committee determines in good faith that an alternate award (as defined in the Stock Incentive Plan) will be issued by the acquiror in the change of control.

  FEDERAL INCOME TAX ASPECTS

     The following is a brief summary of the federal income tax consequences of awards under the Stock Incentive Plan based on the federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

     No taxable income is realized by the grantee upon the grant or exercise of an ISO. If a grantee does not sell the stock received upon the exercise of an ISO ("ISO Shares") for at least two years from the date of grant and one year from the date of exercise, when the ISO Shares are sold any gain or loss realized will be treated as long-term capital gain or loss. In such circumstances, no deduction will be allowed to the grantee's employer for federal income tax purposes.

     If ISO Shares are disposed of prior to the expiration of the holding periods described above, the grantee generally will realize ordinary income at that time equal to the lesser of the excess of the fair market value of the shares at exercise over the price paid for such ISO Shares or the actual gain on the disposition. The grantee's employer will generally be entitled to deduct any such recognized amount. Any further gain or loss realized by the grantee will be taxed as short-term or long-term capital gain or loss. Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following the termination of the grantee's employment, the ISO will generally be taxed as a Nonqualified Stock Option.

     No income is realized by the grantee at the time a Nonqualified Stock Option is granted. Generally upon exercise of a Nonqualified Stock Option, the grantee will realize ordinary income in an amount equal to the difference between the price paid for the shares and the fair market value of the shares on the date of exercise. The grantee's employer will generally be entitled to a tax deduction in the same amount and at the same time as the grantee recognizes ordinary income. Any appreciation or depreciation after the date of exercise will be treated as either short-term or long-term capital gain or loss, depending upon the length of time that the grantee has held the shares.

  EMPLOYMENT-RELATED AGREEMENTS

     Metropolitan Life Insurance Company has entered into employment continuation agreements with several of its key executives, including each of the Named Executive Officers. These agreements, the provisions of which only become effective upon the occurrence of a change of control or a potential change of control (as defined in such agreements), are intended generally to preserve for the covered executives the same duties, responsibilities and compensation opportunities for a period of three years following a change of control as were in effect prior to such an event. Accordingly, after the occurrence of such a change of control event, the agreements provide for certain minimum levels with respect to a covered executive's base salary, incentive compensation opportunities and participation in employee benefit plans. These agreements also generally assure the covered executive that he or she will not incur a significant change in the other terms and conditions of his or her employment. If the successor management does not honor these assurances, a covered executive may terminate employment for "good reason". In such case, or in the event that, after these agreements become effective, the executive's employment is terminated without "cause", the executive will receive certain termination benefits, including a lump sum severance payment equal to three times the sum of the executive's:

     - base salary;

     - average annual bonus award over the preceding three years; and

     - average long-term incentive award over the preceding three years (reduced by the value conveyed to the executive in the change of control under any equity compensation awards).

     Notwithstanding the foregoing, the amount of any such termination benefits will be reduced, to the extent necessary, so that no amount payable to such executives will fail to be deductible by Metropolitan Life Insurance Company (or, in the case of the executives, be subject to a special excise tax) under the so-called "golden parachute" provisions of the Internal Revenue Code of 1986, as amended.

     In addition, Messrs. Benmosche, Nagler and Clark may also generally elect to terminate employment voluntarily, during the 30-day period beginning six months after the date on which a change of control occurs, and receive the same termination benefits they would receive had such executive's employment terminated without cause.

     New England Life Insurance Company has entered into an employment agreement with Mr. Benson, which expires on June 16, 2000, pursuant to which Mr. Benson serves as its Chief Executive Officer. Under the agreement, Mr. Benson is entitled to a minimum base salary and participation in the New England Financial annual and long-term incentive plans described above. The agreement also provides Mr. Benson with an enhanced retirement benefit of $400,000 vesting in equal annual installments over ten years and payable at age 62 as a 20-year continuous and certain annuity. At December 31, 1999, Mr. Benson had vested as to 20% of this benefit, or $80,000 per annum.

     In the event that Mr. Benson's employment is terminated by New England Life Insurance Company "without cause" or by Mr. Benson for "good reason" (as each such term is defined in the agreement), Mr. Benson will receive severance benefits equal to two times the sum of his annual base salary and his target annual bonus for the year of termination, as well as the earned and unpaid salary and the award payable for any long-term incentive period then in effect and an annual bonus for the year of termination, in each case pro-rated to the date of his termination. In addition, the enhanced retirement benefit will retroactively vest at double the above rate. Except in the event that Mr. Benson terminates his employment voluntarily without good reason or his employment is terminated for cause, he and his spouse will be eligible to receive the same retiree medical benefits generally made available to MetLife executives, except that any service requirement to obtain such benefits will be waived and such benefits will be secondary in all circumstances to any other coverage that Mr. Benson or his spouse may be eligible to receive.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Helene L. Kaplan, a director of MetLife, Inc. and Metropolitan Life Insurance Company and the chairman of the Nominating and Compensation Committee of Metropolitan Life Insurance Company in 1999, is of counsel to Skadden, Arps, Slate, Meagher & Flom LLP. Skadden, Arps, Slate, Meagher & Flom LLP has in the past performed, and continues to perform, legal services for Metropolitan Life Insurance Company and its affiliates.

                           OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of MetLife, Inc.'s common stock as of the effective date of the plan of reorganization by:

     - each person who we believe will own beneficially more than 5% of the outstanding shares of MetLife, Inc.'s common stock;

     - each director and each Named Executive Officer; and

     - all of our directors and Named Executive Officers as a group.

The number of shares of common stock beneficially owned by each director and executive officer is based upon an estimate of the number of shares each director and Named Executive Officer and certain persons and entities affiliated with each director and Named Executive Officer will receive as eligible policyholders pursuant to the plan of reorganization. The plan of reorganization provides that for the first five years after the plan effective date, officers, directors and employees of Metropolitan Life Insurance Company, MetLife, Inc. and their affiliates, including their family members and their spouses, may not acquire common stock in any manner except through the following acquisitions:

     - officers, directors and employees who are eligible policyholders may receive common stock (to be held in the trust) in exchange for their policyholders' membership interests under the plan of reorganization;

     - officers and directors and their spouses and family members may purchase common stock through the purchase and sale program (if eligible) or in open market purchases through a broker or dealer registered with the Securities and Exchange Commission beginning two years after the plan effective date;

     - other employees and their spouses and family members may purchase common stock through the purchase and sale program (if eligible) or in open market purchases through a registered broker or dealer on or after the plan effective date; and

     - subject to certain limitations as to both the amount and timing of the acquisition of stock, officers, directors, employees and insurance agents may acquire common stock (or interests in common stock) under one or more of the MetLife, Inc. 2000 Stock Incentive Plan, the MetLife, Inc. 2000 Directors Stock Plan and specified other savings and investment plans, incentive compensation plans and deferred compensation plans.

     See "Management -- Management Compensation -- MetLife, Inc. 2000 Stock Incentive Plan" and "Management -- Information about the Board of Directors of MetLife, Inc. -- Compensation of Directors". No person will own more than 5% of the outstanding shares of common stock, other than the MetLife Policyholder Trust, as a result of the shares distributed pursuant to the plan of reorganization. Except as noted below, each holder listed below will have sole investment and voting power with respect to the shares beneficially owned by the holder. The number of shares of common stock owned by the trust is based on our preliminary calculation of the allocation of consideration to be distributed under the plan of reorganization and assumptions described under "Pro Forma Consolidated Financial Information".

                                                               NUMBER OF SHARES
                                                                    TO BE
NAME                                                          BENEFICIALLY OWNED
----                                                          ------------------
MetLife Policyholder Trust..................................       (1)
Robert H. Benmosche.........................................        *
Curtis H. Barnette..........................................        *
Gerald Clark................................................        *
Joan Ganz Cooney............................................        *
Burton A. Dole, Jr. ........................................        *
James R. Houghton...........................................        *
Harry P. Kamen..............................................        *
Helene L. Kaplan............................................        *
Charles M. Leighton.........................................        *
Allen E. Murray.............................................        *
Stewart G. Nagler...........................................        *
John J. Phelan, Jr. ........................................        *
Hugh B. Price...............................................        *
Ruth J. Simmons.............................................        *
William C. Steere, Jr.......................................        *
Gary A. Beller..............................................        *
James M. Benson.............................................        *
C. Robert Henrikson.........................................        *
Richard A. Liddy............................................        *
Catherine A. Rein...........................................        *
William J. Toppeta..........................................        *
John H. Tweedie.............................................        *
Lisa M. Weber...............................................        *
Judy E. Weiss...............................................        *
Board of directors of MetLife, Inc., but not in each
  director's individual capacity............................     493,903,472(1)
All directors and Named Executive Officers as a group.......        *       (2)

---------------
 * Number of shares represents less than one percent of the number of shares of common stock expected to be outstanding on the effective date of the plan.

(1) The board of directors of MetLife, Inc., but not in each director's individual capacity, is deemed to beneficially own the shares of common stock held by the MetLife Policyholder Trust because the board will direct the voting of these shares on certain matters submitted to a vote of stockholders. See "The Demutualization -- Establishment and Operation of the MetLife Policyholder Trust". The amount shown does not include shares beneficially owned by a director in the director's individual capacity.

(2) Does not include shares of common stock held by the MetLife Policyholder Trust beneficially owned by the board of directors, other than in each director's individual capacity.

                     COMMON STOCK ELIGIBLE FOR FUTURE SALE

     The MetLife Policyholder Trust will hold 493,903,472 shares of common stock on behalf of the approximately nine million eligible policyholders that will become beneficiaries of the trust in the demutualization. The trust provides that a trust beneficiary may sell the beneficiary's allocated shares of MetLife, Inc.'s common stock through the purchase and sale program, subject to certain limitations. Sales may be made at any time beginning on the later of (1) termination of any stabilization arrangements and trading restrictions in connection with the initial public offering or (2) the closing of all underwriters' over-allotment options which have been exercised and the expiration of all unexercised options. We expect that these sales may begin within 30 days after the effective date of the plan of reorganization. In addition, beginning one year after that effective date, trust beneficiaries may also withdraw all (but not less than all) of their allocated shares of MetLife, Inc.'s common stock from the trust and hold or dispose of their shares. Shares withdrawn from the trust will be issued in book-entry form as uncertificated shares, to the extent permitted by applicable law, unless a trust beneficiary requests a certificate for the shares. See "The Demutualization -- Establishment and Operation of the MetLife Policyholder Trust" for a description of the purchase and sale program and its limitations. Counsel has advised us that those beneficiaries who are not "affiliates" of MetLife, Inc. within the meaning of Rule 144 under the Securities Act of 1933, as amended, may resell their shares in the purchase and sale program or otherwise without registration under that Securities Act and without compliance with the time, volume, manner of sale and other limitations set forth in Rule 144. Substantially all of the shares of MetLife, Inc.'s common stock allocated in the demutualization to policyholders that will be beneficiaries of the trust will be allocated to non-affiliates of MetLife, Inc. Accordingly, most trust beneficiaries may freely transfer such shares, without limitations, through the purchase and sale program. In addition to the shares issued in the demutualization, the shares of common stock sold in the initial public offering and the shares issued upon settlement of the units will be freely transferable without restriction in the public market, except to the extent that those shares are acquired by affiliates of MetLife, Inc. and are therefore subject to restrictions under Rule 144.

     Banco Santander Central Hispano, S.A. and Credit Suisse Group have agreed that they or their respective affiliates will purchase from us, at a price per share equal to the initial public offering price, an aggregate of 60,000,000 shares of our common stock (or 30,000,000 shares each) in private placements that will close concurrently with the initial public offering and the offering of equity security units described below. The number of shares that each investor, individually, and the investors, in the aggregate, will purchase in the private placements represents approximately 4% and 8%, respectively, of the total number of shares of our common stock to be outstanding upon consummation of the initial public offering and the private placements. Each of these purchasers has entered into an agreement with us that provides that any shares purchased by it will be restricted, subject to certain limited exceptions, from sale or transfer for a period of one year after the initial public offering, except for sales to affiliates or pursuant to a tender or exchange offer recommended by our board of directors. In addition, each purchaser has agreed that it will not, without our consent, increase its ownership of voting securities above 4.9% of the outstanding shares (or 5.0% with the New York Superintendent of Insurance's approval), except for any increase resulting from transactions in the ordinary course of the business of purchaser as underwriter, broker/dealer, investment manager or investment adviser or from ordinary trading activities, unless such transactions were made with the purpose of changing or influencing the control of MetLife, seek to obtain board representation, solicit proxies in opposition to management or take certain other actions for five years. Although these investors will receive common stock which has not been registered under the Securities Act, they will also receive registration rights with respect to such stock, which rights are not exercisable until one year after the closing of the initial public offering. Pursuant to these registration rights, the purchasers will be able to have their shares of common stock registered for resale under the Securities Act, beginning after the first anniversary of the closing, on not more than one occasion for each purchaser each year, or not more than five occasions for each purchaser in total

(known as a "demand" registration right). In addition, we have agreed to use our reasonable efforts to register the shares for resale on a shelf registration statement on Form S-3 as soon as practicable after the first anniversary of the closing. If the shares are registered on a Form S-3, each purchaser will be allowed to make not more than two offerings under the registration statement each year, subject to a minimum offering size of $50,000,000 per offering, although underwritten offerings will be subject to the limitations on the number of demand registrations described above. The purchasers will also be able to participate, subject to specified limitations, in registrations effected by us for our own account or others.

     Sales of substantial amounts of MetLife, Inc. common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock.

                    DESCRIPTION OF THE EQUITY SECURITY UNITS

THE UNITS

     Concurrently with the closings of the initial public offering and the private placements, we and MetLife Capital Trust I, a Delaware statutory business trust wholly-owned by us, are selling 17,500,000 8.00% equity security units for a total gross offering of $875 million, plus up to an additional $131,250,000 if the underwriters' options to purchase additional units are exercised in full. Each unit will initially consist of and represent:

     - a purchase contract under which the holder agrees to purchase, for $50, shares of our common stock on May 15, 2003. The number of shares the holder will receive will be determined by the settlement rate described below, based on the average trading price of our common stock at that time; and

     - beneficial ownership of a capital security of MetLife Capital Trust I, with a stated liquidation amount of $50. The capital security will initially be pledged to secure the holder's obligations under the purchase contract.

THE CAPITAL SECURITIES

     The capital securities, and the common securities issued to MetLife, Inc., represent undivided beneficial ownership interests in the assets of MetLife Capital Trust I. These assets consist solely of debentures issued by us to the trust. The debentures will have an interest rate and principal amount that are the same as the distribution rate and stated liquidation amount of the capital securities and the common securities.

     Distributions on the capital securities will accrue from the date the capital securities are issued, and, subject to the distribution deferral provisions described below, they will be paid quarterly in arrears on each February 15, May 15, August 15 and November 15, commencing August 15, 2000. The initial annual distribution rate on the capital securities will be 8.00%. The interest rate on the debentures, and therefore the distribution rate on the capital securities, will be reset for the quarterly payments payable on and after May 15, 2003 to the rate, determined by the reset agent, that will be sufficient to cause the then current aggregate market value of the capital securities to be equal to 100.5% of the remarketing value. If the reset rate cannot be established prior to February 15, 2003, the distribution rate will not be reset and will continue to be the initial annual rate of 8.00% until a reset rate can be established on a later remarketing date.

     We can, on one or more occasions, defer the interest payments due on the debentures for up to five years, unless an event of default under the debentures has occurred and is continuing. However, we cannot defer interest payments beyond the maturity date of the debentures, which is May 15, 2005. If we defer interest payments on the debentures, the trust will also defer distributions on the capital securities. During any deferral period, distributions will continue to accumulate quarterly at the initial annual rate of 8.00% of the stated liquidation amount of $50 per capital security through and including February 15, 2003, and at the reset rate on the capital securities after that date. Also, the deferred distributions will themselves accumulate additional distributions at the deferred rate, to the extent permitted by law. During any period in which we defer interest payments on the debentures, in general we cannot:

     - declare or pay any dividend or distribution on our capital stock;

     - redeem, purchase, acquire or make a liquidation payment on any of our capital stock;

     - make any interest, principal or premium payment on, or repurchase or redeem, any of our debt securities that rank equally with or junior to the debentures; or

     - make any payment on any guarantee of the debt securities of any of our subsidiaries if the guarantee ranks equal or junior to the debentures.

REMARKETING

     Through a remarketing, the capital securities of holders of units, other than those electing not to participate in the remarketing, will be sold and the proceeds used to purchase treasury securities, which will be pledged to secure the unitholders' obligations under the purchase contracts. Cash payments received on the pledged treasury securities will be used to satisfy the unitholders' obligations to purchase our common stock on May 15, 2003. Unless a holder elects not to participate in the remarketing by delivering treasury securities to secure its obligations under the purchase contract, the capital securities will be remarketed on the remarketing date, which is the third business day immediately preceding February 15, 2003.

SETTLEMENT

     The settlement rate is the number of newly issued shares of our common stock that we are obligated to sell and the holders are obligated to buy upon settlement of a purchase contract on May 15, 2003. The settlement rate for each purchase contract will be as follows, subject to adjustment under specified circumstances:

     - if the applicable market value of our common stock is equal to or greater than $16.82, the settlement rate will be 2.97 shares of our common stock per purchase contract;

     - if the applicable market value of our common stock is less than $16.82 but greater than $14.25, the settlement rate will be equal to $50 divided by the applicable market value of our common stock per purchase contract; and

     - if the applicable market value of our common stock is less than or equal to $14.25, the settlement rate will be 3.51 shares of our common stock per purchase contract.

     In addition to the remarketing, the holder's obligations under the purchase contract may be satisfied:

     - if the holder has elected not to participate in the remarketing by delivering treasury securities to secure its obligations under the purchase contract, and in certain other circumstances, through the application of the cash payments received on the treasury securities;

     - through the early delivery of cash to the purchase contract agent in the manner described in the purchase contracts; and

     - if we are involved in a merger or consolidation prior to the stock purchase date in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, through an early settlement as described in the purchase contracts.

     In addition, the purchase contracts, our related rights and obligations and those of the holders of the units, including their obligations to purchase common stock, will automatically terminate upon the occurrence of particular events of our bankruptcy, insolvency or reorganization. Upon termination, the capital securities or treasury securities pledged to secure the holder's obligations under the purchase contract will be released and distributed to the holder.

MATURITY

     The capital securities do not have a stated maturity. However, the debentures issued by us to the trust will mature on May 15, 2005. Upon redemption of the debentures on that date, the trust will redeem the capital securities at their stated liquidation amounts plus any accrued and unpaid distributions.

     We, as the holder of all the common securities of the trust, have the right at any time to dissolve the trust. If we dissolve the trust, holders of capital securities will receive, after satisfaction of liabilities of creditors of the trust, debentures having a principal amount equal to the stated liquidation amount of the capital securities they hold. In such event, the capital securities will no longer be outstanding, and a normal unit that had included capital securities would thereafter consist of a debenture with a principal amount equal to the stated amount of the normal unit and the related purchase contract.

GUARANTEE

     MetLife, Inc. will irrevocably guarantee, on a senior and unsecured basis, the payment in full of the following:

     - distributions on the capital securities to the extent of available trust funds; and

     - the stated liquidation amount of the capital securities to the extent of available trust funds.

     The guarantee will be unsecured and will rank equally in right of payment to all of our other senior unsecured debt.

LISTING

     The units have been approved for listing on the New York Stock Exchange under the symbol "MIU", subject to official notice of issuance.

ACCOUNTING TREATMENT

     The financial statements of MetLife Capital Trust I will be consolidated in our financial statements, with the capital securities shown on our consolidated balance sheet under the caption "Company-obligated mandatorily redeemable securities of subsidiary trust holding solely debentures of Parent". The proceeds from the units will be allocated to the underlying purchase contracts and capital securities based on their relative fair values at the offering date. The forward contracts will be reported in additional paid-in capital and subsequent changes in fair value will not be recognized. The notes to our consolidated financial statements will disclose that the sole asset of the trust will be the debentures. Distributions on the capital securities will be reported as a charge to minority interest in our consolidated statements of income, whether paid or accrued.

     The purchase contracts are forward transactions in our common stock. Upon settlement of a purchase contract, we will receive $50 on that purchase contract and will issue the requisite number of shares of MetLife, Inc. common stock. The $50 we receive will be credited to shareholders' equity and allocated between the common stock and additional paid-in-capital accounts.

     Before the issuance of shares of our common stock upon settlement of the purchase contracts, the equity security units will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating earnings per share for any period is deemed to be increased by the excess, if any, of the number of shares issuable upon settlement of the purchase contracts over the number of shares that could be purchased by us in the market, at the average market price during that period, using the proceeds receivable upon settlement. Consequently, we anticipate that there will be no dilutive effect on our earnings per share except during periods when the average market price of our common stock is above $16.82 per share.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of MetLife, Inc. consists of 3,000,000,000 shares of common stock and 200,000,000 shares of preferred stock.

COMMON STOCK

     Holders of our common stock are entitled to receive such dividends as may from time to time be declared by our board of directors out of funds legally available therefor. See "Dividend Policy". Holders of our common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights. Holders of our common stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding up of MetLife, Inc., holders of our common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all liabilities of MetLife, Inc. and the liquidation preference of any outstanding class or series of preferred stock. The outstanding shares of our common stock are, and the shares of common stock issued by us in the demutualization, the initial public offering and the private placements and upon settlement of the purchase contracts comprising the equity security units, when issued, will be fully paid and nonassessable. The rights and privileges of holders of our common stock are subject to any series of preferred stock that we may issue in the future, as described below.

PREFERRED STOCK

     Our board of directors has the authority to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the voting rights, designations, powers, preferences and qualifications, limitations and restrictions of the shares constituting any series, without any further vote or action by stockholders. The issuance of preferred stock by our board of directors could adversely affect the rights of holders of common stock.

     We have authorized 10,000,000 shares of Series A Junior Participating Preferred Stock for issuance in connection with our stockholder rights plan. See "-- Stockholder Rights Plan".

CERTAIN PROVISIONS IN OUR CERTIFICATE OF INCORPORATION AND BY-LAWS AND IN DELAWARE AND NEW YORK LAW

     A number of provisions of our certificate of incorporation and by-laws deal with matters of corporate governance and rights of stockholders. The following discussion is a general summary of selected provisions of our certificate of incorporation and by-laws and regulatory provisions that might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by our board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the incumbent board of directors or management more difficult. Some provisions of the Delaware General Corporation Law and the New York Insurance Law may also have an antitakeover effect. The following description of selected provisions of our certificate of incorporation and by-laws and selected provisions of the Delaware General Corporation Law and the New York Insurance Law is necessarily general and reference should be made in each case to our certificate of incorporation and by-laws, which are filed as exhibits to our registration statement of which this prospectus forms a part, and to the provisions of those laws. See "Additional Information" for information on where to obtain a copy of our certificate of incorporation and by-laws.

  UNISSUED SHARES OF CAPITAL STOCK

     COMMON STOCK. Based upon the assumptions described under "Pro Forma Consolidated Financial Information", we are issuing 202,000,000 shares of our authorized common stock in the initial public offering, 60,000,000 shares of our common stock in the private placements and 493,903,472 shares of common stock in the demutualization. This information does not include shares of our common stock issuable upon the settlement of the purchase contracts comprising equity security units offered concurrently with this offering. The remaining shares of authorized and unissued common stock will be available for future issuance without additional stockholder approval. While the authorized but unissued shares are not designed to deter or prevent a change of control, under some circumstances we could use the authorized but unissued shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.

     PREFERRED STOCK. Our board of directors has the authority to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the designations, powers, preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by stockholders. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of the preferred stock to parties who might oppose such a takeover bid or issue shares of the preferred stock containing terms the potential acquiror may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for our common stock at a premium over the market price of our common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, our common stock. See "-- Stockholder Rights Plan" for a description of our Series A Junior Participating Preferred Stock.

  CLASSIFIED BOARD OF DIRECTORS AND REMOVAL OF DIRECTORS

     Pursuant to our certificate of incorporation, the directors are divided into three classes, as nearly equal in number as possible, with each class having a term of three years. The classes serve staggered terms, such that the term of one class of directors expires each year. Any effort to obtain control of our board of directors by causing the election of a majority of the board may require more time than would be required without a staggered election structure. Our certificate of incorporation also provides that, subject to the rights of the holders of any class of preferred stock, directors may be removed only for cause at a meeting of stockholders by a vote of a majority of the shares then entitled to vote. This provision may have the effect of slowing or impeding a change in membership of our board of directors that would effect a change of control.

  EXERCISE OF DUTIES BY BOARD OF DIRECTORS

     Our certificate of incorporation provides that while the MetLife Policyholder Trust is in existence, each MetLife, Inc. director is required, in exercising his or her duties as a director, to take the interests of the trust beneficiaries into account as if they were holders of the shares of common stock held in the trust, except to the extent that any such director determines, based on advice of counsel, that to do so would violate his or her duties as a director under Delaware law.

  RESTRICTION ON MAXIMUM NUMBER OF DIRECTORS AND FILLING OF VACANCIES ON OUR BOARD OF DIRECTORS

     Pursuant to our by-laws and subject to the rights of the holders of any class of preferred stock, the number of directors may be fixed and increased or decreased from time to time by resolution of the board of directors, but the board of directors will at no time consist of fewer than three directors. Subject to the rights of the holders of any class of preferred stock, stockholders can only remove a director for cause by a vote of a majority of the shares entitled to vote, in which case the vacancy caused by such removal may be filled at such meeting by the stockholders entitled to vote for the election of the director so removed. Any vacancy on the board of directors, including a vacancy resulting from an increase in the number of directors or resulting from a removal for cause where the stockholders have not filled the vacancy, subject to the rights of the holders of any class of preferred stock, may be filled by a majority of the directors then in office, although less than a quorum. If the vacancy is not so filled, it will be filled by the stockholders at the next annual meeting of stockholders. The stockholders are not permitted to fill vacancies between annual meetings, except where the vacancy resulted from a removal for cause. These provisions give incumbent directors significant authority that may have the effect of limiting the ability of stockholders to effect a change in management.

  ADVANCE NOTICE REQUIREMENTS FOR NOMINATION OF DIRECTORS AND PRESENTATION OF NEW BUSINESS AT MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

     Our by-laws provide for advance notice requirements for stockholder proposals and nominations for director. In addition, pursuant to the provisions of both the certificate of incorporation and the by-laws, action may not be taken by written consent of stockholders; rather, any action taken by the stockholders must be effected at a duly called meeting. Moreover, the stockholders do not have the power to call a special meeting. Only the chief executive officer or the secretary pursuant to a board resolution or, under some circumstances, the president or a director who also is an officer, may call a special meeting. These provisions make it more procedurally difficult for a stockholder to place a proposal or nomination on the meeting agenda and prohibit a stockholder from taking action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or with respect to other matters that are not supported by management for stockholder vote.

  LIMITATIONS ON DIRECTOR LIABILITY

     Our certificate of incorporation contains a provision that is designed to limit the directors' liability to the extent permitted by the Delaware General Corporation Law and any amendments to that law. Specifically, directors will not be held liable to MetLife, Inc. or our stockholders for an act or omission in their capacity as a director, except for liability as a result of:

     - a breach of the duty of loyalty to MetLife, Inc. or our stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - payment of an improper dividend or improper repurchase of our stock under
       Section 174 of the Delaware General Corporation Law; or

     - actions or omissions pursuant to which the director received an improper personal benefit.

The principal effect of the limitation on liability provision is that a stockholder is unable to prosecute an action for monetary damages against a director of MetLife, Inc. unless the stockholder can demonstrate one of the specified bases for liability. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. Our certificate of incorporation also does not eliminate the directors' duty of care. The inclusion of the limitation on liability provision in the certificate may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited MetLife, Inc. and its stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.

     Our by-laws also provide that we indemnify our directors and officers to the fullest extent permitted by Delaware law. We are required to indemnify our directors and officers for all judgments, fines, settlements, legal fees and other expenses reasonably incurred in connection with pending or threatened legal proceedings because of the director's or officer's position with us or another entity, including Metropolitan Life Insurance Company, that the director or officer serves at our request, subject to certain conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must succeed in the legal proceeding or act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of MetLife, Inc. and, with respect to any criminal action or proceeding, in a manner he or she reasonably believed to be lawful.

  SUPERMAJORITY VOTING REQUIREMENT FOR AMENDMENT OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

  Some of the provisions of our certificate of incorporation, including those that authorize the board of directors to create stockholder rights plans, that set forth the duties, election and exculpation from liability of directors and that prohibit stockholders from actions by written consent, may not be amended, altered, changed or repealed unless the amendment is approved by the vote of holders of 75% of the then outstanding shares entitled to vote at an election of directors. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by the Delaware General Corporation Law for the repeal or amendment of such provisions of the certificate of incorporation. Our by-laws may be amended, altered or repealed by the board of directors or by the vote of holders of 75% of the then outstanding shares entitled to vote in the election of directors. These provisions make it more difficult for any person to remove or amend any provisions that have an antitakeover effect.

  BUSINESS COMBINATION STATUTE

     In addition, as a Delaware corporation, MetLife, Inc. is subject to Section 203 of the Delaware General Corporation Law, unless it elects in its certificate of incorporation not to be governed by the provisions of Section 203. We have not made that election. Section 203 can affect the ability of an "interested stockholder" of MetLife, Inc. to engage in certain business combinations, including mergers, consolidations or acquisitions of additional shares of MetLife, Inc., for a period of three years following the time that the stockholder becomes an "interested stockholder". An "interested stockholder" is defined to mean any person owning directly or indirectly 15% or more of the outstanding voting stock of a corporation. The provisions of Section 203 are not applicable in some circumstances, including those in which (1) the business combination or transaction which results in the stockholder becoming an "interested stockholder" is approved by the corporation's board of directors prior to the time the stockholder becomes an "interested stockholder" or (2) the "interested stockholder", upon consummation of such transaction, owns at least 85% of the voting stock of the corporation outstanding prior to such transaction.

  RESTRICTIONS ON ACQUISITIONS OF SECURITIES

     Section 7312 of the New York Insurance Law provides that, for a period of five years after the distribution of consideration pursuant to the plan of reorganization is completed, no person may directly or indirectly offer to acquire or acquire in any manner the beneficial ownership

(defined as the power to vote or dispose of, or to direct the voting or disposition of, a security) of 5% or more of any class of voting security (which term includes our common stock) of MetLife, Inc. without the prior approval of the New York Superintendent of Insurance. Pursuant to Section 7312, voting securities acquired in excess of the 5% threshold without such prior approval will be deemed non-voting.

     The insurance laws and regulations of New York, the jurisdiction in which our principal insurance subsidiary, Metropolitan Life Insurance Company, is organized, may delay or impede a business combination involving us. In addition to the limitations described in the immediately preceding paragraph, the New York Insurance Law prohibits any person from acquiring control of MetLife, Inc., and thus indirect control of Metropolitan Life Insurance Company, without the prior approval of the New York Superintendent of Insurance. That law presumes that control exists where any person, directly or indirectly, owns, controls, holds the power to vote or holds proxies representing 10% or more of our outstanding voting stock, unless the New York Superintendent, upon application, determines otherwise. Even persons who do not acquire beneficial ownership of more than 10% of the outstanding shares of MetLife, Inc.'s common stock may be deemed to have acquired such control, if the New York Superintendent determines that such persons, directly or indirectly, exercise a controlling influence over our management and policies. Therefore, any person seeking to acquire a controlling interest in MetLife, Inc. would face regulatory obstacles which may delay, deter or prevent an acquisition that stockholders might consider in their best interests.

     The insurance holding company law and other insurance laws of many states also regulate changes of control (generally presumed upon acquisitions of 10% or more of voting securities) of insurance holding companies, such as MetLife, Inc.

STOCKHOLDER RIGHTS PLAN

     Our board of directors has adopted a stockholder rights plan under which each outstanding share of our common stock issued between the date on which MetLife, Inc. enters into the underwriting agreement for the initial public offering and the distribution date (as described below) will be coupled with a stockholder right. Initially, the stockholder rights will be attached to the certificates representing outstanding shares of common stock, and no separate rights certificates will be distributed. Each right will entitle the holder to purchase one one-hundredth of a share of our Series A Junior Participating Preferred Stock. Each one one-hundredth of a share of Series A Junior Participating Preferred Stock will have economic and voting terms equivalent to one share of MetLife, Inc.'s common stock. Until it is exercised, the right itself will not entitle the holder thereof to any rights as a stockholder, including the right to receive dividends or to vote at stockholder meetings. The description and terms of the rights are set forth in a rights agreement ("Rights Agreement") entered into between MetLife, Inc. and ChaseMellon Shareholder Services, L.L.C., as rights agent. Although the material provisions of the Rights Agreement have been accurately summarized, the statements below concerning the Rights Agreement are not necessarily complete, and in each instance reference is made to the form of Rights Agreement itself, a copy of which has been filed as an exhibit to the Registration Statement of which this prospectus forms a part. Each statement is qualified in its entirety by such reference.

     Stockholder rights are not exercisable until the distribution date, and will expire at the close of business on the tenth anniversary of the date on which the initial public offering price is determined, unless earlier redeemed or exchanged by us. A distribution date would occur upon the earlier of:

     - the tenth day after the first public announcement or communication to us that a person or group of affiliated or associated persons (referred to as an acquiring person) has acquired beneficial ownership of 10% or more of our outstanding common stock (the date of such announcement or communication is referred to as the stock acquisition time); or

     - the tenth business day after the commencement or announcement of the intention to commence a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

If any person becomes an acquiring person, each holder of a stockholder right will be entitled to exercise the right and receive, instead of Series A Junior Participating Preferred Stock, common stock (or, in certain circumstances, cash, a reduction in purchase price, property or other securities of MetLife, Inc.) having a value equal to two times the purchase price of the stockholder right. All stockholder rights that are beneficially owned by an acquiring person or its transferee will become null and void.

     If at any time after a public announcement has been made or MetLife, Inc. has received notice that a person has become an acquiring person, (1) MetLife, Inc. is acquired in a merger or other business combination or (2) 50% or more of MetLife, Inc.'s assets, cash flow or earning power is sold or transferred, each holder of a stockholder right (except rights which previously have been voided as set forth above) will have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the purchase price of the right.

     The purchase price payable, the number of one one-hundredths of a share of Series A Junior Participating Preferred Stock or other securities or property issuable upon exercise of rights and the number of rights outstanding, are subject to adjustment from time to time to prevent dilution. With certain exceptions, no adjustment in the purchase price or the number of shares of Series A Junior Participating Preferred Stock issuable upon exercise of a stockholder right will be required until the cumulative adjustment would require an increase or decrease of at least one percent in the purchase price or number of shares for which a right is exercisable.

     At any time until the earlier of (1) the stock acquisition time or (2) the final expiration date of the Rights Agreement, we may redeem all the stockholder rights at a price of $0.01 per right. At any time after a person has become an acquiring person and prior to the acquisition by such person of 50% or more of the outstanding shares of our common stock, we may exchange the stockholder rights, in whole or in part, at an exchange ratio of one share of common stock, or one one-hundredth of a share of Series A Junior Participating Preferred Stock (or of a share of a class or series of preferred stock having equivalent rights, preferences and privileges), per right.

     The stockholder rights plan is designed to protect stockholders in the event of unsolicited offers to acquire MetLife, Inc. and other coercive takeover tactics which, in the opinion of its board of directors, could impair its ability to represent stockholder interests. The provisions of the stockholder rights plan may render an unsolicited takeover more difficult or less likely to occur or may prevent such a takeover, even though such takeover may offer our stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of our stockholders.

METLIFE POLICYHOLDER TRUST

     Under the plan of reorganization, we have established the MetLife Policyholder Trust to hold the shares of common stock allocated to eligible policyholders under the plan. 493,903,472 shares of common stock, or 65.3% of the total number of shares which will be outstanding immediately after the initial public offering, will be issued to the trust on the effective date of the plan, to be held on behalf of approximately nine million eligible policyholders. Because of the number of shares held by the trust and the voting provisions of the trust, the trust may affect the outcome of matters brought to a stockholder vote.

     The trustee will generally vote all of the shares of common stock held in the trust in accordance with the recommendations given by our board of directors to our stockholders or, if the board gives no such recommendation, as directed by the board, except on votes regarding certain fundamental corporate actions. As a result of the voting provisions of the trust, our board of directors will effectively be able to control votes on all matters submitted to a vote of stockholders, excluding those fundamental corporate actions described below, so long as the trust holds a substantial number of shares of our common stock.

     If the vote relates to fundamental corporate actions specified in the trust, the trustee will solicit instructions from the beneficiaries and vote all shares held in the trust in proportion to the instructions it receives, which would give disproportionate weight to the instructions actually given by trust beneficiaries. These actions include:

     - an election or removal of directors in which a stockholder has properly nominated one or more candidates in opposition to a nominee or nominees of our board of directors or a vote on a stockholder's proposal to oppose a board nominee for director, remove a director for cause or fill a vacancy caused by the removal of a director by stockholders, subject to certain conditions;

     - a merger or consolidation, a sale, lease or exchange of all or substantially all of the assets, or a recapitalization or dissolution of, MetLife, Inc., in each case requiring a vote of our stockholders under applicable Delaware law;

     - any transaction that would result in an exchange or conversion of shares of common stock held by the trust for cash, securities or other property;

     - issuances of common stock during the first year after the effective date of the plan at a price materially less than the then prevailing market price of our common stock, if a vote of stockholders is required to approve the issuance under Delaware law, other than issuances in an underwritten public offering or pursuant to an employee benefit plan;

     - for the first year after the effective date of the plan, any matter that requires a supermajority vote of stockholders under Delaware law or our certificate of incorporation or by-laws, and any amendment to our certificate of incorporation or by-laws that is submitted for approval to our stockholders; and

     - any proposal requiring our board of directors to amend or redeem the rights under our stockholder rights plan, other than a proposal with respect to which we have received advice of nationally-recognized legal counsel to the effect that the proposal is not a proper subject for stockholder action under Delaware law.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, L.L.C.

                                  UNDERWRITING

     Credit Suisse First Boston Corporation, Goldman, Sachs & Co., Banc of America Securities LLC, Donaldson, Lufkin & Jenrette Securities Corporation, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Salomon Smith Barney Inc., Conning & Company, Fox-Pitt, Kelton Inc., J.P. Morgan Securities Inc., Santander Investment Securities Inc., Utendahl Capital Partners, L.P. and Warburg Dillon Read LLC are acting as representatives for the U.S. underwriters named below, with respect to the shares of common stock being offered in the U.S. offering.

U.S. UNDERWRITERS                                             NUMBER OF SHARES
-----------------                                             ----------------
Credit Suisse First Boston Corporation......................     50,443,205
Goldman, Sachs & Co. .......................................     50,443,205
Banc of America Securities LLC..............................      7,619,025
Donaldson, Lufkin & Jenrette Securities Corporation.........      7,619,025
Lehman Brothers Inc. .......................................      7,619,025
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........      7,619,025
Morgan Stanley & Co. Incorporated...........................      4,466,325
Salomon Smith Barney Inc. ..................................      7,619,025
Conning & Company...........................................      2,101,800
Fox-Pitt, Kelton Inc. ......................................      2,889,975
J.P. Morgan Securities Inc. ................................      2,101,800
Santander Investment Securities Inc. .......................      2,889,975
Utendahl Capital Partners, L.P. ............................      2,101,800
Warburg Dillon Read LLC.....................................      2,101,800
Bear, Stearns & Co. Inc. ...................................        493,380
Sanford C. Bernstein & Co., Inc. ...........................        493,380
CIBC World Markets Corp. ...................................        493,380
Deutsche Bank Securities Inc. ..............................        493,380
A.G. Edwards & Sons, Inc. ..................................        493,380
First Union Securities, Inc. ...............................        493,380
FleetBoston Robertson Stephens Inc. ........................        493,380
Chase Securities Inc........................................        493,380
Edward D. Jones & Co., L.P. ................................        493,380
Lazard Freres & Co. LLC.....................................        493,380
BMO Nesbitt Burns Corp. ....................................        493,380
Putnam, Lovell, de Guardiola & Thornton, Inc. ..............        493,380
Prudential Securities Incorporated..........................        493,380
RBC Dominion Securities Corporation.........................        493,380
Wasserstein Perella Securities, Inc. .......................        493,380
Advest, Inc. ...............................................        246,690
Robert W. Baird & Co. Incorporated..........................        246,690
M.R. Beal & Company.........................................        246,690
William Blair & Company, L.L.C. ............................        246,690
Blaylock & Partners, L.P. ..................................        246,690
J.C. Bradford & Co. ........................................        246,690
The Chapman Company.........................................        246,690
Chatsworth Securities LLC...................................        246,690
Dain Rauscher Incorporated..................................        246,690
Doley Securities, Inc. .....................................        246,690

U.S. UNDERWRITERS                                             NUMBER OF SHARES
-----------------                                             ----------------
E*OFFERING Corp. ...........................................        246,690
Friedman, Billings, Ramsey & Co., Inc. .....................        246,690
Gardner Rich & Company......................................        246,690
Gruntal & Co., L.L.C........................................        246,690
Guzman & Company............................................        246,690
Invemed Associates LLC .....................................        246,690
Janney Montgomery Scott LLC.................................        246,690
Jackson Securities Incorporated.............................        246,690
Keefe, Bruyette & Woods, Inc. ..............................        246,690
Legg Mason Wood Walker, Incorporated........................        246,690
Loop Capital Markets, LLC...................................        246,690
May Davis Group Inc. .......................................        246,690
McDonald Investments Inc., A KeyCorp Company................        246,690
Melvin Securities, L.L.C....................................        246,690
Morgan Keegan & Company, Inc. ..............................        246,690
Neuberger Berman, LLC.......................................        246,690
Ormes Capital Markets, Inc. ................................        246,690
Pryor, Counts & Co., Inc. ..................................        246,690
Ramirez & Co., Inc..........................................        246,690
Raymond James & Associates, Inc. ...........................        246,690
The Robinson-Humphrey Company, LLC..........................        246,690
Sandler O'Neill & Partners, L.P. ...........................        246,690
Muriel Siebert & Co., Inc. .................................        246,690
Stephens Inc. ..............................................        246,690
Stifel, Nicolaus & Company, Incorporated....................        246,690
Sturdivant & Co., Inc. .....................................        246,690
Tucker Anthony Incorporated.................................        246,690
U.S. Bancorp Piper Jaffray Inc. ............................        246,690
Wachovia Securities, Inc. ..................................        246,690
The Williams Capital Group, L.P. ...........................        246,690
Wit SoundView Corporation...................................        246,690
Total.......................................................    175,150,000

Credit Suisse First Boston (Europe) Limited, Goldman Sachs International, Bank of America International Limited, Donaldson, Lufkin & Jenrette International, Lehman Brothers International (Europe), Merrill Lynch International, Morgan Stanley & Co. International Limited, Salomon Brothers International Limited, BSCH Bolsa, Sociedad de Valores, S.A., Credit Lyonnais Securities, Fox-Pitt, Kelton N.V., J.P. Morgan Securities Ltd. and UBS AG, acting through its division Warburg Dillon Read are acting as representatives for the international underwriters named below, with respect to the shares being offered in the international offering.

INTERNATIONAL UNDERWRITERS                                    NUMBER OF SHARES
--------------------------                                    ----------------
Credit Suisse First Boston (Europe) Limited.................      8,055,000
Goldman Sachs International.................................      8,055,000
Bank of America International Limited.......................      1,463,325
Donaldson, Lufkin & Jenrette International..................      1,423,050
Lehman Brothers International (Europe)......................      1,342,500
Merrill Lynch International.................................      1,476,750
Morgan Stanley & Co. International Limited..................        939,750

INTERNATIONAL UNDERWRITERS                                    NUMBER OF SHARES
--------------------------                                    ----------------
Salomon Brothers International Limited......................      1,409,625
BSCH Bolsa, Sociedad de Valores, S.A. ......................        604,125
Credit Lyonnais Securities..................................        349,050
Fox-Pitt, Kelton N.V. ......................................        604,125
J.P. Morgan Securities Ltd. ................................        429,600
UBS AG, acting through its division, Warburg Dillon Read....        429,600
Banca d'Intermediazione Mobiliare IMI.......................         67,125
Daiwa Securities SB Capital Markets Europe Limited..........         67,125
Deutsche Bank AG London.....................................         67,125
Paribas.....................................................         67,125
Total.......................................................     26,850,000

Each of the U.S. and international underwriters have agreed to purchase the number of shares of common stock set forth above opposite its name. Their obligations are subject to certain conditions to be contained in a U.S. underwriting agreement dated April 4, 2000, and an international underwriting agreement dated April 4, 2000.

     The terms and conditions of both the U.S. offering and the international offering are the same and the sale of shares of common stock in both offerings are conditioned on each other. Each of the offerings is conditioned on the consummation of the demutualization, the consummation of the offering of the equity security units and the consummation of the private placements. References in this prospectus to the "underwriters" refer to both the U.S. underwriters and the international underwriters.

     If the U.S. underwriters sell more shares than the total number set forth in the applicable table above, the U.S. underwriters have an option to buy up to an additional 26,272,500 shares of common stock from MetLife to cover such sales. They may exercise that option for 30 days following the date of this offering. If any shares are purchased pursuant to this option, the U.S. underwriters will severally purchase shares in approximately the same proportion as set forth in the applicable table above. We have granted the international underwriters a similar option to purchase up to an additional 4,027,500 shares of common stock.

     The following table summarizes the compensation and estimated expenses we will pay.

                                              PER SHARE                            TOTAL
                                   -------------------------------    -------------------------------
                                      WITHOUT            WITH            WITHOUT            WITH
                                   OVER-ALLOTMENT   OVER-ALLOTMENT    OVER-ALLOTMENT   OVER-ALLOTMENT
                                   --------------   --------------    --------------   --------------
Underwriting Discounts paid by
  us.............................      $0.64            $0.64          $129,280,000     $148,672,000
Expenses payable by us...........      $0.07            $0.07          $ 14,645,000     $ 16,841,750

     Shares sold by the underwriters will be offered to the public at the initial public offering price set forth on the cover page of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.40 per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $0.10 per share from the initial public offering price. After the initial public offering, the representatives of the underwriters may change the offering price and the other selling terms.

     The underwriters for both of the offerings have entered into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer shares of common stock as a part of the distribution of the shares. The underwriters also have agreed that they may sell shares of common stock among each of the underwriting groups.

     In this respect, each U.S. underwriter has agreed that, as part of its distribution of the common stock and subject to permitted exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of common stock or distribute any prospectus relating to the common stock to any person outside the United States and Canada or to any other dealer who does not so agree. Each international underwriter has agreed that, as part of its distribution of the common stock and subject to permitted exceptions, it has not offered, and will not offer or sell, directly or indirectly, any shares of common stock or distribute any prospectus relating to the common stock in the United States or Canada or to any other dealer who does not so agree. The foregoing limitations do not apply to stabilization transactions or to transactions between the U.S. and international underwriters. As used herein, "United States" means the United States of America (including the States and the District of Columbia), its territories, possessions and other areas subject to its jurisdiction, "Canada" means Canada, its provinces, territories, possessions and other areas subject to its jurisdiction, and an offer or sale shall be in the United States or Canada if it is made to (i) any individual resident in the United States or Canada or (ii) any corporation, partnership, pension, profit-sharing or other trust or entity (including any such entity acting as an investment adviser with discretionary authority) whose office most directly involved with the purchase is located in the United States or Canada.

     We agreed that during the period beginning from April 4, 2000 and continuing to and including the date 180 days after the date of this prospectus, we will not offer, sell, contract to sell or otherwise dispose of, except as provided under the U.S. and international underwriting agreements and except for the issuance of common stock pursuant to the private placements and to the MetLife Policyholder Trust pursuant to the plan of reorganization, any common stock or any of our securities that are substantially similar to our common stock, including but not limited to any securities that are convertible into or exchangeable for, or represent the right to receive, shares of our common stock or any such substantially similar securities (other than the equity security units to be offered and sold concurrently with the initial public offering and other than pursuant to employee stock option plans existing on the date of the U.S. and international underwriting agreements), without the prior written consent of Credit Suisse First Boston Corporation and Goldman, Sachs & Co. In addition, Banco Santander Central Hispano, S.A. and Credit Suisse Group have agreed with us that they will not, without our prior written consent, sell the shares of our common stock that they or their affiliates purchase in the private placements for one year after the initial public offering, except for sales to affiliates or pursuant to a tender or exchange offer recommended by our boards of directors.

     Prior to the offerings, there has been no public market for our common stock. The initial public offering price was negotiated among MetLife, Inc., Metropolitan Life Insurance Company and the representatives of the underwriters. Among the factors considered in determining the initial public offering price of our common stock, in addition to prevailing market conditions, were our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses. In addition, the final terms of the offering, including the initial public offering price, are subject to the approval of the New York Superintendent of Insurance. The New York Superintendent approved the terms on April 4, 2000.

     Our common stock has been approved for listing on the New York Stock Exchange under the symbol "MET", subject to official notice of issuance. In order to meet the requirements for listing our common stock on the NYSE, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

     The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934 (the "Exchange Act").

     - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

     - Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by such syndicate member is purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of our common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise, and if continued, may be discontinued at any time.

     Each of the underwriters severally represents and agrees that:

     - It has not offered or sold and prior to the date six months after the date of issuance of the common stock will not offer or sell any common stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

     - It has complied, and will comply with, all applicable provisions of the Financial Services Act of 1986 with respect to anything done by it in relation to the common stock in, from or otherwise involving the United Kingdom; and

     - It has only issued or passed on and will only issue and pass on in the United Kingdom any document received by it in connection with the issue of the common stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom such document may otherwise lawfully be issued or passed on.

     The underwriters may not confirm sales to discretionary accounts without the prior written approval of the customer.

     A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make Internet distributions on the same basis as other allocations.

     Other than the prospectus in electronic format, the information contained on any underwriter's website and any information contained on any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, have not been approved or endorsed by us or any underwriter in its capacity as an underwriter and should not be relied upon by investors.

     MetLife, Inc. and Metropolitan Life Insurance Company have agreed to indemnify the several underwriters against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in respect thereof.

     Certain of the underwriters or their affiliates have provided from time to time, and expect to provide in the future, investment banking, financial advisory and other related services to us and our affiliates, for which they have received and may continue to receive customary fees and commissions. We and the underwriters and our respective affiliates, also participate together from time to time in investing activities. The joint-lead managing underwriters, Credit Suisse First Boston Corporation and Goldman, Sachs & Co., are currently acting as financial advisors to us in connection with the demutualization. In addition, we have engaged Merrill Lynch & Co. to render a fairness opinion to our board of directors in connection with the demutualization. In this regard, we have agreed to indemnify each of them against certain liabilities, including liabilities under the Securities Act. In addition, Credit Suisse First Boston Corporation and Goldman, Sachs & Co. may, as principal or agent, assist in the sale of shares of our common stock on behalf of trust beneficiaries who elect to sell shares under the purchase and sale program established by the plan of reorganization and, during the first ninety days following the plan effective date, Credit Suisse First Boston Corporation and Goldman, Sachs & Co. jointly have certain rights under such program to assist in sales on behalf of large trust beneficiaries if certain volume limitations are exceeded.

     Other relationships we have with certain underwriters include the following:

     - Some of our directors are members of the boards of directors of certain of the underwriters or their affiliates. See "Management" for a description of these directorships.

     - We own approximately 3% or less of the outstanding common stock of certain subsidiaries of Banco Santander Central Hispano, S.A. and Credit Suisse Group, certain of which are co-managers of the initial public offering or the offering of the equity security units. We operate in Spain and Portugal through joint venture arrangements with Banco Santander Central Hispano, S.A., the indirect parent of Santander Investment Securities Inc. and BSCH Bolsa, Sociedad de Valores, S.A., which are acting as co-managers in the initial public offering. One of our officers is a member of the investment committee of Credit Suisse First Boston International Equity Partners, L.P. We are a limited partner of certain limited partnerships affiliated with Credit Suisse First Boston Corporation.

     - Our subsidiary Conning & Company will act as a co-manager of the initial public offering.

     - Certain of the underwriters also maintain arrangements with us relating to the lease of office buildings.

     In addition to the foregoing, Banco Santander Central Hispano, S.A. and Credit Suisse Group have agreed that they or their respective affiliates will purchase from us, at a price per share equal to the initial public offering price, an aggregate of 60,000,000 shares of our common stock (or 30,000,000 shares each) in private placements that will close concurrently with the initial public offering and the offering of equity security units. The number of shares that each investor, individually, and the investors, in the aggregate, will purchase in the private placements represents approximately 4% and 8%, respectively, of the total number of shares of our common stock to be outstanding upon consummation of the initial public offering and the private placements. The investors will purchase these shares from us at the initial public offering price. Each of these purchasers have entered into an agreement with us that provides that any shares purchased by it will be restricted from sale or transfer for a period of one year after the initial public offering, except for sales to affiliates or pursuant to a tender or exchange offer recommended by our board of directors, and that it will not, without our consent, increase its ownership of voting securities above 4.9% of the outstanding shares (or 5.0% with the New York Superintendent's approval), except for any increase resulting from transactions in the ordinary course of the business of purchaser as underwriter, broker/dealer, investment manager or investment adviser or from ordinary trading activities, unless such transactions were made with the purpose of changing or influencing the control of MetLife, seek to obtain board representation, solicit proxies in opposition to management or take certain other actions for five years.

     In connection with this offering, Goldman, Sachs & Co. has agreed to act as a "qualified independent underwriter" under Rule 2720 of the NASD Conduct Rules and the initial public offering price will not be higher than the price recommended by Goldman, Sachs & Co. In its role as qualified independent underwriter, Goldman, Sachs & Co. has participated in due diligence investigations and in the preparation of this prospectus and the registration statement of which this prospectus forms a part.

     Rule 312(g) of the New York Stock Exchange effectively prohibits our subsidiary, Conning & Company, and its affiliates, following the initial public offering, from effecting any transaction (except on an unsolicited basis) for the account of any customer in, or making any recommendation with respect to, our common stock.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions".

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

     Credit Suisse First Boston Corporation and Credit Suisse First Boston (Europe) Limited, both of which are underwriters, are affiliates of Credit Suisse Group. In addition, Santander Investment Securities Inc. and BSCH Bolsa, Sociedad de Valores, S.A., both of which are underwriters, are affiliates of Banco Santander Central Hispano, S.A.

     We may be considered a connected issuer of Credit Suisse First Boston Corporation, Credit Suisse First Boston (Europe) Limited, Santander Investment Securities Inc. and BSCH Bolsa, Sociedad de Valores, S.A. under applicable securities legislation by virtue of the participation of Credit Suisse Group, Banco Santander Central Hispano, S.A. or their respective affiliates in the private placements of our common stock as described in this prospectus. Credit Suisse First Boston Corporation, Credit Suisse First Boston (Europe) Limited, Santander Investment Securities Inc. and BSCH Bolsa, Sociedad de Valores, S.A. will not receive any benefit in connection with this offering other than as described in this prospectus.

     Conning & Company, an underwriter, is our subsidiary. We may be considered a related issuer of Conning & Company under applicable securities legislation by virtue of our interest in Conning & Company. Conning & Company will not receive any benefit in connection with this offering other than as described in the attached prospectus. Conning & Company was introduced to the transaction by us.

     Canadian investors should refer to the headings "Prospectus
Summary -- Private Placements" and "Underwriting" in this prospectus for additional information.

                            VALIDITY OF COMMON STOCK

     The validity of the shares of common stock offered hereby will be passed upon for MetLife, Inc. by Debevoise & Plimpton, and for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP. Helene L. Kaplan, a director of MetLife, Inc. and Metropolitan Life Insurance Company and the Chairman of the Nominating and Compensation Committee of Metropolitan Life Insurance Company in 1999, is of counsel to Skadden, Arps, Slate, Meagher & Flom LLP. Skadden, Arps, Slate, Meagher & Flom LLP has in the past performed, and continues to perform, legal services for Metropolitan Life Insurance Company and our affiliates.

                                    EXPERTS

     The consolidated financial statements of Metropolitan Life Insurance Company and its subsidiaries at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999 and the balance sheet of MetLife, Inc. as of February 11, 2000 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     We have retained PricewaterhouseCoopers LLP to advise us in connection with actuarial matters involved in the development of the plan of reorganization and the establishment and operation of the closed block. The opinion of Kenneth Beck, a consulting actuary associated with PricewaterhouseCoopers LLP, dated November 16, 1999, which is subject to the limitations described within the opinion, is included as Annex A of this prospectus in reliance upon his authority as an expert in actuarial matters generally and in the application of actuarial concepts to insurance matters.

                             ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (together with all amendments, exhibits, schedules and supplements thereto, "Registration Statement"), under the Securities Act of 1933, as amended and the rules and regulations thereunder, for the registration of the common stock offered hereby. This prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted as permitted by rules and regulations of the Securities and Exchange Commission. For further information with respect to MetLife, Inc. and the common stock offered hereby, please see the Registration Statement. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to including, but not limited to, the certificate of incorporation and by-laws of MetLife, Inc., are not necessarily complete. With respect to statements made as to each such contract, agreement or other document filed as an exhibit to the Registration Statement, please refer to the exhibit for a more complete description of the matter involved, and each such statement will be deemed qualified in its entirety by such reference. The Registration Statement may be inspected and copied at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site, http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission.

     As a result of this initial public offering of common stock and the offering of equity security units, we will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the Securities and Exchange Commission. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by an independent public accounting firm.

     Our common stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance. Upon such listing, copies of the Registration Statement, including all exhibits thereto, and periodic reports, proxy statements and other information will be available for inspection at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                                    GLOSSARY

     The following Glossary includes definitions of certain insurance terms. Each term defined in this Glossary is printed in boldface type the first time it appears in this prospectus.

ACCOUNT VALUE..............  The amount of money held under a contract in either a general account or separate account of an insurer to support policyholder liabilities.

ADMITTED ASSETS............  Assets which are included in an insurer's statutory financial statements to measure POLICYHOLDER
                             SURPLUS as determined in accordance with state insurance laws.

ANNUAL STATEMENT...........  The report filed annually with state insurance regulatory authorities that contains financial and other information on a calendar year basis and is prepared in accordance with statutory accounting practices. The form of the Annual Statement is prescribed by the NAIC.

ANNUITY....................  A contract that pays or permits the election of a periodic income benefit for the life of a person, the lives of two or more persons for a specific period of time, or a combination thereof.

CASH VALUE.................  The amount of cash available to a policyholder on the surrender of or withdrawal from a life insurance policy or annuity contract.

CATASTROPHE................  An event that produces pretax losses before reinsurance in excess of $25 million involving multiple first-party policyholders. Common catastrophe events include hurricanes, earthquakes, tornadoes, wind and hail storms, fires and explosions.

CEDE, CEDED or CEDING......  The reinsurance of all or a portion of an insurer's risk with another insurer.

COMBINED RATIO.............  A property and casualty term, meaning the sum of the loss ratio and the expense ratio. A combined ratio below 100 generally indicates profitable underwriting. A combined ratio over 100 generally indicates unprofitable underwriting.

DIVIDEND SCALES............  The actuarial formulas used by life insurers to determine amounts payable as dividends on participating policies based on experience factors relating to, among other things, investment results, mortality, lapse rates, expenses, premium taxes and policy loan interest and utilization rates.

EXPENSE RATIO..............  The ratio of a property and casualty insurer's operating expenses to net premiums earned.

FIRST-YEAR PREMIUMS AND
  DEPOSITS.................  The amount of premiums on insurance policies sold plus the amount of deposits on variable and universal life policies sold or additional premiums or deposits from conversions received over the specified period. This figure does not reflect policies that lapse in their first year.

GENERAL ACCOUNT............  The aggregate of a life insurer's assets, other than those allocated to separate accounts.

GUARANTEED INTEREST
  CONTRACTS (GICS).........  Group annuity contracts that guarantee a return on principal and a stated interest rate for a specified period of time.

IN FORCE...................  A policy that is shown on records to be in force on a given date and that has not matured by death or otherwise or been surrendered or otherwise terminated.

LOSS ADJUSTMENT EXPENSES
  (LAE)....................  The expenses of settling property and casualty claims, including legal and other fees and general expenses.

LOSS RATIO.................  The ratio of incurred losses and LAE to earned premiums.

MORBIDITY..................  Incidence rates and duration of disability used in pricing and computing liabilities for disability insurance. Morbidity varies by such parameters as age, gender and duration since disability.

MORTALITY..................  Rates of death, varying by such parameters as age, gender and health, used in pricing and computing liabilities for future policyholder benefits for life and annuity products, which contain significant mortality risk.

NATIONAL ASSOCIATION OF
  INSURANCE COMMISSIONERS
  (NAIC)...................  The National Association of Insurance
                             Commissioners, a national association of state insurance regulators that sets guidelines for statutory policies, procedures and reporting for insurers.

NET SALES CREDITS..........  An industry measure of agent productivity. Net sales credits are the annualized first-year commissions, which vary by product, paid to agents and other sales representatives.

NON-ADMITTED ASSETS........  Certain assets or portions thereof which are not permitted to be reported as ADMITTED ASSETS in an insurer's Annual Statement. As a result, certain assets which normally would be accorded value in the financial statements of non-insurance corporations are accorded no value and thus reduce the reported statutory policyholder surplus of the insurer.

PARTICIPATING POLICY.......  Policies or annuity contracts under which the owner is eligible to share in the divisible surplus of the insurer through policyholder dividends, whether or not such dividends are currently payable. For purposes of the plan, participating policies also include policies or annuity contracts that are not by their terms non-participating and certain supplementary contracts.

PERSISTENCY................  Measurement of the percentage of insurance policies remaining in force from year to year, as measured by premiums.

POLICYHOLDER SURPLUS.......  The excess of admitted assets over liabilities, in each case under statutory accounting practices.

PREMIUMS...................  Payments and considerations received on insurance policies issued or reinsured by an insurer. Under GAAP, premiums on universal life and other investment-type contracts are not accounted for as revenues.

RISK-BASED CAPITAL (RBC)...  Risk-based capital, which is the regulatory targeted surplus level based on the relationship of statutory capital and surplus, with certain adjustments, to the sum of stated percentages of each element of a specified list of company risk exposures.

REINSURANCE................  The acceptance by one or more insurers of a portion of risk underwritten by another insurer that has directly written the coverage in return for a portion of the premium related thereto. The legal rights of the insured generally are not affected by the reinsurance transaction, and the insurer issuing the insurance contract remains liable to the insured for payment of policy benefits.

SEPARATE ACCOUNTS..........  Investment accounts maintained by an insurer to which funds have been allocated for certain policies under provisions of relevant state insurance laws. The investments in each separate account are maintained separately from those in other separate accounts and an insurer's general account and generally are not subject to the general liabilities of the insurer. The investment results of the separate account assets generally pass through to the separate account policyholders and contractholders, less management fees, so that an insurer bears limited or no investment risk on such assets.

STATUTORY ACCOUNTING
  PRACTICES................  Those accounting practices prescribed or permitted by an insurer's domiciliary state insurance regulator for purposes of financial reporting to the insurance regulator.

STATUTORY RESERVES.........  Monetary amounts established by state insurance law that an insurer must have available to provide for future obligations with respect to all policies. Statutory reserves are liabilities on the balance sheet of financial statements prepared in conformity with statutory accounting practices.

STATUTORY SURPLUS..........  The excess of admitted assets over statutory liabilities as shown on an insurer's statutory financial statements.

SURRENDER CHARGE...........  The fee charged to a policyholder when a life insurance policy or annuity is surrendered for its cash value prior to the end of the surrender charge period. Such charge is intended to recover all or a portion of policy acquisition costs and act as a deterrent to early surrender. Surrender charges typically decrease over a set period of time as a percentage of the ACCOUNT VALUE.

UNDERWRITING...............  The process of examining, accepting or rejecting insurance risks, and classifying those accepted, in order to charge an appropriate premium for each accepted risk.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
METLIFE, INC.
Independent Auditors' Report................................   F-2
Balance Sheet at February 11, 2000..........................   F-3
Notes to Balance Sheet......................................   F-4

METROPOLITAN LIFE INSURANCE COMPANY
Independent Auditors' Report................................   F-7
Consolidated Statements of Income for the years ended
  December 31, 1999, 1998 and 1997..........................   F-8
Consolidated Balance Sheets at December 31, 1999 and 1998...   F-9
Consolidated Statements of Equity for the years ended
  December 31, 1999, 1998 and 1997..........................  F-10
Consolidated Statements of Cash Flows for the years ended
  December 31, 1999, 1998 and 1997..........................  F-11
Notes to Consolidated Financial Statements..................  F-12

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors of MetLife, Inc.:

     We have audited the accompanying balance sheet of MetLife, Inc. (the "Company") as of February 11, 2000. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such balance sheet presents fairly, in all material respects, the financial position of MetLife, Inc. at February 11, 2000 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

New York, New York
February 11, 2000

                                 METLIFE, INC.
                                 BALANCE SHEET
                               FEBRUARY 11, 2000

ASSETS
  Cash and cash equivalents.................................  $100
                                                              ====
EQUITY
  Preferred stock, par value $.01 per share; 200,000,000
     shares authorized; none issued.........................  $ --
  Series A Junior Participating Preferred Stock.............    --
  Common stock, par value $.01 per share; 3,000,000,000
     shares authorized; 100 shares issued and outstanding...     1
  Additional paid-in capital................................    99
                                                              ----
                                                              $100
                                                              ====

                      See accompanying notes to balance sheet.

                                 METLIFE, INC.

                             NOTES TO BALANCE SHEET

1. BUSINESS

     MetLife, Inc. was incorporated on August 10, 1999, under the laws of Delaware and is a wholly-owned subsidiary of Metropolitan Life Insurance Company ("Metropolitan Life") for the purpose of becoming the parent holding company of Metropolitan Life under a plan of reorganization, as amended (the "plan of demutualization"), whereby Metropolitan Life will convert from a mutual life insurance company to a stock life insurance company.

     MetLife, Inc. has had no operations since its formation. The only cash transaction has been the receipt of $100 in connection with the issuance of 100 shares of common stock to Metropolitan Life.

2. PLAN OF REORGANIZATION

     On September 28, 1999, the board of directors of Metropolitan Life adopted, pursuant to the New York Insurance Law, a plan of reorganization, and subsequently adopted amendments to the plan, pursuant to which Metropolitan Life proposes to convert from a mutual life insurance company to a stock life insurance company and become a wholly-owned subsidiary of MetLife, Inc. The plan was approved by Metropolitan Life's voting policyholders on February 7, 2000. The plan will become effective at such time as the New York Superintendent of Insurance ("Superintendent") approves it based on finding, among other things, that the plan is fair and equitable to policyholders. The plan requires an initial public offering of common stock and permits other capital raising transactions on the effective date of the plan.

3. DIVIDEND RESTRICTIONS

     Assuming the plan of demutualization becomes effective, MetLife, Inc.'s ability to meet its cash requirements and pay dividends depends on the receipt of dividends and other payments from Metropolitan Life. Metropolitan Life will be restricted as to the amounts it may pay as dividends to MetLife, Inc. Under the New York Insurance Law, the Superintendent has broad discretion to determine whether the financial condition of a stock life insurance company would support the payment of dividends to its shareholders. The New York Insurance Department has established informal guidelines for the Superintendent's determination which focus upon, among other things, the overall financial condition and profitability of the insurer under statutory accounting practices.

4. STOCK INCENTIVE PLAN

     On October 20, 1999, MetLife, Inc. adopted the MetLife, Inc. 2000 stock incentive plan (the "plan"). Under the plan, options granted may be either non-qualified stock options or incentive stock options qualifying under the Internal Revenue Code of 1986, as amended. The maximum number of shares issuable under the plan is equal to 5% of the shares outstanding immediately after the effective date of the plan of reorganization, reduced by the shares issued pursuant to options granted under the MetLife, Inc. 2000 directors stock plan. The maximum number of shares which may be subject to awards under the plan may not exceed 60% of the shares available under the plan prior to the second anniversary of the effective date of the plan of reorganization or 80% of the shares available under the plan prior to the third anniversary of the effective date of the plan of reorganization. No participant in the plan may be granted, during any five-year period, options in respect of more than 5% of the shares available for issuance under the plan. The shares to be issued under the plan may be authorized, but unissued shares or treasury shares. The exercise price per share of common stock subject to either a non-qualified stock option or an incentive stock option will not be less than the fair market value of such

                                 METLIFE, INC.

shares on the date of grant. Upon the occurrence of certain events that affect the capitalization of MetLife, Inc., appropriate adjustments will be made in the number of shares that may be issued under the plan in the future and in the number of shares and the exercise price under outstanding grants made before the event. If any grant is for any reason canceled, terminated or otherwise settled without the issuance of some or all the shares of common stock subject to the grant, such shares will be available for future grants. At February 11, 2000, there were no options granted or outstanding relating to the plan.

5. DIRECTORS STOCK PLAN

     On October 20, 1999, MetLife, Inc. also adopted the MetLife, Inc. 2000 directors stock plan (the "director's plan"). Under the director's plan, up to one-half of an outside director's retainer and attendance fees can be paid in common stock. The director's plan also provides that, with board approval, outside directors can be granted non-qualified stock options to purchase shares of MetLife, Inc. common stock at a price no less than the fair market value of a share of common stock on the grant date of the stock option. Up to a maximum of 500,000 shares may be issued under the director's plan in lieu of fees and no more than .05% of the shares outstanding immediately after the effective date of the plan of reorganization may be issued with respect to stock options under the directors plan. Common stock paid in lieu of fees under the director's plan may not be sold prior to the second anniversary of the effective date of the plan of reorganization. Stock options granted under the director's plan will generally be exercisable on the date of grant, but in no event exercised before the second anniversary of the effective date of the plan of reorganization. Outside directors may elect to receive all or a portion of their retainer and attendance fees that would otherwise be paid in cash with respect to services rendered after the second anniversary of the effective date of the plan of reorganization in the form of common stock. In addition, an outside director may elect to defer receipt of any shares issuable under the terms of the directors plan in lieu of their retainer and attendance fees and any dividends payable on the shares, until he or she is no longer a director of MetLife, Inc. At February 11, 2000 there were no options granted or outstanding relating to this plan.

6. STOCKHOLDER RIGHTS PLAN

     On September 29, 1999, MetLife, Inc. also approved a stockholder rights plan (the "rights plan"). Under the rights plan, each outstanding share of common stock issued between the entry into the underwriting agreement for the initial public offering and the distribution date (as defined in the rights plan) will be coupled with a stockholder right. Each right will entitle the holder to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock. Each one one-hundredth of a share of Series A Junior Participating Preferred Stock will have economic and voting terms equivalent to one share of common stock. Until it is exercised, the right itself will not entitle the holder thereof to any rights as a stockholder, including the right to receive dividends or to vote at stockholder meetings. Stockholder rights are not exercisable until the distribution date, and will expire at the close of business on the tenth anniversary of the date on which the initial public offering price is determined, unless earlier redeemed or exchanged by MetLife, Inc.

7. COMMITMENTS AND CONTINGENCIES

     The New York Superintendent held a public hearing relating to the plan of demutualization on January 24, 2000. At the public hearing, some policyholders and others raised objections to certain aspects of the plan. These objections alleged, among other things, that the plan was not fair and equitable to policyholders of Metropolitan Life. In addition, a civil complaint challenging

                                 METLIFE, INC.

the fairness of the plan and the adequacy and accuracy of the disclosures to policyholders regarding the plan has been filed in New York Supreme Court for Kings County on behalf of the alleged class consisting of the policyholders of Metropolitan Life who should have membership benefits in Metropolitan Life and were and are eligible to receive notice, vote and receive consideration in the demutualization. The complaint seeks to enjoin or rescind the plan and seeks other relief. The defendants named in the compliant are Metropolitan Life, the individual members of its board of directors, and MetLife, Inc. The management of Metropolitan Life and MetLife, Inc. believe that the allegations made in the compliant are wholly without merit, and intend to vigorously contest the complaint.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Policyholders of
Metropolitan Life Insurance Company:

     We have audited the accompanying consolidated balance sheets of Metropolitan Life Insurance Company and subsidiaries (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of income, equity and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Metropolitan Life Insurance Company and subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

New York, New York
February 7, 2000

                      METROPOLITAN LIFE INSURANCE COMPANY

                       CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                 (IN MILLIONS)

                                                               1999       1998       1997
                                                               ----       ----       ----
REVENUES
Premiums....................................................  $12,088    $11,503    $11,278
Universal life and investment-type product policy fees......    1,438      1,360      1,418
Net investment income.......................................    9,816     10,228      9,491
Other revenues..............................................    2,154      1,994      1,491
Net realized investment gains (losses) (net of amounts
  allocable to other accounts of $(67), $608 and $231,
  respectively).............................................      (70)     2,021        787
                                                              -------    -------    -------
                                                               25,426     27,106     24,465
                                                              -------    -------    -------
EXPENSES
Policyholder benefits and claims (excludes amounts directly
  related to net realized investment gains (losses) of
  $(21), $368 and $161, respectively).......................   13,105     12,638     12,403
Interest credited to policyholder account balances..........    2,441      2,711      2,878
Policyholder dividends......................................    1,690      1,651      1,742
Other expenses (excludes amounts directly related to net
  realized investment gains (losses) of $(46), $240 and $70,
  respectively).............................................    6,755      8,019      5,771
                                                              -------    -------    -------
                                                               23,991     25,019     22,794
                                                              -------    -------    -------
Income before provision for income taxes and extraordinary
  item......................................................    1,435      2,087      1,671
Provision for income taxes..................................      593        740        468
                                                              -------    -------    -------
Income before extraordinary item............................      842      1,347      1,203
Extraordinary item -- demutualization expense...............      225          4         --
                                                              -------    -------    -------
Net income..................................................  $   617    $ 1,343    $ 1,203
                                                              =======    =======    =======

          See accompanying notes to consolidated financial statements.

                      METROPOLITAN LIFE INSURANCE COMPANY

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998
                                 (IN MILLIONS)

                                                                1999        1998
                                                                ----        ----
ASSETS
Investments:
  Fixed maturities available-for-sale, at fair value........  $ 96,981    $100,767
  Equity securities, at fair value..........................     2,006       2,340
  Mortgage loans on real estate.............................    19,739      16,827
  Real estate and real estate joint ventures................     5,649       6,287
  Policy loans..............................................     5,598       5,600
  Other limited partnership interests.......................     1,331       1,047
  Short-term investments....................................     3,055       1,369
  Other invested assets.....................................     1,501       1,484
                                                              --------    --------
                                                               135,860     135,721

Cash and cash equivalents...................................     2,789       3,301
Accrued investment income...................................     1,725       1,994
Premiums and other receivables..............................     6,681       5,972
Deferred policy acquisition costs...........................     8,492       6,538
Deferred income taxes.......................................       603          --
Other.......................................................     4,141       3,752
Separate account assets.....................................    64,941      58,068
                                                              --------    --------
                                                              $225,232    $215,346
                                                              ========    ========
LIABILITIES AND EQUITY
Liabilities:
Future policy benefits......................................  $ 73,582    $ 72,701
Policyholder account balances...............................    45,901      46,494
Other policyholder funds....................................     4,498       4,061
Policyholder dividends payable..............................       974         947
Short-term debt.............................................     4,208       3,585
Long-term debt..............................................     2,514       2,903
Current income taxes payable................................       548         403
Deferred income taxes payable...............................        --         545
Other.......................................................    14,376      10,772
Separate account liabilities................................    64,941      58,068
                                                              --------    --------
                                                               211,542     200,479
                                                              --------    --------

Commitments and contingencies (Note 9)

Equity:
Retained earnings...........................................    14,100      13,483
Accumulated other comprehensive income (loss)...............      (410)      1,384
                                                              --------    --------
                                                                13,690      14,867
                                                              --------    --------
                                                              $225,232    $215,346
                                                              ========    ========

          See accompanying notes to consolidated financial statements.

                      METROPOLITAN LIFE INSURANCE COMPANY

                       CONSOLIDATED STATEMENTS OF EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                 (IN MILLIONS)

                                                                                    ACCUMULATED OTHER
                                                                               COMPREHENSIVE INCOME (LOSS)
                                                                        -----------------------------------------
                                                                             NET           FOREIGN      MINIMUM
                                                                          UNREALIZED      CURRENCY      PENSION
                                             COMPREHENSIVE   RETAINED     INVESTMENT     TRANSLATION   LIABILITY
                                    TOTAL    INCOME (LOSS)   EARNINGS   GAINS (LOSSES)   ADJUSTMENT    ADJUSTMENT
                                    -----    -------------   --------   --------------   -----------   ----------
Balance at January 1, 1997.......  $11,983                   $10,937       $ 1,028          $  18         $ --
Comprehensive income:
  Net income.....................    1,203      $ 1,203        1,203
                                                -------
  Other comprehensive income:
    Unrealized investment gains,
      net of related offsets,
      reclassification
      adjustments and income
      taxes......................                   870                        870
    Foreign currency translation
      adjustments................                   (49)                                      (49)
                                                -------
    Other comprehensive income...      821          821
                                                -------
  Comprehensive income...........               $ 2,024
                                                =======
                                   -------                   -------       -------          -----         ----
Balance at December 31, 1997.....   14,007                    12,140         1,898            (31)          --
Comprehensive income:
  Net income.....................    1,343      $ 1,343        1,343
                                                -------
  Other comprehensive loss:
    Unrealized investment losses,
      net of related offsets,
      reclassification
      adjustments and income
      taxes......................                  (358)                      (358)
    Foreign currency translation
      adjustments................                  (113)                                     (113)
    Minimum pension liability
      adjustment.................                   (12)                                                   (12)
                                                -------
    Other comprehensive loss.....     (483)        (483)
                                                -------
  Comprehensive income...........               $   860
                                                =======
                                   -------                   -------       -------          -----         ----
Balance at December 31, 1998.....   14,867                    13,483         1,540           (144)         (12)
Comprehensive loss:
  Net income.....................      617      $   617          617
                                                -------
  Other comprehensive loss:
    Unrealized investment losses,
      net of related offsets,
      reclassification
      adjustments and income
      taxes......................                (1,837)                    (1,837)
    Foreign currency translation
      adjustments................                    50                                        50
    Minimum pension liability
      adjustment.................                    (7)                                                    (7)
                                                -------
    Other comprehensive loss.....   (1,794)      (1,794)
                                                -------
  Comprehensive loss.............               $(1,177)
                                                =======
                                   -------                   -------       -------          -----         ----
Balance at December 31, 1999.....  $13,690                   $14,100       $  (297)         $ (94)        $(19)
                                   =======                   =======       =======          =====         ====

          See accompanying notes to consolidated financial statements.

                      METROPOLITAN LIFE INSURANCE COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                 (IN MILLIONS)

                                                                1999        1998        1997
                                                                ----        ----        ----
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..................................................  $    617    $  1,343    $  1,203
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization expenses..................       173          56         (36)
    (Gains) losses from sales of investments and businesses,
      net...................................................       137      (2,629)     (1,018)
    Change in undistributed income of real estate joint
      ventures and other limited partnership interests......      (322)        (91)        157
    Interest credited to policyholder account balances......     2,441       2,711       2,878
    Universal life and investment-type product policy
      fees..................................................    (1,438)     (1,360)     (1,418)
    Change in accrued investment income.....................       269        (181)       (215)
    Change in premiums and other receivables................      (619)     (2,681)       (792)
    Change in deferred policy acquisition costs, net........      (389)       (188)       (159)
    Change in insurance related liabilities.................     2,248       1,481       2,364
    Change in income taxes payable..........................        22         251         (99)
    Change in other liabilities.............................       857       2,390        (206)
    Other, net..............................................      (131)       (260)        213
                                                              --------    --------    --------
Net cash provided by operating activities...................     3,865         842       2,872
                                                              --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Sales, maturities and repayments of:
    Fixed maturities........................................    73,120      57,857      75,346
    Equity securities.......................................       760       3,085       1,821
    Mortgage loans on real estate...........................     1,992       2,296       2,784
    Real estate and real estate joint ventures..............     1,062       1,122       2,046
    Other limited partnership interests.....................       469         146         166
  Purchases of:
    Fixed maturities........................................   (72,253)    (67,543)    (76,603)
    Equity securities.......................................      (410)       (854)     (2,121)
    Mortgage loans on real estate...........................    (4,395)     (2,610)     (4,119)
    Real estate and real estate joint ventures..............      (341)       (423)       (624)
    Other limited partnership interests.....................      (465)       (723)       (338)
  Net change in short-term investments......................    (1,577)       (761)         63
  Net change in policy loans................................         2         133          17
  Purchase of businesses, net of cash received..............    (2,972)         --        (430)
  Proceeds from sales of businesses.........................        --       7,372         135
  Net change in investment collateral.......................     2,692       3,769          --
  Other, net................................................       (73)       (183)        191
                                                              --------    --------    --------
Net cash provided by (used in) investing activities.........    (2,389)      2,683      (1,666)
                                                              --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Policyholder account balances:
    Deposits................................................    18,428      19,361      16,061
    Withdrawals.............................................   (20,650)    (21,706)    (18,831)
  Short-term debt, net......................................       623      (1,002)      1,265
  Long-term debt issued.....................................        44         693         989
  Long-term debt repaid.....................................      (433)       (481)       (104)
                                                              --------    --------    --------
Net cash used in financing activities.......................    (1,988)     (3,135)       (620)
                                                              --------    --------    --------
Change in cash and cash equivalents.........................      (512)        390         586
Cash and cash equivalents, beginning of year................     3,301       2,911       2,325
                                                              --------    --------    --------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $  2,789    $  3,301    $  2,911
                                                              ========    ========    ========
Supplemental disclosures of cash flow information:
Cash paid during the year for:
  Interest..................................................  $    388    $    367    $    422
                                                              ========    ========    ========
  Income taxes..............................................  $    587    $    579    $    589
                                                              ========    ========    ========

          See accompanying notes to consolidated financial statements.

                      METROPOLITAN LIFE INSURANCE COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (DOLLAR AMOUNTS ARE IN MILLIONS UNLESS OTHERWISE STATED.)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BUSINESS

     Metropolitan Life Insurance Company ("MetLife") and its subsidiaries (the "Company") is a leading provider of insurance and financial services to a broad section of institutional and individual customers. The Company offers life insurance, annuities and mutual funds to individuals and group insurance and retirement and savings products and services to corporations and other institutions.

  PLAN OF REORGANIZATION

     On September 28, 1999, the board of directors of MetLife adopted, pursuant to the New York Insurance Law, a plan of reorganization, and subsequently adopted amendments to the plan, pursuant to which MetLife proposes to convert from a mutual life insurance company to a stock life insurance company and become a wholly-owned subsidiary of MetLife, Inc. The plan was approved by MetLife's voting policyholders on February 7, 2000. The plan will become effective at such time as the New York Superintendent of Insurance ("Superintendent") approves it based on finding, among other things, that the plan is fair and equitable to policyholders. The plan requires an initial public offering of common stock and provides for other capital raising transactions on the effective date of the plan.

     On the date the plan of reorganization becomes effective, each policyholder's membership interest will be extinguished and each eligible policyholder will be entitled to receive, in exchange for that interest, trust interests representing shares of common stock of MetLife, Inc. to be held in a trust, cash or an adjustment to their policy values in the form of policy credits, as provided in the plan. In addition, when MetLife demutualizes, MetLife's Canadian branch will make cash payments to holders of certain policies transferred to Clarica Life Insurance Company ("Clarica Life") in connection with the sale of a substantial portion of MetLife's Canadian operations in 1998. See Note 9.

     The plan of reorganization requires that MetLife establish and operate a closed block for the benefit of holders of certain individual life insurance policies of MetLife. Assets will be allocated to the closed block in an amount that is expected to produce cash flows which, together with anticipated revenue from the policies included in the closed block, are reasonably expected to be sufficient to support obligations and liabilities relating to these policies, including, but not limited to, provisions for the payment of claims and certain expenses and taxes, and for the continuation of policyholder dividend scales in effect for 1999, if the experience underlying such dividend scales continues, and for appropriate adjustments in such scales if the experience changes. The closed block assets, the cash flows generated by the closed block assets and the anticipated revenues from the policies in the closed block will benefit only the holders of these policies included in the closed block. To the extent that, over time, cash flows from the assets allocated to the closed block and claims and other experience relating to the closed block are, in the aggregate, more or less favorable than assumed in establishing the closed block, total dividends paid to the closed block policyholders in the future may be greater than or less than which would have been paid to these policyholders if the policyholder dividend scales in effect for 1999 had been continued. Any cash flows in excess of amounts assumed will be available for distribution over time to closed block policyholders and will not be available to stockholders. The closed block will continue in effect until the last policy in the closed block is no longer in force.

                      METROPOLITAN LIFE INSURANCE COMPANY

     The accounting principles to account for the participating policies included in the closed block will be those used prior to the date of the demutualization. However, a policyholder dividend obligation will be established for earnings that will be paid to policyholders as additional dividends in the amounts described below, unless these earnings are offset by future unfavorable experience in the closed block. Although all of the cash flows of the closed block are for the benefit of closed block policyholders, the excess of closed block liabilities over closed block assets at the effective date will represent the estimated maximum future contributions from the closed block expected to be reported in income as the contribution from the closed block after income taxes. The contribution from the closed block will be recognized in income over the period the policies and contracts in the closed block remain in force. Management believes that over time the actual cumulative contributions from the closed block will approximately equal the expected cumulative contributions, due to the effect of dividend changes. If, over the period the closed block remains in existence, the actual cumulative contribution from the closed block is greater than the expected cumulative contribution from the closed block, the expected cumulative contribution will be recognized in income with the excess recorded as a policyholder dividend obligation, because the excess of the actual cumulative contribution from the closed block over the expected cumulative contribution will be paid to closed block policyholders as additional policyholder dividends unless offset by future unfavorable experience of the closed block. If over such period, the actual cumulative contribution from the closed block is less than the expected cumulative contribution from the closed block, the actual contribution will be recognized in income. However, dividends in the future may be changed, which would be intended to increase future actual contribution until the actual contribution equal the expected cumulative contribution.

  BASIS OF PRESENTATION

     The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP"). The New York State Insurance Department (the "Department") recognizes only statutory accounting practices for determining and reporting the financial condition and results of operations of an insurance company for determining solvency under the New York Insurance Law. No consideration is given by the Department to financial statements prepared in accordance with GAAP in making such determination.

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The most significant estimates include those used in determining deferred policy acquisition costs, investment allowances and the liability for future policyholder benefits. Actual results could differ from those estimates.

  PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of MetLife and its subsidiaries, partnerships and joint ventures in which MetLife has a majority voting interest or general partner interest with limited removal rights by limited partners. All material intercompany accounts and transactions have been eliminated.

     The Company accounts for its investments in real estate joint ventures and other limited partnership interests in which it does not have a controlling interest, but more than a minimal interest, under the equity method of accounting.

     Minority interest related to consolidated entities included in other liabilities was $245 and $274 at December 31, 1999 and 1998, respectively.

                      METROPOLITAN LIFE INSURANCE COMPANY

     Certain amounts in the prior years' consolidated financial statements have been reclassified to conform with the 1999 presentation.

  INVESTMENTS

     The Company's fixed maturity and equity securities are classified as available-for-sale and are reported at their estimated fair value. Unrealized investment gains and losses on securities are recorded as a separate component of other comprehensive income (loss), net of policyholder related amounts and deferred income taxes. The cost of fixed maturity and equity securities is adjusted for impairments in value deemed to be other than temporary. These adjustments are recorded as realized losses on investments. Realized gains and losses on sales of securities are determined on a specific identification basis. All security transactions are recorded on a trade date basis.

     Mortgage loans on real estate are stated at amortized cost, net of valuation allowances. Valuation allowances are established for the excess carrying value of the mortgage loan over its estimated fair value when it is probable that, based upon current information and events, the Company will be unable to collect all amounts due under the contractual terms of the loan agreement. Valuation allowances are based upon the present value of expected future cash flows discounted at the loan's original effective interest rate or the collateral value if the loan is collateral dependent. Interest income earned on impaired loans is accrued on the net carrying value amount of the loan based on the loan's effective interest rate.

     Real estate, including related improvements, is stated at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful life of the asset (typically 20 to 40 years). Cost is adjusted for impairment whenever events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. Impaired real estate is written down to estimated fair value with the impairment loss being included in realized losses on investments. Impairment losses are based upon the estimated fair value of real estate, which is generally computed using the present value of expected future cash flows from the real estate discounted at a rate commensurate with the underlying risks. Real estate acquired in satisfaction of debt is recorded at estimated fair value at the date of foreclosure. Valuation allowances on real estate held-for-sale are computed using the lower of depreciated cost or estimated fair value, net of disposition costs.

     Policy loans are stated at unpaid principal balances.

     Short-term investments are stated at amortized cost, which approximates fair value.

  DERIVATIVE INSTRUMENTS

     The Company uses derivative instruments to manage market risk through one of four principal risk management strategies: the hedging of invested assets, liabilities, portfolios of assets or liabilities and anticipated transactions. The Company's derivative strategy employs a variety of instruments including financial futures, financial forwards, interest rate and foreign currency swaps, floors, foreign exchange contracts, caps and options.

     The Company's derivative program is monitored by senior management. The Company's risk of loss is typically limited to the fair value of its derivative instruments and not to the notional or contractual amounts of these derivatives. Risk arises from changes in the fair value of the underlying instruments and, with respect to over-the-counter transactions, from the possible inability of counterparties to meet the terms of the contracts. The Company has strict policies regarding the financial stability and credit standing of its major counterparties.

                      METROPOLITAN LIFE INSURANCE COMPANY

     The Company's derivative instruments are designated as hedges and are highly correlated to the underlying risk at contract inception. The Company monitors the effectiveness of its hedges throughout the contract term using an offset ratio of 80 to 125 percent as its minimum acceptable threshold for hedge effectiveness. Derivative instruments that lose their effectiveness are marked to market through net investment income.

     Gains or losses on financial futures contracts entered into in anticipation of investment transactions are deferred and, at the time of the ultimate investment purchase or disposition, recorded as an adjustment to the basis of the purchased assets or to the proceeds on disposition. Gains or losses on financial futures used in asset risk management are deferred and amortized into net investment income over the remaining term of the investment. Gains or losses on financial futures used in portfolio risk management are deferred and amortized into net investment income or policyholder benefits over the remaining life of the hedged sector of the underlying portfolio.

     Financial forward contracts that are entered into to purchase securities are marked to fair value through other comprehensive income (loss), similar to the accounting for the investment security. Such contracts are accounted for at settlement by recording the purchase of the specified securities at the contracted value. Gains or losses resulting from the termination of forward contracts are recognized immediately as a component of net investment income.

     Interest rate and certain foreign currency swaps involve the periodic exchange of payments without the exchange of underlying principal or notional amounts. Net receipts or payments are accrued and recognized over the term of the swap agreement as an adjustment to net investment income or other expense. Gains or losses resulting from swap terminations are amortized over the remaining term of the underlying asset or liability. Gains and losses on swaps and certain foreign forward exchange contracts entered into in anticipation of investment transactions are deferred and, at the time of the ultimate investment purchase or disposition, reflected as an adjustment to the basis of the purchased assets or to the proceeds of disposition. In the event the asset or liability underlying a swap is disposed of, the swap position is closed immediately and any gain or loss is recorded as an adjustment to the proceeds from disposition.

     The Company periodically enters into collars, which consist of purchased put and written call options, to lock in unrealized gains on equity securities. Collars are marked to market through other comprehensive income (loss), similar to the accounting for the underlying equity securities. Purchased interest rate caps and floors are used to offset the risk of interest rate changes related to insurance liabilities. Premiums paid on floors, caps and options are split into two components, time value and intrinsic value. Time value is amortized over the life of the applicable derivative instrument. The intrinsic value and any gains or losses relating to these derivative instruments adjust the basis of the underlying asset or liability and are recognized as a component of net investment income over the term of the underlying asset or liability being hedged as an adjustment to the yield.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

                      METROPOLITAN LIFE INSURANCE COMPANY

  PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Property, equipment and leasehold improvements, which are included in other assets, are stated at cost, less accumulated depreciation and amortization. Depreciation is determined using either the straight-line or sum-of-the-years-digits method over the estimated useful lives of the assets. Estimated lives range from 20 to 40 years for real estate and 5 to 15 years for all other property and equipment. Accumulated depreciation of property and equipment and accumulated amortization on leasehold improvements was $1,130 and $1,098 at December 31, 1999 and 1998, respectively. Related depreciation and amortization expense was $103, $116 and $103 for the years ended December 31, 1999, 1998 and 1997, respectively.

  DEFERRED POLICY ACQUISITION COSTS

     The costs of acquiring new insurance business that vary with, and are primarily related to, the production of new business are deferred. Such costs, which consist principally of commissions, agency and policy issue expenses, are amortized with interest over the expected life of the contract for participating traditional life, universal life and investment-type products. Generally, deferred policy acquisition costs are amortized in proportion to the present value of estimated gross margins or profits from investment, mortality, expense margins and surrender charges. Interest rates are based on rates in effect at the inception of the contracts. Actual gross margins or profits can vary from management's estimates resulting in increases or decreases in the rate of amortization. Management periodically updates these estimates and evaluates the recoverability of deferred policy acquisition costs. When appropriate, management revises its assumptions of the estimated gross margins or profits of these contracts, and the cumulative amortization is re-estimated and adjusted by a cumulative charge or credit to current operations.

     Deferred policy acquisition costs for non-participating traditional life, non-medical health and annuity policies with life contingencies are amortized in proportion to anticipated premiums. Assumptions as to anticipated premiums are made at the date of policy issuance and are consistently applied during the lives of the contracts. Deviations from estimated experience are included in operations when they occur. For these contracts, the amortization period is typically the estimated life of the policy.

     Deferred policy acquisition costs related to internally replaced contracts are expensed at date of replacement.

     Deferred policy acquisition costs for property and casualty insurance contracts, which are primarily comprised of commissions and certain underwriting expenses, are deferred and amortized on a pro rata basis over the applicable contract term or reinsurance treaty.

     On September 28, 1999, the Company's Board of Directors adopted a plan of reorganization. Consequently, in the fourth quarter of 1999, the Company was able to commit to state insurance regulatory authorities that it would establish investment sub-segments to further align investments with the traditional individual life business of the Individual segment. As a result, future dividends for the traditional individual life business will be determined based on the results of the new investment sub-segments. Additionally, estimated future gross margins used to determine amortization of deferred policy acquisition costs and the amount of unrealized investment gains and losses relating to these products are based on investments in the new sub-segments. Using the investments in the sub-segments to determine estimated gross margins and unrealized investment gains and losses increased 1999 amortization of deferred policy acquisition costs by $56 (net of income taxes of $32) and decreased other comprehensive loss in 1999 by $123 (net of income taxes of $70).

                      METROPOLITAN LIFE INSURANCE COMPANY

     Information regarding deferred policy acquisition costs is as follows:

                                                         YEARS ENDED DECEMBER 31,
                                                        ---------------------------
                                                         1999       1998      1997
                                                         ----       ----      ----
Balance at January 1..................................  $ 6,538    $6,436    $7,227
Capitalized during the year...........................    1,160     1,025     1,000
                                                        -------    ------    ------
     Total............................................    7,698     7,461     8,227
                                                        -------    ------    ------
Amortization allocated to:
  Net realized investment gains (losses)..............      (46)      240        70
  Unrealized investment gains (losses)................   (1,628)     (216)      727
  Other expenses......................................      862       587       771
                                                        -------    ------    ------
     Total amortization...............................     (812)      611     1,568
                                                        -------    ------    ------
Dispositions and other................................      (18)     (312)     (223)
                                                        -------    ------    ------
Balance at December 31................................  $ 8,492    $6,538    $6,436
                                                        =======    ======    ======

     Amortization of deferred policy acquisition costs is allocated to (1) realized investment gains and losses to provide consolidated statement of income information regarding the impact of such gains and losses on the amount of the amortization, (2) unrealized investment gains and losses to provide information regarding the amount of deferred policy acquisition costs that would have been amortized if such gains and losses had been realized and (3) other expenses to provide amounts related to the gross margins or profits originating from transactions other than investment gains and losses.

     Realized investment gains and losses related to certain products have a direct impact on the amortization of deferred policy acquisition costs. Presenting realized investment gains and losses net of related amortization of deferred policy acquisition costs provides information useful in evaluating the operating performance of the Company. This presentation may not be comparable to presentations made by other insurers.

  INTANGIBLE ASSETS

     The excess of cost over the fair value of net assets acquired ("goodwill") and other intangible assets, including the value of business acquired, are included in other assets. Goodwill is amortized on a straight-line basis over a period ranging from 10 to 30 years. The Company continually reviews goodwill to assess recoverability from future operations using undiscounted cash flows. Impairments are recognized in operating results if a permanent diminution in value is deemed to have occurred. Other intangible assets are amortized over the expected policy or contract duration in relation to the present value of estimated gross profits from such policies and contracts.

                      METROPOLITAN LIFE INSURANCE COMPANY

                                              GOODWILL           OTHER INTANGIBLE ASSETS
                                        --------------------    --------------------------
                                        1999    1998    1997     1999      1998      1997
                                        ----    ----    ----     ----      ----      ----
YEARS ENDED DECEMBER 31
Net Balance at January 1..............  $404    $359    $136    $1,006    $1,055    $  767
Acquisitions..........................   237      67     240       156        39       355
Amortization..........................   (30)    (22)    (17)     (114)      (88)      (67)
                                        ----    ----    ----    ------    ------    ------
Net Balance at December 31............  $611    $404    $359    $1,048    $1,006    $1,055
                                        ====    ====    ====    ======    ======    ======
DECEMBER 31
Accumulated amortization..............  $118    $ 88            $  392    $  278
                                        ====    ====            ======    ======

  FUTURE POLICY BENEFITS AND POLICYHOLDER ACCOUNT BALANCES

     Future policy benefit liabilities for participating traditional life insurance policies are equal to the aggregate of (a) net level premium reserves for death and endowment policy benefits (calculated based upon the nonforfeiture interest rate, ranging from 3% to 10%, and mortality rates guaranteed in calculating the cash surrender values described in such contracts), (b) the liability for terminal dividends and (c) premium deficiency reserves, which are established when the liabilities for future policy benefits plus the present value of expected future gross premiums are insufficient to provide for expected future policy benefits and expenses after deferred policy acquisition costs are written off.

     Future policy benefit liabilities for traditional annuities are equal to accumulated contractholder fund balances during the accumulation period and the present value of expected future payments after annuitization. Interest rates used in establishing such liabilities range from 3% to 8%. Future policy benefit liabilities for non-medical health insurance are calculated using the net level premium method and assumptions as to future morbidity, withdrawals and interest, which provide a margin for adverse deviation. Interest rates used in establishing such liabilities range from 3% to 10%. Future policy benefit liabilities for disabled lives are estimated using the present value of benefits method and experience assumptions as to claim terminations, expenses and interest. Interest rates used in establishing such liabilities range from 3% to 10%.

     Policyholder account balances for universal life and investment-type contracts are equal to the policy account values, which consist of an accumulation of gross premium payments plus credited interest, ranging from 2% to 17%, less expenses, mortality charges and withdrawals.

     The liability for unpaid claims and claim expenses for property and casualty insurance represents the amount estimated for claims that have been reported but not settled and claims incurred but not reported. Liabilities for unpaid claims are estimated based upon the Company's historical experience and other actuarial assumptions that consider the effects of current developments, anticipated trends and risk management programs. Revisions of these estimates are included in operations in the year such refinements are made.

  RECOGNITION OF INSURANCE REVENUE AND RELATED BENEFITS

     Premiums related to traditional life and annuity policies with life contingencies are recognized as revenues when due. Benefits and expenses are provided against such revenues to recognize profits over the estimated lives of the policies. When premiums are due over a significantly shorter period than the period over which benefits are provided, any excess profit is deferred and recognized into operations in a constant relationship to insurance in-force or, for annuities, the amount of expected future policy benefit payments.

                      METROPOLITAN LIFE INSURANCE COMPANY

     Premiums related to non-medical health contracts are recognized on a pro rata basis over the applicable contract term.

     Premiums related to universal life and investment-type products are credited to policyholder account balances. Revenues from such contracts consist of amounts assessed against policyholder account balances for mortality, policy administration and surrender charges. Amounts that are charged to operations include interest credited and benefit claims incurred in excess of related policyholder account balances.

     Premiums related to property and casualty contracts are recognized as revenue on a pro rata basis over the applicable contract term. Unearned premiums are included in other liabilities.

  DIVIDENDS TO POLICYHOLDERS

     Dividends to policyholders are determined annually by the board of directors. The aggregate amount of policyholders' dividends is related to actual interest, mortality, morbidity and expense experience for the year, as well as management's judgment as to the appropriate level of statutory surplus to be retained by MetLife and its insurance subsidiaries.

  DIVIDEND RESTRICTIONS

     MetLife, when it converts from a mutual life insurance company to a stock life insurance company, may be restricted as to the amounts it may pay as dividends to MetLife, Inc. Under the New York Insurance Law, the Superintendent has broad discretion to determine whether the financial condition of a stock life insurance company would support the payment of dividends to its shareholders. The Department has established informal guidelines for the Superintendent's determinations which focus upon, among other things, the overall financial condition and profitability of the insurer under statutory accounting practices.

  PARTICIPATING BUSINESS

     Participating business represented approximately 19% and 21% of the Company's life insurance in-force, and 84% and 81% of the number of life insurance policies in-force, at December 31, 1999 and 1998, respectively. Participating policies represented approximately 42% and 44%, 39% and 40%, and 41% and 41% of gross and net life insurance premiums for the years ended December 31, 1999, 1998 and 1997, respectively.

  INCOME TAXES

     MetLife and its includable life insurance and non-life insurance subsidiaries file a consolidated U.S. federal income tax return in accordance with the provisions of the Internal Revenue Code, as amended (the "Code"). Under the Code, the amount of federal income tax expense incurred by mutual life insurance companies includes an equity tax calculated based upon a prescribed formula that incorporates a differential earnings rate between stock and mutual life insurance companies. MetLife will not be subject to the equity tax when it converts to a stock life insurance company. The future tax consequences of temporary differences between financial reporting and tax bases of assets and liabilities are measured at the balance sheet dates and are recorded as deferred income tax assets and liabilities.

  REINSURANCE

     The Company has reinsured certain of its life insurance and property and casualty insurance contracts with other insurance companies under various agreements. Amounts due from

                      METROPOLITAN LIFE INSURANCE COMPANY
reinsurers are estimated based upon assumptions consistent with those used in establishing the liabilities related to the underlying reinsured contracts. Policy and contract liabilities are reported gross of reinsurance credits. Deferred policy acquisition costs are reduced by amounts recovered under reinsurance contracts. Amounts received from reinsurers for policy administration are reported in other revenues.

  SEPARATE ACCOUNTS

     Separate accounts are established in conformity with insurance laws and are generally not chargeable with liabilities that arise from any other business of the Company. Separate account assets are subject to general account claims only to the extent the value of such assets exceeds the separate account liabilities. Investments (stated at estimated fair value) and liabilities of the separate accounts are reported separately as assets and liabilities. Deposits to separate accounts, investment income and realized and unrealized gains and losses on the investments of the separate accounts accrue directly to contractholders and, accordingly, are not reflected in the Company's consolidated statements of income and cash flows. Mortality, policy administration and surrender charges to all separate accounts are included in revenues. See Note 6.

  FOREIGN CURRENCY TRANSLATION

     Balance sheet accounts of foreign operations are translated at the exchange rates in effect at each year-end and income and expense accounts are translated at the average rates of exchange prevailing during the year. The local currencies of foreign operations are the functional currencies unless the local economy is highly inflationary. Translation adjustments are charged or credited directly to other comprehensive income (loss). Gains and losses from foreign currency transactions are reported in other expenses and were insignificant for all years presented.

  EXTRAORDINARY ITEM -- DEMUTUALIZATION EXPENSE

     The accompanying consolidated statements of income include extraordinary charges of $225 (net of income taxes of $35) and $4 (net of income taxes of $2) for the years ended December 31, 1999 and 1998, respectively, related to costs associated with the demutualization.

  APPLICATION OF ACCOUNTING PRONOUNCEMENTS

     Effective January 1, 1999, the Company adopted Statement of Position ("SOP") 98-5, Reporting on the Costs of Start-Up Activities ("SOP 98-5"). SOP 98-5 broadly defines start-up activities. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Adoption of SOP 98-5 did not have a material effect on the Company's consolidated financial statements.

     Effective January 1, 1999, the Company adopted SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides guidance for determining when an entity should capitalize or expense external and internal costs of computer software developed or obtained for internal use. Adoption of the provisions of SOP 98-1 had the effect of increasing other assets by $82 at December 31, 1999.

     Effective January 1, 1999, the Company adopted SOP 97-3, Accounting for Insurance and Other Enterprises for Insurance Related Assessments ("SOP 97-3"). SOP 97-3 provides guidance on accounting by insurance and other enterprises for assessments related to insurance activities including recognition, measurement and disclosure of guaranty fund and other insurance related

                      METROPOLITAN LIFE INSURANCE COMPANY
assessments. Adoption of SOP 97-3 did not have a material effect on the Company's consolidated financial statements.

     In 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities ("SFAS 125") which were deferred by SFAS 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125. The deferred provisions provide accounting and reporting standards related to repurchase agreements, dollar rolls, securities lending and similar transactions. Adoption of the provisions had the effect of increasing assets and liabilities by $3,769 at December 31, 1998 and increasing other revenues and other expenses by $266 for the year ended December 31, 1998.

     During 1997, the Company changed to the retrospective interest method of accounting for investment income on structured notes in accordance with Emerging Issues Task Force Consensus No. 96-12, Recognition of Interest Income and Balance Sheet Classification of Structured Notes. This accounting change increased 1997 net investment income by $175, which included an immaterial amount related to prior years.

     In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 ("SFAS 137"). SFAS 137 defers the provisions of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133") until January 1, 2001. SFAS 133 requires, among other things, that all derivatives be recognized in the consolidated balance sheets as either assets or liabilities and measured at fair value. The corresponding derivative gains and losses should be reported based upon the hedge relationship, if such a relationship exists. Changes in the fair value of derivatives that are not designated as hedges or that do not meet the hedge accounting criteria in SFAS 133 are required to be reported in income. The Company is in the process of quantifying the impact of SFAS 133 on its consolidated financial statements.

     In October 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-7, Accounting for Insurance and Reinsurance Contracts That Do Not Transfer Insurance Risk ("SOP 98-7"). SOP 98-7 provides guidance on the method of accounting for insurance and reinsurance contracts that do not transfer insurance risk, defined in the SOP as the deposit method. SOP 98-7 classifies insurance and reinsurance contracts for which the deposit method is appropriate into those that 1) transfer only significant timing risk, 2) transfer only significant underwriting risk, 3) transfer neither significant timing or underwriting risk and 4) have an indeterminate risk. The Company is required to adopt SOP 98-7 as of January 1, 2000. Adoption of SOP 98-7 is not expected to have a material effect on the Company's consolidated financial statements.

                      METROPOLITAN LIFE INSURANCE COMPANY

2. INVESTMENTS

     The components of net investment income were as follows:

                                                        YEARS ENDED DECEMBER 31,
                                                      -----------------------------
                                                       1999       1998       1997
                                                       ----       ----       ----
Fixed maturities....................................  $ 6,766    $ 6,563    $ 6,445
Equity securities...................................       40         78         50
Mortgage loans on real estate.......................    1,479      1,572      1,684
Real estate and real estate joint ventures..........    1,426      1,529      1,718
Policy loans........................................      340        387        368
Other limited partnership interests.................      199        196        302
Cash, cash equivalents and short-term investments...      173        187        169
Other...............................................      501        841        368
                                                      -------    -------    -------
                                                       10,924     11,353     11,104
Less: Investment expenses...........................    1,108      1,125      1,613
                                                      -------    -------    -------
                                                      $ 9,816    $10,228    $ 9,491
                                                      =======    =======    =======

     Net realized investment gains (losses), including changes in valuation allowances, were as follows:

                                                          YEARS ENDED DECEMBER 31,
                                                          -------------------------
                                                          1999      1998      1997
                                                          ----      ----      ----
Fixed maturities........................................  $(538)   $  573    $  118
Equity securities.......................................     99       994       224
Mortgage loans on real estate...........................     28        23        56
Real estate and real estate joint ventures..............    265       424       446
Other limited partnership interests.....................     33        13        12
Sales of businesses.....................................     --       531       139
Other...................................................    (24)       71        23
                                                          -----    ------    ------
                                                           (137)    2,629     1,018
Amounts allocable to:
  Future policy benefit loss recognition................     --      (272)     (126)
  Deferred policy acquisition costs.....................     46      (240)      (70)
  Participating contracts...............................     21       (96)      (35)
                                                          -----    ------    ------
                                                          $ (70)   $2,021    $  787
                                                          =====    ======    ======

     Realized investment gains (losses) have been reduced by (1) additions to future policy benefits resulting from the need to establish additional liabilities due to the recognition of investment gains, (2) deferred policy acquisition cost amortization to the extent that such amortization results from realized investment gains and losses, and (3) additions to participating contractholder accounts when amounts equal to such investment gains and losses are credited to the contractholders' accounts. This presentation may not be comparable to presentations made by other insurers.

                      METROPOLITAN LIFE INSURANCE COMPANY

     The components of net unrealized investment gains (losses), included in accumulated other comprehensive income (loss), were as follows:

                                                        YEARS ENDED DECEMBER 31,
                                                      -----------------------------
                                                       1999       1998       1997
                                                       ----       ----       ----
Fixed maturities....................................  $(1,828)   $ 4,809    $ 4,766
Equity securities...................................      875        832      1,605
Other invested assets...............................      165        154        294
                                                      -------    -------    -------
                                                         (788)     5,795      6,665
                                                      -------    -------    -------
Amounts allocable to:
  Future policy benefit loss recognition............     (249)    (2,248)    (2,189)
  Deferred policy acquisition costs.................      697       (931)    (1,147)
  Participating contracts...........................     (118)      (212)      (312)
Deferred income taxes...............................      161       (864)    (1,119)
                                                      -------    -------    -------
                                                          491     (4,255)    (4,767)
                                                      -------    -------    -------
                                                      $  (297)   $ 1,540    $ 1,898
                                                      =======    =======    =======

     The changes in net unrealized investment gains (losses) were as follows:

                                                         YEARS ENDED DECEMBER 31,
                                                        ---------------------------
                                                         1999       1998      1997
                                                         ----       ----      ----
Balance at January 1..................................  $ 1,540    $1,898    $1,028
Unrealized investment gains (losses) during the
  year................................................   (6,583)     (870)    3,402
Unrealized investment (gains) losses relating to:
  Future policy benefit loss recognition..............    1,999       (59)     (970)
  Deferred policy acquisition costs...................    1,628       216      (727)
  Participating contracts.............................       94       100      (303)
Deferred income taxes.................................    1,025       255      (532)
                                                        -------    ------    ------
Balance at December 31................................  $  (297)   $1,540    $1,898
                                                        =======    ======    ======
Net change in unrealized investment gains (losses)....  $(1,837)   $ (358)   $  870
                                                        =======    ======    ======

                      METROPOLITAN LIFE INSURANCE COMPANY

  FIXED MATURITIES AND EQUITY SECURITIES

     Fixed maturities and equity securities at December 31, 1999 were as follows:

                                             COST OR     GROSS UNREALIZED
                                            AMORTIZED    ----------------    ESTIMATED
                                              COST        GAIN      LOSS     FAIR VALUE
                                            ---------     ----      ----     ----------
Fixed Maturities:
  Bonds:
     U.S. Treasury securities and
       obligations of U.S. government
       corporations and agencies..........   $ 5,990     $  456    $  147     $ 6,299
     States and political subdivisions....     1,583          4        45       1,542
     Foreign governments..................     4,090        210        94       4,206
     Corporate............................    47,505        585     1,913      46,177
     Mortgage and asset-backed
       securities.........................    27,396        112       847      26,661
     Other................................    12,235        313       462      12,086
                                             -------     ------    ------     -------
                                              98,799      1,680     3,508      96,971
  Redeemable preferred stocks.............        10         --        --          10
                                             -------     ------    ------     -------
                                             $98,809     $1,680    $3,508     $96,981
                                             =======     ======    ======     =======
Equity Securities:
  Common stocks...........................   $   980     $  921    $   35     $ 1,866
  Nonredeemable preferred stocks..........       151         --        11         140
                                             -------     ------    ------     -------
                                             $ 1,131     $  921    $   46     $ 2,006
                                             =======     ======    ======     =======

     Fixed maturities and equity securities at December 31, 1998 were as follows:

                                             COST OR     GROSS UNREALIZED
                                            AMORTIZED    -----------------    ESTIMATED
                                              COST        GAIN       LOSS     FAIR VALUE
                                            ---------     ----       ----     ----------
Fixed Maturities:
  Bonds:
     U.S. Treasury securities and
       obligations of U.S. government
       corporations and agencies..........   $ 6,640     $1,117      $ 10      $  7,747
     States and political subdivisions....       597         26        --           623
     Foreign governments..................     3,435        254        88         3,601
     Corporate............................    46,377      2,471       260        48,588
     Mortgage and asset-backed
       securities.........................    26,456        569        46        26,979
     Other................................    12,438      1,069       293        13,214
                                             -------     ------      ----      --------
                                              95,943      5,506       697       100,752
  Redeemable preferred stocks.............        15         --        --            15
                                             -------     ------      ----      --------
                                             $95,958     $5,506      $697      $100,767
                                             =======     ======      ====      ========
Equity Securities:
  Common stocks...........................   $ 1,286     $  923      $ 77      $  2,132
  Nonredeemable preferred stocks..........       222          4        18           208
                                             -------     ------      ----      --------
                                             $ 1,508     $  927      $ 95      $  2,340
                                             =======     ======      ====      ========

                      METROPOLITAN LIFE INSURANCE COMPANY

     The Company held foreign currency derivatives with notional amounts of $4,002 and $716 to hedge the exchange rate risk associated with foreign bonds at December 31, 1999 and 1998, respectively. The Company also held options with fair values of $(11) to hedge the market value of common stocks at December 31, 1998.

     At December 31, 1999, fixed maturities held by the Company that were below investment grade or not rated by an independent rating agency had an estimated fair value of $8,813. At December 31, 1999, non-income producing fixed maturities were insignificant.

     The amortized cost and estimated fair value of bonds at December 31, 1999, by contractual maturity date, are shown below:

                                                        AMORTIZED    ESTIMATED
                                                          COST       FAIR VALUE
                                                        ---------    ----------
Due in one year or less...............................   $ 3,180      $ 3,217
Due after one year through five years.................    18,152       18,061
Due after five years through ten years................    23,755       23,114
Due after ten years...................................    26,316       25,918
                                                         -------      -------
                                                          71,403       70,310
Mortgage and asset-backed securities..................    27,396       26,661
                                                         -------      -------
                                                         $98,799      $96,971
                                                         =======      =======

     Fixed maturities not due at a single maturity date have been included in the above table in the year of final maturity. Actual maturities may differ from contractual maturities due to the exercise of prepayment options.

     Sales of securities were as follows:

                                                        YEARS ENDED DECEMBER 31,
                                                      -----------------------------
                                                       1999       1998       1997
                                                       ----       ----       ----
Securities classified as available-for-sale:
  Proceeds..........................................  $59,852    $46,913    $69,275
  Gross realized gains..............................  $   605    $ 2,053    $   965
  Gross realized losses.............................  $   911    $   486    $   627
Fixed maturities classified as held-to-maturity:
  Proceeds..........................................  $    --    $    --    $   352
  Gross realized gains..............................  $    --    $    --    $     5
  Gross realized losses.............................  $    --    $    --    $     1

     Gross realized losses above exclude writedowns recorded during 1999 for permanently impaired available-for-sale securities of $133.

     During 1997, fixed maturities with an amortized cost of $11,682 were transferred from held-to-maturity to available-for-sale. Other comprehensive income at the date of reclassification was increased by $198 excluding the effects of deferred income taxes and policyholder related amounts.

     Excluding investments in U.S. governments and agencies, the Company is not exposed to any significant concentration of credit risk in its fixed maturities portfolio.

                      METROPOLITAN LIFE INSURANCE COMPANY

  SECURITIES LENDING PROGRAM

     The Company participates in securities lending programs whereby large blocks of securities, which are returnable to the Company on short notice and included in investments, are loaned to third parties, primarily major brokerage firms. The Company requires a minimum of 102% of the fair value of the loaned securities to be separately maintained as collateral for the loans. Securities with a cost or amortized cost of $6,458 and $4,005 and estimated fair value of $6,391 and $4,552 were on loan under the program at December 31, 1999 and 1998, respectively. The Company was liable for cash collateral under its control of $6,461 and $3,769 at December 31, 1999 and 1998, respectively. This liability is included in other liabilities. Security collateral on deposit from securities borrowers is returnable to them on short notice and is not reflected in the consolidated financial statements.

  STATUTORY DEPOSITS

     The Company had investment assets on deposit with regulatory agencies of $476 and $466 at December 31, 1999 and 1998, respectively.

  MORTGAGE LOANS ON REAL ESTATE

     Mortgage loans were categorized as follows:

                                                           DECEMBER 31,
                                             ----------------------------------------
                                                    1999                  1998
                                             ------------------    ------------------
                                             AMOUNT     PERCENT    AMOUNT     PERCENT
                                             ------     -------    ------     -------
Commercial mortgage loans..................  $14,931       75%     $12,503       74%
Agricultural mortgage loans................    4,816       24%       4,256       25%
Residential mortgage loans.................       82        1%         241        1%
                                             -------      ---      -------      ---
                                              19,829      100%      17,000      100%
                                                          ===                   ===
Less: Valuation allowances.................       90                   173
                                             -------               -------
                                             $19,739               $16,827
                                             =======               =======

     Mortgage loans on real estate are collateralized by properties primarily located throughout the United States. At December 31, 1999, approximately 16%, 8% and 8% of the properties were located in California, New York and Florida, respectively. Generally, the Company (as the lender) requires that a minimum of one-fourth of the purchase price of the underlying real estate be paid by the borrower.

     Certain of the Company's real estate joint ventures have mortgage loans with the Company. The carrying values of such mortgages were $547 and $606 at December 31, 1999 and 1998, respectively.

                      METROPOLITAN LIFE INSURANCE COMPANY

     Changes in mortgage loan valuation allowances were as follows:

                                                        YEARS ENDED DECEMBER 31,
                                                       ---------------------------
                                                       1999       1998       1997
                                                       ----       ----       ----
Balance at January 1.................................  $ 173      $ 289      $ 469
Additions............................................     40         40         61
Deductions for writedowns and dispositions...........   (123)      (130)      (241)
Deductions for disposition of affiliates.............     --        (26)        --
                                                       -----      -----      -----
Balance at December 31...............................  $  90      $ 173      $ 289
                                                       =====      =====      =====

     A portion of the Company's mortgage loans on real estate was impaired and consisted of the following:

                                                              DECEMBER 31,
                                                             --------------
                                                             1999     1998
                                                             ----     ----
Impaired mortgage loans with valuation allowances..........  $540    $  823
Impaired mortgage loans without valuation allowances.......   437       375
                                                             ----    ------
                                                              977     1,198
Less: Valuation allowances.................................    83       149
                                                             ----    ------
                                                             $894    $1,049
                                                             ====    ======

     The average investment in impaired mortgage loans on real estate was $1,134, $1,282 and $1,680 for the years ended December 31, 1999, 1998 and 1997, respectively. Interest income on impaired mortgages was $101, $109 and $110 for the years ended December 31, 1999, 1998 and 1997, respectively.

     The investment in restructured mortgage loans on real estate was $980 and $1,140 at December 31, 1999 and 1998, respectively. Interest income of $80, $74 and $91 was recognized on restructured loans for the years ended December 31, 1999, 1998 and 1997, respectively. Gross interest income that would have been recorded in accordance with the original terms of such loans amounted to $92, $87 and $116 for the years ended December 31, 1999, 1998 and 1997, respectively.

     Mortgage loans on real estate with scheduled payments of 60 days (90 days for agriculture mortgages) or more past due or in foreclosure had an amortized cost of $44 and $65 at December 31, 1999 and 1998, respectively.

                      METROPOLITAN LIFE INSURANCE COMPANY

  REAL ESTATE AND REAL ESTATE JOINT VENTURES

     Real estate and real estate joint ventures consisted of the following:

                                                                DECEMBER 31,
                                                              ----------------
                                                               1999      1998
                                                               ----      ----
Real estate and real estate joint ventures
  held-for-investment.......................................  $5,440    $6,301
Impairments.................................................    (289)     (408)
                                                              ------    ------
                                                               5,151     5,893
                                                              ------    ------
Real estate and real estate joint ventures held-for-sale....     719       546
Impairments.................................................    (187)     (119)
Valuation allowance.........................................     (34)      (33)
                                                              ------    ------
                                                                 498       394
                                                              ------    ------
                                                              $5,649    $6,287
                                                              ======    ======

     Accumulated depreciation on real estate was $2,235 and $2,065 at December 31, 1999 and 1998, respectively. Related depreciation expense was $247, $282 and $338 for the years ended December 31, 1999, 1998 and 1997, respectively.

     Real estate and real estate joint ventures were categorized as follows:

                                                             DECEMBER 31,
                                                --------------------------------------
                                                      1999                 1998
                                                -----------------    -----------------
                                                AMOUNT    PERCENT    AMOUNT    PERCENT
                                                ------    -------    ------    -------
Office........................................  $3,846       68%     $4,265       68%
Retail........................................     587       10%        640       10%
Apartments....................................     474        8%        418        7%
Land..........................................     258        5%        313        5%
Agriculture...................................      96        2%        195        3%
Other.........................................     388        7%        456        7%
                                                ------      ---      ------      ---
                                                $5,649      100%     $6,287      100%
                                                ======      ===      ======      ===

     The Company's real estate holdings are primarily located throughout the United States. At December 31, 1999, approximately 25%, 24% and 10% of the Company's real estate holdings were located in New York, California and Texas, respectively.

     Changes in real estate and real estate joint ventures held-for-sale valuation allowance were as follows:

                                                             YEARS ENDED DECEMBER 31,
                                                             ------------------------
                                                             1999     1998      1997
                                                             ----     ----      ----
Balance at January 1.......................................  $ 33     $110     $ 661
Additions charged (credited) to operations.................    36       (5)      (76)
Deductions for writedowns and dispositions.................   (35)     (72)     (475)
                                                             ----     ----     -----
Balance at December 31.....................................  $ 34     $ 33     $ 110
                                                             ====     ====     =====

     Investment income related to impaired real estate and real estate joint ventures held-for-investment was $61, $105 and $28 for the years ended December 31, 1999, 1998 and 1997, respectively. Investment income related to real estate and real estate joint ventures held-for-sale

                      METROPOLITAN LIFE INSURANCE COMPANY
was $14, $3 and $11 for the years ended December 31, 1999, 1998 and 1997, respectively. The carrying value of non-income producing real estate and real estate joint ventures was $22 and $1 at December 31, 1999 and 1998, respectively.

     The Company owned real estate acquired in satisfaction of debt of $47 and $154 at December 31, 1999 and 1998, respectively.

     Real estate of $37, $69 and $151 was acquired in satisfaction of debt during the years ended December 31, 1999, 1998 and 1997, respectively.

  LEVERAGED LEASES

     Leveraged leases, included in other invested assets, consisted of the following:

                                                             DECEMBER 31,
                                                           ----------------
                                                            1999      1998
                                                            ----      ----
Investment...............................................  $1,016    $1,067
Estimated residual values................................     559       607
                                                           ------    ------
                                                            1,575     1,674
Unearned income..........................................    (417)     (471)
                                                           ------    ------
                                                           $1,158    $1,203
                                                           ======    ======

     The investment amounts set forth above are generally due in monthly installments. The payment periods generally range from four to 15 years, but in certain circumstances are as long as 30 years. Average yields range from 7% to 12%. These receivables are generally collateralized by the related property.

3. DERIVATIVE INSTRUMENTS

     The table below provides a summary of the carrying value, notional amount and current market or fair value of derivative financial instruments (other than equity options) held at December 31, 1999 and 1998:

                                                        1999                                         1998
                                     ------------------------------------------   ------------------------------------------
                                                              CURRENT MARKET                               CURRENT MARKET
                                                              OR FAIR VALUE                                OR FAIR VALUE
                                     CARRYING   NOTIONAL   --------------------   CARRYING   NOTIONAL   --------------------
                                      VALUE      AMOUNT    ASSETS   LIABILITIES    VALUE      AMOUNT    ASSETS   LIABILITIES
                                     --------   --------   ------   -----------   --------   --------   ------   -----------
Financial futures..................    $ 27     $ 3,140     $37        $ 10         $ 3      $ 2,190     $ 8        $  6
Foreign exchange contracts.........      --          --      --          --          --          136      --           2
Interest rate swaps................     (32)      1,316      11          40          (9)       1,621      17          50
Foreign currency swaps.............      --       4,002      26         103          (1)         580       3          62
Caps...............................       1      12,376       3          --          --        8,391      --          --
                                       ----     -------     ---        ----         ---      -------     ---        ----
Total contractual commitments......    $ (4)    $20,834     $77        $153         $(7)     $12,918     $28        $120
                                       ====     =======     ===        ====         ===      =======     ===        ====

                      METROPOLITAN LIFE INSURANCE COMPANY

     The following is a reconciliation of the notional amounts by derivative type and strategy at December 31, 1999 and 1998:

                                      DECEMBER 31, 1998               TERMINATIONS/   DECEMBER 31, 1999
                                       NOTIONAL AMOUNT    ADDITIONS    MATURITIES      NOTIONAL AMOUNT
                                      -----------------   ---------   -------------   -----------------
BY DERIVATIVE TYPE
Financial futures...................       $ 2,190         $18,259       $17,309           $ 3,140
Foreign exchange contracts..........           136             702           838                --
Interest rate swaps.................         1,621             429           734             1,316
Foreign currency swaps..............           580           3,501            79             4,002
Caps................................         8,391           5,860         1,875            12,376
                                           -------         -------       -------           -------
Total contractual commitments.......       $12,918         $28,751       $20,835           $20,834
                                           =======         =======       =======           =======
BY STRATEGY
Liability hedging...................       $ 8,741         $ 5,865       $ 2,035           $12,571
Invested asset hedging..............           864           4,288           937             4,215
Portfolio hedging...................         2,830          13,920        14,729             2,021
Anticipated transaction hedging.....           483           4,678         3,134             2,027
                                           -------         -------       -------           -------
Total contractual commitments.......       $12,918         $28,751       $20,835           $20,834
                                           =======         =======       =======           =======

     The following table presents the notional amounts of derivative financial instruments by maturity at December 31, 1999:

                                                      REMAINING LIFE
                            -------------------------------------------------------------------
                            ONE YEAR     AFTER ONE YEAR     AFTER FIVE YEARS
                            OR LESS    THROUGH FIVE YEARS   THROUGH TEN YEARS   AFTER TEN YEARS    TOTAL
                            --------   ------------------   -----------------   ---------------    -----
Financial futures.........   $3,140         $    --               $ --               $ --         $ 3,140
Interest rate swaps.......      833             483                 --                 --           1,316
Foreign currency swaps....        7           3,371                503                121           4,002
Caps......................    3,426           8,930                 20                 --          12,376
                             ------         -------               ----               ----         -------
Total contractual
  commitments.............   $7,406         $12,784               $523               $121         $20,834
                             ======         =======               ====               ====         =======

     In addition to the derivative instruments above, the Company uses equity option contracts as invested asset hedges. There were ninety-two thousand equity option contracts outstanding with a carrying value of $(11) and a market value of $(11) at December 31, 1998.

4. FAIR VALUE INFORMATION

     The estimated fair values of financial instruments have been determined by using available market information and the valuation methodologies described below. Considerable judgment is often required in interpreting market data to develop estimates of fair value. Accordingly, the estimates presented herein may not necessarily be indicative of amounts that could be realized in a current market exchange. The use of different assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.

                      METROPOLITAN LIFE INSURANCE COMPANY

     Amounts related to the Company's financial instruments were as follows:

                                                      NOTIONAL    CARRYING    ESTIMATED
DECEMBER 31, 1999                                      AMOUNT      VALUE      FAIR VALUE
-----------------                                     --------    --------    ----------
Assets:
  Fixed maturities..................................              $96,981      $96,981
  Equity securities.................................                2,006        2,006
  Mortgage loans on real estate.....................               19,739       19,452
  Policy loans......................................                5,598        5,618
  Short-term investments............................                3,055        3,055
  Cash and cash equivalents.........................                2,789        2,789
  Mortgage loan commitments.........................    $465           --           (7)
Liabilities:
  Policyholder account balances.....................               37,170       36,893
  Short-term debt...................................                4,208        4,208
  Long-term debt....................................                2,514        2,466
  Investment collateral.............................                6,451        6,451

                                                     NOTIONAL    CARRYING    ESTIMATED
DECEMBER 31, 1998                                     AMOUNT      VALUE      FAIR VALUE
-----------------                                    --------    --------    ----------
Assets:
  Fixed maturities.................................              $100,767     $100,767
  Equity securities................................                 2,340        2,340
  Mortgage loans on real estate....................                16,827       17,793
  Policy loans.....................................                 5,600        6,143
  Short-term investments...........................                 1,369        1,369
  Cash and cash equivalents........................                 3,301        3,301
  Mortgage loan commitments........................    $472            --           14
Liabilities:
  Policyholder account balances....................                37,448       37,664
  Short-term debt..................................                 3,585        3,585
  Long-term debt...................................                 2,903        3,006
  Investment collateral............................                 3,769        3,769

     The methods and assumptions used to estimate the fair values of financial instruments are summarized as follows:

  FIXED MATURITIES AND EQUITY SECURITIES

     The fair value of fixed maturities and equity securities are based upon quotations published by applicable stock exchanges or received from other reliable sources. For securities in which the market values were not readily available, fair values were estimated using quoted market prices of comparable investments.

  MORTGAGE LOANS ON REAL ESTATE AND MORTGAGE LOAN COMMITMENTS

     Fair values for mortgage loans on real estate are estimated by discounting expected future cash flows, using current interest rates for similar loans with similar credit risk. For mortgage loan commitments, the estimated fair value is the net premium or discount of the commitments.

                      METROPOLITAN LIFE INSURANCE COMPANY

  POLICY LOANS

     Fair values for policy loans are estimated by discounting expected future cash flows using U.S. treasury rates to approximate interest rates and the Company's past experiences to project patterns of loan accrual and repayment characteristics.

  CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

     The carrying values for cash and cash equivalents and short-term investments approximated fair market values due to the short-term maturities of these instruments.

  POLICYHOLDER ACCOUNT BALANCES

     The fair value of policyholder account balances are estimated by discounting expected future cash flows, based on interest rates currently being offered for similar contracts with maturities consistent with those remaining for the agreements being valued.

  SHORT-TERM AND LONG-TERM DEBT AND INVESTMENT COLLATERAL

     The fair values of short-term and long-term debt and investment collateral are determined by discounting expected future cash flows, using risk rates currently available for debt with similar terms and remaining maturities.

  DERIVATIVE INSTRUMENTS

     The fair value of derivative instruments, including financial futures, financial forwards, interest rate and foreign currency swaps, floors, foreign exchange contracts, caps and options are based upon quotations obtained from dealers or other reliable sources. See Note 3 for derivative fair value disclosures.

5. EMPLOYEE BENEFIT PLANS

  PENSION BENEFIT AND OTHER BENEFIT PLANS

     The Company is both the sponsor and administrator of defined benefit pension plans covering all eligible employees and sales representatives of MetLife and certain of its subsidiaries. Retirement benefits are based upon years of credited service and final average earnings history.

     The Company also provides certain postemployment benefits and certain postretirement health care and life insurance benefits for retired employees through insurance contracts. Substantially all of the Company's employees may, in accordance with the plans applicable to the

                      METROPOLITAN LIFE INSURANCE COMPANY
postretirement benefits, become eligible for these benefits if they attain retirement age, with sufficient service, while working for the Company.

                                                                   DECEMBER 31,
                                                       ------------------------------------
                                                       PENSION BENEFITS     OTHER BENEFITS
                                                       ----------------    ----------------
                                                        1999      1998      1999      1998
                                                        ----      ----      ----      ----
Change in projected benefit obligation:
Projected benefit obligation at beginning of year....  $3,920    $3,573    $1,708    $1,763
  Service cost.......................................     100        90        28        31
  Interest cost......................................     271       257       107       114
  Actuarial (gains) losses...........................    (260)      212      (281)      (74)
  Divestitures, curtailments and terminations........     (22)       24        10       (13)
  Change in benefits.................................      --        12        --        --
Benefits paid........................................    (272)     (248)      (89)     (113)
                                                       ------    ------    ------    ------
Projected benefit obligation at end of year..........   3,737     3,920     1,483     1,708
                                                       ------    ------    ------    ------
Change in plan assets:
Contract value of plan assets at beginning of year...   4,403     4,056     1,123     1,004
  Actuarial return on plan assets....................     575       680       141       171
  Employer contribution..............................      20        15        24        61
  Benefits paid......................................    (272)     (248)      (89)     (113)
  Other payments.....................................      --      (100)       --        --
                                                       ------    ------    ------    ------
Contract value of plan assets at end of year.........   4,726     4,403     1,199     1,123
                                                       ------    ------    ------    ------
Over (under) funded..................................     989       483      (284)     (585)
                                                       ------    ------    ------    ------
Unrecognized net asset at transition.................     (66)      (98)       --        --
Unrecognized net actuarial gains.....................    (564)      (78)     (487)     (322)
Unrecognized prior service cost......................     127       145        (2)       (2)
                                                       ------    ------    ------    ------
Prepaid (accrued) benefit cost.......................  $  486    $  452    $ (773)   $ (909)
                                                       ======    ======    ======    ======
Qualified plan prepaid pension cost..................  $  632    $  568    $   --    $   --
Non-qualified plan accrued pension cost..............    (146)     (116)       --        --
                                                       ------    ------    ------    ------
Prepaid benefit cost.................................  $  486    $  452    $   --    $   --
                                                       ======    ======    ======    ======

     The aggregate projected benefit obligation and aggregate contract value of plan assets for the pension plans were as follows:

                                                        NON-QUALIFIED
                                     QUALIFIED PLAN          PLAN              TOTAL
                                    ----------------    --------------    ----------------
                                     1999      1998     1999     1998      1999      1998
                                     ----      ----     ----     ----      ----      ----
Aggregate projected benefit
  obligation......................  $3,482    $3,697    $ 255    $ 223    $3,737    $3,920
Aggregate contract value of plan
  assets (principally Company
  contracts)......................   4,726     4,403       --       --     4,726     4,403
                                    ------    ------    -----    -----    ------    ------
Over (under) funded...............  $1,244    $  706    $(255)   $(223)   $  989    $  483
                                    ======    ======    =====    =====    ======    ======

                      METROPOLITAN LIFE INSURANCE COMPANY

     The assumptions used in determining the aggregate projected benefit obligation and aggregate contract value for the pension and other benefits were as follows:

                                            PENSION BENEFITS             OTHER BENEFITS
                                      ----------------------------   -----------------------
                                          1999            1998          1999         1998
                                          ----            ----          ----         ----
Weighted average assumptions at
  December 31,
Discount rate.......................  6.25% - 7.75%   6.5% - 7.25%   6% - 7.75%       7%
Expected rate of return on plan
  assets............................   8% - 10.5%     8.5% - 10.5%    6% - 9%     7.25% - 9%
Rate of compensation increase.......   4.5% - 8.5%    4.5% - 8.5%       N/A          N/A

     The assumed health care cost trend rates used in measuring the accumulated nonpension postretirement benefit obligation were 6.5% for pre-Medicare eligible claims and 6% for Medicare eligible claims in both 1999 and 1998.

     Assumed health care cost trend rates may have a significant effect on the amounts reported for health care plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:

                                                             ONE PERCENT    ONE PERCENT
                                                              INCREASE       DECREASE
                                                             -----------    -----------
Effect on total of service and interest cost components....     $ 14           $ 11
Effect of accumulated postretirement benefit obligation....     $134           $111

     The components of periodic benefit costs were as follows:

                                               PENSION BENEFITS         OTHER BENEFITS
                                             ---------------------    ------------------
                                             1999    1998    1997     1999   1998   1997
                                             ----    ----    ----     ----   ----   ----
Service cost...............................  $ 100   $  90   $  74    $ 28   $ 31   $ 30
Interest cost..............................    271     257     247     107    114    122
Expected return on plan assets.............   (363)   (337)   (324)    (89)   (79)   (66)
Amortization of prior actuarial gains......     (6)    (11)     (5)    (11)   (13)    (4)
Curtailment (credit) cost..................    (17)    (10)     --      10      4     --
                                             -----   -----   -----    ----   ----   ----
Net periodic benefit cost (credit).........  $ (15)  $ (11)  $  (8)   $ 45   $ 57   $ 82
                                             =====   =====   =====    ====   ====   ====

  SAVINGS AND INVESTMENT PLANS

     The Company sponsors savings and investment plans for substantially all employees under which the Company matches a portion of employee contributions. The Company contributed $45, $43 and $44 for the years ended December 31, 1999, 1998 and 1997, respectively.

6. SEPARATE ACCOUNTS

     Separate accounts reflect two categories of risk assumption: non-guaranteed separate accounts totaling $47,618 and $39,490 at December 31, 1999 and 1998, respectively, for which the policyholder assumes the investment risk, and guaranteed separate accounts totaling $17,323 and $18,578 at December 31, 1999 and 1998, respectively, for which MetLife contractually guarantees either a minimum return or account value to the policyholder.

                      METROPOLITAN LIFE INSURANCE COMPANY

     Fees charged to the separate accounts by the Company (including mortality charges, policy administration fees and surrender charges) are reflected in the Company's revenues as universal life and investment-type product policy fees and totaled $485, $413 and $287 for the years ended December 31, 1999, 1998 and 1997, respectively. Guaranteed separate accounts consisted primarily of Met Managed Guaranteed Interest Contracts and participating close out contracts. The average interest rates credited on these contracts were 6.5% and 7% at December 31, 1999 and 1998, respectively. The assets that support these liabilities were comprised of $16,874 and $16,639 in fixed maturities at December 31, 1999 and 1998, respectively. The portfolios are segregated from other investments and are managed to minimize liquidity and interest rate risk. In order to minimize the risk of disintermediation associated with early withdrawals, these investment products carry a graded surrender charge as well as a market value adjustment.

7. DEBT

     Debt consisted of the following:

                                                             DECEMBER 31,
                                                           ----------------
                                                            1999      1998
                                                            ----      ----
MetLife:
  6.300% surplus notes due 2003..........................  $  397    $  397
  7.000% surplus notes due 2005..........................     249       249
  7.700% surplus notes due 2015..........................     198       198
  7.450% surplus notes due 2023..........................     296       296
  7.785% surplus notes due 2024..........................     148       148
  7.800% surplus notes due 2025..........................     248       248
Other....................................................     130       207
                                                           ------    ------
                                                            1,666     1,743
                                                           ------    ------
Investment related:
  Floating rate debt, interest based on LIBOR............      --       212
  Exchangeable debt, interest rates ranging from 4.90% to
     5.80%, due 2001 and 2002............................     369       371
                                                           ------    ------
                                                              369       583
                                                           ------    ------
Total MetLife............................................   2,035     2,326
                                                           ------    ------
Nvest:
  7.060% senior notes due 2003...........................     110       110
  7.290% senior notes due 2007...........................     160       160
                                                           ------    ------
                                                              270       270
                                                           ------    ------
Other Affiliated Companies:
  Fixed rate notes, interest rates ranging from 6.96% to
     8.51%, maturity dates ranging from 2000 to 2008.....     170       179
  Other..................................................      39       128
                                                           ------    ------
                                                              209       307
                                                           ------    ------
Total long-term debt.....................................   2,514     2,903
Total short-term debt....................................   4,208     3,585
                                                           ------    ------
                                                           $6,722    $6,488
                                                           ======    ======

                      METROPOLITAN LIFE INSURANCE COMPANY

     Short-term debt consisted of commercial paper with a weighted average interest rate of 6.05% and 5.31% and a weighted average maturity of 74 and 44 days at December 31, 1999 and 1998, respectively.

     The Company maintains unsecured credit facilities aggregating $7,000 (five-year facility of $1,000 expiring in April 2003; 364-day facility of $1,000 expiring in April 2000; 364-day facility of $5,000 expiring in September 2000). Both $1,000 facilities bear interest at LIBOR plus 20 basis points. The $5,000 facility bears interest at various rates under specified borrowing scenarios. The facilities can be used for general corporate purposes and also provide backup for the Company's commercial paper program. At December 31, 1999, there were no outstanding borrowings under any of the facilities.

     Payments of interest and principal on the surplus notes, subordinated to all other indebtedness, may be made only with the prior approval of the Superintendent. Subject to the prior approval of the Superintendent, the 7.45% surplus notes may be redeemed, in whole or in part, at the election of the Company at any time on or after November 1, 2003.

     Each issue of investment related debt is payable in cash or by delivery of an underlying security owned by the Company. The amount payable at maturity of the debt is greater than the principal of the debt if the market value of the underlying security appreciates above certain levels at the date of debt repayment as compared to the market value of the underlying security at the date of debt issuance.

     The aggregate maturities of long-term debt are $93 in 2000, $194 in 2001, $210 in 2002, $415 in 2003, $126 in 2004 and $1,477 thereafter.

     Interest expense related to the Company's outstanding indebtedness was $358, $333 and $344 for the years ended December 31, 1999, 1998 and 1997, respectively.

8. ACQUISITIONS AND DISPOSITIONS

     In 1999 and 1997, respectively, the Company acquired assets of $4,832 and $3,777 and assumed liabilities of $1,860 and $3,347 through the acquisition of certain insurance and non-insurance operations. The aggregate purchase prices were allocated to the assets and liabilities acquired based on their estimated fair values.

     During 1998, the Company sold MetLife Capital Holdings, Inc. (a commercial financing company) and a substantial portion of its Canadian and Mexican insurance operations, which resulted in a realized investment gain of $531. During 1997, the Company sold its United Kingdom insurance operations, which resulted in a realized investment gain of $139. Such sales caused a reduction in assets of $10,663 and $4,342 and liabilities of $3,691 and $4,207 in 1998 and 1997, respectively.

     See Note 16 for information regarding the Company's acquisition of GenAmerica Corporation.

9. COMMITMENTS AND CONTINGENCIES

  LITIGATION

     The Company is currently a defendant in approximately 500 lawsuits raising allegations of improper marketing and sales of individual life insurance policies or annuities. These lawsuits are generally referred to as "sales practices claims".

                      METROPOLITAN LIFE INSURANCE COMPANY

     On December 28, 1999, after a fairness hearing, the United States District Court for the Western District of Pennsylvania approved a class action settlement resolving a multidistrict litigation proceeding involving alleged sales practices claims. The settlement class includes most of the owners of permanent life insurance policies and annuity contracts or certificates issued pursuant to individual sales in the United States by Metropolitan Life Insurance Company, Metropolitan Insurance and Annuity Company or Metropolitan Tower Life Insurance Company between January 1, 1982 and December 31, 1997. This class includes owners of approximately six million in-force or terminated insurance policies and approximately one million in-force or terminated annuity contracts or certificates.

     In addition to dismissing the consolidated class actions, the District Court's order also bars sales practices claims by class members for sales by the defendant insurers during the class period, effectively resolving all pending class actions against these insurers. The defendants are in the process of having these claims dismissed.

     Under the terms of the order, only those class members who excluded themselves from the settlement may continue an existing, or start a new, sales practices lawsuit against Metropolitan Life Insurance Company, Metropolitan Insurance and Annuity Company or Metropolitan Tower Life Insurance Company for sales that occurred during the class period. Approximately 20,000 class members elected to exclude themselves from the settlement. Over 400 of the approximately 500 lawsuits noted above are brought by individuals who elected to exclude themselves from the settlement.

     The settlement provides three forms of relief. General relief, in the form of free death benefits, is provided automatically to class members who did not exclude themselves from the settlement or who did not elect the claim evaluation procedures set forth in the settlement. The claim evaluation procedures permit a class member to have a claim evaluated by a third party under procedures set forth in the settlement. Claim awards made under the claim evaluation procedures will be in the form of policy adjustments, free death benefits or, in some instances, cash payments. In addition, class members who have or had an ownership interest in specified policies will also automatically receive deferred acquisition cost tax relief in the form of free death benefits. The settlement fixes the aggregate amounts that are available under each form of relief.

     The Company expects that the total cost of the settlement will be approximately $957. This amount is equal to the amount of the increase in liabilities for the death benefits and policy adjustments and the present value of expected cash payments to be provided to included class members, as well as attorneys' fees and expenses and estimated other administrative costs, but does not include the cost of litigation with policyholders who are excluded from the settlement. The Company believes that the cost of the settlement will be substantially covered by available reinsurance and the provisions made in its consolidated financial statements, and thus will not have a material adverse effect on its business, results of operations or financial position. The Company has not yet made a claim under those reinsurance agreements and, although there is a risk that the carriers will refuse coverage for all or part of the claim, the Company believes this is very unlikely to occur. The Company believes it has made adequate provision in its consolidated financial statements for all probable losses for sales practices claims, including litigation costs involving policyholders who are excluded from the settlement.

     The class action settlement does not resolve nine purported or certified class actions currently pending against New England Mutual Life Insurance Company with which the Company merged in 1996. Eight of those actions have been consolidated as a multidistrict proceeding for pre-trial purposes in the United States District Court in Massachusetts. That Court certified a mandatory class as to those claims. Following an appeal of that certification, the United States

                      METROPOLITAN LIFE INSURANCE COMPANY

Court of Appeals remanded the case to the District Court for further consideration. The Company is negotiating a settlement with class counsel.

     The class action settlement also does not resolve three putative sales practices class action lawsuits which have been brought against General American Life Insurance Company. These lawsuits have been consolidated in a single proceeding in the United States District Court for the Eastern District of Missouri. General American Life Insurance Company and counsel for plaintiffs have negotiated a settlement in principle of this consolidated proceeding. General American Life Insurance Company has not reached agreement with plaintiffs' counsel on the attorneys' fees to be paid. However, negotiations are ongoing.

     In addition, the class action settlement does not resolve two putative class actions involving sales practices claims filed against Metropolitan Life Insurance Company in Canada. The class action settlement also does not resolve a certified class action with conditionally certified subclasses against Metropolitan Life Insurance Company, Metropolitan Insurance and Annuity Company, Metropolitan Tower Life Insurance Company and various individual defendants alleging improper sales abroad. That lawsuit is pending in a New York federal court.

     In the past, the Company has resolved some individual sales practices claims through settlement, dispositive motion or, in a few instances, trial. Most of the current cases seek substantial damages, including in some cases punitive and treble damages and attorneys' fees. Additional litigation relating to the Company's marketing and sales of individual life insurance may be commenced in the future.

     Regulatory authorities in a small number of states, including both insurance departments and one state attorney general, as well as the National Association of Securities Dealers, Inc., have ongoing investigations or inquiries relating to the Company's sales of individual life insurance policies or annuities, including investigations of alleged improper replacement transactions and alleged improper sales of insurance with inaccurate or inadequate disclosures as to the period for which premiums would be payable. Over the past several years, the Company has resolved a number of investigations by other regulatory authorities for monetary payments and certain other relief, and may continue to do so in the future.

     MetLife is also a defendant in numerous lawsuits seeking compensatory and punitive damages for personal injuries allegedly caused by exposure to asbestos or asbestos-containing products. MetLife has never engaged in the business of manufacturing, producing, distributing or selling asbestos or asbestos-containing products. Rather, these lawsuits, currently numbering in the thousands, have principally been based upon allegations relating to certain research, publication and other activities of one or more of MetLife's employees during the period from the 1920s through approximately the 1950s and alleging that MetLife learned or should have learned of certain health risks posed by asbestos and, among other things, improperly publicized or failed to disclose those health risks. Legal theories asserted against MetLife have included negligence, intentional tort claims and conspiracy claims concerning the health risks associated with asbestos. While MetLife believes it has meritorious defenses to these claims, and has not suffered any adverse judgments in respect of these claims, most of the cases have been resolved by settlements. MetLife intends to continue to exercise its best judgment regarding settlement or defense of such cases. The number of such cases that may be brought or the aggregate amount of any liability that MetLife may ultimately incur is uncertain.

     Significant portions of amounts paid in settlement of such cases have been funded with proceeds from a previously resolved dispute with MetLife's primary, umbrella and first level excess liability insurance carriers. MetLife is presently in litigation with several of its excess

                      METROPOLITAN LIFE INSURANCE COMPANY
liability insurers regarding amounts payable under its policies with respect to coverage for these claims. The trial court has granted summary judgment to these insurers. MetLife has appealed. There can be no assurances regarding the outcome of this litigation or the amount and timing of recoveries, if any, from these excess liability insurers. MetLife's asbestos-related litigation with these insurers should have no effect on recoveries under the excess insurance policies described below.

     The Company has recorded, in other expenses, charges of $499 ($317 after-tax), $1,895 ($1,203 after-tax) and $300 ($190 after-tax) for the years ended December 31, 1999, 1998 and 1997, respectively, for sales practices claims and claims for personal injuries caused by exposure to asbestos or asbestos-containing products. The 1999 charge was principally related to the settlement of the multidistrict litigation proceeding involving alleged improper sales practices, accruals for sales practices claims not covered by the settlement and other legal costs. The 1998 charge was comprised of $925 and $970 for sales practices claims and asbestos-related claims, respectively. The Company recorded the charges for sales practices claims based on preliminary settlement discussions and the settlement history of other insurers.

     Prior to the fourth quarter of 1998, the Company established a liability for asbestos-related claims based on settlement costs for claims that the Company had settled, estimates of settlement costs for claims pending against the Company and an estimate of settlement costs for unasserted claims. The amount for unasserted claims was based on management's estimate of unasserted claims that would be probable of assertion. A liability is not established for claims which management believes are only reasonably possible of assertion. Based on this process, the accrual for asbestos-related claims at December 31, 1997 was $386. Potential liabilities for asbestos-related claims are not easily quantified, due to the nature of the allegations against the Company, which are not related to the business of manufacturing, producing, distributing or selling asbestos or asbestos-containing products, adding to the uncertainty as to the number of claims that may be brought against the Company.

     During 1998, the Company decided to pursue the purchase of excess insurance to limit its exposure to asbestos-related claims. In connection with the negotiations with the casualty insurers to obtain this insurance, the Company obtained information that caused management to reassess the accruals for asbestos-related claims. This information included:

     - Information from the insurers regarding the asbestos-related claims experience of other insureds, which indicated that the number of claims that were probable of assertion against the Company in the future was significantly greater than it had assumed in its accruals. The number of claims brought against the Company is generally a reflection of the number of asbestos-related claims brought against asbestos defendants generally and the percentage of those claims in which the Company is included as a defendant. The information provided to the Company relating to other insureds indicated that the Company had been included as a defendant for a significant percentage of total asbestos-related claims and that it may be included in a larger percentage of claims in the future, because of greater awareness of asbestos litigation generally by potential plaintiffs and plaintiffs' lawyers and because of the bankruptcy and reorganization or the exhaustion of insurance coverage of other asbestos defendants; and that, although volatile, there was an upward trend in the number of total claims brought against asbestos defendants.

     - Information derived from actuarial calculations the Company made in the fourth quarter of 1998 in connection with these negotiations, which helped to frame, define and quantify this liability. These calculations were made using, among other things, current information regarding the Company's claims and settlement experience (which reflected the

                      METROPOLITAN LIFE INSURANCE COMPANY

       Company's decision to resolve an increased number of these claims by settlement), recent and historic claims and settlement experience of selected other companies and information obtained from the insurers.

     Based on this information, the Company concluded that certain claims that previously were considered as only reasonably possible of assertion were now probable of assertion, increasing the number of assumed claims to approximately three times the number assumed in prior periods. As a result of this reassessment, the Company increased its liability for asbestos-related claims to $1,278 at December 31, 1998.

     During 1998, the Company paid $1,407 of premiums for excess of loss reinsurance agreements and excess insurance policies, consisting of $529 for the excess of loss reinsurance agreements for sales practices claims and excess mortality losses and $878 for the excess insurance policies for asbestos-related claims.

     The Company obtained the excess of loss reinsurance agreements to provide reinsurance with respect to sales practices claims made on or prior to December 31, 1999 and for certain mortality losses in 1999. These reinsurance agreements have a maximum aggregate limit of $650, with a maximum sublimit of $550 for losses for sales practices claims. This coverage is in excess of an aggregate self-insured retention of $385 with respect to sales practices claims and $506, plus the Company's statutory policy reserves released upon the death of insureds, with respect to life mortality losses. At December 31, 1999, the subject losses under the reinsurance agreements due to sales practices claims and related counsel fees from the time the Company entered into the reinsurance agreements did not exceed that self-insured retention. The maximum sublimit of $550 for sales practices claims was within a range of losses that management believed were reasonably possible at December 31, 1998. Each excess of loss reinsurance agreement for sales practices claims and mortality losses contains an experience fund, which provides for payments to the Company at the commutation date if experience is favorable at such date. The Company accounts for the aggregate excess of loss reinsurance agreements as reinsurance; however, if deposit accounting were applied, the effect on the Company's consolidated financial statements in 1998, 1999 and 2000 would not be significant.

     Under reinsurance accounting, the excess of the liability recorded for sales practices losses recoverable under the agreements of $550 over the premium paid of $529 results in a deferred gain of $21 which is being amortized into income over the settlement period from January 1999 through April 2000. Under deposit accounting, the premium would be recorded as an other asset rather than as an expense, and the reinsurance loss recoverable and the deferred gain would not have been recorded. Because the agreements also contain an experience fund which increases with the passage of time, the increase in the experience fund in 1999 and 2000 under deposit accounting would be recognized as interest income in an amount approximately equal to the deferred gain that will be amortized into income under reinsurance accounting.

     The excess insurance policies for asbestos-related claims provide for recovery of losses up to $1,500, which is in excess of a $400 self-insured retention ($878 of which was recorded as a recoverable at December 31, 1999 and 1998). The asbestos-related policies are also subject to annual and per-claim sublimits. Amounts are recoverable under the policies annually with respect to claims paid during the prior calendar year. Although amounts paid in any given year that are recoverable under the policies will be reflected as a reduction in the Company's operating cash flows for that year, management believes that the payments will not have a material adverse effect on the Company's liquidity. Each asbestos-related policy contains an experience fund and a reference fund that provides for payments to the Company at the commutation date if experience under the policy to such date has been favorable, or pro rata reductions from time to

                      METROPOLITAN LIFE INSURANCE COMPANY
time in the loss reimbursements to the Company if the cumulative return on the reference fund is less than the return specified in the experience fund.

     A purported class action suit involving policyholders in 32 states has been filed in a Rhode Island state court against MetLife's subsidiary, Metropolitan Property and Casualty Insurance Company, with respect to claims by policyholders for the alleged diminished value of automobiles after accident-related repairs. A similar "diminished value" allegation was made recently in a Texas Deceptive Trade Practices Act letter and lawsuit which involve a Metropolitan Property and Casualty Company policyholder. A purported class action has been filed against Metropolitan Property and Casualty Insurance Company and its subsidiary, Metropolitan Casualty Insurance Company, in Florida by a policyholder alleging breach of contract and unfair trade practices with respect to Metropolitan Casualty Insurance Company allowing the use of parts not made by the original manufacturer to repair damaged automobiles. These suits are in the early stages of litigation and Metropolitan Property and Casualty Insurance Company and Metropolitan Casualty Insurance Company intend to vigorously defend themselves against these suits. Similar suits have been filed against several other personal lines property and casualty insurers.

     The United States, the Commonwealth of Puerto Rico and various hotels and individuals have sued MetLife Capital Corporation, a former subsidiary of the Company, seeking damages for clean up costs, natural resource damages, personal injuries and lost profits and taxes based upon, among other things, a release of oil from a barge which was being towed by the M/V Emily S. In connection with the sale of MetLife Capital, the Company acquired MetLife Capital's potential liability with respect to the M/V Emily S lawsuit. MetLife Capital had entered into a sale and leaseback financing arrangement with respect to the M/V Emily S. The plaintiffs have taken the position that MetLife Capital, as the owner of record of the M/V Emily S, is responsible for all damages caused by the barge, including the oil spill. The governments of the United States and Puerto Rico have claimed damages in excess of $150. At a mediation, the action brought by the United States and Puerto Rico was conditionally settled, provided that the governments have access to additional sums from a fund contributed to by oil companies to help remediate oil spills. The Company can provide no assurance that this action will be settled in this manner.

     Three putative class actions have been filed by Conning Corporation shareholders alleging that the Company's announced offer to purchase the publicly-held Conning shares is inadequate and constitutes a breach of fiduciary duty (see Note 16). The Company believes the actions are without merit, and expects that they will not materially affect its offer to purchase the shares.

     A civil complaint challenging the fairness of the plan of reorganization and the adequacy and accuracy of the disclosures to policyholders regarding the plan has been filed in New York Supreme Court for Kings County on behalf of an alleged class consisting of the policyholders of MetLife who should have membership benefits in MetLife and were and are eligible to receive notice, vote and receive consideration in the demutualization. The complaint seeks to enjoin or rescind the plan and seeks other relief. The defendants named in the complaint are MetLife and the individual members of its board of directors and MetLife, Inc. MetLife believes that the allegations made in the complaint are wholly without merit, and intends to vigorously contest the complaint.

     Various litigation, claims and assessments against the Company, in addition to those discussed above and those otherwise provided for in the Company's consolidated financial statements, have arisen in the course of the Company's business, including, but not limited to, in connection with its activities as an insurer, employer, investor, investment advisor and taxpayer. Further, state insurance regulatory authorities and other Federal and state authorities regularly

                      METROPOLITAN LIFE INSURANCE COMPANY
make inquiries and conduct investigations concerning the Company's compliance with applicable insurance and other laws and regulations.

     In some of the matters referred to above, very large and/or indeterminate amounts, including punitive and treble damages, are sought. While it is not feasible to predict or determine the ultimate outcome of all pending investigations and legal proceedings or provide reasonable ranges of potential losses, it is the opinion of the Company's management that their outcomes, after consideration of available insurance and reinsurance and the provisions made in the Company's consolidated financial statements, are not likely to have a material adverse effect on the Company's consolidated financial position. However, given the large and/or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on the Company's operating results or cash flows in particular quarterly or annual periods.

  TRANSFERRED CANADIAN POLICIES

     In July 1998, MetLife sold a substantial portion of its Canadian operations to Clarica Life. As part of that sale, a large block of policies in effect with MetLife in Canada were transferred to Clarica Life, and the holders of the transferred Canadian policies became policyholders of Clarica Life. Those transferred policyholders are no longer policyholders of MetLife and, therefore, are not entitled to compensation under the plan of reorganization. However, as a result of a commitment made in connection with obtaining Canadian regulatory approval of that sale, if MetLife demutualizes, its Canadian branch will make cash payments to those who are, or are deemed to be, holders of those transferred Canadian policies. The payments, which will be recorded in other expenses in the same period as the effective date of the plan, will be determined in a manner that is consistent with the treatment of, and fair and equitable to, eligible policyholders of MetLife. The amount of the payment is dependent upon the initial public offering price of common stock to be issued on the effective date of the plan of demutualization.

  YEAR 2000

     The Year 2000 issue was the result of the widespread use of computer programs written using two digits (rather than four) to define the applicable year. Such programming was a common industry practice designed to avoid the significant costs associated with additional mainframe capacity necessary to accommodate a four-digit field. As a result, any of the Company's computer systems that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in major system failures or miscalculations. The Company has conducted a comprehensive review of its computer systems to identify the systems that could be affected by the Year 2000 issue and has implemented a plan to resolve the issue. There can be no assurances that the Year 2000 plan of the Company or that of its vendors or third parties have resolved all Year 2000 issues. Further, there can be no assurance that there will not be any future system failure or that such failure, if any, will not have a material impact on the operations of the Company.

  LEASES

     In accordance with industry practice, certain of the Company's income from lease agreements with retail tenants is contingent upon the level of the tenants' sales revenues. Additionally, the Company, as lessee, has entered into various lease and sublease agreements

                      METROPOLITAN LIFE INSURANCE COMPANY
for office space, data processing and other equipment. Future minimum rental and subrental income and minimum gross rental payments relating to these lease agreements were as follows:

                                                                      GROSS
                                               RENTAL    SUBLEASE     RENTAL
                                               INCOME     INCOME     PAYMENTS
                                               ------    --------    --------
2000.........................................  $  817      $13         $156
2001.........................................     740       12          135
2002.........................................     689       11          111
2003.........................................     612        9           90
2004.........................................     542        9           69
Thereafter...................................   2,032       27          299

10. INCOME TAXES

     The provision for income taxes was as follows:

                                                               YEARS ENDED DECEMBER 31,
                                                               ------------------------
                                                               1999      1998      1997
                                                               ----      ----      ----
Current:
  Federal...................................................   $643      $668      $370
  State and local...........................................     24        60        10
  Foreign...................................................      4        99        26
                                                               ----      ----      ----
                                                                671       827       406
                                                               ----      ----      ----
Deferred:
  Federal...................................................    (78)      (25)       28
  State and local...........................................      2        (8)        9
  Foreign...................................................     (2)      (54)       25
                                                               ----      ----      ----
                                                                (78)      (87)       62
                                                               ----      ----      ----
Provision for income taxes..................................   $593      $740      $468
                                                               ====      ====      ====

     Reconciliations of the income tax provision at the U.S. statutory rate to the provision for income taxes as reported were as follows:

                                                               YEARS ENDED DECEMBER 31,
                                                               ------------------------
                                                               1999      1998      1997
                                                               ----      ----      ----
Tax provision at U.S. statutory rate........................   $502      $730      $585
Tax effect of:
  Tax exempt investment income..............................    (39)      (40)      (30)
  Surplus tax...............................................    125        18       (40)
  State and local income taxes..............................     18        31        15
  Tax credits...............................................     (5)      (25)      (15)
  Prior year taxes..........................................    (31)        4        (2)
  Sale of businesses........................................     --       (19)      (41)
  Other, net................................................     23        41        (4)
                                                               ----      ----      ----
Provision for income taxes..................................   $593      $740      $468
                                                               ====      ====      ====

                      METROPOLITAN LIFE INSURANCE COMPANY

     Deferred income taxes represent the tax effect of the differences between the book and tax basis of assets and liabilities. Net deferred income tax assets and liabilities consisted of the following:

                                                             DECEMBER 31,
                                                           ----------------
                                                            1999      1998
                                                            ----      ----
Deferred income tax assets:
  Policyholder liabilities and receivables...............  $3,042    $3,108
  Net operating losses...................................      72        22
  Net unrealized investment losses.......................     161        --
  Employee benefits......................................     192       174
  Litigation related.....................................     468       312
  Other..................................................     242       158
                                                           ------    ------
                                                            4,177     3,774
  Less: Valuation allowance..............................      72        21
                                                           ------    ------
                                                            4,105     3,753
                                                           ------    ------
Deferred income tax liabilities:
  Investments............................................   1,472     1,529
  Deferred policy acquisition costs......................   1,967     1,887
  Net unrealized investment gains........................      --       864
  Other..................................................      63        18
                                                           ------    ------
                                                            3,502     4,298
                                                           ------    ------
Net deferred income tax asset (liability)................  $  603    $ (545)
                                                           ======    ======

     Foreign net operating loss carryforwards generated deferred income tax benefits of $72 and $21 at December 31, 1999 and 1998, respectively. The Company has recorded a valuation allowance related to these tax benefits. The valuation allowance reflects management's assessment, based on available information, that it is more likely than not that the deferred income tax asset for foreign net operating loss carryforwards will not be realized. The benefit will be recognized when management believes that it is more likely than not that the portion of the deferred income tax asset is realizable.

     The Company has been audited by the Internal Revenue Service for the years through and including 1993. The Company is being audited for the years 1994, 1995 and 1996. The Company believes that any adjustments that might be required for open years will not have a material effect on the Company's consolidated financial statements.

11. REINSURANCE

     The Company assumes and cedes insurance with other insurance companies. The Company continually evaluates the financial condition of its reinsurers and monitors concentration of credit risk in an effort to minimize its exposure to significant losses from reinsurer insolvencies. The Company is contingently liable with respect to ceded reinsurance should any reinsurer be unable to meet its obligations under these agreements. The amounts in the consolidated statements of income are presented net of reinsurance ceded.

     The Company's life insurance operations participate in reinsurance in order to limit losses, minimize exposure to large risks and to provide additional capacity for future growth. During

                      METROPOLITAN LIFE INSURANCE COMPANY

1998, the Company began reinsuring, under yearly renewal term policies, 90 percent of the mortality risk on universal life policies issued after 1983. The Company also reinsures 90 percent of the mortality risk on term life insurance policies issued after 1995 under yearly renewal term policies and coinsures 100 percent of the mortality risk in excess of $25 and $35 on single and joint survivorship policies, respectively.

     During 1997, the Company obtained a 100 percent coinsurance policy to provide coverage for contractual payments generated by certain portions of the Company's non-life contingency long-term guaranteed interest contracts and structured settlement lump sum contracts issued during the periods 1991 through 1993. The policy was amended in 1998 to include structured settlement lump sum payments issued during the period 1983 through 1990, 1994 and 1995. Reinsurance recoverables under the contract, which has been accounted for as a financing transaction, were $1,372 and $1,374 at December 31, 1999 and 1998, respectively.

     See Note 9 for information regarding certain excess of loss reinsurance agreements providing coverage for risks associated primarily with sales practices claims.

     The Company has exposure to catastrophes, which are an inherent risk of the property and casualty insurance business and could contribute to material fluctuations in the Company's results of operations. The Company uses excess of loss and quota share reinsurance arrangements to limit its maximum loss, provide greater diversification of risk and minimize exposure to larger risks. The Company's reinsurance program is designed to limit a catastrophe loss to no more than 10% of the Auto & Home segment's statutory surplus.

     The effects of reinsurance were as follows:

                                                        YEARS ENDED DECEMBER 31,
                                                      -----------------------------
                                                       1999       1998       1997
                                                       ----       ----       ----
Direct premiums.....................................  $13,249    $12,763    $12,728
Reinsurance assumed.................................      484        409        360
Reinsurance ceded...................................   (1,645)    (1,669)    (1,810)
                                                      -------    -------    -------
Net premiums........................................  $12,088    $11,503    $11,278
                                                      =======    =======    =======
Reinsurance recoveries netted against policyholder
  benefits..........................................  $ 1,626    $ 1,744    $ 1,648
                                                      =======    =======    =======

     The effects of reinsurance with GenAmerica Corporation ("GenAmerica") were as follows:

                                                            YEARS ENDED DECEMBER 31,
                                                            ------------------------
                                                            1999      1998      1997
                                                            ----      ----      ----
Premiums ceded to GenAmerica..............................  $108      $113      $61
                                                            ====      ====      ===
Reinsurance recoveries from GenAmerica netted against
  policyholder benefits...................................  $ 74      $ 28      $24
                                                            ====      ====      ===

     Reinsurance recoverables, included in other receivables, were $2,898 and $3,134 at December 31, 1999 and 1998, respectively, of which $5 and $5, respectively, were recoverable from GenAmerica. Reinsurance and ceded commissions payables, included in other liabilities, were $148 and $105 at December 31, 1999 and 1998, respectively.

                      METROPOLITAN LIFE INSURANCE COMPANY

     The following provides an analysis of the activity in the liability for benefits relating to property and casualty and group accident and non-medical health policies and contracts:

                                                        YEARS ENDED DECEMBER 31,
                                                      -----------------------------
                                                       1999       1998       1997
                                                       ----       ----       ----
Balance at January 1................................  $ 3,320    $ 3,655    $ 3,345
  Reinsurance recoverables..........................     (233)      (229)      (215)
                                                      -------    -------    -------
Net balance at January 1............................    3,087      3,426      3,130
                                                      -------    -------    -------
Acquisition of business.............................      204         --         --
                                                      -------    -------    -------
Incurred related to:
  Current year......................................    3,129      2,726      2,855
  Prior years.......................................      (16)      (245)        88
                                                      -------    -------    -------
                                                        3,113      2,481      2,943
                                                      -------    -------    -------
Paid related to:
  Current year......................................   (2,128)    (1,967)    (1,832)
  Prior years.......................................     (759)      (853)      (815)
                                                      -------    -------    -------
                                                       (2,887)    (2,820)    (2,647)
                                                      -------    -------    -------
Balance at December 31..............................    3,517      3,087      3,426
  Add: Reinsurance recoverables.....................      272        233        229
                                                      -------    -------    -------
Balance at December 31..............................  $ 3,789    $ 3,320    $ 3,655
                                                      =======    =======    =======

12. OTHER EXPENSES

     Other expenses were comprised of the following:

                                                        YEARS ENDED DECEMBER 31,
                                                      -----------------------------
                                                       1999       1998       1997
                                                       ----       ----       ----
Compensation........................................  $ 2,590    $ 2,478    $ 2,078
Commissions.........................................      937        902        766
Interest and debt issue costs.......................      405        379        453
Amortization of policy acquisition costs (excludes
  amortization of $(46), $240 and $70, respectively,
  related to realized investment gains and
  (losses)).........................................      862        587        771
Capitalization of policy acquisition costs..........   (1,160)    (1,025)    (1,000)
Rent, net of sublease income........................      239        155        179
Minority interest...................................       55         67         56
Restructuring charge................................       --         81         --
Other...............................................    2,827      4,395      2,468
                                                      -------    -------    -------
                                                      $ 6,755    $ 8,019    $ 5,771
                                                      =======    =======    =======

     During 1998, the Company recorded charges of $81 to restructure headquarters operations and consolidate certain agencies and other operations. These costs have been fully paid at December 31, 1999.

                      METROPOLITAN LIFE INSURANCE COMPANY

13. STATUTORY FINANCIAL INFORMATION

     The reconciliations of MetLife's statutory surplus and net change in statutory surplus, determined in accordance with accounting practices prescribed or permitted by insurance regulatory authorities, with equity and net income determined in conformity with generally accepted accounting principles were as follows:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1999       1998
                                                               ----       ----
Statutory surplus...........................................  $ 7,630    $ 7,388
GAAP adjustments for:
  Future policy benefits and policyholder account
     balances...............................................   (4,167)    (6,830)
  Deferred policy acquisition costs.........................    8,381      6,560
  Deferred income taxes.....................................      886       (190)
  Valuation of investments..................................   (2,102)     3,981
  Statutory asset valuation reserves........................    3,189      3,381
  Statutory interest maintenance reserves...................    1,114      1,486
  Surplus notes.............................................   (1,602)    (1,595)
  Other, net................................................      361        686
                                                              -------    -------
Equity......................................................  $13,690    $14,867
                                                              =======    =======

                                                          YEARS ENDED DECEMBER 31,
                                                          -------------------------
                                                          1999      1998      1997
                                                          ----      ----      ----
Net change in statutory surplus.........................  $ 242    $   10    $  227
GAAP adjustments for:
  Future policy benefits and policyholder account
     balances...........................................    556       127       (38)
  Deferred policy acquisition costs.....................    379       224       149
  Deferred income taxes.................................    154       234        62
  Valuation of investments..............................    473     1,158      (387)
  Statutory asset valuation reserves....................   (226)     (461)    1,136
  Statutory interest maintenance reserves...............   (368)      312        53
  Other, net............................................   (593)     (261)        1
                                                          -----    ------    ------
Net income..............................................  $ 617    $1,343    $1,203
                                                          =====    ======    ======

                      METROPOLITAN LIFE INSURANCE COMPANY

14. OTHER COMPREHENSIVE INCOME (LOSS)

     The following table sets forth the reclassification adjustments required for the years ended December 31, 1999, 1998 and 1997 to avoid double-counting in other comprehensive income (loss) items that are included as part of net income for the current year that have been reported as a part of other comprehensive income (loss) in the current or prior year:

                                                               1999       1998       1997
                                                               ----       ----       ----
Holding (losses) gains on investments arising during the
  year......................................................  $(6,314)   $ 1,493    $ 4,257
Income tax effect of holding gains or losses................    2,262       (617)    (1,615)
Transfer of securities from held-to-maturity to
  available-for-sale:
  Holding gains on investments..............................       --         --        198
  Income tax effect.........................................       --         --        (75)
Reclassification adjustments:
  Realized holding (gains) losses included in current year
     net income.............................................       38     (2,013)      (844)
  Amortization of premium and discount on investments.......     (307)      (350)      (209)
  Realized holding (losses) gains allocated to other
     policyholder amounts...................................      (67)       608        231
  Income tax effect.........................................      120        729        312
Allocation of holding losses (gains) on investments relating
  to other policyholder amounts.............................    3,788       (351)    (2,231)
Income tax effect of allocation of holding gains and losses
  to other policyholder amounts.............................   (1,357)       143        846
                                                              -------    -------    -------
Net unrealized investment (losses) gains....................   (1,837)      (358)       870
                                                              -------    -------    -------
Foreign currency translation adjustments arising during the
  year......................................................       50       (115)       (46)
Reclassification adjustment for sale of investment in
  foreign operation.........................................       --          2         (3)
                                                              -------    -------    -------
Foreign currency translation adjustment.....................       50       (113)       (49)
                                                              -------    -------    -------
Minimum pension liability adjustment........................       (7)       (12)        --
                                                              -------    -------    -------
Other comprehensive income (loss)...........................  $(1,794)   $  (483)   $   821
                                                              =======    =======    =======

15. BUSINESS SEGMENT INFORMATION

     The Company provides insurance and financial services to customers in the United States, Canada, Central America, South America, Europe and Asia. The Company's business is divided into six segments: Individual, Institutional, Auto & Home, International, Asset Management and Corporate. These segments are managed separately because they either provide different products and services, require different strategies or have different technology requirements.

     Individual offers a wide variety of individual insurance and investment products, including life insurance, annuities and mutual funds. Institutional offers a broad range of group insurance and retirement and savings products and services, including group life insurance, non-medical health insurance such as short and long-term disability, long-term care and dental insurance and other insurance products and services. Auto & Home provides insurance coverages including private passenger automobile, homeowners and personal excess liability insurance. International provides life insurance, accident and health insurance, annuities and retirement and savings

                      METROPOLITAN LIFE INSURANCE COMPANY
products to both individuals and groups, and auto and homeowners coverage to individuals. Asset Management provides a broad variety of asset management products and services to individuals and institutions such as mutual funds for savings and retirement needs, commercial real estate advisory and management services, and institutional and retail investment management. Through its Corporate segment, the Company reports items that are not allocated to any of the business segments.

     Set forth in the tables below is certain financial information with respect to the Company's operating segments for the years ended December 31, 1999, 1998 and 1997. The accounting policies of the segments are the same as those described in the summary of significant accounting policies, except for the method of capital allocation. The Company allocates capital to each segment based upon an internal capital allocation system that allows the Company to more effectively manage its capital. The Company has divested operations that did not meet targeted rates of return, including its commercial leasing business (Corporate segment) and substantial portions of its Canadian operations (International segment), and insurance operations in the United Kingdom (International segment). The Company evaluates the performance of each operating segment based upon income or loss from operations before provision for income taxes and non-recurring items (e.g. items of unusual or infrequent nature). The Company allocates non-recurring items (primarily consisting of sales practices claims and claims for personal injuries caused by exposure to asbestos or asbestos-containing products) and prior to its sale in 1998, the results of MetLife Capital Holdings, Inc. to the Corporate segment.

                                                        AUTO
AT OR FOR THE YEAR ENDED                                 &                        ASSET                  CONSOLIDATION/
   DECEMBER 31, 1999      INDIVIDUAL   INSTITUTIONAL    HOME    INTERNATIONAL   MANAGEMENT   CORPORATE    ELIMINATION      TOTAL
------------------------  ----------   -------------    ----    -------------   ----------   ---------   --------------    -----
Premiums................   $  4,289       $ 5,525      $1,751      $  523         $   --      $    --       $    --       $ 12,088
Universal life and
  investment-type
  product policy fees...        888           502          --          48             --           --            --          1,438
Net investment income...      5,346         3,755         103         206             80          605          (279)         9,816
Other revenues..........        558           629          21          12            803           59            72          2,154
Net realized investment
  gains (losses)........        (14)          (31)          1           1             --          (41)           14            (70)
Policyholder benefits
  and claims............      4,625         6,712       1,301         463             --           --             4         13,105
Interest credited to
  policyholder account
  balances..............      1,359         1,030          --          52             --           --            --          2,441
Policyholder
  dividends.............      1,509           159          --          22             --           --            --          1,690
Other expenses..........      2,719         1,589         514         248            795        1,031          (141)         6,755
Income (loss) before
  provision for income
  taxes and
  extraordinary item....        855           890          61           5             88         (408)          (56)         1,435
Income (loss) after
  provision for income
  taxes before
  extraordinary item....        555           567          56          21             51         (358)          (50)           842
Total assets............    109,401        88,127       4,443       4,381          1,036       19,834        (1,990)       225,232
Deferred policy
  acquisition costs.....      8,049           106          93         244             --           --            --          8,492
Separate account
  assets................     28,828        35,236          --         877             --           --            --         64,941
Policyholder
  liabilities...........     72,956        47,781       2,318       2,187             --            6          (293)       124,955
Separate account
  liabilities...........     28,828        35,236          --         877             --           --            --         64,941

                      METROPOLITAN LIFE INSURANCE COMPANY

                                                        AUTO
AT OR FOR THE YEAR ENDED                                 &                        ASSET                  CONSOLIDATION/
   DECEMBER 31, 1998      INDIVIDUAL   INSTITUTIONAL    HOME    INTERNATIONAL   MANAGEMENT   CORPORATE    ELIMINATION      TOTAL
------------------------  ----------   -------------    ----    -------------   ----------   ---------   --------------    -----
Premiums................   $  4,323       $ 5,159      $1,403      $  618         $   --      $    --       $    --       $ 11,503
Universal life and
  investment-type
  product policy fees...        817           475          --          68             --           --            --          1,360
Net investment income...      5,480         3,885          81         343             75          682          (318)        10,228
Other revenues..........        474           575          36          33            817          111           (52)         1,994
Net realized investment
  gains.................        659           557         122         117             --          679          (113)         2,021
Policyholder benefits
  and claims............      4,606         6,416       1,029         597             --          (10)           --         12,638
Interest credited to
  policyholder account
  balances..............      1,423         1,199          --          89             --           --            --          2,711
Policyholder
  dividends.............      1,445           142          --          64             --           --            --          1,651
Other expenses..........      2,577         1,613         386         352            799        2,601          (309)         8,019
Income (loss) before
  provision for income
  taxes and
  extraordinary item....      1,702         1,281         227          77             93       (1,119)         (174)         2,087
Income (loss) after
  provision for income
  taxes before
  extraordinary item....      1,069           846         161          56             49         (691)         (143)         1,347
Total assets............    103,614        88,741       2,763       3,432          1,164       20,852        (5,220)       215,346
Deferred policy
  acquisition costs.....      6,194            82          57         205             --           --            --          6,538
Separate account
  assets................     23,013        35,029          --          26             --           --            --         58,068
Policyholder
  liabilities...........     71,571        49,406       1,477       2,043             --            1          (295)       124,203
Separate account
  liabilities...........     23,013        35,029          --          26             --           --            --         58,068

                                                         AUTO
AT OR FOR THE YEAR ENDED                                  &                        ASSET                  CONSOLIDATION/
    DECEMBER 31, 1997      INDIVIDUAL   INSTITUTIONAL    HOME    INTERNATIONAL   MANAGEMENT   CORPORATE    ELIMINATION      TOTAL
------------------------   ----------   -------------    ----    -------------   ----------   ---------   --------------    -----
Premiums.................   $ 4,327        $ 4,689      $1,354      $  908         $   --      $    --       $    --       $ 11,278
Universal life and
  investment-type product
  policy fees............       855            426          --         137             --           --            --          1,418
Net investment income....     4,754          3,754          71         504             78          700          (370)         9,491
Other revenues...........       338            357          25          54            682           19            16          1,491
Net realized investment
  gains..................       356             45           9         142             --          326           (91)           787
Policyholder benefits and
  claims.................     4,597          5,934       1,003         869             --           --            --         12,403
Interest credited to
  policyholder account
  balances...............     1,422          1,319          --         137             --           --            --          2,878
Policyholder dividends...     1,340            305          --          97             --           --            --          1,742
Other expenses...........     2,394          1,178         351         497            679          966          (294)         5,771
Income before provision
  for income taxes.......       877            535         105         145             81           79          (151)         1,671
Income after provision
  for income taxes.......       599            339          74         126             45          163          (143)         1,203
Total assets.............    95,323         83,473       2,542       7,412          1,136       18,641        (5,745)       202,782
Deferred policy
  acquisition costs......     5,912             40          56         428             --           --            --          6,436
Separate account assets..    17,345         30,473          --         520             --           --            --         48,338
Policyholder
  liabilities............    70,686         49,547       1,509       5,615             --            1            --        127,358
Separate account
  liabilities............    17,345         30,473          --         520             --           --            --         48,338

                      METROPOLITAN LIFE INSURANCE COMPANY

     The Individual segment includes an equity ownership interest in Nvest Companies, L.P. ("Nvest") under the equity method of accounting. Nvest has been included within the Asset Management segment due to the types of products and strategies employed by the entity. The individual segment's equity in earnings of Nvest, which is included in net investment income, was $48, $49 and $45 for the years ended December 31, 1999, 1998 and 1997, respectively. The investment in Nvest was $196, $252 and $216 at December 31, 1999, 1998 and 1997,
respectively.

     Net investment income and net realized investment gains are based upon the actual results of each segment's specifically identifiable asset portfolio. Other costs and operating costs were allocated to each of the segments based upon: (1) a review of the nature of such costs, (2) time studies analyzing the amount of employee compensation costs incurred by each segment, and (3) cost estimates included in the Company's product pricing.

     The consolidation/elimination column includes the elimination of all intersegment amounts and the Individual segment's ownership interest in Nvest. The principal component of the intersegment amounts related to intersegment loans, which bore interest at rates commensurate with related borrowings.

     Revenues derived from any customer did not exceed 10% of consolidated revenues. Revenues from U.S. operations were $24,637, $25,643 and $22,664 for the years ended December 31, 1999, 1998 and 1997, respectively, which represented 97%, 96% and 93%, respectively, of consolidated revenues.

16. SUBSEQUENT EVENTS

     On January 6, 2000, the Company acquired GenAmerica for $1.2 billion. In connection with this acquisition, the Company incurred $900 of short-term debt. GenAmerica is a holding company which includes General American Life Insurance Company, 48.3% of the outstanding shares of Reinsurance Group of America ("RGA") common stock, a provider of reinsurance, and 61.0% of the outstanding shares of Conning Corporation common stock, an asset manager. On January 18, 2000, the Company announced that it had proposed to acquire all of the outstanding shares of Conning common stock not already owned by it for $10.50 per share in cash, or approximately $55. At December 31, 1999, the Company owned 9.6% of the outstanding shares of RGA common stock which were acquired on November 24, 1999 for $125. Subsequent to the GenAmerica acquisition, the Company owned 57.9% of the outstanding shares of RGA common stock. Total assets, revenues and net loss of GenAmerica were $23,594, $3,916 and $(174), respectively, at or for the year ended December 31, 1999.

     As part of the acquisition agreement, in September 1999 the Company assumed $5,752 of General American Life funding agreements and received cash of $1,926 and investment assets with a market value of $3,826. In October 1999, as part of the assumption arrangement, the holders of General American Life funding agreements aggregating $5,136 elected to have the Company redeem the funding agreements for cash. General American Life agreed to pay the Company a fee of $120 in connection with the assumption of the funding agreements. The fee will be considered as part of the purchase price to be allocated to the fair value of assets and liabilities acquired. The Company also agreed to make a capital contribution of $120 to General American Life after the completion of the acquisition.

     At the date of the acquisition agreement, the Company and GenAmerica were parties to a number of reinsurance agreements. In addition, as part of the acquisition, the Company entered into agreements effective as of July 25, 1999, which coinsured new and certain existing business of General American Life and some of its affiliates. See Note 11.

                                                                           ANNEX
A

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November 16, 1999

The Board of Directors
The Metropolitan Life Insurance Company
One Madison Avenue
New York, NY 10010-3690

Re: Plan of Reorganization of the Metropolitan Life Insurance Company (MetLife), dated, September 28, 1999 as amended and restated on November 16, 1999

                         STATEMENT OF ACTUARIAL OPINION

QUALIFICATIONS

I, Kenneth M. Beck, a Principal with the firm of PricewaterhouseCoopers LLP
(PwC) and a member of the American Academy of Actuaries, am qualified under the Academy's Qualification Standards to render the opinions set forth herein. This opinion is provided pursuant to the Engagement Letter between PwC and MetLife dated January 1, 1998. MetLife's Plan of Reorganization is carried out under
Section 7312 of the New York Insurance Law. This opinion is not a legal opinion regarding the Plan, and does not address the overall fairness of the Plan. Rather, it reflects the application of actuarial concepts and standards of practice to the requirements set forth in Section 7312.

RELIANCE

I and other PwC staff acting under my direction received from MetLife extensive information concerning MetLife's past and present financial experience and the characteristics of its policies. In all cases, we were provided with the information we required. We relied on the accuracy and completeness of the data and assumptions supplied by MetLife and did not independently verify that information. Where possible, the information was reviewed for general reasonableness and in certain circumstances the data was reconfirmed with MetLife.

Certain information was provided to me under the direction of MetLife's Executive Vice President and Chief Actuary, Judy Weiss, F.S.A., M.A.A.A. Information included:

          a) expected future cash flows from assets held by MetLife; and

          b) MetLife's experience underlying its 1999 dividend scales.

I relied on the completeness and accuracy of the data provided by Ms. Weiss.

My opinion depends upon the substantial accuracy of the information described above that was provided by MetLife (the "MetLife Data").

PROCESS

In all cases, I and other PwC staff acting under my direction either derived the results on which my opinions rest or reviewed derivations carried out by MetLife employees.

Board of Directors                                                 Page  2
MetLife Actuarial Opinion                                      November 16, 1999

--------------------------------------------------------------------------------

OPINION #1

In my opinion, the plan for allocation of consideration to Eligible Policyholders (as defined in the Plan) as set forth in Article VII of the Plan of Reorganization is fair and equitable to MetLife policyholders as required by
Section 7312 of the New York Insurance Law.

DISCUSSION

The distribution described in Article VII of the Plan takes into account the ratio of the positive sum of the estimated past and future contributions to MetLife surplus, if any, of each participating Policy and Contract owned by each Eligible Policyholder to the total of all such positive sums.

Most of the consideration to be distributed to policyholders is allocated on this basis. Under Section 7312 of the New York Insurance Law, there is no specific guidance given for the allocation of consideration in a "Method Four" reorganization, but policyholder contributions are specifically identified as an acceptable approach to allocation of consideration under other methods of reorganization within this section of the law. In addition, the contribution method is recognized in the actuarial literature as an appropriate method. I therefore find that the use of "actuarial contribution" as the principal basis underlying the allocation of consideration is fair and equitable.

The distribution to policyholders also takes into account, to a lesser extent, the fact that policyholders have intangible membership rights that are independent of their actuarial contributions. Each Eligible Policyholder (participating or non-participating) is, under the Plan, allocated a fixed number of shares of common stock without regard to the contribution of that policyholder or of the class or classes in which policies held by the policyholder happen to reside. Under the Plan, the percentage of the total consideration that is allocated in this manner is significantly less than that allocated in proportion to positive contributions, which is appropriate as well as consistent with the approach used in previous demutualizations.

OPINION #2

The Closed Block is described in Article VIII of the MetLife Plan of Reorganization (the "Plan"). In my opinion:

1. The objective of the Closed Block as being for the exclusive benefit of the policies included therein for policyholder dividend purposes only as set forth in Article VIII of the Plan is consistent with Section 7312 of the New York Insurance Law.

2. The operations of the Closed Block as set forth in Article VIII of the Plan and described in the Closed Block Memorandum, including the determination of the required initial funding and the manner in which cash flows are charged and credited to the Closed Block, are consistent with the objectives of the Closed Block.

3. MetLife's assets (Closed Block funding) set aside as of December 31, 1998 (including subsequent adjustments as provided for in the Closed Block Memorandum), to establish the Closed Block, as set forth in Article VIII of the Plan (including the Closed Block Memorandum), are adequate because they are expected to produce cash flows which, together with anticipated revenues from the Closed Block Business, is reasonably expected to be sufficient to support the Closed Block Business including, but not limited to, provisions for payment of claims and certain expenses and taxes, and to provide for continuation of dividend scales payable in 1999, if the experience underlying such scales continues.

Board of Directors                                                 Page  3
MetLife Actuarial Opinion                                      November 16, 1999

--------------------------------------------------------------------------------

4. The Plan is consistent with the objective of the Closed Block as it provides a vehicle for MetLife's management to make appropriate adjustments to future dividend scales, where necessary, if the underlying experience changes from the experience underlying such dividend scales.

DISCUSSION

As to (1) above, Section 7312 of the New York Insurance Law provides for a Mutual Life Insurance Company to convert to a Stock Life Insurance Company using one of four "methods" as outlined in the law. MetLife is converting to a stock company using Method Four. Method Four within Section 7312 does not contain specific language that addresses the establishment of a Closed Block. Methods One and Two of Section 7312 both contain language that address the establishment of a Closed Block. The establishment of a Closed Block by MetLife, as set forth in Article VIII of the Plan, is consistent with (a) the objectives and guidelines contained in Methods One and Two of Section 7312, (b) with prior demutualizations of mutual life insurance companies domiciled in New York and,
(c) current Actuarial Standards of Practice.

As to (2) above, my opinion is based on my findings that those matters are consistent with the objective of the Closed Block. I have specifically considered that the cash flow items to be charged against or credited to the Closed Block as set forth in Article VIII of the Plan (including the Closed Block Memorandum), have been incorporated on a consistent basis in the determination of the Closed Block funding amount.

As to (3) above, the Closed Block was funded as of January 1, 1999 (including a planned final adjustment after the Effective Date of the conversion), based on a projection as of that date. The opinion above rests in part on that projection, which extends over the future life of all policies assigned to the Closed Block. That projection, which is based on the experience underlying the 1999 Dividend Scale and on the cash flows expected from assets allocable to the Closed Block, indicates that the assets, together with anticipated revenues from the Closed Block Business, are reasonably expected to be sufficient to provide for the continuation of that scale if the experience is unchanged.

As to (4) above, the criteria set forth in Article VIII of the Plan for modifying the dividend scales if the experience changes (from that underlying the 1999 Dividend Scale) are such that, if followed, the Closed Block policyholders will be treated in a manner consistent with the contribution principle for dividend determination. The operation of the Closed Block as set forth in Article VIII is consistent with actuarial practices as described in Actuarial Standard of Practice #15.

Sincerely,

/s/ Kenneth M. Beck
Kenneth M. Beck, F.S.A., M.A.A.A.
Principal for PricewaterhouseCoopers LLP

KMB/eam

Sincerely,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

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